      As filed with the Securities and Exchange Commission on June 26, 2002
                                                       Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------
                                    Form S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------
                           PROSPERITY BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

             Texas                          6022                 74-2331986
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                 4295 San Felipe
                              Houston, Texas 77027
                                 (713) 693-9300
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  David Zalman
                                 4295 San Felipe
                              Houston, Texas 77027
                                 (713) 693-9300
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                 ---------------
                                   Copies to:

             Charlotte M. Rasche                     Donald E. Wood
        Bracewell & Patterson, L.L.P.           Locke Liddell & Sapp LLP
          South Tower Pennzoil Place             JP Morgan Chase Tower
             711 Louisiana Street                  600 Travis Street
                  Suite 2900                           Suite 3400
             Houston, Texas 77002                  Houston, Texas 77002

                                 ---------------

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

    If any of the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                        Proposed maximum      Proposed maximum
Title of each class of securities to be registered   Amount to be        offering price           aggregate            Amount of
                                                    registered (1)         per share          offering price (3)   registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value .....................     2,585,864             (2)                $18,833,909            $1,733
====================================================================================================================================

(1) Based upon an estimate of the maximum number of shares of common stock of Prosperity Bancshares, Inc. to be issued pursuant to the Agreement and Plan of Reorganization dated as of May 1, 2002 by and between Prosperity and Paradigm Bancorporation, Inc.
(2) Not applicable.
(3) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) under the Securities Act, based upon the book value of the Paradigm common stock of $7.93 per share as of May 31, 2002 multiplied by the maximum number of shares of Paradigm common stock to be acquired by Prosperity in the merger described herein.

                                 ---------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

        [Logo of Paradigm]                         [Logo of Prosperity]


         Proxy Statement                              Prospectus of
     for the Special Meeting                     Prosperity Bancshares, Inc.
       of Shareholders of                     In Connection with an Offering of
  Paradigm Bancorporation, Inc.                   Shares of its Common Stock

     The boards of directors of Prosperity Bancshares, Inc. and Paradigm Bancorporation, Inc. have unanimously approved the merger of Paradigm with and into Prosperity. If the merger is completed, Paradigm shareholders will be entitled to receive for each share of Paradigm common stock they own up to
1.08658 shares of Prosperity common stock in the following manner: (i) 1.05489 shares of Prosperity common stock which will be issued upon completion of the merger and (ii) up to an additional 0.03169 shares of Prosperity common stock, which will be deposited into a holdback escrow on behalf of Paradigm shareholders for possible future distribution to you based on whether and to the extent that certain specified loans of Paradigm are repaid or upgraded within three years after completion of the merger, as further described in this proxy statement-prospectus.

     Based on the closing price of Prosperity common stock on ____________, 2002 of $______ and a total exchange ratio of 1.08658, the per share value of the consideration to be received by Paradigm shareholders as of that date would be $______ and the total transaction value would be $_____. Of this amount, Paradigm shareholders would receive $________ per share upon completion of the merger and $____ per share would be held in escrow. If the merger were completed as of the date of this proxy statement-prospectus, a total of 2,505,379 shares of Prosperity common stock would be issued to Paradigm shareholders upon completion of the merger and 75,270 shares of Prosperity common stock would be deposited into escrow. As a result, Paradigm shareholders would own approximately __% of the Prosperity common stock outstanding immediately after the merger.

     The exchange ratio is subject to possible upward adjustment in the event that the price of a share of Prosperity common stock falls below a pre-agreed level. Consequently, as a Paradigm shareholder you will not know the exact number of shares or value of Prosperity common stock you will receive in the merger at the time you vote on the merger.

     An investment in the Prosperity common stock in connection with the merger involves risks. See "Risk Factors" beginning on page 26.

     Your board of directors believes that the merger with Prosperity is in the best interests of Paradigm and you, our shareholders. Accordingly, the board unanimously recommends that you vote "FOR" the merger.

                             Charles J. Howard, M.D.
                              Chairman of the Board
                          Paradigm Bancorporation, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities that Prosperity is offering through this document are not savings or deposit accounts or other obligations of its bank subsidiary, and the securities are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.


                Proxy statement-prospectus dated _________, 2002
         and first mailed to Paradigm shareholders on ___________, 2002

                               [LOGO of Paradigm]

                      ------------------------------------

                          PARADIGM BANCORPORATION, INC.
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON ___________, 2002

                       -----------------------------------

     Notice is hereby given that a special meeting of shareholders of Paradigm Bancorporation, Inc., a Texas corporation, will be held on _________, 2002, at _____.m., local time, at 3934 FM 1960 West, Suite 330, Houston, Texas for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated May 1, 2002 by and between Prosperity Bancshares, Inc. and Paradigm. The merger agreement provides that Paradigm will merge with and into Prosperity, and shareholders of Paradigm will receive for each share of Paradigm common stock up to 1.08658 shares of Prosperity common stock in the following manner: (1) 1.05489 shares of Prosperity common stock to be issued to Paradigm shareholders upon completion of the merger and (2) 0.03169 shares of Prosperity common stock to be deposited in escrow for possible future distribution to Paradigm shareholders. A copy of the merger agreement is attached to the accompanying proxy statement-prospectus as Appendix A.

          2. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     Any action may be taken on the foregoing proposals at the special meeting on the date specified above, or on any date or dates to which the special meeting may be adjourned or postponed. The close of business on _________, 2002 has been fixed as the record date for determining those shareholders entitled to vote at the special meeting or any adjournments or postponements of the special meeting. A complete list of shareholders entitled to vote at the special meeting will be available at the main office of Paradigm during the 10 days prior to the special meeting, as well as at the special meeting.

                                             By Order of the Board of Directors,



                                             William H. Fagan, M.D.
                                             Secretary

Houston, Texas
______________, 2002

                           Your Vote is Very Important

     A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement-prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

     The Board of Directors of Paradigm unanimously recommends that you vote
                      FOR approval of the merger agreement.

                                   PLEASE NOTE

     We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

     This proxy statement-prospectus has been prepared as of ____________, 2002. There may be changes in the affairs of Paradigm or Prosperity since that date which are not reflected in this document.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

     This proxy statement-prospectus incorporates important business and financial information about Prosperity that is not included in or delivered with this document. This information is described on page 101 under "Where You Can Find More Information." You can obtain free copies of this information by writing or calling:

                                   Dan Rollins
                              Senior Vice President
                           Prosperity Bancshares, Inc.
                                 4295 San Felipe
                              Houston, Texas 77027
                            Telephone (713) 693-9300
                            Facsimile (713) 693-9309

     To obtain timely delivery of the documents, you must request the information by _________, 2002 [5 business days prior to the meeting].

                               TABLE OF CONTENTS

                                                                                                                    Page
QUESTIONS AND ANSWERS ABOUT THE MERGER..........................................................................      1
SUMMARY.........................................................................................................      3
         The Companies..........................................................................................      3
         The Merger.............................................................................................      3
         What You Will Receive in the Merger....................................................................      3
         Effect of the Merger on Paradigm Stock Options and Stock Appreciation Rights...........................      4
         The Exchange of Paradigm Common Stock for Prosperity Common Stock Will Generally Be Tax-Free
              to Shareholders...................................................................................      4
         Paradigm's Financial Advisor Has Opined that the Merger is Fair to Shareholders........................      5
         Ownership of Prosperity After the Merger...............................................................      5
         Comparative Market Prices of Common Stock..............................................................      5
         Dissenters' Appraisal Rights...........................................................................      5
         Our Reasons for the Merger.............................................................................      6
         Special Meeting of Paradigm Shareholders...............................................................      6
         Record Date; Majority Shareholder Vote Required........................................................      7
         Recommendation of Paradigm's Board to Shareholders.....................................................      7
         Members of Paradigm's Management are Expected to Vote Their Shares For Approval of the Merger
              Agreement.........................................................................................      7
         Effective Time of the Merger...........................................................................      7
         Exchange of Stock Certificates.........................................................................      7
         The Distribution of a Portion of the Shares of Prosperity Common Stock to be Issued in the Merger is
              Subject to the Terms of a Holdback Escrow Agreement...............................................      7
         Conditions to Completion of the Merger.................................................................      8
         Regulatory Approvals...................................................................................      9
         Waiver, Amendment and Termination......................................................................      9
         Expenses and Termination Fees..........................................................................     10
         Management and Operations After the Merger.............................................................     10
         Some of the Directors and Officers of Paradigm Have Financial Interests in the Merger that Differ from
              Your Interests....................................................................................     10
         Your Rights as a Shareholder of Prosperity will be Different than as a Shareholder of Paradigm.........     11
         Recent and Pending Prosperity Acquisitions.............................................................     11
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PROSPERITY...................................................     12
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PARADIGM.....................................................     15
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS...........................................................     17
         Summary of Historical and Pro Forma Per Share Selected Financial Data..................................     24
         Comparative Stock Prices...............................................................................     25
RISK FACTORS....................................................................................................     26
A WARNING ABOUT FORWARD-LOOKING STATEMENTS......................................................................     31
PARADIGM SPECIAL MEETING........................................................................................     32
         Purpose  ..............................................................................................     32
         Date, Place and Time of Special Meeting................................................................     32
         Shares Entitled to Vote, Quorum and Vote Required......................................................     32
         Voting Procedures and Revocation of Proxies............................................................     32
         Other Matters to be Considered.........................................................................     33
         Solicitation of Proxies and Expenses...................................................................     33
DESCRIPTION OF THE TRANSACTION..................................................................................     34
         Terms of the Merger....................................................................................     34
         Holdback Escrow Agreement..............................................................................     35
         Effect of the Merger on Paradigm Stock Options and Stock Appreciation Rights...........................     35
         Background of the Merger...............................................................................     36
         Recommendation of the Paradigm Board and Paradigm's Reasons for the Merger.............................     37
         Prosperity's Reasons for the Merger....................................................................     38
         Opinion of Paradigm's Financial Advisor................................................................     39
         Exchange of Paradigm Stock Certificates................................................................     44
         Effective Time of the Merger...........................................................................     45
         Conduct of Business Pending Effective Time.............................................................     45

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               Page
     Conditions to Completion of the Merger.................................................................    46
     Additional Agreements..................................................................................    47
     Representations and Warranties.........................................................................    48
     Financial Interests of Paradigm Directors and Officers in the Merger...................................    49
     Employee Matters.......................................................................................    50
     Amendment and Termination..............................................................................    50
     Expenses...............................................................................................    51
     Termination Fee........................................................................................    51
     Nasdaq Stock Market Listing............................................................................    52
     Material Federal Income Tax Consequences...............................................................    52
     Dissenters' Rights of Appraisal and Related Issues.....................................................    54
     Accounting Treatment...................................................................................    55
     Restrictions on Resales of Prosperity Common Stock.....................................................    55
     Regulatory Approvals...................................................................................    56
MANAGEMENT AND OPERATIONS AFTER THE MERGER..................................................................    56
COMPARISON OF RIGHTS OF SHAREHOLDERS OF PROSPERITY AND PARADIGM.............................................    58
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PARADIGM...........    64
     Overview...............................................................................................    64
     Results of Operations..................................................................................    65
     Financial Condition....................................................................................    71
BUSINESS OF PARADIGM........................................................................................    86
BENEFICIAL OWNERSHIP OF PARADIGM COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PARADIGM..........    95
PRINCIPAL HOLDERS OF PROSPERITY COMMON STOCK................................................................    97
COMPARATIVE MARKET PRICES AND DIVIDEND DATA.................................................................    97
DESCRIPTION OF PROSPERITY CAPITAL STOCK.....................................................................    98
     General................................................................................................    98
     Prosperity Common Stock................................................................................    98
     Preferred Stock........................................................................................    99
BUSINESS OF PROSPERITY......................................................................................   100
     Incorporation of Certain Documents by Reference........................................................   100
     Interests of Certain Persons...........................................................................   100
EXPERTS.....................................................................................................   100
LEGAL MATTERS...............................................................................................   100
OTHER MATTERS...............................................................................................   101
WHERE YOU CAN FIND MORE INFORMATION.........................................................................   101

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
     PARADIGM BANCORPORATION, INC...........................................................................   F-1

Appendix A
Agreement and Plan of Reorganization........................................................................   A-1

Appendix B
Holdback Escrow Agreement...................................................................................   B-1

Appendix C
Opinion of Hoefer & Arnett, Incorporated....................................................................   C-1

Appendix D
Provisions of the Texas Business Corporation Act Relating to Dissenters' Appraisal Rights...................   D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   What will happen in the merger?

A: In the merger, Paradigm will be merged with Prosperity, with Prosperity being the surviving corporation. As a result of the merger, you will receive for each share of Paradigm common stock you own at least 1.05489 shares of Prosperity common stock. In addition, for each outstanding share of your Paradigm common stock, 0.03169 shares of Prosperity common stock will be held in escrow on your behalf for possible future delivery to you based on whether and to the extent that specified loans made by Paradigm prior to the execution of the merger agreement are paid or upgraded within three years of completion of the merger. Additionally, upon a decrease in the price of Prosperity common stock which meets certain criteria set forth in the merger agreement, Prosperity may increase this exchange ratio, which will prevent Paradigm from terminating the merger agreement.

Q:   When do you expect the merger to be completed?

A: We are working to complete the merger during the third calendar quarter of 2002.

Q:   What are the shareholders being asked to vote upon?

A: The shareholders are being asked to approve the merger of Paradigm into Prosperity.

Q:   What votes are required for approval?

A: Approval of the merger requires the affirmative vote of holders of a majority of the shares of Paradigm common stock outstanding on _______, 2002. Our directors and holders of 10% or more of common stock (representing approximately 59.4% of the outstanding shares of common stock) have agreed to vote all of their shares of Paradigm common stock for approval of the merger.

Q:   How does the board of directors recommend that I vote?

A: Our board of directors, by a unanimous vote, has approved and adopted the merger and the merger agreement and recommends that the shareholders vote FOR approval of the merger. The board of directors believes that the merger is fair to, and in the best interests of, our shareholders.

Q:   What happens if I transfer my shares after the record date?

A: The record date for the special meeting is earlier than the expected date of the merger. Therefore, if you transfer your shares of common stock after the record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:   What do I need to do now?

A: After you have thoroughly reviewed this proxy statement-prospectus, simply indicate on your proxy card how you want to vote and sign, date and mail it in the enclosed envelope as soon as possible.

Q:   What happens if I don't return a proxy card?

A: The failure to return your proxy card will have the same effect as a vote against the merger unless you attend the meeting in person and vote for the merger.

Q:   May I vote in person?

A: Yes. You may attend the special meeting and may vote your shares in person, rather than signing and mailing a proxy card.

Q:   May I change my vote after I have submitted my proxy?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting by following the instructions as detailed in the "Paradigm Special Meeting - Voting Procedures and Revocation of Proxies" on page 32. Before your proxy is voted, you may submit a new proxy or you may attend the special meeting and vote in person.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the merger.

Q:   Do I have any rights to avoid participating in the merger?

A: Yes. You have the right to withhold your vote for the merger, dissent from the merger and seek appraisal value for yours shares as described in "Description of the Transaction - Dissenters' Rights of Appraisal and Related Issues" beginning on page 54. The appraised value may be more or less than the value of the Prosperity common stock being paid in the merger.

Q:   Should I send in my stock certificates now?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:   Who can help answer my questions?

A:   If you have additional questions about the merger, you should contact Peter
     E. Fisher at (832) 249-7650.

                                     SUMMARY

     This brief summary highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Prosperity, see "Where You Can Find More Information" on page
101. We have included page references in this summary to direct you to other places in this proxy statement-prospectus where you can find a more complete description of the topics we have summarized. The exchange ratios, number of shares of Prosperity common stock, per share financial data for Prosperity and the pro forma financial data have all been adjusted to give effect to Prosperity's two-for-one stock split in the form of a stock dividend effective May 31, 2002.

The Companies (pages 86 and 100)

Prosperity Bancshares, Inc.
4295 San Felipe
Houston, Texas 77027
(713) 693-9300

     Prosperity, a Texas corporation, is a financial holding company registered under the Gramm-Leach-Bliley Act and the Bank Holding Company Act. Through Prosperity Bank, its wholly owned subsidiary bank, Prosperity conducts a complete range of commercial and personal banking activities throughout the greater Houston metropolitan area and nine contiguous counties extending to the south and southwest. Including the main office of Prosperity in Houston, Texas, Prosperity operates a total of 32 full-service banking centers. At March 31, 2002, on a consolidated basis, Prosperity had total assets of $1.29 billion, total deposits of $1.14 billion and shareholders' equity of $92.8 million.

Paradigm Bancorporation, Inc.
3934 FM 1960 West, Suite 330
Houston, Texas 77068
(832) 249-7650

     Paradigm, a Texas corporation, is a financial holding company registered under the Gramm-Leach-Bliley Act and the Bank Holding Company Act. Through Paradigm Bank Texas, its wholly owned subsidiary bank, Paradigm conducts a complete range of commercial and personal banking activities in the greater Houston metropolitan area and the surrounding communities of Dayton, Winnie, Mt. Belvieu and Galveston. Including the main office of Paradigm Bank in Houston, Paradigm operates a total of 11 full-service banking centers. At March 31, 2002, on a consolidated basis, Paradigm had total assets of $256.7 million, total deposits of $230.3 million and shareholders' equity of $18.4 million.

The Merger (page 34)

     We have attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

     We propose a merger whereby Paradigm will merge with and into Prosperity and immediately thereafter, Paradigm Bank will merge with and into Prosperity Bank. In connection with the merger, the existing offices of Paradigm Bank will become full-service banking centers of Prosperity, except that Prosperity currently intends to close Paradigm's Medical Center, Dayton Clayton Road and Silver Ridge banking centers upon completion of the merger or shortly thereafter. We expect to complete the merger in the third quarter of 2002, although delays could occur.

What You Will Receive in the Merger (page 34)

     Each of your shares of Paradigm common stock will automatically become the right to receive up to 1.08658 shares of Prosperity common stock. Of this amount, you will receive, for each share of your Paradigm common stock, 1.05489 shares of Prosperity common stock upon completion of the merger and an additional 0.03169 shares of Prosperity common stock will be deposited into the holdback escrow on your behalf for possible future distribution to you based on whether and to the extent that certain specified loans made by Paradigm are repaid or upgraded within three years after completion of the merger, as further described in this proxy statement-prospectus.

     The exchange ratio is subject to adjustment at Prosperity's discretion if the price of Prosperity common stock during the 10 consecutive trading days ending on and including the third trading day immediately prior to completion of the merger (price measurement period) is less than $12.205 (measurement price) and the percentage difference between $16.275 and the measurement price is greater than 10% lower than the percentage decrease between the closing price of the KBW Bank Index on April 26, 2002 and the average closing price of the KBW Bank Index during the price measurement period. The adjusted total exchange ratio will be calculated by dividing the number of shares of Paradigm common stock outstanding into the number resulting from dividing $31,500,000 by the measurement price. If Prosperity elects not to adjust the exchange ratio, Paradigm may terminate the merger agreement. Consequently, you will not know the exact exchange ratio when you vote on the merger, and even if approved by Paradigm's shareholders, the merger may not be completed.

     The aggregate number of shares of Prosperity common stock to be exchanged for each share of Paradigm common stock will be adjusted appropriately to reflect any change in the number of shares of Prosperity common stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity common stock, received or to be received by holders of Prosperity common stock, when the record date or payment occurs prior to the closing. Prosperity declared a two-for-one stock split in the form of a 100% stock dividend effective on May 31, 2002. The exchange ratio and related amounts in this proxy statement-prospectus have been adjusted to give effect to the stock split.

     Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger but will instead pay an amount of cash determined by multiplying the fractional share by the closing price of Prosperity common stock on the trading day immediately prior to the closing.

     You will have to surrender your Paradigm common stock certificates in order to receive new certificates representing shares of common stock of Prosperity and the cash consideration for your fractional shares. Do not send in your certificates until you receive written instructions regarding the certificate exchange process on or after the completion of the merger.

Effect of the Merger on Paradigm Stock Options and Stock Appreciation Rights (page 35)

     In the merger, each option to purchase shares of Paradigm common stock pursuant to the Paradigm Bancorporation, Inc. 1999 Stock Incentive Plan that is outstanding immediately prior to completion of the merger will vest, will be automatically converted into an option to purchase shares of Prosperity common stock and will continue to be governed by the terms of the original plan under which it was issued. The number of shares of Prosperity common stock subject to each of these converted stock options, as well as the exercise price of these stock options, will be adjusted to reflect the total exchange ratio in the merger, and will not be subject to the holdback escrow.

     In addition, each stock appreciation right granted pursuant to the Paradigm 1998 Stock Appreciation Rights Plan that is outstanding immediately prior to completion of the merger will be cancelled and automatically converted into the right of each holder to receive for each outstanding SAR an amount of cash determined by multiplying the average of the high and low sale prices of a share of Prosperity common stock on Nasdaq on the second trading day immediately prior to completion of the merger by the total exchange ratio of 1.08658 or the adjusted exchange ratio, if applicable, less the exercise price of the SAR under each holder's SAR agreement. As a result of the merger, all of the options and SARs will be fully vested.

The Exchange of Paradigm Common Stock for Prosperity Common Stock Will Generally Be Tax-Free to Shareholders (page 52)

     Prosperity has received an opinion of its legal counsel that generally for United States federal income tax purposes your exchange of shares of Paradigm common stock for shares of Prosperity common stock will not cause you to recognize any gain or loss. However, you will recognize gain or loss in connection with the receipt of cash in lieu of a fractional share of Prosperity common stock. The opinion of counsel was filed as an exhibit to the Registration Statement, of which this proxy statement-prospectus forms a part.

     Our obligation to complete the merger is conditioned on, among other things, receipt by each of us of an opinion of our respective counsels that the exchange of shares, except for a gain or loss recognized in connection with the receipt of the cash consideration and cash instead of a fractional share, will be tax-free for federal income tax purposes. The conditions relating to the receipt of the tax opinion may be waived by both of us. Neither of us currently intends to waive the conditions related to the receipt of an updated tax opinion. However, if these conditions were waived, Paradigm would re-solicit the approval of its shareholders prior to completing the merger.

     This tax treatment may not apply to every Paradigm shareholder. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

Paradigm's Financial Advisor Has Opined that the Merger is Fair to Shareholders (page 39)

     Paradigm's financial advisor, Hoefer & Arnett, Incorporated has delivered a written opinion to the Paradigm board of directors that, as of the date of this proxy statement-prospectus, the merger consideration is fair to the holders of Paradigm common stock from a financial point of view. We have attached this opinion to this document as Appendix C. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Hoefer & Arnett in providing its opinion.

Ownership of Prosperity After the Merger

     Based on the closing price of Prosperity common stock on __________, 2002 of $ ___ and based on an assumed exchange ratio of 1.08658 (which includes the shares to be held in escrow), upon completion of the merger, Prosperity would issue a total of approximately 2,580,649 shares of its common stock to former Paradigm shareholders, with 75,270 of these shares being placed in the holdback escrow. Based on these numbers, after the merger on a fully diluted basis (which includes the issuance of options to acquire shares of Prosperity common stock to the holders of Paradigm stock options), former Paradigm shareholders would own approximately ______% of the outstanding shares of Prosperity.

     In addition, as of the date of this proxy statement-prospectus, options to acquire 4,800 shares of Paradigm common stock are exercisable. If these options are exercised prior to completion of the merger, the shares of Paradigm common stock issued to option holders will be converted into shares of Prosperity common stock in the merger. Assuming a total exchange ratio of 1.08658, if the options to acquire all 4,800 shares are exercised, Prosperity would be required to issue an additional 5,215 shares of Prosperity common stock upon completion of the merger.

Comparative Market Prices of Common Stock (page 97)

     Shares of Prosperity common stock are quoted on The Nasdaq Stock Market under the symbol "PRSP." On May 1, 2002, the last trading day before we announced the merger, after giving effect to Prosperity's two-for-one stock split, Prosperity common stock closed at $16.045 per share. On __________, 2002, Prosperity common stock closed at $______ per share. Shares of Paradigm common stock are privately held and not listed on an exchange or quoted on an automated quotation system. The last known sale price of Paradigm common stock was $9.00 per share on March 20, 2002. You should obtain the current stock quotation for Prosperity common stock.

Dissenters' Appraisal Rights (page 54)

     As a shareholder of Paradigm, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of Paradigm common stock paid to you in cash. To dissent and receive the appraised fair value of your shares, you must:

     . make a proper demand for appraisal in accordance with the Texas law as more fully described on pages 54 to 55 and in Appendix D;

     . hold your shares of Paradigm common stock until the merger is completed;

     . not vote in favor of the merger (including by appointing a proxy to vote your shares); and

     .    otherwise comply with Texas law.

     Persons having beneficial interests in Paradigm common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter's rights. The appraised fair value may be more or less than the value of the shares of Prosperity common stock being paid in the merger.

Our Reasons for the Merger (pages 37 and 38)

     Our companies are proposing to merge because we believe that by combining them we can create a stronger and more diversified company that will provide significant benefits to our shareholders and customers alike. In deciding to enter into the merger agreement, Paradigm's board of directors considered a number of factors, including:

     . the additional capital and resources needed for Paradigm's operations to continue to grow and the dilutive effect on shareholders of obtaining this additional capital;

     . the merger consideration in the form of Prosperity common stock, with a value as of April 26, 2002 of $16.275 per share, or an aggregate of $42.0 million, which represented a 196% premium over the most recent sales price of Paradigm common stock of $9.00 per share in March 2002, the last day the Paradigm common stock traded prior to Paradigm board's approval of the merger agreement;

     . the current financial services industry environment, including the continued consolidation within the industry, the increased competition in the market areas served by Paradigm and the costs of evolving trends in technology;

     . the appreciation in the price of Prosperity common stock since Prosperity's initial public offering in 1998 and the prospects for positive long-term performance of Prosperity common stock; and

     . the fact that Prosperity common stock is publicly traded on the Nasdaq National Market, thereby representing a more liquid investment than Paradigm's common stock, which was closely held with little trading activity or liquidity.

     In deciding to enter into the merger agreement, Prosperity's board of directors considered a number of factors, including the opportunity for future growth and an expanded geographic presence as the acquisition of Paradigm's locations in the greater Houston area is a natural extension of Prosperity's existing market areas. In addition, based on management's experience in past acquisitions, Prosperity anticipates that it will achieve cost savings of approximately $2.3 million pre-tax over a 12 month period through the combination of back office operations and the elimination of duplicate general, administrative and salary and benefits expenses. Prosperity also believes that the merger may create certain revenue enhancement opportunities as Prosperity offers new products and services to existing Paradigm customers.

     The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. For a discussion of factors that could affect these future results, see "A Warning About Forward-Looking Statements" on page 31.

Special Meeting of Paradigm Shareholders (page 32)

     The special meeting of Paradigm shareholders will be held on ________, 2002, at _____ a.m., local time, at the principal offices of Paradigm, 3934 FM 1960 West, Suite 330, Houston, Texas. At the Paradigm meeting, you will be asked:

     . to approve the merger agreement that provides for the merger of Paradigm with and into Prosperity; and

     . to act on any other matters that may be submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

Record Date; Majority Shareholder Vote Required (page 32)

     You can vote at the special meeting of Paradigm shareholders if you owned Paradigm common stock at the close of business on ________ __, 2002, the record date. You can cast one vote for each share of Paradigm common stock that you owned at that time. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote. Abstentions, failures to vote and broker non-votes will have the effect of a vote against the merger agreement and the merger.

     You may vote your shares by attending the meeting or by sending us your proxy. If you are the record holder of your shares, you can revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Paradigm, or by attending the meeting and voting in person. Attendance at the special meeting alone will not revoke your proxy. If your shares are held in street name, you must contact your bank or broker if you wish to revoke your proxy.

Recommendation of Paradigm's Board to Shareholders (page 37)

     The board of directors of Paradigm believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the merger agreement.

Members of Paradigm's Management are Expected to Vote Their Shares For Approval of the Merger Agreement (pages 32)

     As of __________, 2002, the record date, the directors and executive officers of Paradigm, their immediate family members and entities they control were entitled to vote 1,409,921 shares, or approximately 59.4% of the outstanding shares of Paradigm common stock and did not beneficially own any shares of Prosperity common stock.

     Each director and holder of 10% or more of Paradigm common stock who, in the aggregate, are entitled to vote 59.4% of the outstanding shares of Paradigm common stock, has executed an agreement pursuant to which he or she has agreed to vote his or her shares of common stock in favor of approval of the merger agreement.

Effective Time of the Merger (page 45)

     The merger will become final when articles of merger are filed with the Secretary of State for the State of Texas. If Paradigm shareholders approve the merger at the special meeting, and if we obtain all required regulatory approvals, we anticipate that the merger will be completed in the third quarter of 2002, although delays could occur.

     We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Exchange of Stock Certificates (page 44)

     After the effective time of the merger, you will receive a letter and instructions from ComputerShare Investor Services, acting in its role as Prosperity's transfer agent, regarding the procedure for surrendering your stock certificates representing shares of Paradigm common stock in exchange for stock certificates representing shares of Prosperity common stock and cash in lieu of any fractional share interest. You must carefully review and complete these materials and return them as instructed along with your stock certificates for Paradigm common stock. Please do not send Paradigm any stock certificates until you receive these instructions.

The Distribution of a Portion of the Shares of Prosperity Common Stock to be Issued in the Merger is Subject to the Terms of a Holdback Escrow Agreement (page 35)

     Of the shares of common stock that Prosperity will issue in the merger, Prosperity Bank's Trust Department, as escrow agent, will hold 75,270 shares of Prosperity common stock in escrow to cover possible losses that may be incurred by Prosperity in the three year period following completion of the merger with respect to certain specified loans made by Paradigm prior to execution of the merger agreement. At the end of the three year period, or sooner if all of these loans are paid in full or upgraded as described below, the escrow agent shall distribute to the Paradigm shareholders a number of holdback shares equal to the aggregate defined value of the holdback shares of $1,225,000 minus the sum of
(1) the dollar amount of any losses related to the specified loans and (2) the outstanding balance of the specified loans at the end of the three year period, divided by $16.275 or, if the exchange ratio is adjusted, by $12.205. A specified loan is considered to be upgraded if deemed by Prosperity in its discretion to no longer be a specified loan based on the performance of the loan and the financial stability of the borrower. Each Paradigm shareholder will receive his or her pro rata share of any distribution of holdback shares, any dividends paid with respect to such holdback shares and cash in lieu of any fractional share interests.

     If the merger is approved, you will be bound by the terms of the holdback escrow agreement whether or not you vote in favor of the merger. A form of the holdback escrow agreement is attached to this proxy statement-prospectus as Appendix B. Under the terms of the holdback escrow agreement, the shareholder representative, who may be removed at any time by a majority vote of the former Paradigm shareholders, will make decisions on behalf of the former Paradigm shareholders related to the disposition of the shares held in escrow and will vote the shares in any action requiring a vote of Prosperity shareholders. Further, the holdback escrow agreement provides that the former Paradigm shareholders will indemnify the shareholder representative against any liability incurred in such capacity in good faith other than as a result of willful misconduct.

     While the shares are held in escrow, the Paradigm shareholders will not receive any dividends paid against the shares until such time, if any, that the shares are issued. However, former Paradigm shareholders will be taxed on any dividends paid during the three year period. See "Material Federal Income Tax Consequences" on page 52. The rights of Paradigm shareholders under the escrow agreement are not transferable other than by will or by the laws of descent and distribution.

Conditions to Completion of the Merger (page 46)

     The completion of the merger depends on a number of conditions being met. These include, among others:

     .    approval of the merger agreement by the Paradigm shareholders;

     . approval of the merger by certain federal and state regulatory authorities;

     . receipt by each of us of an opinion of our respective counsel that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

     . authorization by the Nasdaq Stock Market for the listing of the shares of Prosperity common stock to be issued in the merger;

     . receipt by Prosperity of release agreements signed by the directors and certain officers of Paradigm and Paradigm Bank;

     . receipt by Prosperity of affiliate letters signed by designated Paradigm shareholders, directors and officers;

     . receipt by Paradigm of an opinion of Hoefer & Arnett, Paradigm's financial advisor, that the merger is fair to Paradigm shareholders from a financial point of view;

     . execution of an employment and non-compete agreement between Peter E. Fisher, President and Chief Executive Officer of Paradigm, and Prosperity Bank;

     . material accuracy of the representations and warranties made by each of us as of the date of completion of the merger;

     . performance or compliance by each of us with all covenants and conditions required by the merger agreement; and

     . absence of a material adverse change in the financial condition, results of operation or business of each of us.

     A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 56)

     We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Once the Federal Reserve approves the merger, we have to wait anywhere from 15 to 30 days before we can complete the merger, during which time the Department of Justice can challenge the merger for antitrust reasons. In addition, completion of the merger is subject to the approval of, or notice to, state and other regulatory authorities.

     As of the date of this document, we have not received all of the required approvals. While we do not know of any reason that we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will obtain them.

Waiver, Amendment and Termination (page 50)

     We may jointly amend the merger agreement and each of us may waive our right to require the other party to adhere to any term or condition of the merger agreement. However, we may not amend the merger agreement or waive any term or condition in the merger agreement after the Paradigm special meeting of shareholders without approval of the Paradigm shareholders if the amendment or waiver reduces the consideration that will be received by the Paradigm shareholders.

     We can mutually agree at any time to terminate the merger agreement without completing the merger. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if:

     . any government agency denies an approval we need to complete the merger;

     . any governmental entity issues a final non-appealable order blocking the merger;

     . the approval of Paradigm shareholders is not obtained by reason of the failure to obtain the required vote at the meeting;

     . the merger has not been completed by November 27, 2002 or such later date approved in writing by our boards of directors, unless the failure to complete the merger by that time is due to a breach of the merger agreement by the party that seeks to terminate the merger agreement;

     . the other party fails to comply in any material respect with any of its covenants or agreements or if any of its representations or warranties is defective in any material respect;

     . one or more of the conditions to the merger are not met or waived by the other party;

     . the boards of directors of both Prosperity and Paradigm mutually agree in writing to terminate the merger agreement; or

     . there is a material adverse change in the assets, business or financial condition of the other company.

     Paradigm may terminate the merger agreement, without the consent of Prosperity, if:

     . the price of the Prosperity common stock during the price measurement period is less than $12.205 per share, that being the measurement price, and the percentage difference between $16.275 and the measurement price is greater than 10% lower than the percentage decrease between the closing price of the KBW Bank Index on April 26, 2002 and the average closing price of the KBW Bank Index during the price measurement period, and the Prosperity board elects not to adjust the merger consideration to an aggregate amount of $31,500,000. For these purposes, the price measurement period is the 10 consecutive trading days ending on and including the third trading day immediately prior to the closing; or

     . the board of directors of Paradigm receives an acquisition proposal that, based on opinions of independent legal counsel and financial advisors, they determine to be a superior proposal and that failure to accept such superior proposal would be inconsistent with the fiduciary duties of Paradigm's board to its shareholders.

     Prosperity may terminate the merger agreement, without the consent of Paradigm, if:

     . the board of directors of Paradigm resolves to accept a superior proposal, recommends to shareholders of Paradigm that they tender their shares in a tender or exchange offer by a third party or withdraws or modifies its recommendation or approval of the merger.

Expenses and Termination Fees (page 51)

     If we mutually consent to terminate the merger agreement, or if either of us terminates the merger agreement because the merger has not been completed by November 27, 2002, then we will each pay our own fees and expenses.

     If the merger agreement is validly terminated by either party, the merger agreement will become void without any liability on the part of any person except that Paradigm must pay to Prosperity a termination fee of $2,500,000 if the merger is terminated in any one of the following circumstances:

     . by Paradigm, if the board of directors of Paradigm receives an acquisition proposal that, based on opinions of independent legal counsel and financial advisors, they determine to be a superior proposal and that failure to accept such superior proposal would be inconsistent with the fiduciary duties of Paradigm's board to its shareholders;

     . by either Prosperity or Paradigm, if Paradigm's shareholders fail to approve the merger agreement, if at the time of such failure, Paradigm has received a bona fide acquisition proposal and, within nine months of the termination of the merger agreement, Paradigm enters into a definitive agreement with any third party with respect to any acquisition proposal; or

     . by Prosperity, if the board of directors of Paradigm resolves to accept a superior proposal, recommends to shareholders of Paradigm that they tender their shares in a tender or exchange offer by a third party or withdraws or modifies its recommendation or approval of the merger.

Management and Operations After the Merger (page 56)

     The present management of Prosperity and Prosperity Bank will have the responsibility of managing Prosperity and Prosperity Bank after the completion of the merger. The number of directors on Prosperity's board of directors will be increased by two and Prosperity has agreed to appoint William H. Fagan, M.D. and Charles J. Howard, M.D. as directors of Prosperity upon completion of the merger if they are still directors of Paradigm immediately prior to completion of the merger and are willing and eligible to serve as directors of Prosperity.

     The number of directors for the board of directors of Prosperity Bank will be increased by two and Prosperity Bank has agreed to appoint Peter E. Fisher and Leah Huffmeister Henderson as directors of Prosperity Bank upon completion of the merger if they are still directors of Paradigm Bank immediately prior to completion of the merger and are willing and eligible to serve as directors of Prosperity Bank. In addition, Prosperity has agreed to appoint Mr. Fisher to serve as Vice Chairman of the Board of Prosperity Bank.

Some of the Directors and Officers of Paradigm Have Financial Interests in the Merger that Differ from Your Interests (page 49)

     Some of the directors and officers of Paradigm have interests in the merger that differ from, or are in addition to, their interests as shareholders in Paradigm. These interests include:

     . certain of Paradigm's executive officers will serve as officers of Prosperity Bank following completion of the merger;

     . Peter E. Fisher, President and Chief Executive Officer of Paradigm, will enter into an employment and non-competition agreement with Prosperity Bank upon completion of the merger. During the two-year term of the agreement, Mr. Fisher will serve as Vice Chairman of Prosperity Bank and will receive an annual salary equal to $185,000, an annual bonus of not less than $15,000 and options to purchase 30,000 shares of Prosperity common stock. Upon termination of his employment by Prosperity Bank for other than good cause, Mr. Fisher will receive his annual salary for the remaining term of the agreement. Upon termination of his employment and pursuant to the terms of the agreement, Mr. Fisher will receive a non-competition payment of $100,000 in consideration for the covenants set forth in the agreement, including an agreement not to compete with Prosperity Bank for two years following such termination;

     . Peter E. Fisher, Brad Fagan and Jay W. Porter, each an executive officer of Paradigm, will receive change in control payments aggregating $653,300 pursuant to employment agreements between each officer and Paradigm;

     . eight officers of Paradigm had previously entered into retention agreements with Paradigm Bank, which will continue to be effective after the merger and which provide 12 months continued employment following a change in control or the payment of the officer's annual salary for any portion of the 12 month period in which the officer is not employed;

     . certain of Paradigm's executive officers hold options to purchase shares of Paradigm common stock and stock appreciation rights which will accelerate and become fully vested at the completion of the merger. These options will convert into options to acquire shares of Prosperity common stock at the total exchange ratio, without being subject to the holdback escrow;

     . Prosperity has agreed to appoint William H. Fagan, M.D. and Charles J. Howard, M.D. to serve as directors of Prosperity as of completion of the merger;

     . Prosperity has agreed to appoint Peter E. Fisher and Leah Huffmeister Henderson to serve as directors of Prosperity Bank as of completion of the merger; and

     . the right of Paradigm's directors and officers to continued indemnification and insurance coverage by Prosperity for acts or omissions occurring prior to completion of the merger.

     The members of Paradigm's board of directors knew about these additional interests and considered them in approving the merger agreement and the merger.

Your Rights as a Shareholder of Prosperity will be Different than as a Shareholder of Paradigm (page 58)

     Both Paradigm and Prosperity are Texas corporations and the rights of their shareholders are governed by Texas law and their respective articles of incorporation and bylaws. Upon completion of the merger, Paradigm shareholders will become shareholders of Prosperity and your rights will be governed by Prosperity's articles of incorporation and bylaws. Prosperity's articles of incorporation and bylaws will remain the same unless altered, amended or repealed in the future.

Recent and Pending Prosperity Acquisitions

     On May 8, 2002, Prosperity acquired Texas Guaranty Bank, N.A. for $11.8 million in cash. Texas Guaranty Bank operated three offices in the western portion of Houston, Texas, all of which became full service banking centers of Prosperity Bank. As of March 31, 2002, Texas Guaranty Bank reported total assets of $79.2 million, total loans of $60.8 million and total deposits of $62.3 million.

     On April 26, 2002, Prosperity announced that it had entered into an agreement to acquire The First State Bank in Needville, Texas in a cash transaction. The First State Bank operates one office in Needville, Texas, which will be consolidated (upon completion of the transaction) with Prosperity Bank's full service banking center in Needville. On March 31, 2002, The First State Bank reported total assets of $17.3 million, total deposits of $15.1 million and total loans of $5.3 million. The proposed transaction is subject to approval by the First State Bank shareholders, approval by regulators and certain closing conditions.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PROSPERITY

     The following table summarizes financial results actually achieved by Prosperity for the periods and at the dates indicated and should be read in conjunction with Prosperity's consolidated financial statements and the notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. Historical financial information for Prosperity can be found in its Quarterly Report on Form 10-Q for the three months ended March 31, 2002 and its Annual Report on Form 10-K for the year ended December 31, 2001. See "Where You Can Find Additional Information" on page 101 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the three months ended March 31, 2002 and March 31, 2001 are unaudited, but management of Prosperity believes that such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume the results of operations for past periods and for the three months ended March 31, 2002 and 2001 indicate results for any future period.

                                                 As of and for the
                                                Three Months Ended                       As of and for the Year Ended
                                                     March 31,                                   December 31,
                                              -----------------------      ---------------------------------------------------------
                                                 2002           2001          2001            2000       1999       1998     1997
                                              ---------     ---------      ---------        ---------  ---------- -------- ---------
                                                              (dollars in thousands, except per share data)
Income Statement Data:
  Interest income .........................  $   18,380     $   19,320      $   76,520      $   70,079 $   56,458 $ 46,026 $ 39,197
  Interest expense ........................       6,356         10,019          35,785          35,564     26,189   21,923   18,434
                                             ----------     ----------      ----------      ---------- ---------- -------- --------
  Net interest income .....................      12,024          9,301          40,735          34,515     30,269   24,103   20,763
  Provision for credit losses .............         120             --             700             275        420      264      720
                                             ----------     ----------      ----------      ---------- ---------- -------- --------
  Net interest income after provision for
  credit losses ...........................      11,904          9,301          40,035          34,240     29,849   23,839   20,043
  Noninterest income ......................       2,161          2,035           8,590           7,760      6,151    4,808    4,758
  Noninterest expense .....................       7,662          9,129(1)       30,295(1)       26,767     21,822   17,989   16,037
                                             ----------     ----------      ----------      ---------- ---------- -------- --------
  Income before taxes .....................       6,403          2,207(1)       18,330(1)       15,233     14,178   10,658    8,764
  Provision for income taxes ..............       1,912            540(1)        5,372(1)        4,532      4,747    3,577    2,811
                                             ----------     ----------      ----------      ---------- ---------- -------- --------
  Net income ..............................  $    4,491     $    1,667(1)   $   12,958(1)   $   10,701 $    9,431 $  7,081 $  5,953
                                             ==========     ==========      ==========      ========== ========== ======== ========

Per Share Data(2):
  Basic earnings per share ................  $     0.28     $     0.11(3)   $     0.80(3)   $     0.67 $     0.59 $   0.51 $   0.45
  Diluted earnings per share ..............        0.27           0.10(3)         0.79(3)         0.65       0.58     0.50     0.45
  Book value per share ....................        5.72           5.06            5.48            4.98       4.32     3.88     3.23
  Cash dividends declared .................        0.06           0.05            0.20            0.18       0.10     0.10     0.08
  Dividend payout ratio ...................       19.88%         43.79%          24.39%          25.75%     19.10%   33.82%   35.24%
  Weighted average shares outstanding
  (basic)(in thousands) ...................      16,222         16,174          16,172          16,064     15,972   13,832   13,156
  Weighted average shares outstanding
  (diluted)(in thousands) .................      16,552         16,516          16,498          16,454     16,408   14,230   13,340
  Shares outstanding at end of period
  (in thousands) ..........................      16,240         16,176          16,210          14,144     15,990   15,946   13,580

Balance Sheet Data (at period end):
  Total assets ............................  $1,289,637     $1,169,731      $1,262,325      $1,146,140 $1,027,631 $800,158 $653,462
  Securities ..............................     797,519        664,123         752,322         586,952    514,983  455,202  360,496
  Loans ...................................     420,916        418,648         424,400         411,203    366,803  276,106  209,013
  Allowance for credit losses .............       6,126          5,598           5,985           5,523      5,031    3,682    2,567
  Total deposits ..........................   1,142,361      1,053,993       1,123,397       1,033,546    878,589  714,365  593,086
  Borrowings and notes payable ............      19,142         13,778          18,080          13,931     53,119   17,508   10,823
  Total shareholders' equity ..............      92,781         81,885          88,725          80,333     69,025   61,781   43,868
  Company-obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts .......................      27,000(4)      12,000          27,000(4)       12,000     12,000       --       --

                                           As of and for the
                                          Three Months Ended                              As of and for the Year Ended
                                               March 31,                                          December 31,
                                      ---------------------------       -----------------------------------------------------------
                                         2002             2001             2001            2000       1999        1998       1997
                                      ----------       ----------       ----------      ----------  ---------  ---------  ---------
                                                               (dollars in thousands, except per share data)
Average Balance Sheet Data:
    Total assets .................... $1,280,327       $1,155,225       $1,191,190      $1,045,882  $ 875,781  $ 700,410  $ 596,625
    Securities ......................    774,623          594,526          666,241         550,431    465,788    392,026    329,484
    Loans ...........................    417,098          407,471          419,553         383,054    319,178    238,855    197,423
    Allowance for credit losses .....      6,043            5,528            5,586           5,245      4,272      2,994      1,984
    Total deposits ..................  1,139,604        1,035,041        1,061,195         920,526    767,879    628,557    540,488
    Total shareholders' equity ......     92,767           82,196           85,319          72,952     64,911     47,574     45,098
     Company-obligated mandatorily
     redeemable preferred securities
     of subsidiary trusts(4) ........     27,000           12,000           18,875          12,000      1,500         --         --

Performance Ratios:
    Return on average assets ........       1.40%            0.58%(5)         1.09%(5)        1.02%      1.08%      1.01%      1.00%
    Return on average equity ........      19.36             8.11(5)         15.19(5)        14.67      14.53      14.88      13.20
    Net interest margin (tax
     equivalent)(6) .................       4.15             3.65             3.86            3.69       3.77       3.75       3.87
    Efficiency ratio(7) .............      52.34            80.02(5)         60.14(5)        62.29      59.29      61.72      62.31

Asset Quality Ratios(8):
    Nonperforming assets to total
     loans and other real estate ....       0.02%            0.10%            0.00%           0.32%      0.34%      0.14%      0.93%
    Net loan charge-offs
     (recoveries) to average loans ..      (0.01)           (0.02)            0.06           (0.04)     (0.11)     (0.08)      0.06
    Allowance for credit losses to
     total loans ....................       1.46             1.34             1.41            1.34       1.37       1.33       1.23
    Allowance for credit losses to
     nonperforming loans(9) .........        n/m(10)          n/m(10)          n/m(10)      700.89     657.65     941.69     132.39

Capital Ratios(8):
    Leverage ratio ..................       7.68%            6.12%            7.57%           6.17%      6.17%      6.59%      6.00%
     Average shareholders' equity
      to average total assets .......       7.25             7.12             7.16            6.98       7.41       6.79       7.56
    Tier 1 risk-based capital ratio..      18.66            13.82            18.34           13.80      13.89      15.06      14.15
    Total risk-based capital ratio...      19.85            14.94            19.52           14.93      15.74      16.14      15.12

------------------

(1) Certain income statement data for the three months ended March 31, 2001 and the year ended December 31, 2001 includes the merger-related expenses of $2.4 million. If these merger-related expenses were excluded, the income statement data would have been as follows:

                                         March 31, 2001    December 31, 2001
                                         --------------    -----------------

      Noninterest expense                    $ 6,704           $ 27,870
      Income before income taxes               4,632             20,755
      Provision for income taxes               1,388              6,221
      Net income                               3,244             14,534

(2) Adjusted for a two-for-one stock split effective May 31, 2002 and a four-for-one stock split effective September 10, 1998.

(3) Earnings per share amounts for the three months ended March 31, 2001 and the year ended December 31, 2001 include the merger-related expenses of $2.4 million. If these merger-related expenses were excluded, basic earnings per share would have been $0.20 and $0.90, respectively, and diluted earnings per share would have been $0.20 and $0.88, respectively.

(4) Consists of $12.0 million of trust preferred securities of Prosperity Capital Trust I due November 12, 2029 and $15.0 million of trust preferred securities of Prosperity Statutory Trust II due July 31, 2031.

(5) Selected performance ratios for the three months ended March 31, 2001 and the year ended December 31, 2001 include the merger-related expenses of $2.4 million. If these merger-related expenses were excluded, the performance ratios would have been as follows:

                                          March 31, 2001    December 31, 2001
                                          --------------    -----------------

      Return on average assets .........      1.12%                1.22%
      Return on average equity .........     15.79                17.04
      Efficiency ratio .................     58.07                55.06

(6) Calculated on a tax-equivalent basis using a 35% federal income tax rate for the three month periods ended March 31, 2002 and March 31, 2001 and the year ended December 31, 2001 and a 34% federal income tax rate for the years ended December 31, 1997 through December 31, 2000.

(7) Calculated by dividing total noninterest expense, excluding securities losses and credit loss provisions, by net interest income plus noninterest income. The interest expense related to debentures issued by Prosperity in connection with the issuance by subsidiary trusts of trust preferred securities is treated as interest expense for this calculation. Additionally, taxes are not part of this calculation.

(8) At period end, except for net loan charge-offs to average loans and average shareholders' equity to average total assets, which is for periods ended at such dates.

(9) Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.

(10) Amount not meaningful. Nonperforming assets totaled $68,000 at March 31, 2002, $420,000 at March 31, 2001 and $1,000 at December 31, 2001.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PARADIGM

     The following table summarizes financial results actually achieved by Paradigm for the periods and at the dates indicated and should be read in conjunction with Paradigm's consolidated financial statements and the notes to the consolidated financial statements. The selected financial data as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 are derived from Paradigm's audited consolidated financial statements and related notes included elsewhere in this proxy-statement prospectus. The selected financial data as of December 31, 1999, 1998 and 1997 and for each of the years in the three year period ended December 31, 1999 is derived from Paradigm's audited financial statements and related notes, which are not included in this proxy statement-prospectus. Financial amounts as of and for the three months ended March 31, 2002 and March 31, 2001 are unaudited, but management of Paradigm believes that such amounts reflect all normal recurring adjustments necessary for a fair presentation of the results of operations and financial position for those periods. You should not assume the results of operations for past periods and for the three months ended March 31, 2002 and 2001 indicate results for any future period.

                                                            As of and for the
                                                           Three Months Ended           As of and for the Year Ended
                                                                March 31,                          December 31,
                                                          ---------------------  ---------------------------------------------------
                                                             2002       2001      2001      2000       1999       1998        1997
                                                          ---------  ----------  -------  --------   -------    -------    ---------
                                                                          (dollars in thousands, except per share data)
Income Statement Data:
  Interest income ....................................    $  3,576   $  3,957   $ 15,701  $ 15,771   $  7,813   $  6,324   $  4,758
  Interest expense ...................................         977      1,395      5,372     5,065      2,597      2,387      1,871
                                                          --------   --------   --------  --------   --------   --------   --------
    Net interest income ..............................       2,599      2,562     10,329    10,706      5,216      3,937      2,887
  Provision for credit losses ........................         121        215      1,010       701        309         76         40
                                                          --------   --------   --------  --------   --------   --------   --------
    Net interest income after provision for
    credit losses ....................................       2,478      2,347      9,319    10,005      4,907      3,861      2,847
  Noninterest income .................................       1,104      1,560      4,968     3,758      2,278      1,407      1,125
  Noninterest expense ................................       3,090      3,225     12,815    10,492      5,357      4,151      2,672
                                                          --------   --------   --------  --------   --------   --------   --------
    Income before taxes ..............................         492        682      1,472     3,271      1,828      1,117      1,300
  Provision for income taxes(1) ......................         138        211        345     1,040        104         --        330
                                                          --------   --------   --------  --------   --------   --------   --------
    Net Income .......................................    $    354   $    471   $  1,127  $  2,231   $  1,724   $  1,117   $    970
                                                          ========   ========   ========  ========   ========   ========   ========

Per Share Data:
  Basic earnings per share ...........................    $   0.15   $   0.20   $   0.47  $   0.94   $   1.09   $   0.76   $   0.65
  Diluted earnings per share .........................        0.15       0.20       0.47      0.94       1.09       0.76       0.65
  Book value per share ...............................        7.73       7.45       7.62      7.27       6.42       5.01       3.89
  Tangible book value per share (2) ..................        6.34       6.02       6.23      5.82       4.77       4.51       3.28
  Cash dividends declared ............................          --         --       0.06      0.30       0.48       0.14       0.26
  Dividend payout ratio ..............................          --%        --%      12.7%     31.9%      41.3%      18.7%      34.8%
  Weighted average shares outstanding (basic)
    (in thousands) ...................................       2,375      2,375      2,375     2,375      1,576      1,472      1,499
  Weighted average shares outstanding
    (diluted) (in thousands) .........................       2,375      2,375      2,375     2,375      1,576      1,472      1,499
  Shares outstanding at end of period (in
    thousands) .......................................       2,375      2,375      2,375     2,375      2,375      1,500      1,287

Balance Sheet Data (at period end):
  Total assets .......................................    $256,737   $220,196   $259,262  $215,304   $210,847   $104,969   $ 93,387
  Securities .........................................      43,305     34,770     43,652    46,750     51,291     24,511     22,211
  Loans ..............................................     170,591    134,938    170,758   133,468    111,244     49,368     37,958
  Allowance for credit losses ........................       1,929        894      1,570     1,136        680        113        165
  Total deposits .....................................     230,288    193,342    232,375   188,005    182,042     96,796     86,189
  Borrowings and notes payable .......................          --         --         --        --         --         --         --
  Company-obligated mandatorily redeemable
     preferred securities of subsidiary trust ........       6,000      6,000      6,000     5,125      5,125         --         --
  Total stockholders' equity .........................      18,370     17,684     18,103    17,256     15,248      7,525      5,006

                                               As of and for the
                                              Three Months Ended                      As of and for the Year Ended
                                                    March 31,                                  December 31,
                                              -------------------   --------------------------------------------------------------
                                                2002      2001         2001         2000         1999         1998         1997
                                              --------  ---------   ----------   ----------   ----------   ----------   ----------
                                                                   (dollars in thousands, except per share data)
Average Balance Sheet Data:
  Total assets .............................  $256,059  $ 217,750   $  237,283  $   213,076   $  116,104   $   96,075   $   72,110
  Securities ...............................    42,603     42,296       44,266       52,782       32,647       19,353       22,090
  Loans ....................................   168,959    134,203      145,591      122,228       62,483       43,411       29,625
  Allowance for credit losses ..............     1,867      1,015        1,270          859          426          202          164
  Total deposits ...........................   226,787    191,196      210,278      185,034      105,408       88,348       65,414
  Company-obligated mandatorily redeemable
    trust preferred securities of subsidiary
    trust ..................................     6,000      5,562        5,563        5,125          427           --           --
  Total stockholders' equity ...............    18,236     17,470       17,680       16,252        8,166        6,828        6,202

Selected Ratios and Other Data:
  Return on average assets .................      0.55%      0.87%        0.48%        1.05%        1.49%        1.16%        1.35%
  Return on average equity .................      7.76      10.78         6.37        13.73        21.11        17.83        15.64
  Net interest margin (3) ..................      4.90       5.75         5.37         6.10         5.44         4.82         4.67
  Efficiency ratio (4) .....................     88.02      85.60        85.80        72.88        73.29        79.26        66.60
  Number of banking locations ..............        11          9           11           11            9            6            4

Asset Quality Ratios (5):
  Nonperforming assets to total loans and
    other real estate ......................      0.89%      1.05%        0.82%        1.31%        0.95%        0.70%        2.60%
  Net loan charge-offs (recoveries) to
    average loans ..........................     (0.04)      0.34         0.40         0.20         0.17         0.48         0.08
  Allowance for credit losses to total
    loans ..................................      1.13       0.66         0.92         0.85         0.61         0.23         0.43
  Allowance for credit losses to
    nonperforming loans (6) ................    126.99      62.96       112.14        64.91       129.33       100.00        63.22

Capital Ratios (5):
  Leverage Ratio ...........................      8.14%      8.81%        7.93%        8.82%        8.00%        6.45%        6.26%
  Average stockholders' equity to average
    total assets ...........................      7.12       8.02         7.45         7.63         7.03         7.11         8.61
  Tier 1 risk-based capital ratio ..........     10.37      13.64        10.85        12.24        12.82        11.64        12.07
  Total risk-based capital ratio ...........     11.35      14.29        11.69        13.00        13.35        11.84        12.58

----------

(1) For the federal income tax years beginning after December 31, 1997 and until December 1, 1999, Paradigm was taxed under Subchapter S of the Internal Revenue Code. Consequently, there is no provision for income tax in 1998 and the first eleven months of 1999. Based upon Paradigm's federal income tax bracket if it were taxed as a C corporation, the provision for income tax would have been approximately $548,000 and $277,000 for the years ended December 31, 1999 and 1998, respectively, which would have resulted in net earnings of $1.3 million and $840,000 for the years ended December 31, 1999 and 1998, respectively.

(2) Calculated by dividing total assets, less total liabilities and goodwill, by shares outstanding at end of period.

(3)  Calculated on a tax-equivalent basis using a 34% federal income tax rate.

(4) Calculated by dividing total noninterest expenses, excluding securities losses and credit loss provisions, by net interest income plus noninterest income. For purposes of this calculation, the minority interest expense related to the trust preferred securities is treated as interest expense. Additionally, income taxes are not part of this calculation.

(5) Asset quality and capital ratios are based on balances at period end, except for net loan charge-offs to average loans and average stockholders' equity to average total assets, which are based on average balances for periods ended at such dates.

(6) Nonperforming loans consist of nonaccruing loans, loans contractually past due 90 days or more and restructured loans.

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma financial information and related footnotes as of March 31, 2002 and for the three months ended March 31, 2002 and the year ended December 31, 2001 are presented to show the impact of the merger on the historical financial position and results of operations of Prosperity. As a result of the merger and assuming no adjustment in the exchange ratio, Paradigm shareholders will receive up to 1.08658 shares of Prosperity common stock for each share of Paradigm common stock outstanding, with cash paid for fractional share interests.

     The unaudited Pro Forma Consolidated Balance Sheet reflects the historical position of Paradigm and Prosperity at March 31, 2002 with pro forma adjustments based on the assumption that the merger was effective March 31, 2002. The pro forma adjustments are based on the purchase method of accounting. The unaudited Pro Forma Consolidated Statements of Income assume that the merger was consummated on January 1 of the earliest indicated period. The adjustments are based on information available and certain assumptions that Prosperity believes are reasonable. Management has not identified, quantified or evaluated any material restructuring costs at this time. The final allocation of the purchase price between shareholders' equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Paradigm's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Paradigm will change the amount of the purchase price allocable to goodwill. Further, changes to Paradigm's shareholders' equity, including net income from April 1, 2002 through the date the merger is complete, will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented herein.

     The unaudited Pro Forma Consolidated Balance Sheet also reflects the combined historical position at March 31, 2002 of Texas Guaranty Bank, which Prosperity acquired on May 8, 2002, and The First State Bank, which is proposed to be acquired in July 2002, with pro forma adjustments based on the assumption that each of the acquisitions was effective March 31, 2002. The unaudited Pro Forma Consolidated Statements of Income assume that each of these acquisitions was consummated on January 1 of the earliest indicated period.

     The following information should be read in conjunction with and is qualified in its entirety by the consolidated financial statements and accompanying notes of Paradigm included with this proxy statement-prospectus and the consolidated financial statements of Prosperity incorporated by reference into this proxy statement-prospectus.

     The unaudited pro forma financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the period presented.

                   Unaudited Pro Forma Combined Balance Sheet
                                 March 31, 2002

                                                                                 Pro Forma
                                                                                Adjustments              Adjusted
                                                                         -------------------------
                                        Prosperity        Other                                         Prosperity       Paradigm
                                        Bancshares     Acquisitions(1)     Debits         Credits        Subtotal     Bancorporation
                                       ------------  ------------------  ----------     ----------     -----------  ----------------
                                                                           (Dollars in thousands)
Assets:
  Cash and due from banks ...........    $  26,131       $    3,610                      $  15,540(2)    $   14,201     $    15,634
  Federal funds sold ................          693            3,865                                           4,558           4,283
                                        ----------      -----------      ---------       ---------       ----------     -----------
   Total cash and cash
     equivalents ....................       26,824            7,475              -          15,540           18,759          19,917
  Interest-bearing deposits
   in financial institutions ........          198              594                                             792           5,314
  Securities:
  Available-for-sale ................      461,349           19,418                                         480,777          29,552
  Held-to-maturity ..................      336,170                7                                         336,177          13,753
                                        ----------      -----------      ---------       ---------       ----------     -----------
   Total securities .................      797,519           19,435              -               -          816,954          43,305

  Loans .............................      420,916           65,929                                         486,845         170,591
  Less allowance for credit
     losses .........................       (6,126)            (739)                                         (6,865)         (1,929)
                                        ----------      -----------      ---------       ---------       ----------     -----------
   Loans, net .......................      414,790           65,190              -               -          479,980         168,662
  Bank premises and
     equipment, net .................       15,415            1,738                                          17,153          12,067
  Accrued interest receivable .......        8,784              536                                           9,320           1,367
  Other real estate owned ...........            -               13                                              13             333
  Core deposit intangibles ..........            -                -      $     543(3)                           543               -
  Goodwill, net of
   accumulated amortization .........       22,641                -          3,482(4)                        26,123           3,310
  Other assets ......................        3,466            1,510                                           4,976           2,462
                                        ----------      -----------      ---------       ---------       ----------     -----------
   Total assets .....................   $1,289,637      $    96,491      $   4,025       $  15,540       $1,374,614     $   256,737
                                        ==========      ===========      =========       =========       ==========     ===========

Liabilities and Shareholders'
Equity:
  Deposits:
  Noninterest-bearing ...............   $  179,010      $    20,999                                      $  200,009     $    86,071
  Interest-bearing ..................      963,351           56,343                                       1,019,694         144,217
                                        ----------      -----------      ---------       ---------       ----------     -----------
   Total deposits ...................    1,142,361           77,342              -               -        1,219,703         230,288

  Note payable ......................       13,142                -                                          13,142               -
  Other borrowings ..................        6,000            7,250                                          13,250               -
  Accrued interest payable ..........        2,384              147                                           2,531             406
  Other liabilities .................        5,969              238                                           6,207           1,674
                                        ----------      -----------      ---------       ---------       ----------     -----------
   Total liabilities ................    1,169,856           84,977              -               -        1,254,833         232,368

  Company-obligated
   manditorily redeemable
   trust preferred securities
   of subsidiary trusts .............       27,000                -                                          27,000           6,000
  Shareholders' Equity:
  Preferred stock ...................            -                -                                               -
  Common stock ......................       16,248            2,298          2,298(5)                        16,248           2,375
  Additional paid in capital ........       16,899            4,813          4,813(5)                        16,899          10,793
  Retained earnings .................       59,060            4,007          4,007(5)                        59,060           5,138
  Accumulated other
   comprehensive income, net
   unrealized gain on
   available for sale
   securities, net of tax ...........          610              396            396(5)                           610              63
  Less treasury stock at cost .......          (36)               -                                             (36)              -
     Total shareholders'
     equity .........................       92,781           11,514         11,514               -           92,781          18,369
                                        ----------      -----------      ---------       ---------       ----------     -----------

      Total liabilities and
       shareholders' equity .........   $1,289,637      $    96,491      $  11,514       $       -       $1,374,614     $   256,737
                                        ==========      ===========      =========       =========       ==========     ===========

                                                Pro Forma
                                               Adjustments
                                        ---------------------------
                                                                            Pro Forma
                                          Debits           Credits          Combined
                                        ----------       -----------       ------------
Assets:
  Cash and due from banks ...........                                      $    29,835
  Federal funds sold ................                    $       665(6)          8,176
                                        ----------       -----------       -----------
   Total cash and cash
     equivalents ....................            -               665            38,011
  Interest-bearing deposits
   in financial institutions ........                                            6,106
  Securities:
  Available-for-sale ................                                          510,329
  Held-to-maturity ..................                                          349,930
                                        ----------       -----------       -----------
   Total securities .................            -                 -           860,259

  Loans .............................                                          657,436
  Less allowance for credit
     losses .........................                                           (8,794)
                                        ----------       -----------       -----------
   Loans, net .......................            -                 -           648,642
  Bank premises and
     equipment, net .................                                           29,220
  Accrued interest receivable .......                                           10,687
  Other real estate owned ...........                                              346
  Core deposit intangibles ..........   $    2,522(7)                            3,065
  Goodwill, net of
   accumulated amortization .........       23,195(8)          3,310(8)         49,318
  Other assets ......................        1,225(9)                            8,663
                                        ----------       -----------       -----------
   Total assets .....................   $   26,942       $     3,975       $ 1,654,317
                                        ==========       ===========       ===========

Liabilities and Shareholders'
Equity:
  Deposits:
  Noninterest-bearing ...............                                      $   286,080
  Interest-bearing ..................                                        1,163,911
                                        ----------       -----------       -----------
   Total deposits ...................            -                 -         1,449,991

  Note payable ......................                                           13,142
  Other borrowings ..................                                           13,250
  Accrued interest payable ..........                                            2,937
  Other liabilities .................                                            7,881
                                        ----------       -----------       -----------
   Total liabilities ................            -                 -         1,487,201

  Company-obligated
   manditorily redeemable
   trust preferred securities
   of subsidiary trusts .............                                           33,000
  Shareholders' Equity:
  Preferred stock ...................                                                -
  Common stock ......................        2,375(10)         2,581(11)        18,829
  Additional paid in capital ........       10,793(10)        39,419(11)        56,318
  Retained earnings .................        5,803(10)                          58,395
  Accumulated other
   comprehensive income, net
   unrealized gain on
   available for sale
   securities, net of tax ...........           63(10)                             610
  Less treasury stock at cost .......                                              (36)
     Total shareholders'
     equity .........................       19,034            42,000           134,116
                                        ----------       -----------       -----------

      Total liabilities and
       shareholders' equity .........   $   19,034       $    42,000       $ 1,654,317
                                        ==========       ===========       ===========

(1) Includes the financial data for Texas Guaranty Bank acquired on May 8, 2002 and The First State Bank, Needville, Texas, which is proposed to be acquired in July 2002.

(2) This adjustment represents the cash price paid of $11.8 million for Texas Guaranty Bank and the cash price proposed to be paid of $3.7 million for The First State Bank.

(3) This adjustment represents core deposit intangibles of $276,000 for Texas Guaranty Bank and $267,000 for The First State Bank which will both be amortized using an accelerated amortization method over a useful life of eight years.

(4) This adjustment represents the purchase price adjustments to mark Texas Guaranty Bank's and The First State Bank's assets and liabilities to fair value upon the consummation of both acquisitions and results in goodwill of $2.3 million for Texas Guaranty Bank and $1.2 million for The First State Bank.

(5) This adjustment represents the elimination of $9.4 million in capital of Texas Guaranty Bank and the elimination of $2.1 million in capital of The First State Bank against the investment in subsidiary of Prosperity.

(6) This adjustment represents change in control payments that will be made in connection with the Paradigm merger.

(7) This adjustment represents core deposit intangibles of $2.5 million for Paradigm which will be amortized using an accelerated amortization method over a useful life of eight years.

(8) This adjustment represents the purchase price adjustments to mark Paradigm's assets and liabilities to fair value upon the consummation of the acquisition and results in goodwill of $23.2 million and elimination of Paradigm's previous goodwill.

(9) This adjustment represents the shares of Prosperity common stock issued in connection with the Paradigm merger which will be deposited into the holdback escrow.

(10) This adjustment represents the elimination of Paradigm's equity The retained earnings adjustment also includes the $665,000 one time charge adjustment (See footnote 6).

(11) This adjustment represents the purchase of 100% of the outstanding shares of capital stock of Paradigm through issuance of Prosperity common stock (adjusted for the 2-for-1 stock split).

                Unaudited Pro Forma Combined Statement of Income
                        Three Months Ended March 31, 2002

                                                                                Pro Forma
                                                                               Adjustments            Adjusted
                                          Prosperity     Other           -----------------------     Prosperity     Paradigm
                                          Bancshares   Acquisitions(1)    Debits        Credits       Subtotal   Bancorporation
                                         ------------ -----------------  --------      ---------    ----------- ----------------
                                                                                             (Dollars in thousands)
Interest Income:
  Interest and fees on loans ........      $  7,756    $   1,212                                      $   8,968    $   3,018
  Interest on securities ............        10,557          295                                         10,852          494
  Federal funds sold and
   other earning assets .............            67           32                                             99           64
                                           --------    ---------         ------        --------       ---------    ---------
     Total interest income ..........        18,380        1,539              -               -          19,919        3,576
Interest Expense:
  Interest on deposits ..............         6,149          490                                          6,639          977
  Interest on other borrowings ......           207           47                                            254            -
                                           --------    ---------         ------        --------       ---------    ---------
     Total interest expense .........         6,356          537              -               -           6,893          977

   Net interest income ..............        12,024        1,002              -               -          13,026        2,599
  Provision for loan losses .........           120            5                                            125          121
                                           --------    ---------         ------        --------       ---------    ---------
  Net interest income after
   provision for credit losses ......        11,904          997              -               -          12,901        2,478

Noninterest Income:
  Customer service fees .............         1,858          127                                          1,985          980
  Gain (loss) on ORE ................             -            -                                              -          (84)
  Total realized gain on
securities ..........................             -            7                                              7          206
  Other operating income ............           303           35                                            338            2
                                           --------    ---------         ------        --------       ---------    ---------
     Total noninterest income .......         2,161          169              -               -           2,330        1,104

Noninterest Expense:
  Employee compensation and
   benefits .........................         3,909          625                       $    200(2)        4,334        1,456
  Net occupancy .....................           479          181                                            660          289
  Core deposit intangibles
   amortization .....................             -            -         $   22(3)                           22            -
  Minority interest-trust
   preferred securities .............           498            -                                            498          101
  Other operating expenses ..........         2,776          248                             25(2)        2,999        1,244
                                           --------    ---------         ------        --------       ---------    ---------
     Total noninterest expenses .....         7,662        1,054             22             225           8,513        3,090

  Earnings before income taxes ......         6,403          112            (22)            225           6,718          492
  Provision for income taxes ........         1,912           25                             55(4)        1,992          138
                                           --------    ---------         ------        --------       ---------    ---------
  Net earnings before
   preferred stock dividends ........      $  4,491    $      87         $  (22)       $    170       $   4,726    $     354

  Net earnings available to
   common shareholders ..............      $  4,491    $      87         $  (22)       $    170       $   4,726    $     354
                                           ========    =========         ======        ========       =========    =========

  Basic earnings per share ..........      $   0.28                                                   $    0.29    $    0.15
  Average shares outstanding
   (basic) ..........................        16,222                                                      16,222        2,375

  Diluted earnings per share ........      $   0.27                                                   $    0.29    $    0.15
  Average shares outstanding
   (diluted) ........................        16,552                                                      16,552        2,375









                                                      Pro Forma
                                                     Adjustments
                                            ---------------------------       Pro Forma
                                              Debits           Credits        Combined
                                            ---------         ---------     ------------
Interest Income:
  Interest and fees on loans ........                                         $  11,986
  Interest on securities ............                                            11,346
  Federal funds sold and
   other earning assets .............                                               163
                                            --------        --------          ---------

     Total interest income ..........              -               -             23,495
Interest Expense:
  Interest on deposits ..............                                             7,616
  Interest on other borrowings ......                                               254
                                            --------        --------          ---------
     Total interest expense .........              -               -              7,870

   Net interest income ..............              -                             15,625
  Provision for loan losses .........                                               246
                                            --------        --------          ---------
  Net interest income after
   provision for credit losses ......              -               -             15,379

Noninterest Income:
  Customer service fees .............                                             2,965
  Gain (loss) on ORE ................                                               (84)
  Total realized gain on
securities ..........................                                               213
  Other operating income ............                                               340
                                            --------        --------          ---------
     Total noninterest income .......              -               -              3,434

Noninterest Expense:
  Employee compensation and
   benefits .........................                       $    463(5)           5,327
  Net occupancy .....................                                               949
  Core deposit intangibles
   amortization .....................       $    101(6)                             123
  Minority interest-trust
   preferred securities .............                                               599
  Other operating expenses ..........                            113(5)           4,130
                                            --------        --------          ---------
     Total noninterest expenses .....            101             576             11,128

  Earnings before income taxes ......           (101)            576              7,685
  Provision for income taxes ........                            167(7)           2,297
                                            --------        --------          ---------
  Net earnings before
   preferred stock dividends ........       $   (101)       $    409          $   5,388

  Net earnings available to
   common shareholders ..............       $   (101)       $    409          $   5,388
                                            ========        ========          =========

  Basic earnings per share ..........                                         $    0.29
  Average shares outstanding
   (basic) ..........................         (2,375)          2,581             18,803

  Diluted earnings per share ........                                         $    0.28
  Average shares outstanding
   (diluted) ........................         (2,375)          2,581             19,133

__________________________

(1) Includes the financial data for Texas Guaranty Bank acquired on May 8, 2002 and The First State Bank which is proposed to be acquired in July 2002.

(2) This adjustment represents the anticipated operational cost savings in connection with the Texas Guaranty acquisition and The First State Bank acquisition for the combined company over a three month period. Prosperity anticipates that these savings will occur through the combination of back office operations and elimination of duplicate general, administrative and salary and benefits expenses.

(3) This adjustment represents core deposit intangibles amortization of $10,750 per quarter for The First State Bank and $11,000 per quarter for Texas Guaranty Bank using an accelerated amortization method over a useful life of eight years for both acquisitions.

(4) This adjustment represents the net tax effect of the anticipated operational cost savings and core deposit intangibles amortization for Texas Guaranty and The First State Bank using an effective tax rate of 35%.

(5) This adjustment represents the anticipated operational cost savings in connection with the Paradigm merger for the combined company over a three month period. Prosperity anticipates that these savings will occur through the combination of back office operations, elimination of duplicate general, administrative and salary and benefits expenses.

(6) This adjustment represents core deposit intangibles amortization of $101,000 per quarter for Paradigm using an accelerated amortization method over a useful life of eight years.

(7) This adjustment represents the net tax effect of the anticipated operational cost savings and core deposit intangibles amortization for Paradigm using an effective tax rate of 35%.

                                                              Unaudited Pro Forma Combined Statement of Income
                                                                        Year Ended December 31, 2001

                                                                                   Pro Forma
                                                                                  Adjustments          Adjusted
                                                Prosperity     Other           -----------------      Prosperity    Paradigm
                                                Bancshares   Acquisitions(1)   Debits    Credits       Subtotal   Bancorporation(2)
                                                ----------- ----------------- --------   --------      --------- -------------------
                                                                          (Dollars in thousands)
Interest Income:
  Interest and fees on loans ...................  $   34,731   $    5,345                              $   40,076   $   12,753
  Interest on securities .......................      40,353        1,494                                  41,847        2,493
  Federal funds sold and other earning assets ..       1,436          258                                   1,694          455
                                                  ----------   ----------     -------    -------       ----------   ----------
     Total interest income .....................      76,520        7,097           -          -           83,617       15,701
Interest Expense:
  Interest on deposits .........................      34,780        2,410                                  37,190        5,359
  Federal funds purchased and other
    borrowings .................................       1,005          544                                   1,549           13
                                                  ----------   ----------     -------    -------       ----------   ----------
  Total interest expense .......................      35,785        2,954           -          -           38,739        5,372

   Net interest income .........................      40,735        4,143                                  44,878       10,329
  Provision for credit losses ..................         700          237                                     937        1,010
                                                  ----------   ----------     -------    -------       ----------   ----------
  Net interest income after provision
   for credit losses ...........................      40,035        3,906           -          -           43,941        9,319
Noninterest Income:
  Customer service fees ........................       7,530          529                                   8,059        4,230
  Gain (loss) on ORE ...........................           -            -                                       -            -
  Total realized gain on securities ............           -            -           -          -                -          449
  Other operating income .......................       1,060          145                                   1,205          289
                                                  ----------   ----------     -------    -------       ----------   ----------
     Total noninterest income ..................       8,590          674           -          -            9,264        4,968
Noninterest Expense:

  Employee compensation and benefits ...........      12,955        2,396                $   800(2)        14,551        5,711
  Net occupancy ................................       1,971          821                                   2,792        1,159
  Core deposit intangibles amortization ........           -            -     $    87(3)                       87            -
  Goodwill amortization ........................       1,363            -                                   1,363          125
  Minority interest-trust preferred
   securities ..................................       1,580            -                                   1,580          539
  Merger related expenses ......................       2,425            -                                   2,425            -
  Other operating expenses .....................      10,001        1,170                   100(2)         11,071        5,280
                                                  ----------   ----------     -------    -------       ----------   ----------
     Total noninterest expense .................      30,295        4,387          87        900           33,869       12,814

  Earnings before income taxes .................      18,330          193         (87)       900           19,336        1,473
  Provision for income taxes ...................       5,372           28                    100(4)         5,685          345
                                                  ----------   ----------     -------    -------       ----------   ----------
  Net earnings before preferred stock
   dividends....................................  $   12,958   $      165     $   (87)   $   615       $   13,651   $    1,128
  Net earnings available to common
    shareholders ...............................  $   12,958   $      165     $   (87)   $   615       $   13,651   $    1,128
                                                  ==========   ==========     =======    =======       ==========   ==========

  Basic earnings per share .....................  $     0.80                                           $     0.84   $     0.47
  Average shares outstanding (basic) ...........      16,171                                               16,171        2,375

  Diluted earnings per share ...................  $     0.79                                           $     0.83   $     0.47
  Average shares outstanding (diluted) .........      16,497                                               16,497        2,375














                                                                     Pro Forma
                                                                    Adjustments
                                                         -------------------------
                                                                                         Pro Forma
                                                           Debits         Credits        Combined
                                                         ---------       ---------      ----------
Interest Income:
  Interest and fees on loans ......................                                     $  52,829
  Interest on securities ..........................                                        44,340
  Federal funds sold and other earning assets .....                                         2,149
                                                           -------        -------       ---------
     Total interest income ........................              -              -          99,318
Interest Expense:
  Interest on deposits ............................                                        42,549
  Federal funds purchased and other
    borrowings ....................................                                         1,562
                                                           -------        -------       ---------
  Total interest expense ..........................              -              -          44,111

   Net interest income ............................                                        55,207
  Provision for credit losses .....................                                         1,947
                                                           -------        -------       ---------
  Net interest income after provision
    for credit losses .............................              -              -          53,260
Noninterest Income:
  Customer service fees ...........................                                        12,289
  Gain (loss) on ORE ..............................                                             -
  Total realized gain on securities ...............                                           449
  Other operating income ..........................                                         1,494
                                                           -------        -------       ---------
     Total noninterest income .....................              -              -          14,232
Noninterest Expense:
  Employee compensation and benefits ..............                       $ 1,850(5)       18,412
  Net occupancy ...................................                                         3,951
  Core deposit intangibles amortization ...........        $   404(6)                         491
  Goodwill amortization ...........................                           125(7)        1,363
  Minority interest-trust preferred
    securities ....................................                                         2,119
  Merger related expenses .........................                                         2,425
  Other operating expenses ........................                           450(5)       15,901
                                                           -------        -------       ---------
     Total noninterest expense ....................            404          2,425          44,662

  Earnings before income taxes.....................           (404)         2,425          22,830
  Provision for income taxes ......................                           708(8)        6,738
                                                           -------        -------       ---------
  Net earnings before preferred stock
    dividends .....................................        $  (404)       $ 1,717       $  16,092
  Net earnings available to common
    shareholders ..................................        $  (404)       $ 1,717       $  16,092
                                                           ========       =======       =========

  Basic earnings per share.........................                                     $    0.86
  Average shares outstanding (basic) ..............         (2,375)         2,581          18,752

  Diluted earnings per share.......................                                     $    0.84
  Average shares outstanding (diluted) ............         (2,375)         2,581          19,078

_________________

(1) Includes the financial data for Texas Guaranty Bank acquired on May 8, 2002 and The First State Bank, which is proposed to be acquired in July 2002.

(2) This adjustment represents the anticipated operational cost savings in connection with the acquisition of Texas Guaranty Bank and The First State Bank for the combined company over a 12 month period. Prosperity anticipates that these savings will occur through the combination of back office operations and elimination of duplicate general, administrative and salary and benefits expenses.

(3) This adjustment represents core deposit intangibles amortization of $43,000 per year for The First State Bank and $44,000 per year for Texas Guaranty Bank using an accelerated amortization method over a useful life of eight years.

(4) This adjustment represents the net tax effect of the anticipated operational cost savings and core deposit intangibles amortization for Texas Guaranty and The First State Bank using an effective tax rate of 35%.

(5) This adjustment represents the anticipated operational cost savings in connection with the Paradigm merger for the combined company over a 12 month period. Prosperity anticipates that these savings will occur through the combination of back office operations and the elimination of duplicate general, administrative and salary and benefits expenses.

(6) This adjustment represents core deposit intangibles amortization of $404,000 per year for Paradigm using an accelerated amortization method over a useful life of eight years.

(7) This adjustment represents the elimination of Paradigm's original goodwill amortization.

(8) This adjustment represents the net tax effect of the anticipated operational cost savings, core deposit intangibles amortization and the elimination of previous goodwill amortization for Paradigm using an effective tax rate of 35%.

Summary of Historical and Pro Forma Per Share Selected Financial Data

         Set forth below are the net earnings, diluted earnings, cash dividends and book value per common share data for Prosperity and Paradigm on a historical basis, on a pro forma combined basis and on a pro forma combined basis per Paradigm equivalent share. Also included are weighted average shares outstanding and shares outstanding at end of period for Prosperity and Paradigm and on a pro forma basis. All share and per share data for Prosperity and the pro forma and pro forma equivalent share information has been adjusted to reflect a two-for-one stock split in the Prosperity common stock effective May 31, 2002.

         The pro forma data was derived by combining the historical consolidated financial information of Prosperity and Paradigm using the purchase method of accounting for business combinations. In July 2001, the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and Other Intangible Assets," which eliminates the requirement to amortize goodwill and requires goodwill to be evaluated annually, or more frequently if impairment indicators arise, for impairment. However, the historical and pro forma per share financial information as of and for the year ended December 31, 2001 includes the impact of amortizing goodwill since Statement No. 142 was not effective for the year ended December 31, 2001.

         The pro forma per share information gives effect to the completion of the Texas Guaranty Bank and The First State Bank acquisitions. The Paradigm pro forma equivalent share information shows the effect of the merger from the perspective of an owner of Paradigm common stock. The information was computed by multiplying the pro forma information based on an assumed exchange ratio of 1.08658, which includes 0.03169 shares of Prosperity common stock to be deposited in the holdback escrow.

         You should read the information below together with the historical financial statements and related notes and other information of Paradigm included in this proxy statement-prospectus and the historical financial statements and related notes that Prosperity has presented in its prior Securities and Exchange Commission filings. We have incorporated the information related to Prosperity into this document by reference. See "Where You Can Find Additional Information" on page 101 for instructions on how to receive copies of the incorporated information. We expect that Paradigm and Prosperity will incur merger and integration charges as a result of combining their companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                                            As of and for the
                                                                              Three Months         As of and for the
                                                                                  Ended               Year Ended
                                                                                March 31,            December 31,
                                                                                  2002                   2001
                                                                            -----------------      -----------------
         Basic earnings per share
             Prosperity .................................................         $ 0.28                 $ 0.80
             Paradigm ...................................................           0.15                   0.47
             Pro Forma ..................................................           0.29                   0.86
             Equivalent pro forma per share of Paradigm stock ...........           0.32                   0.93

         Diluted earnings per share
             Prosperity .................................................         $ 0.27                 $ 0.79
             Paradigm ...................................................           0.15                   0.47
             Pro Forma ..................................................           0.28                   0.84
             Equivalent pro forma per share of Paradigm stock ...........           0.30                   0.91

         Cash dividends per share
             Prosperity .................................................         $ 0.06                 $ 0.20
             Paradigm ...................................................             --                   0.06
             Pro Forma ..................................................           0.06                   0.20
             Equivalent pro forma per share of Paradigm stock ...........           0.07                   0.22

                                                                              As of and for the
                                                                                Three Months      As of and for the
                                                                                    Ended            Year Ended
                                                                                  March 31,         December 31,
                                                                                     2002               2001
                                                                              ----------------    -----------------
     Book value per share
         Prosperity .......................................................     $      5.71          $      5.48
         Paradigm .........................................................            7.73                 7.62
         Pro Forma ........................................................            7.16                 6.93
         Equivalent pro forma per share of Paradigm stock .................            7.78                 7.53

     Weighted average common shares outstanding (basic)
         Prosperity .......................................................      16,222,558           16,171,784
         Paradigm .........................................................       2,375,000            2,375,000
         Pro Forma (1) ....................................................      18,803,186           18,752,412

     Weighted average common shares outstanding (diluted)
         Prosperity .......................................................      16,552,412           16,497,130
         Paradigm .........................................................       2,375,000            2,375,000
         Pro Forma (1) ....................................................      19,133,040           19,077,758

     Number of shares of common stock outstanding at end of period
         Prosperity .......................................................      16,240,070           16,210,870
         Paradigm .........................................................       2,375,000            2,375,000
         Pro Forma (1) ....................................................      18,820,698           18,791,498

--------------------

(1) Assumes that the 75,270 shares of Prosperity common stock to be deposited into the holdback escrow are outstanding.

Comparative Stock Prices

        The following table summarizes the market values of Paradigm common stock and Prosperity common stock on May 1, 2002, the business day prior to the announcement of the merger and as of the most recent date practicable preceding the date of this proxy statement-prospectus. Because the market price of Prosperity stock is subject to fluctuation, the market value of the shares of Prosperity common stock that holders of Paradigm common stock would receive upon consummation of the merger may increase or decrease prior to the receipt of such shares following completion of the merger. You should obtain current market quotations for the Prosperity common stock.

                                                                                Equivalent
                                         Historical                             Pro Forma
                       -------------------------------------------------       Per Share of
                           Prosperity(1)              Paradigm(2)            Paradigm Stock(3)
                           ----------                 --------             ----------------
May 1, 2002                   $16.045                  $ 9.00                    $17.43
___________, 2002

--------------------
(1) Represents the closing price on the Nasdaq National Market, adjusted to give effect to a two-for-one stock split effective May 31, 2002.

(2) Represents the last sale price of the Paradigm common stock of which management of Paradigm is aware.

(3) Equivalent pro forma market value per share of Paradigm common stock represents the historical market value per share of Prosperity common stock multiplied by 1.08658, the assumed exchange ratio under the merger agreement at which each share of Paradigm common stock would have been converted into shares of Prosperity common stock if the merger had closed on the applicable date.

                                  RISK FACTORS

         An investment in the Prosperity common stock in connection with the merger involves certain risks. In addition to the other information contained in this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

                       Risk Factors Related to the Merger

Fluctuations in market price of the shares of Prosperity common stock will affect the value that Paradigm shareholders receive for their shares of Paradigm common stock.

         Upon completion of the merger, your shares of Paradigm common stock will be converted into the right to receive shares of Prosperity common stock. The number of shares of Prosperity common stock that you will receive in the merger is fixed, except as discussed below with respect to a decrease in the market price of Prosperity common stock below a pre-agreed level. As a result of the uncertainty of the price of Prosperity common stock up to the merger, we cannot assure you of the market value of the shares of Prosperity common stock you will receive in the merger.

         The price of Prosperity common stock may vary from its price on the date of this proxy statement-prospectus. Because the date the merger is to be completed will be later than the date of the special meeting, the price of the Prosperity common stock on the date of the special meeting may not be indicative of its price on the date the merger is completed.

         Stock price fluctuations may result from a variety of factors that are beyond the control of Prosperity, including, among other things, changes in Prosperity's businesses, operations and prospects, regulatory considerations and general market and economic conditions. Therefore, Paradigm shareholders cannot be assured of receiving any specific market value of Prosperity common stock upon completion of the merger.

If the price of Prosperity common stock falls and the decrease exceeds a pre-agreed decrease in the KBW Bank Index, and if Prosperity does not elect to alter the exchange ratio to provide more shares, Paradigm has the right to terminate the merger agreement.

         The number of shares of Prosperity common stock you will receive in the merger may increase, but not decrease, from the date of this proxy statement-prospectus until completion of the merger if the following events occur and Prosperity in its sole discretion elects to increase the exchange ratio:

         . the price of Prosperity common stock during the price measurement period is less than $12.205 per share, that being the measurement price; and

         . the percentage difference between $16.275 and the measurement price is greater than 10% lower than the percentage decrease between the closing price of the KBW Bank Index on April 26, 2002 and the average closing price of the KBW Bank Index during the price measurement period.

         For these purposes, the price measurement period is the 10 consecutive trading days ending on and including the third trading day immediately prior to the closing.

         If the Prosperity board of directors does not increase the merger consideration to a total exchange ratio calculated by dividing the number of shares of Paradigm common stock outstanding into the number resulting from dividing $31,500,000 by the measurement price, the Paradigm board of directors has the power to terminate the merger agreement and abandon the merger, although there is no obligation of either board to exercise such power.

There are no assurances that Paradigm shareholders will receive any of the 75,270 shares of Prosperity common stock to be held in escrow, yet you will have to pay taxes with respect to any dividends accrued on these shares.

         Paradigm has agreed to put into escrow, on behalf of Paradigm shareholders, 75,270 shares of Prosperity common stock to be issued in the merger. The Trust Department of Prosperity Bank, acting as escrow agent, will hold these shares to cover possible losses that may be incurred by Prosperity in the three year period following completion of the merger with respect to certain specified loans made by Paradigm prior to the merger. In the event that a specified loan is either (1) not paid in full or (2) deemed by Prosperity in its discretion to continue to be a specified loan based on the performance of the loan and the financial stability of the borrower, the shares will be used to compensate Prosperity for the losses associated with these loans. As a result, you may receive only a portion or none of the 75,270 shares held in escrow.

         In addition, for the three year period during which your holdback shares will be held in escrow, you will be required to recognize as income for federal income tax purposes an amount equal to any dividends that accrue with respect to your proportionate share of the holdback shares held in escrow in the tax year in which the dividends are paid into the escrow and interest earned on such amounts, even though you will not receive these amounts until a later date, if at all. As a result, dividend payments and interest earned on such amounts are likely to result in ordinary income, and a related tax liability, for non-exempt tax paying entities, even though you will only receive the dividends if and when you receive the related holdback shares. Further, you may not transfer your interest in these holdback shares other than by will or the laws of descent and distribution. Therefore, you would be subject to the same tax liability even if after the merger you sell all of the shares of Prosperity common stock that you received in the merger.

Prosperity Bank, the escrow agent pursuant to the holdback escrow agreement, is a wholly-owned subsidiary of Prosperity.

         Pursuant to an agreement between Paradigm and Prosperity, the Trust Department of Prosperity Bank will act as escrow agent under the terms of the holdback escrow agreement. While Prosperity Bank's duties and obligations are set forth in the holdback escrow agreement, as a wholly-owned subsidiary of Prosperity, Prosperity Bank is not an unaffiliated third party and is controlled by Prosperity. Pursuant to the terms of the holdback escrow agreement, Prosperity has sole discretion with respect to determining whether the loans specified in the holdback escrow agreement have been sufficiently upgraded to warrant the release of shares of Prosperity common stock held in escrow.

Prosperity may have difficulty combining the operations of Paradigm with its own operations.

         Because the markets and industries in which Prosperity operates are highly competitive, and due to the inherent uncertainties associated with the integration of acquired companies, Prosperity may not be able to integrate the operations of Paradigm without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses and possible inconsistencies in standards, controls, procedures and policies. Additionally, in determining that the merger is in the best interests of Prosperity and Paradigm, as the case may be, the board of directors of each of Prosperity and Paradigm considered that enhanced earnings may result from the completion of the merger, including from reduction of duplicate costs, improved efficiency and cross-marketing opportunities. However, there can be no assurance that any enhanced earnings will result from the merger.

You will have less influence as a shareholder of Prosperity than as a shareholder of Paradigm.

         As a Paradigm shareholder, you currently have the right to vote in the election of the board of directors of Paradigm and on other matters affecting Paradigm. The merger will transfer control of Paradigm to Prosperity and to the shareholders of Prosperity. When the merger occurs, you will become a shareholder of Prosperity with a percentage ownership much smaller than your percentage ownership of Paradigm. Because of this, you will have less influence on the management and policies of Prosperity than you now have on the management and policies of Paradigm.

                       Risk Factors Related to Prosperity

Prosperity's profitability depends significantly on local economic conditions.

         Prosperity's success depends primarily on the general economic conditions of its geographic market. Unlike larger banks that are more geographically diversified, Prosperity provides banking and financial services to customers primarily in the greater Houston metropolitan area and the southeast area of Texas. The local economic conditions in these areas have a significant impact on Prosperity's commercial, real estate and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond the control of Prosperity could impact these local economic conditions and could negatively affect the financial results of its banking operations.

Prosperity may not be able to maintain its historical growth rate, which may adversely impact its results of operations and financial condition.

         To achieve past levels of growth, Prosperity has initiated internal growth programs and completed acquisitions of community banks and branches of community banks. Prosperity may not be able to sustain its historical rate of growth or may not even be able to grow at all. Prosperity may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit its opening of new banking centers. Further, the inability of Prosperity to attract and retain experienced bankers may adversely affect its internal growth. A significant decrease in Prosperity's historical rate of growth may adversely impact its results of operation and financial condition.

Prosperity may be unable to integrate its acquisitions successfully or may be unable to complete acquisitions.

         Prosperity's growth strategy includes its ability to acquire other financial institutions. In addition to the proposed merger with Paradigm, Prosperity acquired Texas Guaranty Bank, N.A., Houston, Texas in May 2002 and signed a definitive agreement in April 2002 to acquire The First State Bank in Needville, Texas. To the extent that Prosperity grows through acquisitions, Prosperity may not be able to adequately and profitably manage such growth. Prosperity's ability to successfully integrate acquired financial institutions and branches of financial institutions into its operations depends on its ability to:

         .   monitor operations;

         .   control costs;

         .   maintain positive customer relations;

         .   maintain regulatory compliance; and

         .   attract, assimilate and retain qualified personnel.

         If Prosperity fails to successfully integrate an acquired financial institution's or branch's operations with its operations, Prosperity may experience interruptions in its business that may have a material adverse impact on its business, financial condition or results of operations. Successful integration of these operations could be more expensive than anticipated. In addition, Prosperity may not be able to complete any future acquisitions.

Prosperity's small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

         Prosperity targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the southeast Texas area or the other markets in which Prosperity operates, its results of operations and financial condition may be adversely affected.

Fluctuations in interest rates could reduce Prosperity's profitability.

         Prosperity's earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income earned on loans, investments and other interest-earning assets and the interest expense paid on deposits, borrowings and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, can have a significant effect on Prosperity's net interest income. Prosperity's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. Although Prosperity's asset-liability management strategy is designed to control its risk from changes in market interest rates, it may not be able to prevent increases or decreases in interest rates from having a material adverse effect on Prosperity's net interest margin, results of operations and financial condition.

If Prosperity's allowance for loan losses is not sufficient to cover actual loan losses, its earnings could decrease.

         Prosperity's loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to assure repayment. Prosperity may experience significant loan losses, which could have a material adverse effect on its operating results. Management makes various assumptions and judgments about the collectibility of its loan portfolio, including the creditworthiness of the borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of its loans. Prosperity maintains an allowance for loan losses in an attempt to cover any loan losses which may occur. In determining the size of the allowance, Prosperity relies on its experience and its evaluation of economic conditions. If Prosperity's assumptions prove to be incorrect, its current allowance may not be sufficient to cover future loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Material additions to the allowance could materially decrease net income.

         In addition, federal and state regulators periodically review Prosperity's allowance for loan losses and may require it to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different than those of Prosperity's management. Any increase in Prosperity's loan allowance or loan charge-offs as required by these regulatory agencies could have a material negative effect on its operating results.

Prosperity's current concentration in 1-4 family residential loans could provide lower yields and profitability, and diversification away from this type of loan may increase its credit risk.

         At March 31, 2002, 1-4 family residential mortgage loans comprised $174.9 million, or 41.6%, of Prosperity's loan portfolio. These loans are secured primarily by properties located in Prosperity's market area. Because 1-4 family residential mortgage loans typically have an interest rate that is lower than other loans, Prosperity's concentration in these loans results in lower yields and profitability for it. Further, these loans are generally made on the basis of the borrower's ability to repay and the value of the property securing the loan. A downturn in the Southeast Texas economy could have an adverse effect on the ability of borrowers to repay these loans and the value of the property securing such loans.

         In addition, one of Prosperity's business strategies is to diversify its loan portfolio. This diversification may result in a gradual increase in its consolidated credit risk, which means that there would be a greater risk that borrowers will be unable to repay their loans from Prosperity. Such defaults, which could result in losses in excess of Prosperity's allowance for credit losses, may have a material adverse effect on its business, financial condition or results of operation.

The business of Prosperity is dependent on technology and its inability to invest in technological improvements may adversely affect its results of operations and financial condition.

         The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Prosperity's future success will depend in part upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in our operations. Many of Prosperity's competitors have substantially greater resources to invest in technological improvements. There can be no assurance that Prosperity will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers.

Prosperity operates in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

         Prosperity and Prosperity Bank are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on Prosperity and its subsidiary bank, Prosperity Bank, and their respective operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect the powers, authority and operations of Prosperity and Prosperity Bank, which could have a material adverse effect on Prosperity's results of operations and financial condition. Further, regulators have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on Prosperity.

         In addition, Prosperity is required to serve as a source of financial strength to Prosperity Bank, which could result in a decrease of available funds for dividends to Prosperity's shareholders and cash flow to securities ranking senior to the Prosperity common stock. Prosperity Bank's operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations. Such federal and state regulatory restrictions limit the manner in which Prosperity and Prosperity Bank may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect Prosperity's business, financial condition and results of operations.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         We have each made forward-looking statements in this proxy statement-prospectus (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of Prosperity after the merger is completed. When we use any of the words "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Prosperity after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

         . our actual cost savings resulting from the merger are less than we expected, we are unable to realize those cost savings as soon as we expected or we incur additional or unexpected costs;

         .  our revenues after the merger are less than we expected;

         . deposit attrition, operating costs, customer loss and business disruption before and after the merger are greater than we expected;

         .  competition among financial services companies may increase;

         .  we have more difficulty integrating our businesses than we expected;

         . changes in the interest rate environment reduce our interest margins;

         . general business and economic conditions in the markets we serve change or are less favorable than we expected;

         .  legislative or regulatory changes adversely affect our businesses;

         .  changes occur in business conditions and inflation;

         .  personal or commercial customers' bankruptcies increase;

         .  changes occur in the securities markets; and

         . technology-related changes are harder to make or more expensive than we expected.

         For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the "Risk Factors" section of this proxy statement-prospectus.

         A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this proxy statement-prospectus, any supplement to this proxy statement-prospectus and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                            PARADIGM SPECIAL MEETING

Purpose

         This proxy statement-prospectus is furnished in connection with the solicitation of proxies by the board of directors of Paradigm from the shareholders of Paradigm for use at the special meeting. The special meeting is a meeting of the shareholders of Paradigm at which the shareholders will consider and vote upon a proposal to approve the merger agreement. A copy of the merger agreement is attached to this proxy statement-prospectus as Appendix A.

Date, Place and Time of Special Meeting

         The special meeting of Paradigm's shareholders will be held at ____, __.m. local time on _________, _________, 2002 at the principal executive offices of Paradigm, 3934 FM 1960 West, Suite 330, Houston, Texas 77068.

Shares Entitled to Vote, Quorum and Vote Required

         The holders of record of the outstanding shares of Paradigm common stock at the close of business on _________, 2002 will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on that date, there were ___________ shares of Paradigm common stock issued and outstanding and entitled to vote at the special meeting.

         At the special meeting, Paradigm shareholders will be entitled to one vote for each share of Paradigm common stock owned of record on __________, 2002, the record date. The holders of a majority of the Paradigm common stock must be present, either in person or by proxy, to constitute a quorum at the meeting. Shares of Paradigm common stock present in person or represented by proxy, including shares whose holders abstain or do not vote and shares held of record by a broker or nominee that are voted on any matter, will be counted for purposes of determining whether a quorum exists at the special meeting.

         The affirmative vote of a majority of the issued and outstanding Paradigm common stock is required to approve the merger agreement. The affirmative vote of at least a majority of the Paradigm common stock present at the meeting, either in person or by proxy, is required to approve any other matters that may be properly presented at the meeting.

         The proposal to approve the merger agreement is a "non-discretionary" item, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the Paradigm board of directors encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

         On the record date, the directors and executive officers of Paradigm were entitled to vote, in the aggregate, 1,409,921 shares of Paradigm common stock, or approximately 59.4% of the outstanding shares of Paradigm common stock. Each director and holder of 10% or more of Paradigm common stock who in the aggregate are entitled to vote 59.4% of the outstanding shares of Paradigm common stock, has executed an agreement to vote his or her shares of Paradigm common stock in favor of approval of the merger agreement. The Paradigm board of directors unanimously recommends that you vote in favor of approval of the merger agreement.

         A list of shareholders will be available for examination by holders of the Paradigm common stock for any purpose related to the special meeting at the special meeting and during the 10 days prior to the special meeting at our offices at 3934 FM 1960 West, Suite 330, Houston, Texas 77068.

Voting Procedures and Revocation of Proxies

         Proxies, in the form enclosed, which are properly executed by the shareholders and returned to Paradigm and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the meeting.

         If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the Paradigm board of directors at any time before it is voted at the special meeting by:

         .  giving written notice to the Secretary of Paradigm;

         . executing a proxy bearing a later date filed with the Secretary of Paradigm at or before the meeting; or

         . attending and voting in person at the meeting. Attendance without voting at the special meeting will not in and of itself constitute revocation of a proxy.

         All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Paradigm Bancorporation, Inc., 3934 FM 1960 West, Suite 330, Houston, Texas 77068, Attention: William H. Fagan, M.D., Secretary. If you hold your shares in street name with a bank or broker, you must contact the bank or broker if you wish to revoke your proxy.

Other Matters to be Considered

         Paradigm's board of directors is not aware of any business or matter other than the proposal to approve the merger agreement. If, however, any matter properly comes before the special meeting, the proxy holders will vote on these matters in their discretion.

Solicitation of Proxies and Expenses

         This proxy solicitation is made by the Paradigm board of directors. Paradigm is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement-prospectus. Proxies will be solicited through the mail. Additionally, directors, officers and regular employees of Paradigm intend to solicit proxies personally or by telephone or other means of communication. These directors, officers and employees will not be additionally compensated. Paradigm will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

                         DESCRIPTION OF THE TRANSACTION

     The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the merger agreement. A copy of the merger agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the merger agreement and other Appendices in their entirety.

Terms of the Merger

     The merger agreement provides for the merger of Paradigm with and into Prosperity, and immediately thereafter, the merger of Paradigm Bank, a wholly-owned subsidiary of Paradigm, with and into Prosperity Bank, a wholly-owned subsidiary of Prosperity. The merger will be effective as soon as practicable following the receipt of all necessary regulatory and shareholder approvals and the satisfaction or waiver of all conditions to the consummation of the merger. As a result of the merger, holders of Paradigm common stock will be entitled to receive whole shares of Prosperity common stock, with cash paid in lieu of fractional shares, and will no longer be owners of Paradigm common stock. As a result of the merger, certificates for Paradigm common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

     Each share of Paradigm common stock outstanding prior to the effective time of the merger will be converted into and exchanged for the right to receive up to 1.08658 shares of Prosperity common stock unless the exchange ratio is adjusted upward under the conditions described below. Of this amount, for each share of Paradigm common stock, you will be entitled to receive 1.05489 shares of Prosperity common stock upon completion of the merger and an additional
0.03169 shares of Prosperity common stock will be deposited in the holdback escrow for possible future distributions to you based on whether and to the extent that certain specified loans are paid or upgraded within three years following completion of the merger. Subject to any adjustment to the exchange ratio or the issuance of additional shares of Paradigm common stock in connection with the exercise of stock options after _________, 2002, (1) an aggregate of 2,505,379 shares of Prosperity common stock, less any shares that would otherwise be distributed to shareholders who exercise dissenters' rights, will be distributed to shareholders of Paradigm upon completion of the merger and (2) an aggregate of up to 75,270 shares of Prosperity common stock, less any shares that would otherwise be distributed to shareholders who exercise their dissenters' rights, will be distributed in the holdback escrow for possible future issuance as described below.

     The exchange ratio may be adjusted in Prosperity's discretion if the price of Prosperity common stock during the 10 consecutive trading days ending on and including the third trading day immediately prior to closing (price measurement period) is less than $12.205 (measurement price) and the percentage difference between $16.275 and the measurement price is greater than 10% lower than the percentage decrease between the closing price of the KBW Bank Index on April 26, 2002 and the average closing price of the KBW Bank Index during the price measurement period. The adjusted total exchange ratio would be calculated by dividing the number of shares of Paradigm common stock outstanding into the number resulting from dividing $31,500,000 by the measurement price. If Prosperity elects not to adjust the exchange ratio, Paradigm may terminate the merger agreement. Consequently, you will not know the exchange ratio when you vote on the merger, and even if approved by Paradigm's shareholders, the merger may not be completed.

     In addition, as of the date of this proxy statement-prospectus, options to acquire 4,800 shares of Paradigm common stock are exercisable. If these options are exercised prior to completion of the merger, Prosperity must issue additional shares of Prosperity common stock for each additional share of Paradigm common stock issued pursuant to the exercise of such options. These shares, unlike the options, will be subject to the holdback escrow. If all of the vested options to acquire shares are exercised, based on an assumed total exchange ratio of 1.08658, Prosperity would be required to issue an additional 5,215 shares of Prosperity common stock upon completion of the merger.

     As noted above, Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger but will instead pay cash. The amount of cash will be determined by multiplying the fractional share interest by the closing price of Prosperity common stock on the trading day immediately prior to the effective time of the merger.

Holdback Escrow Agreement

     Of the shares of common stock that Prosperity will issue in the merger, Prosperity Bank's Trust Department, as escrow agent, will hold 75,270 shares of Prosperity common stock in escrow to cover possible losses that may be incurred by Prosperity in the three year period following consummation of the merger with respect to certain specified loans made by Paradigm prior to the execution of the merger agreement. At the end of the three year period, or sooner if all of these loans are paid in full or upgraded as described below, the escrow agent shall distribute to the Paradigm shareholders a number of holdback shares equal to the aggregate defined value of the holdback shares of $1,225,000 minus the sum of (1) the dollar amount of any losses related to the specified loans and
(2) the outstanding balance of the specified loans at the end of the three year period, divided by $16.275 or, if the exchange ratio is adjusted, $12.205. A specified loan is considered to be upgraded if deemed by Prosperity in its discretion to no longer be a specified loan based on the performance of the loan and the financial stability of the borrower. Each Paradigm shareholder will receive his or her pro rata share of any distribution of holdback shares, any dividends paid with respect to such holdback shares and any cash paid in lieu of any fractional share interests with respect to the holdback shares.

     If the merger is approved, you will be bound by the terms of the holdback escrow whether or not you vote in favor of the merger. A form of the holdback escrow agreement is attached to this proxy statement-prospectus as Appendix B. Under the terms of the holdback escrow agreement, Walter G. Finger, as the shareholder representative of the Paradigm shareholders, is required to participate in and represent the Paradigm shareholders with respect to any arbitration or legal proceeding relating to the escrow agreement. The shareholder representative, who may be removed at any time by a majority vote of those persons who were Paradigm shareholders immediately prior to the merger, will make decisions on behalf of the former Paradigm shareholders related to the disposition of the shares held in escrow and other matters and will vote the shares in any action requiring a vote of Prosperity shareholders. Further, the holdback escrow agreement provides that the former Paradigm shareholders will indemnify the shareholder representative against any liability incurred in such capacity in good faith other than as a result of willful misconduct.

     The Paradigm shareholders will not receive any dividends paid with respect to the shares held in escrow until such time, if at all, that the shares are distributed from the escrow. However, former Paradigm shareholders will be required to pay federal income taxes on any dividends paid into the escrow during the three year period. See "Material Federal Income Tax Consequences" on page 52. The rights of Paradigm shareholders under the escrow agreement are not transferable other than by will or by the laws of descent and distribution.

Effect of the Merger on Paradigm Stock Options and Stock Appreciation Rights

     Pursuant to the merger agreement, any options to purchase shares of Paradigm common stock pursuant to the Paradigm Bancorporation, Inc. 1999 Stock Incentive Plan that are outstanding immediately prior to the completion of the merger shall be automatically converted into an option to purchase shares of Prosperity common stock and will continue to be governed by the terms of the original plan under which they were issued. The number of shares of Prosperity common stock subject to each of these converted stock options, as well as the exercise price of these stock options, will be adjusted to reflect the total exchange ratio in the merger and will not be subject to the holdback escrow. In addition, upon completion of the merger, all unvested options to purchase shares of Paradigm common stock will immediately vest and become exercisable. As of _________, 2002, there were options outstanding to purchase 32,340 shares of Paradigm common stock at a weighted average exercise price of $11.61 per share.

     Promptly following the merger, Prosperity intends to register with the Securities and Exchange Commission, the shares of Prosperity common stock issuable upon the exercise of these converted options. Unless these shares of Prosperity common stock are acquired by an affiliate of Paradigm, following registration, the shares issued upon the exercise of the options will be freely tradeable.

     In addition, each stock appreciation right granted pursuant to the Paradigm 1998 Stock Appreciation Rights Plan that is outstanding immediately prior to completion of the merger will be cancelled and automatically converted into the right of each holder to receive for each SAR an amount of cash determined by multiplying the average of the high and low sale prices of a share of Prosperity common stock on Nasdaq on the second trading day immediately prior to the closing by the total exchange ratio of 1.08658, less the exercise price of the SAR under each holder's SAR agreement.

Background of the Merger

     In the past several years, Paradigm's board of directors and management have periodically reviewed Paradigm's future prospects for earnings and asset growth, and the viability of continuing to operate as an independent bank in accordance with Paradigm's business plan, considering the long-term best interests of Paradigm and its shareholders. During that time, several interested parties other than Prosperity contacted Paradigm to explore the possibility of a merger. Until early 2002, the Paradigm board elected not to pursue these expressions of interests, believing it to be in the best interests of Paradigm and its shareholders for Paradigm to remain independent and to focus on building a strong community bank.

     A significant aspect of Paradigm's growth strategy has included taking advantage of the consolidation of both large regional banks and community banks in the greater Houston, Texas metropolitan area by hiring lending officers of those financial institutions who were able to bring with them significant loan and deposit portfolios. Additionally, Paradigm developed an aggressive de novo branching and small bank acquisition strategy. In May 2001, Paradigm opened its branch in Galveston with the intention of opening one or more branches between Galveston and Houston. By the end of 2001, Paradigm had 11 banking offices stretching from the northern portion of Houston, east to Liberty and Chambers counties and south to Galveston.

     During the fourth quarter of 2001, in connection with its strategic review of Paradigm's business plan, the board of directors of Paradigm recognized that for Paradigm Bank to continue to grow at its then current pace, it would need to raise additional capital, especially if its acquisition strategy were to be continued. However, the board also recognized the dilutive impact of the raising of additional capital.

     In July 2001, Mr. Peter Fisher, Paradigm's President and Chief Executive Officer, and Mr. David Zalman, President and Chief Executive Officer of Prosperity, had conversations regarding the possible sale of Paradigm to Prosperity. Based primarily on those discussions, it was apparent to Mr. Fisher that Prosperity had a similar business model to Paradigm, in that it operated banking centers in both urban and rural locations. In addition, each institution utilized the "branch president" concept to maximize responsiveness to customers.

     In October 2001, the board met to consider an offer from a financial institution other than Prosperity. After discussions with Service Asset Management Company, Dallas, Texas, the board decided to reject the offer after evaluating it on the basis of consideration proposed, the operations of the financial institution making the proposal and the expected future operation of Paradigm. After deliberating on the terms of the proposal, Paradigm's board determined that the consideration offered was inadequate. Mr. Fisher was directed to inform the interested institution of its decision.

     Mr. Fisher and Mr. Zalman continued their dialogue with the hope that a merger could be accomplished. By the middle of February 2002, the possibility of a merger began to take shape. On April 2, 2002, Mr. Fisher and Mr. Zalman reached an agreement with respect to the financial aspects of a merger. Prosperity submitted a letter of intent to Mr. Fisher dated April 3, 2002. During the week of April 8, Mr. Fisher held several informal meetings with members of the Paradigm board to inform them of the offer and the terms of the letter of intent.

     At a special board meeting held on April 15th, the Paradigm board discussed the reasons for and the benefits of a merger with Prosperity. It considered the financial performance, stock performance, market position, growth prospects and other matters concerning Prosperity. The Paradigm board evaluated Prosperity's offer in relation to the then perceived current market value of Paradigm common stock and management's estimate of the future value of the common stock of Paradigm as an independent entity. After this discussion, the Paradigm board determined that a merger with Prosperity, as proposed, could provide substantial long-term benefits to Paradigm's shareholders and its other constituencies, but, before making any decisions, decided to engage a financial advisor. The board selected Hoefer & Arnett, Incorporated to serve as its financial advisor in connection with the merger to analyze the transaction and determine its fairness for Paradigm shareholders. Subject to Hoefer & Arnett's analysis of the transaction, Mr. Fisher was authorized to execute the letter of intent and proceed to negotiate the terms of a definitive merger agreement and related agreements.

     Prosperity's outside counsel delivered to Paradigm and its outside counsel a draft merger agreement and other related documents on April 22, 2002. During the course of the next week, Paradigm and Prosperity and their respective counsel negotiated the terms of the merger documents. Additional special meetings of the Paradigm board were held on April 25 and April 30, 2002. Both meetings were attended by representatives of Hoefer & Arnett to discuss the terms of the deal.

     On April 25, 2002, the Paradigm board of directors convened to consider the merger agreement's proposed escrow of 75,270 shares of Prosperity stock to cover possible losses on specified loans identified by Prosperity during its due diligence. Mr. Fisher reviewed the events that had occurred since the last meeting of the Paradigm board and the reasoning of Prosperity for the proposed escrow of a specified number of shares. Hoefer & Arnett also made a presentation to the Paradigm board on the proposed transaction with Prosperity, the current bank merger and acquisition environment and the results of various financial analyses Hoefer & Arnett had prepared in connection with the proposed transaction.

     At the April 30 special board meeting, the board reviewed the terms of the merger agreement and related agreements that had been negotiated with Prosperity. There ensued a lengthy discussion concerning the agreement, timing for execution of the merger agreement and a review of the implications of taking stock in Prosperity as the merger consideration. Hoefer & Arnett made a presentation to the Paradigm board on the proposed transaction and the results of various financial analyses Hoefer & Arnett had prepared in connection with the proposed transaction. Hoefer & Arnett then delivered its opinion that the total merger consideration in the form of a minimum of 1.05489 shares of Prosperity common stock plus an additional 0.03169 shares of Prosperity common stock deposited into the holdback escrow, subject to adjustment, for each share of Paradigm common stock was fair to Paradigm shareholders from a financial point of view. Throughout the presentations, Hoefer & Arnett responded to numerous questions from the Paradigm board.

     Following a thorough discussion of the terms of the merger agreement, the structure of the transaction and other items related to the proposed merger, the Paradigm board determined that the merger pursuant to the definitive agreement was in the best interests of Paradigm and its shareholders, approved the proposed merger, subject to the satisfactory finalization of the merger documents, and authorized Mr. Fisher, as President and Chief Executive Officer of Paradigm, to execute and deliver the merger documents on behalf of Paradigm.

     Prosperity's board of directors met on April 16, 2002 to discuss and consider the transaction with Paradigm. Based primarily on an extensive discussion of the terms of the merger, the financial condition and valuation for both Paradigm and Prosperity and the expansion of Prosperity's market area as a result of the proposed merger, Prosperity's board of directors determined that the transaction with Paradigm was in the best interest of both Prosperity and its shareholders. As a result, Prosperity's board of directors authorized, subject to the satisfactory finalization of the merger documents, Mr. David Zalman, as President and Chief Executive Officer of Prosperity, to execute and deliver the merger documents on behalf of Prosperity.

     On May 1, 2002, Paradigm and Prosperity entered into the merger agreement and each financial institution announced the proposed merger. Prosperity provided a press release summarizing the terms of the merger. Paradigm sent each shareholder a letter and copy of the press release.

Recommendation of the Paradigm Board and Paradigm's Reasons for the Merger

     The terms of the merger agreement, including the consideration to be paid to Paradigm shareholders, were the result of arm's length negotiations between representatives of Prosperity and Paradigm. In evaluating whether to affiliate with Prosperity, the Paradigm board considered a number of factors, including, without limitation, the following:

     . the additional capital and resources needed for Paradigm's operations to continue to grow and the dilutive effect to shareholders of obtaining this additional capital;

     . information regarding the business, operations, earnings, financial condition, technological capabilities, management, earnings and prospects of each of Paradigm and Prosperity;

     . the merger consideration in the form of Prosperity common stock with a value as of April 26, 2002 of $16.275 per share, or an aggregate of $42.0 million, which represented a 196% premium over the most recent sales price of Paradigm common stock of $9.00 in March 2002, the last day the Paradigm common stock traded preceding Paradigm board's approval of the merger agreement;

     . the current financial services industry environment, including the continued consolidation within the industry, the increased competition in the market areas served by Paradigm and the costs of evolving trends in technology;

     . the appreciation in the price of Prosperity common stock since Prosperity's initial public offering in 1998 and the prospects for positive long-term performance of Prosperity common stock;

     . the belief of Paradigm's board that the terms of the merger and the merger agreement are fair to and in the best interests of Paradigm shareholders;

     . the analyses provided by Hoefer & Arnett and the oral and written opinion of Hoefer & Arnett provided on April 30, 2002 that, as of such date, the exchange ratio as set out in the merger agreement, was fair from a financial point of view to Paradigm shareholders (see "Opinion of Paradigm's Financial Advisor");

     . the tax-free nature of the exchange of stock as the merger consideration to Paradigm shareholders for federal income tax purposes;

     . the fact that Prosperity common stock is publicly traded on the Nasdaq National Market, thereby representing a more liquid investment than Paradigm common stock, which was closely held with little trading activity or liquidity;

     . Prosperity's record with respect to the employees and customers of the banks it acquires, and the effect upon Paradigm's employees and the communities that Paradigm serves;

     . the historical dividends paid by Prosperity on its common stock as compared with the dividends paid on Paradigm common stock;

     . the board's review of other strategic alternatives potentially available to Paradigm;

     . Prosperity's ability to provide the ever-increasing and broadening array of financial services and products demanded by Paradigm's customers; and

     . the financial terms of other recent business combinations in the banking industry.

     Paradigm's board of directors determined that Paradigm's competitive position and the value of its stock could best be enhanced through affiliation with Prosperity. The aggregate price to be paid to holders of Paradigm common stock resulted from negotiations which considered the historical earnings and dividends of Prosperity and Paradigm; the potential growth in Paradigm's market and earnings, both as an independent entity and as a part of a larger organization such as Prosperity; Paradigm's asset quality; and the effect of the merger on the shareholders, customers, and employees of Paradigm and the communities that Paradigm serves.

     The above discussion of the information and factors considered by the Paradigm board is not intended to be exhaustive, but includes the material factors the Paradigm board considered. In reaching its determination to approve and recommend the merger, the Paradigm board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

     The Paradigm board of directors believes that the merger is in the best interest of Paradigm and its shareholders. Accordingly, the Paradigm board has unanimously approved the merger agreement and unanimously recommends that you vote FOR approval of the merger agreement.

Prosperity's Reasons for the Merger

     As a part of Prosperity's growth strategy, Prosperity routinely evaluates opportunities to acquire financial institutions. The acquisition of Paradigm is consistent with Prosperity's expansion strategy. Prosperity's board of directors reviewed the business, financial condition, results of operation and prospects for Paradigm, the compatibility of Paradigm's market area and management and the proposed financial terms of the merger. Management of Prosperity believes that the addition of eight new banking locations will expand Prosperity's geographic presence in the greater Houston metropolitan area and the surrounding counties in which Paradigm has locations, provide opportunities for future growth and also result in the realization of cost savings as a larger organization. Prosperity's board of directors also considered the addition of experienced lenders, the financial condition and valuation for both Paradigm and Prosperity, the tax-free nature of the exchange of Paradigm common stock for shares of Prosperity common stock as well as the financial and other effects the merger would have on Prosperity's shareholders.

     Further, based on management's experience in past acquisitions, Prosperity anticipates that it will achieve cost savings of approximately $2.3 million pre-tax over a 12-month period through the combination of back office operations and the elimination of duplicate general, administrative and salary and benefits expenses. Prosperity also believes that the merger may create certain revenue enhancement opportunities as Prosperity offers new products and services to existing Paradigm customers.

     In view of the variety of factors considered in connection with its evaluation of the merger, the Prosperity board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Prosperity board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Prosperity's management.

Opinion of Paradigm's Financial Advisor

     The fairness opinion of Paradigm's financial advisor, Hoefer & Arnett, Incorporated, is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Prosperity and Paradigm. Hoefer & Arnett has reviewed and consented to the following description relating to its opinion. You should not rely on any of these statements as having been made or adopted by Prosperity or Paradigm.

     Paradigm's board of directors retained Hoefer & Arnett as its financial advisor because Hoefer & Arnett is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with Paradigm and its business. The firm is a member of the National Association of Securities Dealers (NASD) with direct access to inter-dealer markets in NASD Automated Quotation (NASDAQ) and Over-the-Counter
(OTC) securities, and makes markets in securities under its symbol HOFR. As part of its investment banking activities, Hoefer & Arnett is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Hoefer & Arnett is familiar with Paradigm, having provided Paradigm with certain financial advice from time to time, including having provided financial advisory services to Paradigm in September 1999 in connection with the acquisition of Dayton State Bank and in connection with the terms of a common stock and trust preferred securities offering. Paradigm paid Hoefer & Arnett $48,000 for such services. In February 2001, Hoefer and Arnett acted as Paradigm's co-underwriter in the offering of $6,000,000 trust preferred securities. In connection with this underwriting, Paradigm allowed Hoefer & Arnett a selling commission of $96,824. In November 1998, Hoefer & Arnett acted as Prosperity's co-underwriter in the offering of $20,601,396 of common stock. In connection with this underwriting, Prosperity allowed Hoefer & Arnett a selling commission of $394,792. Hoefer & Arnett provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of Prosperity for its own account and for the accounts of customers.

     At a meeting of Paradigm's board of directors on April 30, 2002, Hoefer & Arnett rendered to Paradigm's board of directors a verbal opinion that, as of such date, and subject to various assumptions and matters considered, the terms of the proposed merger of Paradigm with and into Prosperity were fair to the holders of common shares of Paradigm from a financial point of view. Hoefer & Arnett has confirmed its April 30, 2002 oral opinion by delivery of its written opinion to Paradigm's board of directors, dated the date of this proxy statement-prospectus, that based upon and subject to various assumptions, matters considered and limitations described therein, the terms of the proposed merger of Paradigm with and into Prosperity are fair to the holders of common shares of Paradigm from a financial point of view.

     The full text of the Hoefer & Arnett fairness opinion as of the date of this proxy statement-prospectus describes the procedures followed, assumptions made, matters considered and limits on the review undertaken, and is attached as Appendix C to this proxy statement-prospectus. Paradigm's shareholders are urged to read the Hoefer & Arnett opinion in its entirety.

     No limitations were imposed by Paradigm's board of directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering its opinion. Hoefer & Arnett's fairness opinion is based on the financial analyses described below. Hoefer & Arnett's fairness opinion is for the use and benefit of Paradigm's board of directors in connection with its consideration of the proposed transaction. Hoefer & Arnett's fairness opinion is not intended to be and does not constitute a recommendation to any Paradigm shareholder as to how such shareholder should vote with respect to the proposed transaction. Hoefer & Arnett's fairness opinion does not address Paradigm's underlying business decision to proceed with the proposed transaction.

     In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following information:

     .    the merger agreement;

     . annual reports on Form 10-KSB of Paradigm for the year ended December 31, 2001; quarterly reports on Form Y-9C for the quarters ended March, 31, 2002, December 31, 2001, September 30, 2001, June 30, 2001, March
          31, 2001 and December 31, 2000; and internal financial statements as of April 30, 2002;

     . annual reports to shareholders and annual reports on Form 10-K of Prosperity for the years ended December 31, 2001, December 31, 2000 and December 31, 1999; quarterly reports on Form 10-Q of Prosperity for the quarters ended March 31, 2002, September 30, 2001, June 30, 2001 and March 31, 2001;

     . internal financial analyses for Paradigm prepared by Paradigm's management;

     . information obtained from discussions held with senior management of Paradigm and Prosperity concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations;

     . the publicly reported historical prices and trading activity for Prosperity common stock;

     . certain other publicly available financial and other information concerning Paradigm and Prosperity;

     . the nature and financial terms of certain other merger and acquisition transactions involving banks and bank holding companies; and

     . such other information, financial studies, analyses and investigations that Hoefer & Arnett considered appropriate.

     This discussion of the documents and information reviewed and analyzed by Hoefer & Arnett is not intended to be exhaustive, but it includes all material documents, studies, analyses, investigations and information reviewed and considered by Hoefer & Arnett.

     In conducting its review and in arriving at its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the management of Paradigm as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefor) provided to it, and Hoefer & Arnett assumed that such forecasts and projections reflect the best currently available estimates and judgments of Paradigm management. Hoefer & Arnett relied on First Call consensus earnings per share estimates for Prosperity for the years 2002 and 2003. Hoefer & Arnett also assumed, without independent verification, that the aggregate allowance for credit losses set forth in the financial statements of Paradigm and Prosperity is adequate to cover such losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the properties of Paradigm or Prosperity, nor did it examine any individual loan credit files. For purposes of its opinion, Hoefer & Arnett assumed that the reorganization would have the tax, accounting and legal effects described in the merger agreement. Hoefer & Arnett's opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of common shares of Paradigm with respect to the terms of the proposed merger of Paradigm with and into Prosperity.

     As a matter of policy, Paradigm does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Hoefer & Arnett in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain and that may not be within the control of the management of Paradigm, including without limitation, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

     As more fully discussed below, Hoefer & Arnett considered such financial and other factors as Hoefer & Arnett deemed appropriate under the circumstances, including among others, the following:

     . the historical and current financial position and results of operations of Paradigm and Prosperity, including interest income, interest expense, net interest income, net interest margin, provision for credit losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of nonperforming assets, credit losses and the reserve for credit losses, all as set forth in the financial statements for Paradigm and Prosperity;

     . the assets and liabilities of Paradigm and Prosperity, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and

     . Hoefer & Arnett's assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally.

     The opinion expressed by Hoefer & Arnett was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion and the information made available to it through that date. Events occurring after the date of issuance of the opinion, including but not limited to changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Paradigm or Prosperity, could materially affect the assumptions used in preparing the opinion.

     The following is a summary of the material financial analyses performed by Hoefer & Arnett in arriving at its opinion and does not purport to be a complete description of all the analyses performed by Hoefer & Arnett. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. Hoefer & Arnett believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Paradigm and Prosperity. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Except as described below, none of the financial analyses performed by Hoefer & Arnett was assigned a greater significance by Hoefer & Arnett than any other.

     Summary of Proposal. Hoefer & Arnett reviewed the terms of the proposed merger as described in the merger agreement. Pursuant to the merger agreement and subject to the terms and conditions therein, each share of Paradigm common stock outstanding prior to the effective time of the merger shall be converted into and exchanged for the right to receive, for each share of Paradigm common stock they own, up to 1.08658 shares of Prosperity common stock unless the exchange ratio is adjusted upward under certain conditions. Of this amount, Paradigm shareholders will be entitled to receive a minimum of 1.05489 shares of Prosperity common stock upon completion of the merger and an additional 0.03169 shares of Prosperity common stock will be deposited in the holdback escrow for possible future distributions to Paradigm shareholders as provided in the merger agreement.

     Hoefer & Arnett's analysis is based on 2,375,020 common shares outstanding at Paradigm, the issuance of an aggregate of 2,505,379 shares of Prosperity common stock and a market price of $16.65 per share for Prosperity common stock at June 5, 2002, which translates into a total transaction value of $41,714,560. On a per share basis, each Paradigm shareholder shall be entitled to receive
1.05489 shares of Prosperity common stock, or a transaction value of an equivalent of $17.56 per share of Paradigm common stock. Hoefer & Arnett has assumed that none of the 75,270 holdback shares will be distributed to Paradigm shareholders.

     Transaction Summary
     -------------------
     Prosperity Common Stock Price                                  $  16.65
     Exchange Ratio                                                  1.05489
     Implied Transaction Value Per Share                            $  17.56
     Price to March 31, 2002 Paradigm Book Value                        2.27x
     Price to March 31, 2002 Paradigm Tangible Book Value               2.82x
     Price to 2001 Paradigm Earnings                                   37.01x


     The following table summarizes the implied per share equity value for Paradigm derived from the analyses indicated, each of which is described in greater detail below:

                                                               Implied Value Per
     Valuation Methodology                                    Share for Paradigm
     ---------------------                                    ------------------
     Implied Transaction Value                                          $17.56
     Selected Transaction Analysis                                $8.85-$14.92
     Present Value Analysis                                       $8.36-$12.07
     Discounted Cash Flow Analysis                               $15.97-$16.37

     Analysis of Selected Bank Merger Transactions. Hoefer & Arnett reviewed information relating to selected banking mergers and acquisitions announced between January 1, 2001 and June 5, 2002 in which the acquired banking organizations were located in Texas (the "Selected Transactions"). Hoefer & Arnett compared financial performance ratios at Paradigm with financial performance ratios of the banking organizations making up the Selected Transactions and compared the pricing multiples to be paid for Paradigm with those paid in the Selected Transactions. This data was obtained from SNL Financial.

     The following table compares selected performance and financial ratios of Paradigm at March 31, 2002 with the median ratios for the Selected Transactions:

                                        Paradigm          Selected Transactions
                                        --------          ---------------------
     Total assets                    $256.7 million           $89.4 million
     Return on assets                          0.55%                   1.01%
     Return on equity                          7.76%                  11.81%
     Equity to assets                          7.16%                   8.82%


     On the basis of the pricing multiples for the Selected Transactions, Hoefer & Arnett calculated a range of purchase prices as a multiple of book value and earnings. The chart below shows the low, high and median for the Selected Transactions and the resulting indicated price range for Paradigm based on Paradigm's equity per share of $7.73 at March 31, 2002, tangible equity per share of $6.34 at March 31, 2002 and based on 2001 earnings per share of $0.47.

                                     Pricing Multiples for                   Per Share Value
                                     Selected Transactions                    for Paradigm
                                --------------------------------   -----------------------------------
                                  Low        High       Median        Low         High       Median
                                  ---        ----       ------        ---         ----       ------
Price/Book Value                  1.15x      5.13x       1.93x       $8.89       $39.65      $14.92

Price/Tangible Book Value         1.15x      5.13x       1.93x       $7.29       $32.52      $12.24

Price/Earnings                   10.42x     57.56x      18.84x       $4.90       $27.05      $ 8.85

     Based on the median multiples, this analysis resulted in a range of imputed values for Paradigm's common stock of between $8.85 and $14.92 per share, which supports the fairness of the $17.56 per share transaction value.

     Present Value Analysis. Hoefer & Arnett calculated the present value of theoretical future earnings of Paradigm and compared the transaction value to the calculated present value of one share of Paradigm's common stock on a stand-alone basis. Based on projected earnings for Paradigm for 2002 through 2006, discount rates ranging from 10% to 14%, and including a residual value, the stand-alone present value of Paradigm's common stock ranged from $8.36 to $12.07 per share, which is below the transaction value of $17.56 per share.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Hoefer & Arnett estimated the net present value of the future streams of after-tax cash flow that Paradigm could produce to benefit a potential acquiror, referred to as dividendable net income, and added a terminal value. Based on projected earnings for Paradigm for 2002 through 2006, Hofer & Arnett calculated assumed after-tax distributions to a potential acquiror such that its Tier 1 leverage ratio would be maintained at 7.00%. The terminal values for Paradigm were calculated based on Paradigm's projected 2006 tangible equity and earnings, the median price to book and price to earnings multiples paid the Selected Transactions and utilized a discount rate of 12%. This discounted cash flow analysis indicated implied values of $15.97 per share and $16.37 per share, which are both below the transaction value of $17.56 per share.

     Accretion/Dilution Analysis. Hoefer & Arnett analyzed the financial implications of the merger to the Paradigm shareholders. This analysis indicated the level of accretion to earnings per share, equity per share and dividends per share that a shareholder of Paradigm would achieve on a pro forma equivalent basis, based on the exchange ratio of 1.05489 and including assumed cost savings and revenue enhancement opportunities. Such cost savings and revenue enhancements were assumed to equal 18% of Paradigm's overhead on an annualized basis, as estimated by Prosperity. The table below summarizes these results:

                                           Estimated 2002                            Estimated 2003
                              -------------------------------------    --------------------------------------
                               Earnings       Equity      Dividends      Earnings       Equity      Dividends
                               --------       ------      ---------      --------       ------      ---------
Paradigm Standalone             $ 0.83          $7.98       $  0.05        $ 0.87         $8.80       $  0.05
Pro Forma Equivalent            $ 1.16          $8.22       $  0.23        $ 1.30         $9.28       $  0.25
% Accretion                      39.76%          3.01%       360.00%        49.43%         5.45%       400.00%

     Stock Trading History. Hoefer & Arnett reviewed the closing per share market prices and volumes for Prosperity common stock on a daily basis from January 2, 2002 to June 5, 2002. Hoefer & Arnett compared the stock price performance for Prosperity to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of publicly traded banking organizations with total assets between $1 billion and $5 billion. During the one year period ended May 31, 2002, Prosperity's common stock outperformed each of the indices to which it was compared.

                                   Beginning Index Value      Ending Index Value
                                        June 1, 2001              May 31, 2002
                                        ------------              ------------
Prosperity                                 100.00%                   146.87%
Peer Group                                 100.00                    126.04
Nasdaq Bank Index                          100.00                    115.45
S&P 500 Index                              100.00                     84.65

     Hoefer & Arnett compared selected financial information, ratios and multiples for Prosperity to corresponding financial information, ratios and multiples of publicly traded Texas banking organizations with total assets greater than $1 billion (the Texas group) and publicly traded banking organizations with total assets between $1 billion and $5 billion that had a return on average equity greater than 15%, based on last twelve months' earnings (the National group). The table below sets forth the comparative data as of March 31, 2002 with pricing data as of June 5, 2002. This data was obtained from SNL Financial.

                                                                    Median for           Median for
                                               Prosperity           Texas Group        National Group
                                               ----------           -----------        --------------
Total assets                                     $1,289.6 million      $3,377.5 million    $2,064.1 million
Equity to assets                                     7.19%                 8.03%               8.10%
LTM return on average assets                         1.29%                 1.31%               1.42%
LTM return on average equity                        17.94%                15.97%              16.87%
Dividend yield                                       1.32%                 1.72%               2.13%
Price to book value per share                        2.92x                 2.54x               2.52x
Price to LTM earnings per share                      15.9x*                17.6x               15.0x

   *Excludes merger related expenses

     Financial Advisory Fees. In its engagement letter, dated April 16, 2002, Paradigm agreed to pay Hoefer & Arnett 1.00% of the total consideration, up to a maximum of $420,000, for its services rendered in connection with the proposed transaction, including the delivery of its opinion. This fee is contingent on completion of the transaction.

Exchange of Paradigm Stock Certificates

     As soon as practicable after the effective time of the merger, Prosperity's transfer and exchange agent, ComputerShare Investor Services, will mail to each Paradigm shareholder a form letter of transmittal, together with instructions for the exchange of such holder's Paradigm stock certificates for a certificate representing the shares of Prosperity common stock to which he or she is entitled.

     You should not send in your certificates until you receive a letter of transmittal form and instructions.

     After you surrender to the exchange agent one or more certificates for Paradigm common stock, together with a properly completed letter of transmittal, the exchange agent will (1) issue and mail to the holder a certificate representing the number of whole shares of Prosperity common stock and the cash payment for fractional shares without any interest thereon to which the holder is entitled and (2) issue and mail to Prosperity Bank, as escrow agent, the 75,270 shares of Prosperity common stock to be held in escrow pursuant to the holdback escrow agreement. The exchange agent may issue a certificate for Prosperity common stock in a name other than the name in which the surrendered certificate is registered only if (a) the certificate surrendered is properly endorsed or is otherwise in proper form for transfer and (b) the person requesting the issuance of the certificate either pays to the exchange agent any transfer or other taxes required by the issuance of a certificate for shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the exchange agent that the taxes have been paid or are not due.

     All Prosperity common stock issued in the merger will be deemed issued as of the effective time of the merger. No dividends with respect to the Prosperity common stock with a record date after the effective time will be paid to the former shareholders of Paradigm entitled to receive certificates for shares of Prosperity common stock until such shareholders surrender their certificates representing shares of Paradigm common stock. After the certificates are surrendered, Prosperity will pay the shareholder of record any dividends, without any interest thereon, which become payable with respect to the shares of Prosperity common stock represented by the certificate, other than those shares to be held in escrow. If your certificate for Paradigm common stock is lost, stolen or destroyed, the exchange agent will issue the shares of Prosperity common stock upon your submission of an affidavit by you claiming the certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Prosperity may direct as indemnity against any claim that may be made against Prosperity with respect to the certificate.

     Upon completion of the merger, you will cease to have any rights as a shareholder of Paradigm. Until so surrendered, each certificate will be deemed for all corporate purposes to represent and evidence solely the right to receive the consideration to be paid pursuant to the merger agreement. Neither Prosperity, Paradigm, the exchange agent nor any other party will be liable to any holder of certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Effective Time of the Merger

     Subject to the conditions to complete the merger, the merger will become effective when articles of merger reflecting the merger become effective with the Secretary of State for the State of Texas. The merger will be completed on a date we specify after the conditions to the merger have been satisfied or waived. Although we anticipate that the merger will become effective during the third quarter of 2002, delays may occur.

     We cannot assume that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to the merger can or will be satisfied. Either of our boards of directors may terminate the merger agreement if the merger is not completed by November 27, 2002, unless it is not completed because of the willful breach of the merger agreement by the party seeking termination.

Conduct of Business Pending Effective Time

     The merger agreement requires Paradigm to maintain the general character of its business and conduct its business prior to the merger only in the ordinary course consistent with past practices and prudent banking principles. These requirements include the following:

     . Paradigm will use its best efforts to preserve its present business organizations, relationships and goodwill with customers, and advantageous business relationships and to retain its officers, directors and key employees; and

     . Paradigm will remain current under any loan agreements or other types of liability or indebtedness, including any liabilities or obligations regarding the junior subordinated debentures in the aggregate amount of $6,186,000 and other liabilities relating to the amended and restated trust agreement of Paradigm Capital Trust II.

     Without the written consent of Prosperity, Paradigm and its subsidiaries may not, among other things:

     . make or agree to make or renew any loans or other extensions of credit in excess of $350,000 to any borrower, with certain exceptions;

     . issue, sell or obligate itself to issue or sell any shares of its capital stock or securities convertible into its capital stock, except that Paradigm may issue shares of its common stock upon the exercise of Paradigm stock options prior to completion of the merger;

     . grant any stock appreciation rights or other form of incentive compensation;

     . open, close, acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

     . enter into, amend or terminate any material agreement, contract or commitment, except in accordance with prudent banking practices;

     . acquire or dispose of any material amount of assets or liabilities other than in the ordinary course of business consistent with prudent banking practices;

     . grant any severance or termination pay or enter into any employment or related agreements for itself or any of its subsidiaries;

     . pay any dividends other than regular periodic cash dividends paid in the ordinary course of business and consistent with past practices; however, the parties have agreed that Paradigm may pay a cash dividend of $0.05 per share in July 2002 and, if the merger is not completed prior to the record date for Prosperity's third quarter dividend, Paradigm may pay a cash dividend in an amount equal to the quarterly dividend Paradigm shareholders would receive as shareholders of Prosperity;

     . excluding loan commitments made and certificates of deposit issued, enter into any contract, agreement or commitment that obligates Paradigm or any of its subsidiaries for an amount in excess of $10,000 over the term of any such contract, agreement or commitment;

     . amend or change any provision of its articles of incorporation or bylaws;

     . sell, transfer, convey or otherwise dispose of any real property, including other real estate owned;

     . foreclose upon or otherwise acquire any commercial real property prior to the receipt and approval of Prosperity of a Phase I environmental review of such property;

     . increase or decrease the rate of interest paid on deposit accounts other than in accordance with Paradigm's past practices;

     .    establish a new subsidiary;

     . voluntarily make any material change in the interest rate risk profile of Paradigm Bank;

     . materially deviate from policies and procedures existing as of the date of the merger agreement with respect to classification of assets, allowance for loan losses or accrual of interest on assets except as otherwise required by the merger agreement;

     . excluding deposits, certificates of deposit, FHLB advances and borrowings consistent with past practices, undertake any additional borrowings in excess of ninety (90) days;

     . modify any outstanding loan or acquire any loan participation unless such modification is made in the ordinary course of business, consistent with past practices; or

     . make any capital expenditures individually in excess of $25,000 or in the aggregate in excess of $100,000, other than previously disclosed binding commitments or expenditures necessary to maintain existing assets in good repair.

     Refer to the merger agreement for additional restrictions on the conduct of the business of Paradigm pending the merger.

Conditions to Completion of the Merger

     The merger agreement contains a number of conditions to our respective obligations to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

     . receipt of all required regulatory approvals in a manner that does not impose any restrictions on the operations of Prosperity Bank which are unacceptable to Prosperity;

     . the holders of a majority of the outstanding shares of Paradigm common stock approve the merger agreement;

     . the shares of Prosperity common stock to be issued to Paradigm shareholders shall have been authorized for listing on the Nasdaq National Market;

     . Peter E. Fisher shall have entered into an employment and non-competition agreement with Prosperity Bank, a wholly-owned indirect subsidiary of Prosperity;

     . the registration statement of which this proxy statement-prospectus forms a part shall have become effective and no stop order suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall have been initiated and continuing or threatened by the Securities and Exchange Commission;

     . all representations and warranties of Paradigm (in the case of Prosperity's closing obligation) or Prosperity (in the case of Paradigm's closing obligation) must be true in all material respects as of the date of the merger agreement and the date the merger becomes effective;

     . absence of a material adverse change in the financial condition, results of operation or business of Paradigm and its subsidiaries (in the case of Prosperity's closing obligation) or Prosperity and its subsidiaries (in the case of Paradigm's closing obligation);

     . the performance or compliance in all material respects by Paradigm (in the case of Prosperity's closing obligation) or Prosperity (in the case of Paradigm's closing obligation) with all covenants and conditions required by the merger agreement to be performed or complied with prior to the date the merger becomes effective;

     . Paradigm must receive an opinion from its financial advisor to the effect that the merger is fair to its shareholders from a financial point of view;

     . we must each receive a written opinion of our counsel as to the tax-free nature of the exchange of shares; and

     . we must each receive a written opinion of the other company's counsel regarding the enforceability of the merger agreement, proper authorization of the merger and other corporate and related matters.

     In addition to the conditions listed above, Prosperity's obligation to complete the merger is subject to the satisfaction of the following conditions:

     . each shareholder, director and officer of Paradigm designated as an affiliate shall have delivered to Prosperity an executed copy of an Affiliate Letter; and

     . each director and certain officers of Paradigm and Paradigm Bank Texas, a wholly-owned, indirect subsidiary of Paradigm, shall have executed a release agreement.

     Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition.

Additional Agreements

     The merger agreement contains additional agreements made by each party, some of which are substantially reciprocal, the most significant of which include:

     . we each agreed to take all reasonable action to aid and assist in the consummation of the merger and the transactions contemplated thereby and to use our best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the merger agreement;

     . we agreed, upon request, to provide each other all information concerning ourselves and our subsidiaries, directors, officers and shareholders and other matters as may be necessary or advisable in connection with this document, or any other filing necessary in connection with the merger;

     . Paradigm agreed to give Prosperity access to all of their properties, books, contracts, commitments and records, to provide information about their business, properties and personnel and Prosperity agreed to keep that information confidential;

     . we agreed that neither party will, directly or indirectly, before or after the consummation of the merger or termination of the merger agreement, disclose any confidential information other than in connection with the regulatory notice and application process, or use such confidential information for its own purposes or for the benefit of any person, firm, corporation, association or other entity under any circumstances;

     . Prosperity has agreed that for a period of three years after completion of the merger it will indemnify and hold harmless any person who has indemnification rights from Paradigm and its subsidiaries for liabilities from their acts or omissions in those capacities occurring prior to completion of the merger to the fullest extent permitted by law;

     . Prosperity agreed that for a period of three years after completion of the merger it will maintain directors' liability insurance covering the persons presently covered by directors' liability policies of Paradigm;

     . we agreed that neither party or any of their respective subsidiaries, directors or officers shall, directly or indirectly, purchase or sell, or bid to purchase or offer to sell, any shares of Prosperity securities during the 15 trading days ending on and including the third trading day preceding the completion of the merger;

     . Paradigm agreed to take all necessary action to ensure that no default has or will occur regarding the trust preferred securities issued in connection with the amended and restated trust agreement dated February 20, 2001 among Paradigm, First Union Trust Company, National Association and the Administrative Trustees named therein and that it will take all steps necessary to remain in compliance with any other requirements set forth in the governing documents regarding the trust preferred securities and provide evidence to Prosperity regarding such compliance;

     . Prosperity agreed that at or prior to the closing it would enter into a supplemental indenture to the indenture between Paradigm and First Union Trust Company, National Association with respect to the debentures issued in connection with the above referenced trust preferred securities, assuming the obligations and performance of covenants of Paradigm at closing;

     . employees of Paradigm and its subsidiaries who continue employment with Prosperity or any of its subsidiaries upon completion of the merger will be entitled to participate in the employee benefit plans and programs maintained by Prosperity and its subsidiaries. Prosperity will recognize such employees' prior service with Paradigm or its subsidiaries for all purposes under Prosperity's employee benefit plans and programs (other than stock option plans); and

     . Paradigm has agreed to allow Prosperity to designate two representatives who will be invited to attend the Paradigm board meetings and committee meetings. These representatives will have no voting rights and may be excluded from certain sessions.

Representations and Warranties

     In the merger agreement, we have made certain representations to each other. The more significant of these relate to:

     .    corporate organization and operation;

     .    capitalization;

     .    corporate authority;

     .    financial statements and reports;

     .    litigation;

     .    laws and regulatory filings;

     .    employee benefit plans;

     .    tax matters;

     .    loans;

     .    in the case of Paradigm, certain contracts and commitments;

     .    insurance; and

     .    environmental matters.

Financial Interests of Paradigm Directors and Officers in the Merger

     As a Paradigm shareholder, in considering the recommendations of the Paradigm board of directors to vote for the proposal to approve the merger agreement, you should be aware that certain directors and officers of Paradigm may have interests in the merger that are in addition to or different from the interests of Paradigm shareholders. The Paradigm board of directors was aware of these interests and considered them in approving the merger agreement.

     Continued Employment. Certain of Paradigm's executive officers will serve as officers of Prosperity Bank following completion of the merger.

     Employment and Non-competition Agreement. Upon completion of the merger, Prosperity Bank will enter into an employment and non-competition agreement with Peter E. Fisher, Paradigm's President and Chief Executive Officer. During the two-year term of the agreement, Mr. Fisher will serve as Vice Chairman of Prosperity Bank and will receive:

     .    an annual salary of $185,000;

     .    an annual bonus of not less than $15,000; and

     . upon completion of the merger, Prosperity will deliver to Mr. Fisher an incentive stock option agreement granting him an option to purchase 30,000 shares of Prosperity common stock.

If Prosperity Bank terminates Mr. Fisher's employment without good cause, as defined in the agreement, Mr. Fisher will be entitled to receive his annual salary for the remaining term of the agreement.

         In consideration for the covenants agreed to by Mr. Fisher, he will receive a lump sum payment of $100,000 upon termination of his employment with Prosperity Bank as provided for in the agreement. For two years following such termination, Mr. Fisher is prohibited from:

     . competing with Prosperity Bank within Houston, Texas and a 50 mile radius of Houston;

     .    soliciting employment or employing employees of Prosperity Bank; and

     . soliciting customers or prospective customers of Prosperity Bank to cease or reduce their business relationships with Prosperity Bank.

         In addition, under the agreement, Mr. Fisher is prohibited from disclosing or improperly using any confidential information, former employee information or third party information.

     Retention Agreements. Eight officers of Paradigm had previously entered into retention agreements with Paradigm Bank which provide for 12 months continued employment following a change in control or the payment of 12 months salary prorated for any of the 12 month period the officer was employed following the change in control. These agreements will continue to be effective after the merger.

     Change in Control Payments. Paradigm has employment agreements with Peter
E. Fisher, Brad Fagan and Jay W. Porter that provide for payments upon a change in control. The merger will result in payment prior to completion of the merger of approximately $362,500, $170,800 and $120,000 to Messrs. Fisher, Fagan and Porter, respectively.

     Stock Options. Certain of Paradigm's officers hold options to purchase 32,340 shares of Paradigm common stock at an average exercise price of $11.61, 27,540 of which are unvested with an average exercise price of $11.48. Upon completion of the merger all unvested options will vest and become immediately exercisable. In addition, all options to acquire Paradigm common stock will convert into options to acquire shares of Prosperity common stock at the total exchange ratio, without being subject to the holdback escrow. As a result, option holders, including certain officers, could exercise their options immediately after completion of the merger and receive shares of Prosperity common stock without being subject to the holdback escrow.

     Stock Appreciation Rights. Certain of Paradigm's officers hold stock appreciation rights which will accelerate and become fully vested upon completion of the merger. Each SAR will be cancelled and automatically converted into a specified cash payment.

     Director Positions. Prosperity has agreed to appoint William H. Fagan, M.D. and Charles J. Howard, M.D. to serve as directors of Prosperity upon completion of the merger, and Prosperity has agreed to appoint Peter E. Fisher and Leah Huffmeister Henderson to serve as directors of Prosperity Bank upon completion of the merger.

     Indemnification. Prosperity has agreed, for a period of three years after completion of the merger, to indemnify and hold harmless any person who has rights to indemnification from Paradigm and its subsidiaries to the fullest extent permitted by Texas law and Paradigm's articles and bylaws.

     Insurance. Prosperity agreed that for a period of three years after completion of the merger it will maintain directors' liability insurance covering the persons presently covered by directors' liability insurance policies of Paradigm.

Employee Matters

     All employees of Paradigm who continue employment after the closing shall be eligible to participate in the employee benefit plans and programs of Prosperity and Prosperity Bank. Prosperity will credit such employees for their length of service with Paradigm for all purposes under each of the employee benefit plans and programs, except stock option plans.

Amendment and Termination

     Mutual Consent. The merger agreement may be terminated and the merger abandoned at any time upon the mutual consent of Prosperity and Paradigm.

     By Either Party. The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either Prosperity or Paradigm if:

     . any court of competent jurisdiction or other federal or state governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have been final and non-appealable;

     . any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other persons whose approval is required to consummate any of such transactions;

     . the approval of the merger agreement by Paradigm shareholders is not obtained by reason of the failure to obtain the required vote at the meeting;

     . the merger shall not have become effective by November 27, 2002 and the party exercising its termination right is not in default under the merger agreement; or

     . if any of the conditions to the respective obligations of Prosperity, Prosperity Bank or Paradigm have not been met or waived by the other party.

     By Paradigm. The merger agreement may be terminated and the merger abandoned at any time by Paradigm if:

     . any of the conditions to the obligations of Paradigm to complete the merger have not been met or waived by Paradigm;

     . there is a material adverse change in the assets, business or financial condition of Prosperity;

     . the average closing price of Prosperity common stock during the price measurement period is less than $12.205 per share, that being the measurement price, and the percentage difference between $16.275 and the measurement price is greater than 10% lower than the percentage decrease between the closing price of the KBW Bank Index on April 26, 2002 and the average closing price of the KBW Bank Index during the price measurement period; provided, however, that Prosperity has the right to nullify Paradigm's termination right by adjusting the exchange ratio. For these purposes, the price measurement period is the 10 consecutive trading days ending on and including the third trading day immediately prior to the closing; or

     . if Paradigm receives an acquisition proposal that Paradigm's board of directors determines in its good faith judgment and in the exercise of its fiduciary duties, based in part on the written opinion of its independent legal counsel and the written opinion of an investment banking firm of national reputation, that such alternative acquisition proposal would be more favorable to Paradigm's shareholders than the merger, and that refusing the alternative proposal would be inconsistent with the fiduciary duties of Paradigm's board to its shareholders.

     In the event Paradigm desires to terminate the merger agreement as provided in the third item above, Paradigm must notify Prosperity in writing of its intent to terminate within two business days following the end of the 10 day trading period over which the average trading price is determined. Prosperity has five days from the receipt of the notice to cure the grounds for termination.

     By Prosperity. The merger agreement may be terminated and the merger abandoned at any time by Prosperity if:

     . Paradigm fails to comply in any material respect with any of its covenants or agreements or any of its representations or warranties shall be defective in any material respect;

     . any of the conditions to the obligations of Prosperity to complete the merger have not been met or waived by Prosperity;

     . there is a material adverse change in the assets, business or financial condition of Paradigm;

     . the board of directors of Prosperity determines, after consultation with counsel, that it will be unable to obtain any required regulatory approval or such approval contains conditions that would materially and adversely affect the financial consequences of the merger; or

     .    the board of directors of Paradigm

               . received an acquisition proposal which the board of directors resolves to accept;

               . recommended to Paradigm's shareholders that they tender their shares of Paradigm common stock in a tender or exchange offer to a third party;

               . withdrew or modified, in any manner that is adverse to Prosperity, its recommendation or approval of the merger; or

               . recommended to Paradigm shareholders that they accept or approve an alternative acquisition proposal.

Expenses

     Except as otherwise noted above, Prosperity and Paradigm will each pay their own expenses in connection with the merger.

Termination Fee

     The provisions of the merger agreement relating to expenses and termination fees as well as the confidentiality provisions will continue in effect notwithstanding termination of the merger agreement. If the merger agreement is validly terminated by either party, the merger agreement will become void without any liability on the part of any person except that Paradigm must pay to Prosperity a termination fee of $2,500,000 if the merger is terminated as set forth below:

     . by Paradigm, if it receives an acquisition proposal that Paradigm's board of directors determines in its good faith judgment and in the exercise of its fiduciary duties, based in part on the written opinion of its independent legal counsel and the written opinion of an investment banking firm of national reputation, that such alternative acquisition proposal would be more favorable to Paradigm's shareholders than the merger, and that refusing the alternative proposal would be inconsistent with the fiduciary duties of Paradigm's board to its shareholders;

     . by either Prosperity or Paradigm, if certain mutual conditions have not been met at closing due to the failure of Paradigm's shareholders to approve the merger agreement, if at the time of such failure Paradigm has received a bona fide acquisition proposal and, within nine months of the termination of the merger agreement, Paradigm enters into a definitive agreement with any third party with respect to any acquisition proposal; or

     .    by Prosperity, if the board of directors of Paradigm

               . received a superior acquisition proposal which the board of directors resolves to accept;

               . recommended to Paradigm's shareholders that they tender their shares of Paradigm common stock in a tender or exchange offer to a third party;

               . withdrew or modified, in any manner that is adverse to Prosperity, its recommendation or approval of the merger; or

               . recommended to Paradigm shareholders that they accept or approve an alternative acquisition proposal.

Nasdaq Stock Market Listing

     Prosperity has agreed to use its best efforts to cause the shares of Prosperity common stock to be issued in the merger to be approved for quotation on the Nasdaq National Market. The obligations of the parties to complete the merger are subject to approval for quotation of such shares on the Nasdaq National Market.

Material Federal Income Tax Consequences

     The following discussion is a general summary of the anticipated material United States federal income tax consequences of the merger to Paradigm shareholders who hold Paradigm common stock as a capital asset. This discussion is based upon the Internal Revenue Code, regulations promulgated by the United States Treasury Department, court cases and administrative rulings in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect.

     The obligations of the parties to complete the merger are conditioned upon the receipt by Prosperity and Paradigm of an opinion of counsel from Bracewell & Patterson, L.L.P. as to the anticipated United States federal income tax consequences of the merger, but specifically excluding the following:

     . state, local, foreign or other federal tax consequences of the merger not specifically addressed in the opinion;

     . federal income tax consequences to Paradigm shareholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in securities and other persons who do not own such stock as a capital asset;

     . federal income tax consequences affecting shares of Paradigm common stock acquired upon the exercise of stock options, similar derivative securities or otherwise as compensation; and

     . the federal income tax consequences to holders of options or other rights to acquire shares of Paradigm common stock and Prosperity common stock or persons who hold their Paradigm common stock as part of a straddle, hedge or conversion transaction.

     Bracewell & Patterson, L.L.P., counsel to Prosperity has delivered its tax opinion to Prosperity, subject to the limitations discussed above, on the basis of facts, representations and assumptions set forth or referred to in such opinion which are consistent with the state of facts existing at the effective time of the merger. In rendering its tax opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Prosperity and Paradigm, reasonably satisfactory in form and substance to such counsel. An opinion of counsel represents counsel's best legal judgment, but has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues. We have not requested nor do we intend to request a ruling from the IRS as to the tax consequences of the merger.

     Bracewell & Patterson, L.L.P. has rendered its opinion that for United States federal income tax purposes:

     . the merger will constitute a reorganization within the meaning of Sections 368(a) of the Internal Revenue Code and Prosperity and Paradigm will each be a party to the reorganization;

     . except as discussed below, you will not recognize any gain or loss for United States federal income tax purposes when you exchange your Paradigm common stock solely for Prosperity common stock pursuant to the merger;

     . the aggregate tax basis in the shares of Prosperity common stock you received as a result of the merger, including the holdback shares held pursuant to the holdback escrow agreement, will be equal to the aggregate tax basis of the shares of Paradigm common stock you surrender in the exchange, increased by the amount of gain recognized and reduced by the tax basis of any Paradigm common stock for which you receive cash in lieu of a fractional share interest;

     . the holding period of the Prosperity common stock that you receive in the merger, including the holdback shares held pursuant to the holdback escrow agreement, will include the holding period of the shares of Paradigm common stock that you exchange; and

     . neither Paradigm nor Prosperity will recognize any gain or loss for United States federal income tax purposes as a result of the merger.

     A copy of this opinion is attached as Exhibit 8.1 to the registration statement of which this proxy statement-prospectus forms a part. It is a condition to completion of the merger that each of us receive an updated opinion of Bracewell & Patterson, L.L.P. The conditions relating to receipt of the tax opinion may be waived by both of us. Neither of us currently intends to waive the conditions related to the receipt of an updated tax opinion. However, if these conditions are waived, Paradigm will circulate additional materials to their shareholders and re-solicit approval of the merger.

     Fractional shares of Prosperity common stock will not be issued in the merger. You will recognize gain or loss for United States federal income tax purposes with respect to the cash you receive instead of a fractional share interest in Prosperity common stock. Your gain or loss will equal the difference between the amount of cash you receive and the tax basis of your Paradigm common stock surrendered in the merger that is allocated to fractional shares. This gain or loss will be capital gain or loss, and will be a long-term capital gain or loss if your stock has been held for more than one year at the time the merger is completed.

     You will be treated as owning the shares of Prosperity common stock held under the holdback escrow agreement. If dividends are paid with respect to the holdback shares, you will be required to report the dividends as ordinary income even though you do not receive the cash payment. In addition, you will be required to report as ordinary income any interest earned on the escrowed dividends. If some or all of the holdback shares are returned to Prosperity to discharge a liability under the holdback escrow agreement, you will be treated as though you sold your portion of the returned shares and will recognize capital gain or loss based on the difference between your basis in the returned shares and the value of the shares at the time they are released. You will increase your basis in any remaining shares by the amount of the liability that was satisfied. If you no longer own any Prosperity common stock at the time the escrow is terminated and none of the holdback shares are distributed to you, you will likely report a capital loss equal to the amount of gain recognized. You may also be able to report as an ordinary loss the amount of any dividends and interest held by the escrow and not distributed to you to the extent you have previously reported ordinary income attributable to such dividends and interest. You should consult your own tax adviser regarding the proper tax treatment of the escrowed shares.

     If you exercise the right to dissent in connection with the merger and receive only cash in exchange for your Paradigm common stock, you will be treated as having received such cash as a distribution in redemption of your Paradigm common stock and will generally recognize a capital gain or loss equal to the difference between the amount of cash received and the adjusted basis of your Paradigm common stock. However, different tax consequences could apply to such payment, under your particular facts and circumstances, including whether you are deemed under any applicable attribution rules to own Prosperity common stock if the payment is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

     The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular Paradigm shareholder in light of such shareholder's particular circumstances. Paradigm shareholders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.

Dissenters' Rights of Appraisal and Related Issues

     Paradigm shareholders have a statutory right to dissent from the merger by following the specific procedures set forth below. If the merger is approved by the shareholders and consummated, any Paradigm shareholder who properly perfects his or her dissenters' rights will be entitled to receive an amount of cash equal to the fair value of his or her shares of Paradigm stock rather than being required to receive the consideration established by the merger agreement. The following summary is not a complete statement of the statutory dissenters' rights of appraisal, and such summary is qualified by reference to the applicable provisions of the Texas Business Corporation Act, or the TBCA, which are reproduced in full in Appendix D to this proxy statement-prospectus. You must follow the exact procedure required by the TBCA in order to properly exercise your dissenters' rights of appraisal and avoid waiver of those rights.

     Any Paradigm shareholder who desires to dissent from the merger must file a written objection to the merger with the Secretary of Paradigm, William H. Fagan, M.D., 3934 FM 1960 West, Suite 330, Houston, Texas 77068, prior to the meeting. The written notice must state that the shareholder will exercise his or her right to dissent if the merger is consummated and give the shareholder's address to which notice of effectiveness of the merger should be sent. A vote against the merger is not sufficient to perfect a shareholder's statutory right to dissent from the merger. If the merger is consummated, each shareholder of Paradigm who sent notice to Paradigm as described above and who did not vote in favor of the merger will be deemed to have dissented from the merger. Failure to vote against the merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the merger will constitute such a waiver.

     As the company surviving the merger, Prosperity will be liable for any payments to dissenting shareholders and, within 10 days of the effective date of the merger, must notify the dissenting shareholders in writing that the merger has occurred. Each dissenting shareholder so notified must, within 10 days of the delivery or mailing of such notice, make a written demand on Prosperity, for payment of the fair value of the dissenting shareholder's shares as estimated by the dissenting shareholder. Failure to follow this procedure will constitute a waiver of his dissenter's rights of appraisal by such dissenting shareholder. The demand shall state the number and class of the shares owned by the dissenting shareholder and the fair value of the shares as estimated by the dissenting shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the merger. Dissenting shareholders who fail to make a written demand within the 10 day period will be bound by the merger and lose their rights to dissent. Within twenty days after making a demand, the dissenting shareholder must submit his stock certificates to Prosperity for notation thereon that such demand has been made. Failure to do so shall terminate the dissenting shareholder's right to dissent, unless a court determines otherwise. Dissenting shareholders who have made a demand for payment of their shares shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for their shares pursuant to the provisions of the TBCA and the right to maintain an appropriate action to obtain relief on the basis of fraud.

     Within twenty days after receipt of a dissenting shareholder's demand letter as described above, Prosperity shall deliver or mail to the dissenting shareholder written notice stating that Prosperity accepts the amount claimed in the demand letter and agrees to pay that amount within ninety days after the effective date and upon surrender of the certificates duly endorsed by the dissenting shareholder or containing Prosperity's written estimate of the fair value of the shares of Paradigm stock together with an offer to pay such amount within ninety days after the effective date of the merger if Prosperity receives notice, within sixty days after the effective date of the merger, stating that the dissenting shareholder agrees to accept that amount and upon surrender of the certificates duly endorsed by the dissenting shareholder. In either case, the dissenting shareholder shall cease to have any ownership interest in Paradigm following consummation of the merger.

     If the dissenting shareholder and Prosperity cannot agree on the fair value of the shares within sixty days after the effective date, either the dissenting shareholder or Prosperity may, within sixty days of the expiration of the initial sixty day period, file a petition in any court of competent jurisdiction in Harris County, Texas requesting a finding and determination of the fair value of the dissenting shareholder's shares. Each dissenting shareholder is not required to file a separate petition. If one dissenting shareholder files a petition, Prosperity must, within 10 days after being served with a copy of the petition, file, with the clerk of the court in which the petition was filed, a list containing the names and addresses of the dissenting shareholders with whom agreements as to the value of their shares have not been reached. If Prosperity files the petition, it will include the list as part of the filing. The court will give notice of the time and place of the hearing on the petition to the dissenting shareholders named on the list. Dissenting shareholders so notified by the court will be bound by the final judgment of the court regarding fair value of the shares. If no petition is filed within the appropriate time period, then all dissenting shareholders who have not reached an agreement with Prosperity on the value of their shares shall be bound by the merger and lose their rights to dissent.

     After a hearing concerning the petition, the court shall determine which dissenting shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and shall appoint one or more qualified appraisers to determine the value of the shares of Paradigm stock in question. The appraiser or appraisers shall afford a reasonable opportunity to the parties to submit pertinent evidence as to the value of the shares. The appraiser or appraisers shall determine such value and file a report with the court, notice of which will be given to the parties in interest. The court shall then in its judgment determine the fair value of the shares of Paradigm. The judgment of the court shall be binding on Prosperity and on all dissenting shareholders receiving notice of the hearing. This value may be more than, less than, or equal to what is received by non-dissenting shareholders. The court shall direct Prosperity to pay such amount, together with interest thereon beginning ninety-one days after the effective date to the date of judgment, to the dissenting shareholders entitled thereto. The judgment shall be payable upon the surrender to Prosperity of the certificates fully endorsed by the dissenting shareholder. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the certificates. All court costs shall be allotted between the dissenting shareholders and Prosperity in the manner the court determines to be fair and equitable.

     Any dissenting shareholder who has made a written demand on Prosperity for payment of the fair value of his or her Paradigm stock may withdraw such demand at any time before payment for his shares has been made or before a Petition has been filed with an appropriate court for determination of the fair value of such shares. If a dissenting shareholder withdraws his or her demand, or if he or she is otherwise unsuccessful in asserting his or her dissenters' rights of appraisal, such dissenting shareholder shall be bound by the merger and his or her status as a former shareholder shall be restored without prejudice to any corporate proceedings, dividends, or distributions that may have occurred during the interim.

     In the absence of fraud in the transaction, a dissenting shareholder's statutory right to appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the merger. See Appendix D.

Accounting Treatment

     Under generally accepted accounting principles, the merger will be accounted for under the purchase method of accounting. The assets and liabilities of Paradigm, including identifiable intangible assets, will be reflected in the consolidated financial statements of Prosperity based upon the estimated fair values as of the effective time of the merger. Results of operations will be reflected in the consolidated financial statements of Prosperity for all periods subsequent to the effective time of the merger. The excess purchase price over the fair market value of assets is recorded as goodwill and is not amortized. Instead, goodwill is evaluated annually, or more frequently if impairment indicators arise, for impairment.

Restrictions on Resales of Prosperity Common Stock

     Prosperity common stock to be issued in the merger will be registered under the Securities Act of 1933. Therefore, the Prosperity common stock to be issued to Paradigm shareholders in the merger will be freely transferable by Paradigm shareholders who are not considered to be "affiliates" of either of us. "Affiliates" generally are defined as persons or entities who control, are controlled by or are under common control with either of us at the time of the Paradigm special meeting and generally include executive officers, directors and beneficial owners of 10% or more of the Paradigm common stock.

     If you are considered an affiliate of Paradigm or become an affiliate of Prosperity after the merger, you may resell the shares of Prosperity common stock acquired in connection with the merger only pursuant to an effective registration statement under the securities laws, pursuant to Rule 145 of the Securities and Exchange Commission's rules, or in transactions otherwise exempt from registration under the securities laws. Under Rule 145, during the first calendar year after the merger becomes effective, affiliates of Paradigm may publicly resell the Prosperity common stock they receive in the merger but only within certain limitations as to the number of shares of Prosperity common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of Paradigm who are not affiliates of Prosperity may resell their shares without restriction. Prosperity must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934 in order for these affiliates of Paradigm to resell, under Rule 145, shares of Prosperity common stock received in the merger. Prosperity is not obligated and does not intend to register for resale the shares issued to affiliates of Paradigm.

     A condition to Prosperity's obligation to complete the merger is that each affiliate of Paradigm signs a written agreement to the effect that he or she will not offer or sell or otherwise dispose of any of the shares of Prosperity common stock issued to him or her in the merger in violation of the Securities Act of 1933.

Regulatory Approvals

     The merger must be approved by the Board of Governors of the Federal Reserve System. On June 21, 2002, Prosperity filed an application with the Federal Reserve Bank of Dallas to obtain prior approval of the merger. It is expected that the Federal Reserve will approve the application in July 2002. The merger of Paradigm Bank into Prosperity Bank must be approved by the Federal Deposit Insurance Corporation (FDIC) and the Texas Department of Banking. On June 3, 2002, Prosperity filed an application with the FDIC and Banking Department to obtain approval of the bank merger. It is expected that the FDIC and Banking Department will approve the application in August 2002.

     A period of 15 to 30 days must expire following approval by the Federal Reserve during which time the Department of Justice may file objections to the merger under the federal antitrust laws. While Paradigm and Prosperity believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

     The approval of any application merely implies satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed merger.

     Prosperity and Paradigm are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting of Paradigm. The receipt of all necessary regulatory approvals is a condition to effecting the merger.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Upon completion of the merger, the number of directors of Prosperity will be increased by two and Prosperity has agreed to appoint William H. Fagan, M.D. and Charles J. Howard, M.D. as directors of Prosperity if they are still directors of Paradigm immediately prior to completion of the merger and are willing and eligible to serve as directors of Prosperity.

     The number of directors of Prosperity Bank will also be increased by two and Prosperity Bank has agreed to appoint Peter E. Fisher and Leah Huffmeister Henderson as directors of Prosperity Bank if they are still directors of Paradigm Bank immediately prior to completion of the merger and are willing and eligible to serve as directors of Prosperity Bank. In addition, Prosperity agreed to appoint Mr. Fisher to serve as Vice Chairman of the Board of Directors of Prosperity Bank.

     Brief biographical information for each director of Paradigm who will serve as a director of Prosperity upon completion of the merger is provided below:

     William H. Fagan, M.D. Dr. Fagan is an investor who has served as a director of Paradigm since its formation in 1996. He has served on the board of Paradigm Bank Texas since he was an organizing director in 1980. From 1965 to 1980, Dr. Fagan served on the board of directors of Channelview State Bank, which later changed its name to Prime Bank.

     Charles J. Howard, M.D. Dr. Howard is an investor who has been Chairman of Paradigm's board of directors since its formation in 1996. He has served on the board of Paradigm Bank Texas since he was an organizing director in 1980. Dr. Howard has served as a director of Vail Valley Medical Center since 1985, and served as chairman of that board from 1992 to 1996.

     As a director of Prosperity, each of Dr. Fagan and Dr. Howard will be compensated in accordance with Prosperity's director compensation policies in effect from time to time. As of the date of this proxy statement-prospectus, directors of Prosperity receive a fee of $1,660 for each meeting of Prosperity's board of directors they attend and no additional fee for attendance at committee meetings.

     For information regarding the directors and executive officers of Prosperity, see Prosperity's proxy statements dated March 15, 2002 for its annual meeting of shareholders held on April 16, 2002, which is incorporated by reference in this proxy statement-prospectus.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS
                           OF PROSPERITY AND PARADIGM

         The rights of Paradigm shareholders under the articles of incorporation and bylaws of Paradigm will differ in some respects from the rights Paradigm shareholders will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of Prosperity's articles of incorporation and bylaws have been previously filed by Prosperity with the Securities and Exchange Commission. Copies of Paradigm's articles of incorporation and bylaws are available upon written request from Paradigm.

         Certain differences between the provisions contained in the Texas Business Corporation Act, Paradigm's articles of incorporation and bylaws, and Prosperity's articles of incorporation and bylaws as such differences may affect the rights of shareholders are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law, the Paradigm articles of incorporation, the Paradigm bylaws, the Prosperity articles of incorporation and the Prosperity bylaws.

            Summary of Material Differences Between Current Rights of
                 Paradigm Shareholders and Rights Those Persons
          Will Have as Shareholders of Prosperity Following the Merger

                                          Paradigm                                       Prosperity
Corporate               The rights of Paradigm shareholders are        The rights of Prosperity shareholders are
Governance:             currently governed by Texas corporate law      governed by Texas corporate law and the
                        and the articles of incorporation and bylaws   articles of incorporation and bylaws of
                        of Paradigm.  Following the completion of      Prosperity.
                        the merger, rights of Paradigm shareholders
                        who become Prosperity shareholders will be
                        governed by Texas law and the articles
                        of incorporation and bylaws of Prosperity.

Authorized              Paradigm's authorized capital stock consists   Prosperity's authorized capital stock consists
Capital Stock:          of 25,000,000 shares of common stock, par      of 50,000,000 shares of common stock, par
                        value $1.00 per share, and 10,000,000          value $1.00 per share, and 20,000,000 shares
                        shares of preferred stock, par value $10.00    of preferred stock, par value $1.00 per share.
                        per share.

Classification of       Paradigm's bylaws provide that the             Prosperity's board is also divided into three
the Board of            directors of Paradigm shall be divided into    classes, as nearly equal in number as possible,
Directors:              three classes with each class serving a        with each class serving a staggered three-year
                        staggered three-year term. This means that     term.
                        only one-third of the board is elected at
                        each annual meeting of shareholders. The
                        classification makes it more difficult to
                        change the composition of Paradigm's
                        Board of Directors because at least two
                        annual meetings of shareholders are
                        required to change control of the Board of
                        Directors.

Number of               Paradigm's board of directors currently        Prosperity's board of directors currently
Directors:              consists of eight members.                     consists of 11 members.  As of the closing of
                                                                       the merger, Prosperity's board will increase by
                                                                       two members and William H. Fagan, M.D.
                                                                       and Charles J. Howard, M.D., current
                                                                       members of Paradigm's board, will become
                                                                       members of Prosperity's board.

Removal of              Texas law provides that at any meeting of        Prosperity's bylaws also provide that any
Directors:              shareholders called expressly for that           director or the entire board of directors may
                        purpose, any director or the entire board of     be removed, but only for cause, by the
                        directors may be removed, with or without        affirmative vote of the holders of a majority
                        cause, by a specified portion of votes not       of shares entitled to vote at an election of
                        less than a majority of shares entitled to       directors.
                        vote at an election of directors, unless
                        otherwise provided in a corporation's
                        articles of incorporation or bylaws.
                        Paradigm's bylaws provide that any director
                        or the entire Board may be removed, but
                        only for cause, by the affirmative vote of
                        the holders of a majority of the shares then
                        entitled to vote at an election of directors.

Board Vacancies:        Any vacancy occurring on the Paradigm            Any vacancy occurring  on the Prosperity
                        board of directors may be filled by the          board of directors also may be filled by the
                        Paradigm board of directors; and any             Prosperity board of directors; and any
                        directors so chosen will hold office until the   directors so chosen will hold office until the
                        next election of the class of directors to       next election of the class of directors to which
                        which such director has been appointed and       such director has been appointed and until
                        until such director's successor shall have       such director's successor shall have been
                        been elected and qualified, or until such        elected and qualified, or until such director's
                        director's earlier death, resignation or         earlier death, resignation or removal.
                        removal.

Vote Required for       Texas law provides that on matters other         Prosperity's articles of incorporation also
Certain                 than the election of directors, the              provide that the vote or concurrence of the
Shareholder             affirmative vote of the holders of a majority    holders of a majority of the shares of the
Actions:                of the shares entitled to vote and               corporation entitled to vote at a meeting of the
                        represented at a shareholders' meeting shall     shareholders at which a quorum is present
                        be the act of the shareholders, unless the       shall be the act of the shareholders.
                        vote of a greater number is required by law,
                        the articles of incorporation or the bylaws.
                        Paradigm's articles of incorporation provide
                        except to the extent otherwise required by
                        law, the vote or concurrence of the holders
                        of a majority of the shares of the
                        corporation entitled to vote on the matter
                        shall be the act of the shareholders.

Amendment of            Under Texas law, unless a corporation's          Prosperity's articles of incorporation may be
Articles                articles of incorporation or a bylaw adopted     amended upon the approval of two-thirds of
of Incorporation        by the shareholders provides otherwise, a        the outstanding shares of stock entitled to vote
and                     corporation's shareholders may amend the         thereon.
Bylaws:                 bylaws. Paradigm's bylaws provide the
                        board of directors shall have the power to
                        adopt, amend and repeal the bylaws and the       Prosperity's articles of incorporation and
                        shareholders shall not have the power to         bylaws provide that its bylaws may be
                        adopt, amend or repeal the bylaws.               amended only by Prosperity's board of
                        Paradigm's articles of incorporation may be      directors and Prosperity's shareholders do not
                        amended upon the affirmative vote of a           have the power to amend the bylaws.
                        majority of the outstanding shares of stock
                        entitled to vote thereon.

Shareholder             Under Texas law, shareholders may act without a meeting   Prosperity's articles of incorporation also
Actions Without a       if a written consent is signed by all the shareholders    do not provide for less than unanimous consent
Meeting:                entitled to vote on the matter, unless a corporation's    when shareholder action is taken a meeting;
                        articles of incorporation require less than unanimous     therefore, no action may be taken by written
                        consent (but not less than number of votes necessary to   consent unless all the shareholders agree.
                        take the action at a meeting).

                        Paradigm's articles of incorporation do not provide for less than unanimous consent when shareholder action is taken without a meeting; therefore, no action may be taken by written consent unless all shareholders agree.

Special Meetings        Under Texas law, a special meeting of shareholders may    Prosperity's articles of incorporation and bylaws
of Shareholders:        be called by the President, the Board of Directors,       provide that special meetings of the shareholders
                        other persons so authorized in the corporation's          may be called only by the Chairman of the Board,
                        articles of Chairman of the Board, by the                 by the President and Chief Executive Officer, by a
                        President and incorporation or bylaws or the holders of   majority of the Board of Directors or by the
                        not less than 10% of all the shares entitled to vote      holders of 50% of the outstanding shares entitled
                        at the meeting, unless a different percentage, not to     to vote.
                        exceed 50%, is provided for in the articles of
                        incorporation.

                        Paradigm's articles of incorporation and bylaws provide that special meetings of shareholders may be called by the Chairman of the Board, by the holders of 50% of the outstanding shares entitled to vote or by the majority of the executive committee (if any).

Proposal of             Paradigm's bylaws contain detailed advance notice and     Prosperity's bylaws also contain detailed advance
Business;               informational procedures which must be complied with in   notice and informational procedures which must be
Nomination of           order for a shareholder to nominate a person to serve as  complied with in order for a shareholder to
Directors:              shareholder a director. Paradigm's bylaws generally       nominate a person to serve as a director.
                        require a shareholder to give notice of a proposed        Prosperity's bylaws generally require a
                        nominee in advance of the shareholders' meeting at which  shareholder to give notice of a proposed nominee
                        directors will be elected.                                in advance of the shareholders' meeting at which
                                                                                  directors will be elected.

                        In addition, Paradigm's bylaws contain detailed           In addition, Prosperity's bylaws contain detailed
                        informational procedures which must be followed in order  advance notice and informational procedures which
                        for a shareholder to propose an item of business for      must be followed in order for a shareholder to
                        consideration at a meeting of shareholders. To be         propose an item of business for consideration at
                        timely, a shareholder's notice must be delivered to the   a meeting of shareholders. To be timely, a
                        Secretary of Paradigm no later than 60 days prior to the  shareholder's notice must be delivered to the
                        meeting.                                                  Secretary of Prosperity no later than 60 days
                                                                                  prior to the meeting.

Limitation of           Article 1302-7.06 of the Texas Civil Statutes provides    Prosperity's articles of incorporation also
Director                that the articles of incorporation may provide that a     provide that no director of Prosperity will be
Liability:              director of the corporation shall not be liable, or       liable to Prosperity or its shareholders for
                        shall                                                     monetary damages for an act or omission in

                        be liable only to the extent provided in the articles of  the director's capacity as a director,
                        incorporation, to the corporation or its shareholders     except to the extent the foregoing exemption
                        for monetary damages for an act or omission in the        from liability is not permitted under Texas
                        director's capacity as a director, provided that there    law.  Prosperity's articles of incorporation
                        shall be no limitation of liability of a director to the  and bylaws provide the corporation shall have
                        extent the director is found liable for (1) a breach of   the power to purchase and maintain insurance
                        the director's duty of loyalty to the corporation or its  on behalf of directors against any liability
                        shareholders, (2) an act or omission not in good faith    incurred by directors in such a capacity or
                        that constitutes a breach of duty of the director to the  arising out of such person's status.
                        corporation or that involves intentional misconduct or a
                        knowing violation of law, (3) a transaction from which
                        the director received an improper benefit, whether or
                        not the benefit resulted from an action taken within the
                        scope of the director's office or (4) an act or omission
                        for which the liability of a director is expressly
                        provided by an applicable statute.

                        Paradigm's articles of incorporation provide that no director of Paradigm will be liable to Paradigm or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law. Paradigm's articles of incorporation and bylaws provide the corporation shall have the power to purchase and maintain insurance on behalf of directors against any liability incurred by directors in such a capacity or arising out of such person's status.

Indemnification:        Under Texas law, Paradigm may indemnify an individual     Prosperity's articles of incorporation and
                        acting in his capacity as an officer or director against  bylaws provide for mandatory indemnification
                        liability incurred if (1) he conducted himself in good    to the fullest extent allowed by Texas law
                        faith; and (2) he believed: (a) in the case of conduct    for all former or present directors or
                        in his official capacity with Paradigm, that his conduct  officers and all persons who were serving at
                        was in Paradigm's best interest and (b) in all other      the request of Prosperity as a director,
                        cases, that his conduct was at least not opposed to its   officer, partner or trustee of another entity.
                        best interests; and (3) in the case of a criminal
                        proceeding, he had no reasonable cause to believe his
                        conduct was unlawful. Texas law also provides that a
                        director may not be indemnified with respect to a
                        proceeding (1) in which the person is found liable on
                        the basis that personal benefit was improperly received
                        by him, whether or not the benefit resulted from an
                        action taken in the person's official capacity or (2) in
                        which the person is found liable to the corporation.
                        Paradigm's

            articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Paradigm as a director, officer, partner or trustee of another entity.

     In addition, Prosperity is subject to the provisions of the Texas Business Combination Law (Articles 13.01 through 13.08 of the TBCA), which provide that a Texas corporation that has 100 or more shareholders or any class or series of its voting shares registered under the Securities Exchange Act of 1934 or similar successor statute, or qualified for trading in a national market system may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an "affiliated shareholder" (generally defined as the holder of 20% or more of the corporation's voting shares) for a period of three years from the date such person became an affiliated shareholder unless: (1) the business combination or purchase or acquisition of shares made by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the affiliated shareholder became an affiliated shareholder. As long as Paradigm has less than 100 shareholders or is not a public company as described above, Paradigm is not subject to this law.

     The Texas Business Combination Law is not applicable to:

     .   the business combination of a corporation:

            . where the corporation's original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law;

            . that adopts an amendment to its charter or bylaws before December 31, 1997, expressly electing not to be governed by the Texas Business Combination Law; or

            . that adopts an amendment to its charter or bylaws after December 31, 1997, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law;

     . a business combination of a corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder:

            . as soon as practicable divests itself of enough shares to no longer be an affiliated shareholder; and

            . would not at any time within the three year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

     . a business combination with an affiliated shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

     . a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an affiliated shareholder until the announcement date of the business combination; and

     . a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder's beneficial ownership of the voting shares of the corporation.

Neither the articles of incorporation nor the bylaws of Prosperity contain any provision expressly providing that Prosperity will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity, even if such event would be beneficial to Prosperity's shareholders.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PARADIGM

     Management's Discussion and Analysis of Financial Condition and Results of Operation of Paradigm analyzes the major elements of Paradigm's balance sheets and statements of income. This section should be read in conjunction with Paradigm's consolidated financial statements and the accompanying notes contained elsewhere in this proxy statement-prospectus.

Overview

     During the quarter ended March 31, 2002, Paradigm earned $354,000, or $0.15 per share (basic and diluted), compared with $471,000, or $0.20 per share (basic and diluted), for the same period in 2001. Paradigm earned a return on average assets of 0.55% and 0.87% and a return on average equity of 7.76% and 10.78% for the first quarters of 2002 and 2001, respectively. Paradigm paid no dividends during the quarters ended March 31, 2002 and 2001.

     Paradigm's total assets were $256.7 million at March 31, 2002 compared with $259.3 million at December 31, 2001, a decrease of $2.6 million, or 1.0%. Total loans decreased $200,000 to $170.6 million at March 31, 2002 compared with total loans of $170.8 million at December 31, 2001. Total deposits were $230.3 million at March 31, 2002, a decrease of $2.1 million, or 0.9%, compared with $232.4 million at December 31, 2001.

     In December 2000, Paradigm changed the name of its subsidiary bank, Woodcreek Bank, to Paradigm Bank Texas to reflect its expanded customer base and broader geographic range. Also in December 2000, Paradigm merged Dayton State Bank, which was acquired in December 1999 and operated as a separate bank subsidiary, into Paradigm Bank in order to expand and improve services offered to its banking customers, develop efficiencies from a unified management and consolidate the management, loan processing, back office and accounting operations.

     During the first quarter of 2001, Paradigm, through its subsidiary Paradigm Capital Trust II, issued $6.0 million in trust preferred securities. The proceeds were used mainly to redeem all of Paradigm's outstanding 10.375% debentures and for general corporate purposes. For more information, see the discussion in "Financial Condition - Trust Preferred Securities" on page 81.

     From August 2000 through May 2001, Paradigm opened three new banking centers. The three new locations are in the Copperfield and Gladebrook areas of north and northwest Houston and in downtown Galveston. Due to the proximity of Paradigm's Copperfield and Gladebrook banking centers to the Cy-Fair banking center, Paradigm closed its Cy-Fair banking center on December 1, 2001. Paradigm moved the staff and most of the business from Cy-Fair to the nearby Gladebrook location, enabling it to realize cost savings without material loss of loans or deposits, and without material charges to income.

     During 2001, the Federal Reserve decreased the discount rates eleven times, totaling 475 basis points. Due to rate re-pricing differences among Paradigm's interest-bearing assets and liabilities, these rate reductions effectively lowered Paradigm's net interest margin by 85 basis points for 2001 versus 2000.

     Changing Paradigm Bank's name, merging Dayton State Bank into Paradigm Bank, staffing and establishing new locations, establishing a consolidated operations center and modernizing computer systems all represented significant long-term investments, which increased costs in 2001. Due to these factors and those discussed below, Paradigm earned $1.1 million, or $0.47 per share (basic and diluted), in 2001, versus $2.2 million, or $0.94 per share (basic and diluted), in 2000. Paradigm posted returns on average assets of 0.48%, 1.05%, and 1.49% for 2001, 2000 and 1999, respectively. For those same years, Paradigm earned returns on average equity of 6.37%, 13.73%, and 21.11%, respectively. Dividends paid per weighted average share outstanding (basic and diluted) for 2001, 2000 and 1999, respectively, were $0.06, $0.30 and $0.48.

     Despite the downward pressure on earnings, Paradigm achieved significant asset and deposit growth in 2001. Total assets grew to $259.3 million at December 31, 2001 from $215.3 million at December 31, 2000, an increase of $44.0 million, or 20.4%. Total loans increased to $170.8 million at December 31, 2001 from $133.5 million at December 31, 2000, an increase of $37.3 million, or 27.9%. Total deposits grew $44.4 million, or 23.6%, in 2001, to $232.4 million at December 31, 2001. Assets, loans and deposits grew in 2001 due to the growth in branches opened in 2000 and 2001 and the development of additional business at existing branches.

Results of Operations

Net Interest Income

     Net interest income, a main source of Paradigm's earnings, is the amount by which interest income exceeds interest expense. Interest rate fluctuations and changes in the amount and type of earning assets and liabilities combine to affect net interest margins and net interest income. Changes in yields earned on interest-earning assets, such as loans and investments, and rates paid on interest-bearing deposits and other borrowed funds are called rate changes. Changes in the amount and mix of interest-earning assets and interest-bearing liabilities are referred to as volume changes.

     For the quarter ended March 31, 2002, net interest income before provision for credit losses increased $37,000 to $2.6 million compared with the same period in 2001, as the increase in average loans offset an 89 basis point decrease in net interest margin resulting from the interest rate declines throughout 2001.

     Net interest income before provision for credit losses decreased $377,000 or 3.5%, to $10.3 million for the year ended December 31, 2001 compared with $10.7 million in 2000. After discount rate reductions by the Federal Reserve Board, which totaled 475 basis points in 2001, interest rates earned on Paradigm's interest-earning assets decreased more rapidly and more significantly than the rates paid on its interest-bearing liabilities. The average rate earned on interest-earning assets was 7.78% in 2001, down 101 basis points from 8.79% in 2000. The average rate paid for interest-bearing liabilities decreased 27 basis points to 4.04% in 2001 versus 4.31% in 2000. Paradigm's net interest margin of 5.15% in 2001 was 85 basis points lower than in 2000.

     The increase in average assets and liabilities, and related interest income and expense, from 1999 to 2000 was mainly due to the purchase of Dayton State Bank in December 1999.

         The following tables present for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax-equivalent adjustments were made to the average balances or interest amounts, and all average balances are daily average balances. Non-accruing loans have been included in the tables as loans carrying a zero yield.

                                                                            Three Months Ended March 31,
                                                     ------------------------------------------------------------------------------
                                                                      2002                                     2001
                                                     ------------------------------------     -------------------------------------
                                                                                  Average                                 Average
                                                        Average     Interest       Yield/        Average    Interest       Yield/
                                                        Balance    Earned/Paid    Rate (4)       Balance   Earned/Paid    Rate (4)
                                                     ------------- ------------ ------------  ------------ ------------ -----------
                                                                                 (Dollars in thousands)
Assets
Interest-earning assets:
    Loans .........................................  $  168,959    $    3,018        7.14%    $  134,203   $    3,224        9.74%
    Securities (1) ................................      42,603           494        4.64         42,296          621        5.96
    Federal funds sold and other
      temporary investments .......................       9,545            64        2.68          9,140          112        4.97
                                                     ----------    ----------                 ----------   ----------
    Total interest-earning assets .................     221,107         3,576        6.47        185,639        3,957        8.64
    Less allowance for credit losses ..............      (1,867)                                  (1,015)
                                                     ----------                               ----------
      Interest-earning assets, net of allowance ...     219,240                                  184,624
    Noninterest-earning assets ....................      36,819                                   33,126
                                                     ----------                               ----------
      Total assets ................................  $  256,059                               $  217,750
                                                     ==========                               ==========

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
    Interest-bearing demand deposits ..............  $   17,089    $       48        1.12%    $   14,712   $       60        1.65%
    Savings and money market deposits .............      58,070           294        2.03         41,480          340        3.32
    Certificates of deposit .......................      70,218           635        3.62         64,533          983        6.18
    Federal funds purchased and other
      debt ........................................           -             -           -            839           12        5.80
                                                     ----------    ----------                 ----------   ----------
    Total interest-bearing liabilities ............     145,377           977        2.69        121,564        1,395        4.65
Noninterest-bearing liabilities:
    Noninterest-bearing deposits ..................      81,410                                   70,471
    Other liabilities .............................       5,036                                    2,683
                                                     ----------                               ----------
      Total liabilities ...........................     231,823                                  194,718
Company obligated mandatorily-
    redeemable trust preferred securities .........       6,000                                    5,562
Stockholders' equity ..............................      18,236                                   17,470
                                                     ----------                               ----------
    Total liabilities and stockholders' equity ....  $  256,059                               $  217,750
                                                     ==========                               ==========

Net interest rate spread ..........................                                  3.78%                                   3.99%
Net interest income and margin (2) ................                $    2,599        4.74%                 $    2,562        5.63%
                                                                   ==========                              ==========
Net interest income and margin, tax
    equivalent basis (3) ..........................                $    2,684        4.90%                 $    2,631        5.75%
                                                                   ==========                              ==========

______________

(1) Yield on securities is based on amortized cost and does not include unrealized gains or losses. Average balances for time deposits with other banks are included in average securities balances above, in the amounts of $4,646 and $957 for the three months ended March 31, 2002 and 2001, respectively.

(2) Net interest margin equals net interest income divided by average interest-earning assets.

(3) To make pretax income and yields on tax exempt investments and loans comparable to those for taxable investments and loans, a tax-equivalent adjustment was computed using the federal income tax rate of 34%. The average balances of non-taxable securities that are included in the average securities balances above were $10,090 and $11,081 for the three months ended March 31, 2002 and 2001, respectively.

(4)   Annualized.

                                                                          Years ended December 31,
                                        -------------------------------------------------------------------------------------------
                                                     2001                           2000                           1999
                                        ----------------------------   ----------------------------  ------------------------------
                                                  Interest   Average               Interest  Average              Interest  Average
                                         Average   Earned/    Yield/    Average    Earned/   Yield/    Average    Earned/   Yield/
                                         Balance    Paid       Rate     Balance     Paid      Rate     Balance     Paid      Rate
                                        --------- --------   -------   ---------  ---------  ------- ----------  ---------  -------
                                                                          (Dollars in thousands)
Assets
Interest-earning assets:
    Loans ...........................  $ 145,591  $ 12,753    8.76%    $ 122,228   $ 12,305   10.07%  $  62,483   $  5,723   9.16%
    Securities (1) ..................     44,266     2,493    5.63        52,782      3,204    6.07      32,647      1,860   5.70
    Federal funds sold and other
      temporary investments .........     11,931       455    3.81         4,411        262    5.94       3,769        230   6.10
                                       ---------  --------             ---------   --------           ---------   --------
    Total interest-earning assets ...    201,788    15,701    7.78       179,421     15,771    8.79      98,899      7,813   7.90
    Less allowance for credit
    losses ..........................     (1,270)                           (859)                          (426)
                                       ---------                       ---------                      ---------
      Interest-earning assets,
        net of allowance ............    200,518                         178,562                         98,473
    Noninterest-earning assets ......     36,765                          34,514                         17,631
                                       ---------                      ----------                      ---------
      Total assets ..................  $ 237,283                      $  213,076                      $ 116,104
                                       =========                      ==========                      =========

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
    Interest-bearing demand
        deposits ....................  $  15,236  $    209    1.37%   $   15,736   $    419    2.66%  $   7,380   $     89   1.21%
    Savings and money market
        deposits ....................     46,920     1,390    2.96        40,899      1,308    3.20      25,983        786   3.03
    Certificates of deposit .........     70,761     3,760    5.31        59,426      3,277    5.51      34,360      1,663   4.84
    Federal funds purchased and
        other debt ..................        206        13    6.31         1,502         61    4.06         982         59   6.01
                                       ---------  --------            ----------   --------           ---------   --------
    Total interest-bearing
        liabilities .................    133,123     5,372    4.04       117,563      5,065    4.31      68,705      2,597   3.78
Noninterest-bearing liabilities:
    Noninterest-bearing deposits ....     77,361                          68,973                         37,685
    Other liabilities ...............      3,556                           5,163                          1,121
                                       ---------                      ----------                      ---------
        Total liabilities ...........    214,040                         191,699                        107,511
Company obligated
    mandatorily-redeemable trust
    preferred securities ............      5,563                           5,125                            427
Stockholders' equity ................     17,680                          16,252                          8,166
                                       ---------                      ----------                      ---------
    Total liabilities and
        stockholders' equity ........  $ 237,283                      $  213,076                      $ 116,104
                                       =========                      ==========                      =========

Net interest rate spread ............                         3.75%                            4.48%                         4.12%
Net interest income and margin (2) ..             $ 10,329    5.15%                $ 10,706    6.00%              $  5,216   5.30%
                                                  ========                         ========                       ========
Net interest income and margin,
    tax equivalent basis (3) ........             $ 10,764    5.37%                $ 10,891    6.10%              $  5,356   5.44%
                                                  ========                         ========                       ========

-------------

(1) Yield on securities is based on amortized cost and does not include unrealized gains or losses. Average balances for time deposits with other banks are included in average securities balances above, in the amounts of $2,902, $3,512, and $7,619 for the years ended December 31, 2001, 2000 and 1999, respectively.

(2) Net interest margin equals net interest income divided by average interest-earning assets.

(3) To make pretax income and yields on tax exempt investments and loans comparable to those for taxable investments and loans, a tax-equivalent adjustment was computed using the federal income tax rate of 34%. The average balances of non-taxable securities which are included in the average securities balances above were $11,072, $11,088 and $9,763 for the years ended December 31, 2001, 2000 and 1999, respectively.

         In 2001, average interest-earning assets increased $22.4 million, or 12.5%, over 2000, mainly due to an increase in average loan volume of $23.4 million, or 19.1%. The increase in loans was not enough, however, to offset the effect of the 101 basis point decrease in average yield in 2001, resulting in lower total interest income.

         Growth in savings, money market and time deposits helped boost average interest-bearing liabilities by $15.6 million, or 13.3%, in 2001 compared with 2000. The benefit from the gradual reduction of 27 basis points on average rates paid on interest-bearing liabilities was offset by the deposit growth, resulting in higher total interest expense for 2001.

         The following tables present the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and identifies the change related to outstanding balances (volume) and the change due to interest rate fluctuations
(rate) for the periods indicated. For purposes of this table, changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

                                                                          Three Months ended March 31, 2002
                                                                                    Compared with
                                                                          Three Months ended March 31, 2001
                                                                       -------------------------------------
                                                                       Increase (Decrease) Due to
                                                                       --------------------------
                                                                          Volume        Rate         Total
                                                                       -----------  ------------  ----------
                                                                               (Dollars in thousands)
         Average interest-earning assets:
         Loans ....................................................    $      835   $   (1,041)  $     (206)
         Securities ...............................................             5         (132)        (127)
         Federal funds sold .......................................             5          (53)         (48)
                                                                       ----------   ----------   ----------
            Increase (decrease) in interest income ................           845       (1,226)        (381)

         Average interest-bearing liabilities:
         Interest-bearing demand deposits .........................    $       10   $      (22)  $      (12)
         Savings and money market accounts ........................           136         (182)         (46)
         Certificates of deposit ..................................            87         (435)        (348)
         Federal funds purchased & other debt .....................           (12)           -          (12)
                                                                       ----------   ----------   ----------
            Increase (decrease) in interest expense ...............           221         (639)        (418)
                                                                       ----------   ----------   ----------
              Increase (decrease) in net interest income...........    $      624   $     (587)  $       37
                                                                       ==========   ==========   ==========

                                                        Year ended December 31, 2001              Year ended December 31, 2000
                                                                Compared with                             Compared with
                                                        Year ended December 31, 2000              Year ended December 31, 1999
                                                  ---------------------------------------   ---------------------------------------
                                                   Increase (Decrease) Due to                Increase (Decrease) Due to
                                                  ---------------------------               ---------------------------
                                                     Volume          Rate        Total        Volume          Rate         Total
                                                  -----------     ----------   ----------   -----------    -----------   ----------
                                                                                (Dollars in thousands)
Average interest-earning assets:
Loans ........................................... $    2,047      $   (1,599)  $      448    $    6,016     $      566   $    6,582
Securities ......................................       (517)           (194)        (711)        1,222            122        1,344
Federal funds sold ..............................        287             (94)         193            38             (6)          32
                                                  ----------      ----------   ----------    ----------     ----------   ----------
   Increase (decrease) in interest income .......      1,817          (1,887)         (70)        7,276            682        7,958

Average interest-bearing liabilities:
Interest-bearing demand deposits ................ $      (14)     $     (196)  $     (210)   $      222     $      108   $      330
Savings and money market accounts ...............        178             (96)          82           477             45          522
Certificates of deposit .........................        602            (119)         483         1,381            233        1,614
Federal funds purchased & other debt ............        (53)              5          (48)           22            (20)           2
                                                  ----------      ----------   ----------    ----------     ----------   ----------
   Increase (decrease) in interest expense ......        713            (406)         307         2,102            366        2,468
                                                  ----------      ----------   ----------    ----------     ----------   ----------
     Increase (decrease) in net interest
       income ................................... $    1,104      $   (1,481)  $     (377)   $    5,174     $      316   $    5,490
                                                  ==========      ==========   ==========    ==========     ==========   ==========

Provision for Credit Losses

         The provision for credit losses represents charges to income to bring the total allowance for credit losses to a level deemed appropriate by management based on such factors as Paradigm's historical loan loss experience, industry diversification of the commercial loan portfolio, the amount of nonperforming loans and related collateral, the volume, growth and composition of the loan portfolio, current economic conditions that may affect the borrower's ability to pay and the value of collateral, the evaluation of the loan portfolio through the internal loan review process and other relevant factors. See "Financial Condition - Allowance for Credit Losses" for more information regarding Paradigm's allowance for credit losses.

     The allowance for credit losses as a percentage of total loans increased to 1.13% at March 31, 2002 from 0.66% at March 31, 2001 due primarily to a contribution of $256,000 to Paradigm's credit loss reserve from the escrow account established in 1999 in connection with the acquisition of Dayton State Bank. In January 2002, a final allocation of the escrow funds was made to the sellers based on the performance of certain loans acquired in the purchase of Dayton State Bank. In accordance with the escrow agreement, the remaining escrow funds were paid into Paradigm's credit loss reserve. As a result, Paradigm made a provision for credit losses of $121,000 for the three months ended March 31, 2002, $94,000 less than the provision of $215,000 made for the same period in 2001.

     The provision for credit losses was $1.0 million for the year ended December 31, 2001, 44.0% more than for 2000. Average total loans increased $23.4 million, or 19.1%, in 2001 compared with 2000. Management increased the provision in 2001 primarily as a prudent response to loan growth and the general economic downturn experienced in 2001. The provision was also increased to provide for certain loans that increased in risk of loss during 2001. Future provisions will be based on information then available.

Noninterest Income

     Paradigm's main source of noninterest income is service charges on accounts, which are augmented by a variety of service fees, including ATM fees, merchant and lockbox services, check cashing fees, collection and wire transfer services and other fee services. Paradigm also realizes noninterest income from occasional sales of loans, investment securities and fixed assets.

     Noninterest income decreased $456,000, or 29.2%, to $1.1 million for the quarter ended March 31, 2002 compared with the same period in 2001. In the first quarter of 2002, Paradigm recognized charges to other noninterest income of $84,000 to write down real estate acquired by foreclosure, based on reassessments of the value of that group of assets. In addition, in the first quarter of 2001, Paradigm realized gains on sales of securities of $378,000 as interest rate declines resulted in appreciation in its portfolio of available for sale securities, a decrease of $172,000 compared with $206,000 in gains on sales of securities in the first quarter of 2002, and reported other noninterest income of $110,000 related to cash value of life insurance and recapture of deferred compensation expense realized on the departure of certain officers from Dayton State Bank. Further, due mainly to a decrease in customer usage of check overdraft privileges, service charges and fee income decreased $71,000 in the quarter ended March 31, 2002 compared with the same period in 2001.

     Noninterest income increased $1.2 million, or 32.2%, to $5.0 million for the year ended December 31, 2001 compared with 2000. This increase was mainly due to service charges on deposit accounts and other banking service fees, plus gains on sales of securities. Customer service charges and other service fees increased $633,000 and $96,000, respectively, in 2001 compared with 2000. Service charge and fee revenues increased due to growth in average deposits in 2001, plus fee increases and increased customer activity. Paradigm realized $450,000 in pre-tax gains on the sale of investment securities in 2001 due to appreciation in the investment portfolio that resulted from declining interest rates. Paradigm realized a $105,000 gain on the sale of a cash flow hedge in 2000. No other significant gains or losses on asset sales were realized in 2001 or 2000.

     The following table presents the major categories of noninterest income for the periods indicated:

                                                            Three Months Ended             Year Ended
                                                                March 31,                  December 31,
                                                       ---------------------------  -------------------------
                                                           2002            2001         2001          2000
                                                       -----------     -----------  -----------   -----------
                                                                         (Dollars in thousands)
Customer service charges ...........................   $       821     $       906  $     3,563   $     2,930
Service fees .......................................           159             145          666           570
Gain on sale of securities .........................           206             378          450           105
Other noninterest income ...........................           (82)            131          289           153
                                                       -----------     -----------  -----------   -----------
         Total noninterest income ..................   $     1,104     $     1,560  $     4,968   $     3,758
                                                       ===========     ===========  ===========   ===========

Noninterest Expense

     Noninterest expenses include salaries and benefits, occupancy costs, outside service fees, depreciation and amortization of fixed assets and purchased goodwill, the minority expense for Paradigm obligated mandatorily redeemable trust preferred securities of Paradigm's trust subsidiaries and other operating expenses.

     The following table shows the major elements of noninterest expense for the periods indicated:

                                                                       Three Months Ended            Year Ended
                                                                            March 31,                December 31,
                                                                     ----------------------    --------------------
                                                                        2002        2001          2001       2000
                                                                     ---------   ----------    ---------   --------
                                                                                  (Dollars in thousands)
Salaries and employee benefits ....................................  $  1,456    $  1,467      $  5,711    $   5,035
Non-staff expenses:
     Net occupancy expenses .......................................       289         278         1,159          994
     Outside service fees .........................................       211         342         1,166          763
     Depreciation and amortization of fixed assets ................       268         247         1,097          695
     Amortization of goodwill .....................................         -          55           195          221
     Minority interest expense, trust preferred securities ........       101         139           539          532
     Other noninterest expense ....................................       765         697         2,948        2,252
                                                                     --------    --------      --------    ---------
           Total noninterest expense ..............................  $  3,090    $  3,225      $ 12,815    $  10,492
                                                                     ========    ========      ========    =========

     Total noninterest expenses decreased by $135,000, or 4.2%, for the quarter ended March 31, 2002 compared with the same period in 2001. Non-staff expenses decreased $124,000, or 7.1%, in the quarter ended March 31, 2002 versus the same period in 2001. Outside service fees, which includes legal, accounting and data processing fees, decreased $131,000 due mainly to bringing the majority of Paradigm Bank's item processing activities in-house in the quarter ended March 31, 2002. In accordance with Statement of Financial Accounting Standard (SFAS) No. 142, Paradigm ceased amortizing its goodwill effective January 1, 2002. Other noninterest expenses grew $68,000 in the quarter ended March 31, 2002 compared with the same period in 2001, due mainly to higher internet banking costs in conjunction with greater customer adoption, plus an increase in other costs due to increases in activity volume.

     Total noninterest expenses increased $2.3 million, or 22.1%, to $12.8 million for 2001 compared with 2000 mainly due to the increase in the number of branches, establishment of Paradigm's bank operations center and consolidation activities related to the December 2000 merger of the banks. Salaries and benefits increased $676,000, or 13.4%, in 2001 compared with 2000. The increase was due mainly to additional staffing associated with opening three new banking centers in August and December 2000 and May 2001.

     Non-staff expenses increased $1.6 million, or 30.2%, in 2001 versus 2000. Net occupancy costs were up $165,000 for 2001 versus 2000 due to opening three new banking centers. Depreciation and amortization of fixed assets was $402,000 higher for 2001 due to the new branches, the establishment of the bank operations center, loan center and corporate office and data systems improvements. Outside service fees increased $403,000 in 2001 due mainly to higher item processing charges from the increased loan and deposit volume, plus merger and conversion-related costs. Other noninterest expenses increased $696,000 in 2001 compared with 2000, due mainly to higher printing costs, telephone expense, postage and courier costs and a variety of other expense increases associated with the new branches, name change, merger of the banks and overall growth.

     Amortization of goodwill was $195,000 for 2001. Effective January 1, 2002, in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Paradigm no longer amortizes goodwill, but instead reviews goodwill at least annually, or as impairment indicators arise.

Income Taxes

     The amount of income tax expense is determined by the amounts of taxable income, tax-exempt income, nondeductible interest expense and other nondeductible expenses. Income tax expense decreased $74,000 for the quarter ended March 31, 2002 compared with the same period in 2001. Paradigm's effective tax rate was 28.1% for the quarter ended March 31, 2002 versus 31.0% for the same period in 2001. The lower tax expense and effective rate for the first quarter 2002 was due to higher non-taxable interest income and lower income from taxable sources.

     Due to the lower taxable income in 2001, income tax expense decreased $695,000 for the year ended December 31, 2001 compared with 2000. Paradigm's effective tax rate was 23.4% for 2001 versus 31.8% for 2000.

The lower effective rate in 2001 is due to higher non-taxable interest income and lower income from taxable sources.

Effects of Inflation

         The effects of inflation on Paradigm's market areas and operating results have been relatively modest for the past several years. Since substantially all of our assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. Paradigm tries to manage the effect of interest rate changes by managing the relationship between our interest rate sensitive assets and liabilities.

Financial Condition

Cash, Cash Equivalents and Deposits in Financial Institutions

         Cash and cash equivalents includes cash in vaults, due from other financial institutions and federal funds sold. Cash and cash equivalents were $19.9 million at March 31, 2002 compared with $21.3 million at December 31, 2001. Cash and cash equivalents were $21.3 million at December 31, 2001 compared with $15.8 million at December 31, 2000, an increase of $5.5 million in 2001.

         In the normal course of business, Paradigm maintains correspondent bank accounts with various banks, which totaled $11.0 million at March 31, 2002 and $10.0 million at December 31, 2001, including $10.0 million and $9.0 million, respectively, with Frost Bank, its lead correspondent. Each correspondent bank account is a demand account with normal bank correspondent services, including sales and purchases of loan participations and federal funds. At March 31, 2002 and December 31, 2001, $4.3 million and $6.3 million, respectively, of cash equivalents were in federal funds sold. Interest-earning deposits in financial institutions were $5.3 million and $5.4 million at March 31, 2002 and December 31, 2001, respectively, including over $5.0 million with maturities of less than one month.

Loan Portfolio

         The loan portfolio is the largest category of Paradigm's earning assets. As a community banking organization, Paradigm focuses on providing loans to businesses, consumers and other entities in our market areas.

         Total loans net of unearned income were $170.6 million at March 31, 2002, down $200,000 from December 31, 2001. At March 31, 2002, loans were 66.5%
of earning assets, compared with 65.9% at December 31, 2001.

         Total loans net of unearned income were $170.8 million at December 31, 2001, up $37.3 million, or 27.9%, from $133.5 million at December 31, 2000. Loans at December 31, 2001 comprised 68.1% of earning assets, compared with 72.2% at December 31, 2000. The loan growth in 2001 was mainly due to the business development achieved by the banking center presidents and lending officers at our three new banking centers and our existing banking centers. Loan growth in 2000 was due to a combination of business expansion in existing banking centers and growth related to our Copperfield banking center opened in August 2000. Much of the loan growth from December 31, 1998 to 1999 was due to the purchase of Dayton State Bank.

         The following tables summarize the loan portfolio by type of loan at the dates indicated:

                                                       March 31,                            December 31,
                                              ------------------------  ---------------------------------------------------
                                                        2002                      2001                       2000
                                              ------------------------  ------------------------   ------------------------
                                                 Amount       Percent      Amount        Percent      Amount       Percent
                                              -----------  -----------  ------------  ----------    ----------   ----------
                                                                         (Dollars in thousands)
Commercial and industrial .................   $    36,532      21.41%   $    37,163       21.76%   $    32,205      24.11%
Real estate loans:
    Construction and land development .....        16,301       9.56         15,263        8.94         13,014       9.75
    1-4 family residential ................        18,244      10.69         18,999       11.13         18,251      13.68
    Home equity/junior liens ..............         1,535       0.90          1,537        0.90          1,640       1.23
    Commercial mortgages ..................        57,778      33.88         56,319       32.98         31,540      23.63
    Secured by farmland ...................         1,589       0.93          1,652        0.97          1,915       1.44
    Multifamily residential ...............         1,588       0.93          1,696        0.99          2,543       1.91
Agricultural ..............................         5,490       3.22          5,933        3.47          6,124       4.59
Consumer, including installment ...........        32,163      18.85         32,963       19.31         27,535      20.63
Less unearned discounts/fees ..............          (629)     (0.37)          (767)      (0.45)        (1,299)     (0.97)
                                              -----------  ---------    -----------   ---------    -----------  ---------
       Total loans ........................   $   170,591     100.00%   $   170,758      100.00%   $   133,468    100.00%
                                              ===========  ==========   ===========   ==========   ===========  ==========

                                                                               December 31,
                                              -----------------------------------------------------------------------------
                                                        1999                      1998                       1997
                                              ------------------------  ------------------------   ------------------------
                                                 Amount       Percent      Amount        Percent      Amount       Percent
                                              -----------   ----------  ------------  ----------   -----------  -----------
                                                                         (Dollars in thousands)
Commercial and industrial .................   $    31,798      28.58%   $    11,857       24.02%   $     7,591      20.00%
Real estate loans:
    Construction and land development .....        10,365       9.32          1,958        3.97          2,323       6.12
    1-4 family residential ................        15,922      14.31          9,827       19.91          8,732      23.00
    Home equity/junior liens ..............           627       0.56            531        1.08            462       1.22
    Commercial mortgages ..................        23,143      20.80         13,137       26.61          9,427      24.84
    Secured by farmland ...................         3,881       3.49            795        1.61            460       1.21
    Multifamily residential ...............         1,703       1.53            543        1.10            487       1.28
Agricultural ..............................         7,270       6.53            258        0.52            418       1.10
Consumer, including installment ...........        17,939      16.14         10,937       22.14          8,422      22.19
Less unearned discounts/fees ..............        (1,404)     (1.26)          (475)      (0.96)          (364)     (0.96)
                                              -----------  ---------    -----------   ---------    -----------  ---------
       Total loans ........................   $   111,244     100.00%   $    49,368      100.00%   $    37,958     100.00%
                                              ===========  ==========   ===========   ==========   ===========  ==========

         Our lending focus is on commercial mortgages, small and medium-sized business loans and consumer loans. Paradigm offers a variety of commercial lending products including term loans and lines of credit. A broad range of short to medium-term commercial loans, mainly collateralized, is made available to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements) and the purchase of equipment and machinery. The purpose of a particular loan generally determines its structure.

         Loans from $150,000 to $500,000 are evaluated and acted upon by the credit officer in conjunction with the division president or president of Paradigm Bank. Loans above $500,000 must be approved by the Directors Loan Committee, which meets weekly.

         Generally, Paradigm makes commercial loans in its primary market area and underwrites them on the basis of the borrower's ability to service such debt from income. Paradigm usually takes a collateral lien on any available real estate, equipment or other assets owned by the borrower and obtains a personal guaranty of the borrower. Short-term assets usually collateralize working capital loans whereas term loans are usually collateralized by long-term assets.

         Paradigm makes commercial mortgage loans to finance the purchase of real property that generally consists of real estate with completed structures. Commercial mortgage loans are secured by first liens on real estate, typically have variable interest rates and amortize over a 10 to 15 year period, with maturities of 3 to 5 years. In underwriting commercial mortgage loans, Paradigm considers the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit verification, appraisals and a review of the financial condition of the borrower.

         A portion of our lending activity is the origination of one to four-family residential mortgage loans collateralized by owner-occupied properties located in our market areas. Paradigm offers a variety of mortgage loan products that generally are amortized over 5 to 25 years, with maturities typically not exceeding five years. Loans collateralized by one to four-family residential real estate generally have been originated in amounts of no more than 85% of appraised value or have mortgage insurance. Paradigm requires mortgage title insurance and hazard insurance. All loans in the one to four-family residential category were originated by us and are typically on a balloon structure.

     Paradigm makes loans to finance the construction of residential and nonresidential properties. Construction loans generally are secured by first liens on real estate and have floating interest rates. Paradigm conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in our construction lending activities. In keeping with our community-oriented focus, Paradigm provides construction and permanent financing for churches and public entities located in our market areas.

     Consumer loans made by us include direct "A" credit automobile loans, recreational vehicle loans, boat loans, home improvement loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 120 months and vary based upon the nature of collateral and size of loan.

     The contractual maturity ranges of the loan portfolio (excluding $21.9 million in installment loans net of discount at March 31, 2002) and the amount of such loans with predetermined interest rates and floating rates in each maturity range as of March 31, 2002 are summarized in the following table:

                                                                       After One
                                                           One Year     Through       After
                                                            or Less    Five Years   Five Years     Total
                                                           ---------   ----------   ----------   ---------
                                                                      (Dollars in thousands)
Loans with a predetermined interest rate ................  $  21,505    $  37,368    $  4,610    $  63,483
Loans with a floating interest rate .....................     40,075       39,857       5,273       85,205
                                                           ---------    ---------    --------    ---------
         Total loans ....................................  $  61,580    $  77,225    $  9,883    $ 148,688
                                                           =========    =========    ========    =========

     Paradigm has adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". Under SFAS No. 114, as amended, a loan is considered impaired based on current information and events, if it is probable that Paradigm will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The fair value of impaired loans is based on either the present value of expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. The implementation of SFAS Nos. 114 and 118 did not have a material adverse effect on our financial statements.

     At March 31, 2002 and December 31, 2001, Paradigm had outstanding and unfunded standby letters of credit, which are primarily cash secured, of about $370,000 and $373,000, respectively. Paradigm also had unfunded loan commitments at March 31, 2002 of $25.8 million, of which Paradigm considers about 33% likely to be funded in 2002.

     Paradigm accrues interest on its performing loans daily. Interest is computed using the simple interest method, which recognizes that as principal balances are reduced during the term of the loan, a smaller portion of each loan payment represents interest earned on the balance. Paradigm often charges points and fees on the origination of certain real estate and construction loans. Paradigm complies with appropriate accounting principles for recognizing income on fees and points.

Nonperforming Assets

     Nonperforming assets include nonaccruing loans, loans past due 90 days or more, and real estate acquired by foreclosure. Paradigm uses a number of procedures to maintain the overall quality of our loan portfolio. Paradigm has established underwriting guidelines for officers, and monitors delinquency levels for any adverse trends. Paradigm also has a third party perform quarterly loan reviews to help maintain asset quality.

     For potential problem loans, the borrower's overall financial condition is evaluated to determine the need for possible write-downs or additions to the allowance for credit losses. Paradigm places a loan on nonaccrual status and stops accruing interest income when, in the opinion of management, the borrower's financial condition is such that collection of interest is doubtful. This assessment is based on criteria such as payments past due or defaulted, asset deterioration, decline in cash flow, operating losses, declining sales, bankruptcy or other financial indicators. Paradigm usually places a loan on non-accrual status and stops accruing interest when the payment of principal or interest is delinquent for 90 days, or earlier in some cases, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. At March 31, 2002, nonperforming assets were $1.5 million, up from $1.4 million at December 31, 2001.

     Paradigm records real estate acquired by foreclosure at the lesser of the outstanding loan balance or the fair value of the real estate at the time of foreclosure, less estimated costs to sell. Paradigm requires appraisals on loans secured by real estate.

     The following table presents information regarding nonperforming assets at the dates indicated:

                                                March 31,                       December 31,
                                                            -----------------------------------------------------
                                                  2002        2001       2000       1999        1998       1997
                                                ---------   --------  ---------   --------    --------   --------
                                                                      (Dollars in thousands)
Nonaccruing loans                               $   1,110   $  1,111  $   1,216   $    473    $    113   $    261
Accruing loans 90 days or more past due.......         76         23         84         52           -          -
Real estate acquired by foreclosure ..........        333        266        450        542         233        769
                                                ---------   --------  ---------   --------    --------   --------
    Total nonperforming assets ...............  $   1,519   $  1,400  $   1,750   $  1,067    $    346   $  1,030
                                                =========   ========  =========   ========    ========   ========

Nonperforming assets to total loans
    and real estate acquired by
    foreclosure ..............................       0.89%      0.82%      1.31%      0.95%       0.70%      2.60%

Allowance for Credit Losses

     The allowance for credit losses is a reserve established through charges to earnings in the form of a provision for credit losses. Management has established an allowance for credit losses that it believes is adequate for estimated losses in the loan portfolio. Based on an evaluation of the loan portfolio, management presents a monthly review of the allowance for credit losses to the bank's board of directors, indicating any change in the allowance since the last review and any recommendations for adjustments in the allowance.

     In evaluating the adequacy of the allowance for credit losses, management considers the diversification by industry of the commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, and the evaluation of the loan portfolio by the internal loan review process. Charge-offs are made when loans are deemed to be uncollectible.

     Paradigm follows a loan review program incorporating both internal and external reviews to evaluate the credit risk in the loan portfolio. Under the loan review process, Paradigm maintains an internally classified loan list that, along with the delinquency loan list, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for credit losses. Loans classified as substandard have clear and defined weaknesses such as highly leveraged position, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the debt. Loans classified as doubtful have characteristics similar to substandard loans but with an increased risk that a loss may occur or a portion of the loan may require a charge-off if liquidated currently. Loans classified as loss are in the process of being charged off.

     Paradigm also maintains a watch list of loans that have one or more deficiencies that require attention in the short term, or that have pertinent financial ratios that have weakened such that more frequent monitoring is warranted. These loans do not have all of the characteristics of a loan classified as substandard or doubtful, but do show weakened elements compared to a satisfactory credit. Paradigm monitors these loans to assist in assessing the adequacy of the allowance for credit losses.

     To determine the adequacy of the allowance for credit losses, management considers the risk classification (based on grade) or delinquency status of loans and other factors, such as collateral value, portfolio composition, economic trends and the financial strength of borrowers. Paradigm establishes specific allowances for loans that Paradigm believes require reserves greater than those allocated according to their classification or delinquent status. Paradigm then charges to operations a provision for credit losses to maintain the allowance at an adequate level determined by the foregoing methodology.

     Paradigm incorporates and analyzes the following factors in establishing the amount in its allowance for credit losses. A loan grade, which is assigned to each loan, is based on an analysis of the following general credit criteria:

     . character (borrower, principals, guarantors, customers, commitments kept);

     .   conditions (business, economic, industry, political);

     . management (quality, experience, succession, knowledge, reputation, planning);

     . accounting and control systems (confidence, inventory, quality, records, audits);

     . financial condition (leverage, trends, history, agency reports, prior payment experience, compensating balances);

     . repayment ability (cash flow, capital replacement needs, predictability, reliability, access to outside capital);

     . structure (appropriate type and maturity - term or revolving, loan agreements, borrowing base reports, controls, monitoring ease, amortization period, clean-up); and

     . collateral (type, control, lien perfection, location, liquidity, marketability, valuation, insurance).

     It is Paradigm Bank's policy to diversify credit risk and to make credit available to a broad segment of Paradigm Bank's target market. Accordingly, Paradigm tries to avoid excessive credit extensions to any one borrower or related groups of borrowers. Additionally, Paradigm Bank is subject to certain statutory legal lending limits.

     Through the loan review process, Paradigm assigns one of the following loan grades to each loan:

     Grade 1 loans are those loans that expose Paradigm Bank to the least possible credit risk. This grade is associated with individuals or companies with unquestioned financial strength and substantial and reliable excess cash flows for debt service. It is also associated with loans that are secured by appropriately margined liquid collateral.

     Grade 2 loans represent excellent credit risk but are somewhat below a Grade 1 credit.

     Grade 3 loans represent reasonable and satisfactory credit risk for Paradigm Bank. Generally these loans will carry additional credit risk compared to Grades 1 and 2 due to the financial strength of the borrower, type of collateral pledged, lower but acceptable levels of liquidity, and higher leverage.

     Grade 4 loans include real estate secured loans within Loan Policy underwriting guidelines, which do not meet qualifications for Grade 3 and borrowers with acceptable liquidity, cash flow and net worth but not significant enough to qualify for Grade 3. This grade includes most commercial loans secured by accounts receivable, inventory, machinery, equipment, furniture, and fixtures, and most real estate construction loans.

     Grade 5 (includes Pass-Watch loans) are those loans that appear to have been prudently underwritten and are generally performing, but the lending officer is concerned that a negative trend or bias may be developing.

     Loans in the Pass-Watch grade category will also include all loans better than Grade 6 that are more than thirty (30) days past due (principal or interest), including all installment loans that are two (2) or more payments past due, and loans with significant credit and/or collateral exceptions that have remained uncorrected for more than 60 days.

     Grade 6 loans are currently protected, but potentially weak credits. The deficiencies, if not checked and corrected, may weaken the loan or inadequately protect the bank's position at some future date. Grade 6 loans are believed to be potential problems that warrant more than the usual management attention, but don't quite justify a classification of substandard. The risk may be relatively minor, yet is unwarranted in light of the circumstances surrounding the credit.

     Grade 7, or substandard loans, involve more than a normal degree of risk and are inadequately protected by the solid worth and paying ability of the borrower. They represent unacceptable risk to Paradigm Bank. The credits may be performing or not, but the weaknesses in the credit may have placed the agreed upon repayment program in jeopardy. Restructuring of the loan may be necessary since the borrower is unable to meet originally agreed upon loan terms. Additional collateral is often required. Although there may be no identifiable loss in this type of loan, usually due to excess collateral coverage, the loan is not expected to liquidate according to its terms and collateral liquidation or other secondary or tertiary repayment sources, including guarantors, will likely be utilized. The probability of relying on legal remedies is high. If SFAS 114 or other analysis suggests the loan is impaired, a portion of the allowance for credit losses may be specifically allocated to the credit.

     Grade 8 loans are doubtful. Grade 8 loans have all the weaknesses of a substandard loan, but on the basis of currently existing information, collection in full is unlikely. The probability of some loss is extremely high, but because of important and reasonably specific pending factors that may work toward strengthening the loan, loss classification is deferred until a more exact status may be determined. Pending factors may include a proposed merger, acquisition, or liquidation, capital injection, additional collateral, or outside refinancing. The pending factors should be verifiable and likely to be completed in a reasonably short period. All loans in Grade 8 are on nonaccrual status.

     Grade 9 represents loss loans that are considered uncollectible or of such little value that their continuance as active assets of the bank is not warranted. This classification does not mean that the loan has no recovery or salvage value, but rather that it is not practical or desirable to defer writing it off as an asset.

     All loans assigned a grade of 5 through 9 are placed on the Watch List. The Watch List is provided to the Directors' Loan Committee monthly.

     In connection with the acquisition of Dayton State Bank, about $524,000 of the purchase price was escrowed as a reserve for the performance of 29 specified loans. A specific amount of the aggregate reserve was allocated to each loan. This reserve was held in escrow in an account at the bank. Pursuant to the escrow agreement, semiannual disbursements of the reserve were made to the former shareholders of Dayton State Bank only if a specific loan was paid-off or it was deemed satisfactory by Paradigm. At December 31, 2001, the remaining escrow balance was $468,000.

     The escrow period was completed in December 2001. In early 2002, escrowed funds totaling $212,000 and due to the former Dayton State Bank shareholders were paid or allocated to them. The remainder of $256,000 was paid into Paradigm Bank's loan loss reserve as stipulated in the escrow agreement. Of this $256,000, $91,000 was allocated to specific loans which had already been charged off, and was therefore recorded as recoveries among the various categories in the first quarter of 2002. The remaining $165,000 was recorded as a special contribution to the reserve in the first quarter of 2002.

     For the quarter ended March 31, 2002, net recoveries were $73,000, primarily due to the $91,000 in recoveries recorded from the escrow contribution. At March 31, 2002, the allowance for credit losses was 1.13% of total loans, up from 0.92% at December 31, 2001. This increase was mainly due to the special contribution from the escrow funds from the Dayton State Bank purchase.

     For 2001, net charge-offs totaled $576,000, or 0.40% of average loans outstanding for the period, compared with charge-offs of $245,000, or 0.20% of average loans outstanding for 2000. The increase in net charge-offs was due primarily to the charge-off of $327,000 on one loan. During 2001, Paradigm recorded a provision for credit losses of $1.0 million compared with $701,000 in 2000. At December 31, 2001, the allowance for credit losses totaled $1.6 million, or 0.92% of total loans, compared with $1.1 million, or 0.85% of total loans, at December 31, 2000.

     The increase in average loans and the related provision, charge offs and recoveries, and allowance for credit losses from 1999 to 2000 was due mainly to the purchase of Dayton State Bank in December 1999.

         The following table presents, for the periods indicated, an analysis of the allowance for credit losses and other related data as of the dates indicated:

                                                           March 31,                            December 31,
                                                                       -----------------------------------------------------------
                                                              2002          2001         2000        1999        1998        1997
                                                          ----------   -----------  ----------  ----------  ----------  ----------
                                                                                   (Dollars in thousands)
Average loans outstanding ..............................  $ 168,959    $  145,591   $ 122,228   $  62,483   $  43,411   $  29,625
                                                          ==========   ===========  ==========  ==========  ==========  ==========
Total loans outstanding at the end of the period .......  $ 170,591    $  170,758   $ 133,468   $ 111,244   $  49,368   $  37,958
                                                          ==========   ===========  ==========  ==========  ==========  ==========

Allowance for credit losses at the beginning of
    the period .........................................  $   1,570    $    1,136   $     680   $     113   $     165   $     150
Provision for credit losses during the period ..........        121         1,010         701         309          76          40
Special provision from purchase escrow .................        165
Balance of allowance for credit losses acquired in
    purchase of:
   First National Bank of Dayton .......................          -             -           -           -          78           -
   Dayton State Bank ...................................          -             -           -         363           -           -
Chargeoffs:
   Commercial and industrial ...........................        (29)         (684)       (173)        (22)       (198)         (1)
   Real estate and agricultural ........................          -           (27)         (1)        (48)          -           -
   Consumer ............................................        (54)         (224)       (195)        (91)        (25)        (30)
   All other loans .....................................         (2)            -
Recoveries:
   Commercial and industrial ...........................         92           253          41           3          14           3
   Real estate and agricultural ........................         60            32           2          48           -           -
   Consumer ............................................          6            74          81           5           3           3
                                                          ----------   -----------  ----------  ----------  ----------  ----------
   Net recoveries or (chargeoffs) ......................         73          (576)       (245)       (105)       (206)        (25)
                                                          ----------   -----------  ----------  ----------  ----------  ----------
     Allowance for credit losses at the end of the
      period ...........................................  $   1,929    $    1,570   $   1,136   $     680   $     113   $     165
                                                          ==========   ===========  ==========  ==========  ==========  ==========

Ratio of allowance to end of period loans ..............       1.13%         0.92%       0.85%       0.61%       0.23%       0.43%
Ratio of net (recoveries) chargeoffs to average
    loans for the period ...............................      (0.04%)        0.40%       0.20%       0.17%       0.48%       0.08%
Ratio of allowance to end of period
    nonperforming loans ................................     126.99%       112.14%      64.91%     129.33%     100.00%      63.22%

         The following tables show the allocation of the allowance for credit losses among various categories of loans and certain other information at the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any category of loans.

                                                     At March 31, 2002       At December 31, 2001      At December 31, 2000
                                                  -----------------------  ------------------------  -----------------------
                                                               Percent of                Percent of               Percent of
                                                                 Loans to                  Loans to                 Loans to
                                                    Amount    Total Loans     Amount    Total Loans    Amount    Total Loans
                                                  ----------  -----------  -----------  -----------  ----------  -----------
                                                                              (Dollars in thousands)
Commercial and industrial ....................    $      409        21.4%  $       465        21.7%  $       13        24.0%
Real estate ..................................           728        56.9           382        55.9          192        51.6
Agriculture ..................................            55         3.2            74         3.5          100         4.6
Consumer .....................................           530        18.5           494        18.9           43        19.7
Unallocated ..................................           207           -           155           -          788           -
                                                  ----------  -----------  -----------  -----------  ----------  -----------
    Total allowance for credit losses ........    $    1,929       100.0%  $     1,570       100.0%  $    1,136       100.0%
                                                  ==========  ===========  ===========  =======-===  ==========  ===========
                                                    At December 31, 1999     At December 31, 1998      At December 31, 1997
                                                  -----------------------  ------------------------  -----------------------
                                                               Percent of                Percent of               Percent of
                                                                 Loans to                  Loans to                 Loans to
                                                   Amount     Total Loans    Amount     Total Loans    Amount    Total Loans
                                                  ----------  -----------  -----------  -----------  ----------  -----------
                                                                              (Dollars in thousands)
Commercial and industrial ....................    $       40        28.6%  $         2        24.0%  $        6        20.0%
Real estate ..................................            51        50.0            29        54.3           17        57.7
Agriculture ..................................            42         6.5             -         0.5            -         1.1
Consumer .....................................            67        14.9            13        21.2           11        21.2
Unallocated ..................................           480           -            69           -          131           -
                                                  ----------  -----------  -----------  -----------  ----------  -----------
    Total allowance for credit losses ........    $      680       100.0%  $       113       100.0%  $      165       100.0%
                                                  ==========  ===========  ===========  ===========  ==========  ===========

         When management can identify specific loans or groups of loans requiring specific amounts of reserve, portions of the allowance for credit losses are specifically allocated to those loans. Federal and state bank regulators also require that a bank maintain an allowance for credit losses that is sufficient to absorb an estimated amount of unidentified potential losses based on management's perception of economic conditions, loan portfolio growth, historical charge-off experience, exposure concentrations, the results of regulatory examinations, evaluations by independent loan review contractors, the review by Paradigm's independent auditors and other factors. Not all of the amounts shown in the table above as applicable to specific categories of loans are allocated to specific loans; but rather they reflect management's evaluation of the relative risks inherent in the loan categories indicated based on the above factors. Management believes that maintaining unallocated reserves is prudent and consistent with regulatory requirements. Management believes that the allowance for credit losses at March 31, 2002 is adequate to cover losses inherent in the portfolio at that date. There can be no assurance, however, that Paradigm will not sustain losses in future periods that could be substantial in relation to the allowance at March 31, 2002.

Investment Portfolio

         Paradigm has adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At the date of purchase, Paradigm is required to classify each debt or equity security into one of three categories: held to maturity (HTM), trading, or available for sale (AFS). Securities are classified as HTM and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold them to maturity. Securities bought mainly to sell in the near term are classified as trading and measured at fair value in the financial statements, with unrealized gains and losses included in earnings. Investments not classified as either HTM or trading are classified as AFS and measured at fair value in the financial statements, with unrealized gains and losses reported, net of tax, as a separate component of other comprehensive income in shareholders' equity until realized.

         The following table summarizes the carrying value and classification of securities as of the dates shown:

                                          March 31,               December 31,
                                                     --------------------------------------
                                            2002         2001         2000          1999
                                        -----------  -----------  -----------   -----------
                                                      (Dollars in thousands)
            Available for sale .......  $    29,552  $    34,620  $    27,767   $    29,846
            Held to maturity .........       13,753        9,032       18,983        21,445
                                        -----------  -----------  -----------   -----------
              Total securities .......  $    43,305  $    43,652  $    46,750   $    51,291
                                        ===========  ===========  ===========   ===========

         The following tables summarize the amortized cost of securities classified as available for sale and their approximate fair values as of the dates shown:

                                                   March 31, 2002                               December 31, 2001
                                  ----------------------------------------------  --------------------------------------------
                                                 Gross        Gross                             Gross      Gross
                                  Amortized   Unrealized   Unrealized    Fair     Amortized  Unrealized  Unrealized    Fair
                                     Cost        Gains       Losses      Value       Cost       Gains      Losses      Value
                                  ----------  ----------   ----------  ---------  ---------  ----------  ----------  ---------
                                                                       (Dollars in thousands)
U.S. government & agency
   securities ................... $    3,039  $       13   $     (14)  $   3,038  $   3,543  $       25  $      (7)  $   3,561
Mortgage-backed securities ......     14,870           -        (159)     14,711     19,292          28        (79)     19,241
Obligations of state and
   political subdivisions .......      8,106         295           -       8,401      8,107         293          -       8,400
Other securities ................      3,442           -         (40)      3,402      3,448           1        (31)      3,418
                                  ----------  ----------   ----------  ---------  ---------  ----------  ----------  ---------
     Total ...................... $   29,457  $      308   $    (213)  $  29,552  $  34,390  $      347  $    (117)  $  34,620
                                  ==========  ==========   ==========  =========  =========  ==========  ==========   ========

                                                   December 31, 2000                              December 31, 1999
                                   ----------------------------------------------  ---------------------------------------------
                                                  Gross        Gross                              Gross       Gross
                                   Amortized   Unrealized   Unrealized    Fair     Amortized   Unrealized   Unrealized    Fair
                                      Cost        Gains       Losses      Value       Cost        Gains       Losses      Value
                                   ----------- -----------  ---------- ----------  ----------  -----------  ----------- --------
                                                                       (Dollars in thousands)
U.S. government & agency                                   $
   securities ...................  $    3,244  $       52           -  $    3,296  $    3,732  $        -  $      (31) $    3,701
Mortgage-backed securities ......      15,830         269          (2)     16,097      18,107           -        (234)     17,873
Obligations of state and
     political subdivisions .....       8,255         119           -       8,374       8,263           -         (40)      8,223
Other securities ................           -           -           -           -          49           -           -          49
                                   ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
     Total ......................  $   27,329  $      440  $       (2) $   27,767  $   30,151  $        -  $     (305) $   29,846
                                   ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========


     The following tables summarize the amortized cost of securities classified as held to maturity and their approximate fair values as of the dates shown:

                                                      March 31, 2002                                 December 31, 2001
                                     ----------------------------------------------  ---------------------------------------------
                                                    Gross        Gross                              Gross        Gross
                                     Amortized   Unrealized   Unrealized    Fair     Amortized   Unrealized   Unrealized    Fair
                                        Cost        Gains       Losses      Value       Cost        Gains      Losses       Value
                                     ----------- -----------  ---------- ----------  ----------  -----------  ----------- --------
                                                                        (Dollars in thousands)
U.S. government & agency
   securities .....................  $    3,014  $        -  $     (25)  $    2,989  $    1,000  $        -  $      (2)  $      998
Mortgage-backed securities ........       8,760          12        (98)       8,674       6,046           -        (83)       5,963
Obligations of state and
     political subdivisions .......       1,979          50          -        2,029       1,986          49          -        2,035
                                     ----------  ----------  ---------   ----------  ----------  ----------  ---------   ----------
     Total ........................  $   13,753  $       62  $    (123)  $   13,692  $    9,032  $       49  $     (85)  $    8,996
                                     ==========  ==========  =========   ==========  ==========  ==========  =========   ==========

                                                     December 31, 2000                               December 31, 1999
                                     ----------------------------------------------  ---------------------------------------------
                                                    Gross        Gross                              Gross        Gross
                                     Amortized   Unrealized   Unrealized    Fair     Amortized   Unrealized   Unrealized    Fair
                                        Cost        Gains       Losses      Value       Cost        Gains       Losses      Value
                                     ----------- -----------  ---------- ----------  ----------  -----------  ----------- --------
                                                                           (Dollars in thousands)
U.S. government & agency
   securities .....................  $   16,000  $        -  $    (168)  $   15,832  $   17,796  $        3  $    (462)  $   17,337
Mortgage-backed securities ........          59           -         (1)          58           -           -          -            -
Obligations of state and
     political subdivisions .......       2,924           7         (5)       2,926       3,649           -        (25)       3,624
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
     Total ........................  $   18,983  $        7  $    (174)  $   18,816  $   21,445  $        3  $    (487)  $   20,961
                                     ==========  ==========  ==========  ==========  ==========  ==========  ==========   =========

     Paradigm uses its securities portfolio as a source of income and liquidity, to manage interest rate risk and to provide collateral for municipal pledging requirements. The portfolio is typically invested in low risk assets, usually securities rated AA or higher or backed by the United States government. Investments are managed by Paradigm Bank's Asset and Liability Committee based on policies set by Paradigm Bank's board of directors.

     At March 31, 2002, investment securities totaled $43.3 million, down from $43.7 million at December 31, 2001. During the first quarter of 2002, Paradigm sold some of its investments to realize profits in the available for sale portfolio that had accrued due to the interest rate decreases in 2001. Securities were 16.9% of total assets at both March 31, 2002 and December 31, 2001.

     At December 31, 2001, investment securities totaled $43.7 million, down from $46.8 million at December 31, 2000. Due to interest rate decreases, most of our investments in callable securities were called in 2001. Paradigm also sold some of our investments to realize profits in the available for sale portfolio that had accrued due to the interest rate decreases in 2001. Securities were 16.8% and 21.7% of total assets at December 31, 2001 and 2000, respectively. The average yield on securities for 2001 was 5.63%, compared with 6.07% for 2000.

     The following table shows the maturity schedule of investments in securities by category:

                                                                  As of March 31, 2002
                                          ------------------------------------------------------------------------
                                              Within        Over One       Over Five          Over
                                             One Year     to Five Years   to 10 Years       10 Years        Totals
                                          -------------  --------------  ------------  ---------------  ----------
                                                                    (Dollars in thousands)
U.S. government agencies ..............   $           -  $       3,000  $       3,052  $           -  $      6,052
Mortgage-backed securities ............               -            985          2,810         19,676        23,471
Obligations of states and political
  subdivisions ........................             158          5,672          4,550              -        10,380
Other securities ......................               -          3,402              -              -         3,402
                                          -------------  -------------  -------------  -------------  ------------
     Total securities .................   $         158  $      13,059  $      10,412  $      19,676  $     43,305
                                          =============  =============  =============  =============  ============

Yields by maturity at end of period ...            6.45%          5.84%          6.14%          5.03%         5.55%

     Mortgage-backed securities are pools of real estate mortgages and are mainly issued by federal agencies such as the Federal National Mortgage Association and Federal Home Loan Mortgage Corporation. They are deemed to have high credit ratings, and the minimum regular monthly cash flows of principal and interest are guaranteed by the issuing agencies. Contractual maturity of mortgage-backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time.

     At December 31, 2001, 88% of the mortgage-backed securities Paradigm held had contractual final maturities of more than 10 years. However, unlike U.S. Treasury and U.S. government agency securities, which have a lump sum payment at maturity, mortgage-backed securities provide cash flows from regular principal and interest payments and principal prepayments throughout the lives of the securities. Mortgage-backed securities bought at a premium will generally suffer decreasing net yields as interest rates drop because homeowners tend to refinance their mortgages, thus shortening the premium amortization period. Mortgage-backed securities bought at a discount will generally provide higher yields in a decreasing rate environment. As interest rates rise, the opposite will generally be true. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal, and consequently, the average life of this security will not be unduly shortened. If interest rates fall, prepayments will increase.

Deposits

     Paradigm relies mainly on its deposits to fund its lending and investing activities. Deposits also generate service charges and lead to other fee income. Paradigm offers a variety of deposit accounts with a wide range of interest rates and terms that are competitive in our market area. Our deposit liabilities include demand, savings, money market and certificates of deposit. Paradigm relies mainly on strong customer relationships and service and competitive pricing to attract and retain these deposits. Paradigm does not have or accept any brokered deposits.

     Total deposits at March 31, 2002 were $230.3 million, down about $2.1 million from December 31, 2001. Total deposits at December 31, 2001 were $232.4 million compared with $188.0 million at December 31, 2000, an increase of $44.4 million, or 23.6%. The increase in deposits in 2001 was due to the development of our three new branches, growth at existing branches and an economic trend that fed deposit growth in banks as investors sought security from riskier deposit and investment options. Noninterest-bearing deposits were 36.1% of total deposits at year-end 2001 compared with 37.1% of total deposits for 2000.

     The increase in average deposits from 1999 to 2000 was due mainly to the purchase of Dayton State Bank in December 1999.

     The following table presents for the periods indicated the daily average balances of deposits and average rates paid:

                                                                               Years Ended December 31,
                                         Three Months Ended   --------------------------------------------------------
                                           March 31, 2002            2001                2000                1999
                                         ------------------   ------------------  ------------------  ----------------
                                           Amount     Rate      Amount     Rate     Amount    Rate     Amount    Rate
                                         ---------  -------   ---------  -------  --------  --------  --------  ------
                                                                     (Dollars in thousands)
Regular savings ........................ $  16,052    1.82%   $  14,687   2.25%   $  15,000   2.71%   $   8,243   1.97%
NOW accounts ...........................    17,089    1.12       15,236   1.37       15,763   2.65        7,380   1.04
Money market checking ..................    42,018    2.10       32,231   3.29       25,872   3.48       17,730   3.53
Time deposits less than $100,000 .......    40,577    3.58       43,506   5.15       40,388   5.48       17,586   5.13
Time deposits $100,000 and over ........    29,641    3.67       27,257   5.57       19,038   5.60       16,774   4.94
                                         ---------            ---------           ---------           ---------
    Total interest-bearing deposits ....   145,377              132,917             116,061              67,723
Non interest-bearing deposits ..........    81,410               77,361              68,973              37,685
                                         ---------            ---------           ---------           ---------
    Total deposits ..................... $ 226,787            $ 210,278           $ 185,034           $ 105,408
                                         =========            =========           =========           =========

     The following table sets forth the amount of certificates of deposit that were $100,000 or greater by time remaining until maturity as of March 31, 2002:

                                                               March 31,
                                                                 2002
                                                       ----------------------
                                                       (Dollars in thousands)

               Three months or less ..................         $   8,599
               Over three through six months .........            14,561
               Over six through 12 months ............             5,010
               Over 12 months ........................             1,072
                                                               ---------
                                                               $  29,242
                                                               =========

Other Borrowings

     Deposits are the main source of funds for Paradigm's lending and investing activities. Occasionally, Paradigm may obtain additional funds from correspondent banks, the Federal Home Loan Bank, or the purchase of federal funds. At March 31, 2002 and December 31, 2001, Paradigm had no funds borrowed from any of those sources. In 2001, Paradigm entered into an agreement with another commercial bank to borrow up to $500,000 under a revolving line of credit. At March 31, 2002 and at December 31, 2001, Paradigm had no borrowings under this line.

Trust Preferred Securities

     During the first quarter of 2001, Paradigm formed a new, wholly-owned Delaware statutory business trust, Paradigm Capital Trust II (Trust II), which issued $6.0 million of floating rate preferred securities and $186,000 of common stock. Paradigm purchased the common stock, and third party investors purchased the preferred securities. Trust II invested the proceeds in $6,186,000 of Paradigm's floating rate junior subordinated debentures due February 20, 2031 (debentures). These debentures, which are the only assets of the trust, are subordinate and junior in right of payment to all present and future senior indebtedness (as defined in the Indenture dated February 20, 2001) of Paradigm. Paradigm has fully and unconditionally guaranteed the trust's obligations under the preferred securities.

     For financial reporting purposes, Trust II is treated as a subsidiary of Paradigm and consolidated in the corporate financial statements. The preferred securities are eligible to be treated as Tier 1 capital by the Federal Reserve Board, within certain constraints. The treatment of the preferred securities as Tier 1 capital and the deductibility of interest on the debentures for federal income tax purposes made this an attractive way to raise capital. Paradigm received proceeds of $6.0 million, of which $5.2 million was used to redeem all of Paradigm's outstanding 10.375% subordinated debentures, including accrued interest of $77,000, and the remainder was used to pay expenses associated with the offering and for general corporate purposes.

     The debentures accrue interest at a floating rate that adjusts quarterly based on the 90-day LIBOR rate. The quarterly distributions on the trust preferred securities are paid at the same rate that interest is paid on the debentures. For the quarter ended December 31, 2001, the rate on the debentures was 7.65%. For the quarter ending March 31, 2002, the rate was 6.37%, a decrease of $16,000 compared with the quarter ended December 31, 2001. For the year ended December 31, 2001, the effective interest rate on the debentures, including amortization of issuance costs, was 8.99%.

Liquidity

     Cash and cash equivalents decreased $1.4 million in the quarter ended March 31, 2002 compared with an increase of $15.7 million for the same period in 2001.

     Paradigm generated cash from operations of $363,000 in the first quarter of 2002 compared with $910,000 in the first quarter of 2001. The decrease was due mainly to the timing of payments of accrued interest receivable and payable.

     Paradigm realized cash from investing activities of $797,000 in the first quarter of 2002 compared with $10.1 million in the first quarter of 2001. Paradigm invested $81,000 of cash in fixed assets in 2002, as it was not building or remodeling any new banking centers. Paradigm spent $631,000 on fixed assets in the first quarter of 2001, mainly to complete its Gladebrook banking center, which opened in December 2000, and to begin work on its Galveston banking center, which opened in May 2001.

     Financing activities used $2.6 million in the quarter ended March 31, 2002 compared with providing $4.7 million for the same period in 2001. Deposits decreased $2.1 million in the first quarter of 2002. Deposits had increased $5.3 million in the first quarter of 2001, due to growth in Paradigm's new and existing banking centers, combined with a general trend for deposit growth at banks as depositors sought security from more volatile investment options.

     Cash and cash equivalents increased $5.6 million in 2001 compared with a decrease of $10.8 million in 2000.

     Paradigm generated cash from operations of $2.7 million in 2001 compared with $3.6 million in 2000. The decrease was due mainly to $1.1 million less net income in 2001.

     Paradigm used $40.2 million of cash for investing activities in 2001 compared with $15.8 million in 2000. In 2001, loan growth consumed $37.9 million and the net increase in securities and interest-bearing deposits used $494,000. In 2000, loan growth used $22.5 million and investments in securities and interest-bearing deposits provided $8.9 million. Paradigm invested about $1.8 million of cash in fixed assets in 2001, including completion of its Gladebrook banking center and corporate offices, its Galveston banking center and improvement of its computer systems. Paradigm spent $2.1 million on fixed assets in 2000, including the development of its Copperfield and Gladebrook banking centers and expansion of its item and data processing systems.

     Financing activities provided $43.1 million in 2001 versus $1.4 million in 2000. Increased deposits provided $44.3 million in 2001 compared with $6.0 million in 2000. The deposit growth in 2001 was due mainly to growth in Paradigm's new and existing banking centers, combined with a general trend for deposit growth at banks as depositors sought security from more volatile investment options.

     Paradigm maintains liquidity in the form of readily marketable investment securities (i.e., U.S. Treasury bills), demand deposits and short-term time deposits with commercial banks, vault cash and federal funds sold. While the minimum liquidity requirement for banks is determined by federal bank regulatory agencies as a percentage of deposit liabilities, Paradigm's management monitors liquidity requirements as warranted by interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolios and deposit liabilities. Paradigm also has correspondent relationships with other banks in order to sell loans or purchase overnight funds should additional liquidity be needed. Paradigm is a shareholder of the Federal Home Loan Bank, which enables it to borrow for an extended period. Paradigm believes its present position is adequate to meet its liquidity needs in the near future.

Interest Rate Sensitivity

     Paradigm's Asset, Liability and Funds Management Policy provides management guidelines for effective funds management, and Paradigm uses a measurement system for monitoring our net interest rate sensitivity position. Paradigm manages our sensitivity position within established guidelines. Interest rate risk is managed by the Asset and Liability Committee (ALCO) composed of senior officers and directors in accordance with policies approved by the board of directors of Paradigm Bank.

     The ALCO formulates strategies based on appropriate levels of interest risk. To determine the appropriate level of interest rate risk, the ALCO considers the effect on earnings and capital of potential changes in interest rates, economic conditions, liquidity, business strategies and other factors. The ALCO meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, loan commitments, the maturities of investments and borrowing. The ALCO also reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management uses two methods to manage interest rate risk: (i) an analysis of relationships between interest-earning assets and interest-bearing liabilities, and (ii) an interest rate shock simulation model.

     An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate risk is managed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific dates (GAP analysis) and by analyzing the effects of interest rate changes on net interest income over specific periods by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income of a change in interest rates. A company is asset sensitive, or has a positive GAP, when the amount of its interest-earning assets maturing or repricing within that time period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that period. Conversely, a company is liability sensitive, or has a negative GAP, when the amount of its interest-earning liabilities maturing or repricing in the specified period exceeds the amount of its interest-earning assets maturing or repricing in that period. In a period of rising interest rates, a negative GAP tends to lower net interest income, while a positive GAP would tend to increase interest income. In a period of falling interest rates, a negative GAP tends to increase net interest income, while a positive GAP tends to decrease interest income.

     The following table shows Paradigm's interest rate sensitivity analysis at March 31, 2002:

                                                                             Term to Repricing
                                                          -----------------------------------------------------
                                                             0-30      31-180    181-360      After
                                                             days       days       days      1 year      Total
                                                          ---------  ---------  ---------   ---------  --------
                                                                         (Dollars in thousands)
    Interest earning assets:
      Loans (excluding non-accruing) ..................   $  88,274  $  13,515  $  14,234  $  53,458  $ 169,481
      Investment securities ...........................       2,531      2,929      4,988     32,857     43,305
      Other earning assets ............................       9,284        314          -          -      9,598
                                                          ---------  ---------  ---------  ---------  ---------
         Total interest earning assets ................   $ 100,089  $  16,758  $  19,222  $  86,315  $ 222,384
                                                          =========  =========  =========  =========  =========

    Interest-bearing liabilities:
      Certificates of deposit .........................   $   7,791  $  39,898  $  15,717  $   6,486  $  69,892
      Other interest-bearing liabilities ..............      74,326          -          -          -     74,326
                                                          ---------  ---------  ---------  ---------  ---------
         Total interest-bearing liabilities ...........   $  82,117  $  39,898  $  15,717  $   6,486  $ 144,218
                                                          =========  =========  =========  =========  =========

    Cumulative interest rate gap ......................   $  17,972  $  (5,168) $  (1,663) $  78,166  $  78,166

    Cumulative rate sensitivity ratio .................        1.22       0.96       0.99       1.54

     Shortcomings are inherent in GAP analysis to the extent that certain assets and liabilities may not change proportionally as interest rates change. To supplement GAP analysis, Paradigm uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and the balance sheet. Contractual maturities and repricing opportunities of loans are incorporated in the model, as are prepayment assumptions, maturity data and call options within the investment portfolio. Assumptions based on past experience are incorporated into the model for nonmaturity deposit accounts.

     Based on Paradigm's March 31, 2002 simulation analysis, Paradigm estimates that a 200 basis point rise in rates over the next 12 months would increase net interest income $728,000, or 6.7%, and a 200 basis point decline would reduce net interest income by $687,000, or 6.3%. These estimates are based on the timing of interest rate changes for liabilities, mainly deposits, and assets, mainly loans. This assumption incorporated in the simulation model is generally not fully reflected in a GAP analysis.

     Paradigm's primary market risk is interest rate volatility. Interest rate changes ultimately affect income and expense from most of our assets and liabilities, and the market value of interest-earning assets and interest-bearing liabilities that do not have very short-term maturities. Paradigm is not subject to foreign exchange or commodity price risk, and does not own any trading assets.

     Paradigm reviews its exposure to market risk regularly. Interest rate risk is the potential of economic losses due to future interest rate changes that reduce future net interest income and current fair market values. Paradigm's goal is to measure the effect on net interest income and to manage its assets and liabilities to minimize the inherent risk while maximizing income.

         Paradigm applies a market value (MV) methodology to gauge its interest rate risk exposure as derived from its simulation model. Generally, MV is the value of incoming cash flows on interest-earning assets and other investments less the value of the outgoing cash flows on interest-bearing liabilities. The methodology attempts to quantify interest rate risk by measuring the change in MV that would result from a 200 basis point change in market interest rates.

         At March 31, 2002, Paradigm estimated that its MV would increase 6.1% over the next twelve months if a 200 basis point increase in market interest rates occurs. Paradigm estimates that its MV would decrease 10.0% over the next twelve months if there were a 200 basis point decrease in market rates over that year.

         Management believes that the MV method overcomes three shortcomings of the typical maturity GAP method. First, it does not use arbitrary repricing intervals and accounts for all expected future cash flows. Second, because the MV method projects cash flows of each financial instrument under different interest rate environments, it can incorporate the effect of embedded options on an institution's interest rate risk exposure. Third, it allows interest rates on different instruments to change by varying amounts in response to changes in market interest rates, providing more accurate cash flow estimates.

         As with any method of gauging interest rate risk, however, there are certain shortcomings in the MV method. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve. In reality, rate changes are rarely instantaneous. The simplifying assumption that short-term and long-term rates changed by the same degree may also misstate historic rate patterns, which rarely show parallel yield curve shifts. Further, the model assumes that certain assets and liabilities of similar maturity or repricing will react identically to changes in rates. In reality, the market value of certain types of financial instruments may adjust in anticipation of changes in market rates, while any adjustment in the valuation of other types of financial instruments may lag behind the change in general market rates. Also, the MV method does not reflect the full effect of contractual restrictions on changes in rates for certain assets, such as adjustable rate loans. When interest rates change, actual loan prepayments and actual early withdrawals from certificates of deposit may deviate significantly from the assumptions used in the model. Finally, this method does not measure or reflect the effect that higher rates may have on the ability of adjustable-rate loan clients to service their debt. All of these factors are considered in monitoring Paradigm's exposure to interest rate risk.

         In July 2000, Paradigm purchased an interest rate floor to hedge against the effect of future interest rate declines for our portfolio of floating rate loans. Paradigm paid $195,000 for the floor, which would have paid us seven quarterly payments based on a notional amount of $30.0 million if the LIBOR interest rate were below 7.0% from October 25, 2000 through April 25, 2002. This floor was accounted for as a cash flow hedge in accordance with SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." To capitalize on a market fluctuation, the hedge was sold in the last quarter of 2000, providing a pre-tax gain of $105,000 in sale of securities.

Capital Resources

         Capital management consists of providing equity to support both current and future operations. Paradigm is subject to capital adequacy requirements imposed by the Board of Governors of the Federal Reserve and Paradigm Bank is subject to capital adequacy requirements imposed by the FDIC. Both the Federal Reserve and the FDIC have adopted risk-based capital requirements for assessing financial holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among financial holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

         The risk-based capital standards of the Federal Reserve require financial holding companies to have Tier 1 capital of at least 4.0% and total risk-based capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. Tier 1 capital generally includes common shareholders' equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. Tier 2 capital may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is total risk-based capital.

         The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets (leverage ratio) of 3.0% for institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

         Pursuant to the Federal Deposit Insurance Corporation Improvement Act (FDICIA), each federal banking agency revised its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multifamily mortgages. Paradigm Bank is subject to capital adequacy guidelines of the FDIC that are substantially similar to the Federal Reserve's guidelines. Also pursuant to FDICIA, the FDIC has promulgated regulations setting the levels at which an insured institution such as the bank would be considered "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Paradigm Bank is classified "well capitalized" for purposes of the FDIC's prompt corrective action regulations.

         Total stockholders' equity was $18.1 million at December 31, 2001 compared with $17.3 million at December 31, 2000, an increase of $800,000, or 4.6%. The increase was due to Paradigm's earnings net of dividends paid and the change in accumulated gain on securities available for sale. At March 31, 2002, total shareholders' equity had increased to about $18.4 million due to retained earnings for the quarter less a reduction in the accumulated gain on securities available for sale.

         The following table provides a comparison of Paradigm's and Paradigm Bank's leverage and risk-weighted capital ratios at March 31, 2002 and December 31, 2001 to the minimum and well-capitalized regulatory standards:

                                                                  To be Well-
                                                Minimum           Capitalized
                                             Required for         Under Prompt          Actual              Actual
                                           Capital Adequacy        Corrective          Ratio at            Ratio at
                                               Purposes        Action Provisions    March 31, 2002    December 31, 2001
                                          ------------------  -------------------  ----------------  -------------------
Paradigm
Leverage ratio ..........................       3.00%(1)              N/A                8.14%               7.93%
Tier 1 risk-based capital ratio .........       4.00                  N/A               10.37               10.85
Risk-based capital ratio ................       8.00                  N/A               11.35               11.69

Paradigm Bank
Leverage ratio ..........................       3.00%(2)             5.00%               7.96%               7.68%
Tier 1 risk-based capital ratio .........       4.00                 8.00               10.05               10.49
Risk-based capital ratio ................       8.00                10.00               11.03               11.34

_________________________

(1) The Federal Reserve Board may require Paradigm to maintain a leverage ratio above the required minimum.

(2) The FDIC may require Paradigm Bank to maintain a leverage ratio above the required minimum.

                              BUSINESS OF PARADIGM

General

         Paradigm is a financial holding company headquartered in Houston, Texas. Paradigm was formed as a bank holding company for Paradigm Bank Texas under the laws of the State of Texas in 1996, and elected to become a financial holding company in 2000.

         Paradigm provides commercial and retail banking services from the community banking offices of Paradigm Bank Texas, its wholly-owned subsidiary, a Texas banking association headquartered in Houston. Paradigm Bank was originally chartered in 1980 as Bank of Cypress Trails and renamed Woodcreek Bank when its principal location was established in the Woodcreek area of north Houston. In 1997, Paradigm acquired First National Bank of Dayton, which was merged into Woodcreek Bank. In October 2000, Woodcreek Bank changed its name to Paradigm Bank Texas to reflect its greater geographic and market development.

         In December 1999, Paradigm acquired Dayton State Bank, a Texas banking association with locations in Dayton, Winnie and Mt. Belvieu. Dayton State Bank was operated as a separate bank for one year, and merged into Paradigm Bank Texas in December 2000.

         Paradigm has grown by increasing loans and deposits at existing banking centers, by acquiring two existing community banks and by opening new banking centers. Paradigm Bank Texas operates 11 community banking centers (branches) serving Texas, six in the greater Houston metropolitan area, two in Dayton and one each in Winnie, Galveston and Mt. Belvieu. Paradigm opened its Galveston branch in May 2001, and two new Houston branches in August and December 2000. Between 1991 and 2000, Paradigm opened six new branches in Houston. In November 2001, Paradigm closed one Houston branch in the Cy-Fair area and transferred its business and staff to its nearby Gladebrook location.

Bank Activities

         Paradigm operates with a community banking philosophy emphasizing long-term customer relationships based on service and convenience. A key element of this community banking approach is our banking center model, which Paradigm implemented in 1998. Each branch is a full-service banking center led by a banking center president focused on serving local community businesses and consumers. Paradigm entrusts its banking center presidents with authority and flexibility for product pricing, customer service and decision-making within general parameters established by management.

         Paradigm offers a variety of traditional loan and deposit products to its customers, which are mainly small and medium-size businesses and individual consumers. For businesses, Paradigm provides term loans, lines of credit and loans for working capital, business expansion and the purchase of equipment and machinery, interim construction loans for builders and owner occupied commercial real estate loans. Paradigm offers consumers automobile loans, home equity loans and debit cards. Paradigm offers all of its customers a full array of cash management, Internet banking and traditional deposit services.

Competition

         The banking business is highly competitive, with Paradigm's profitability dependent on the ability to compete in its market areas. Paradigm competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based nonbank lenders and certain other nonfinancial entities, including retail stores that offer credit programs, and certain governmental organizations which may offer more favorable financing than Paradigm offers. Paradigm expects competition from both financial and nonfinancial institutions to continue. Recently enacted federal legislation eased burdens previously imposed on banks, securities firms, insurance companies, credit unions and other financial service providers. As a result, it may be easier for nonbank institutions to compete directly with Paradigm.

         Paradigm has been able to compete effectively in its market areas by providing responsive community banking, experienced community lending officers and a full range of commercial and retail banking services. The greater Houston area is marked by a large number of local, regional and national financial institutions. The Galveston, Dayton, Winnie and Mt. Belvieu markets are mainly served by a smaller number of local competitors.

They compete in our customer niche on loan and deposit pricing, related terms, traditional services offered, less traditional services such as insurance and brokerage offerings, branch locations, advertising and promotional programs, and by developing customer relationships.

     Paradigm's competitive edge is built upon developing strong customer relationships through fast and effective service, and on being more responsive to the needs and wants of the customer than other institutions. This service includes loan and deposit pricing within Paradigm's profitability models, being faster than the competition in providing loan responses and other services, building a network of convenient locations, and providing the banking services most important to its customers.

Properties

     Paradigm operates from 13 locations, including 11 full-service banking centers, its loan operations office and its corporate office. Paradigm owns six of its banking centers, and leases the remaining five plus its loan operations office and corporate office. The lease terms expire in 2003 through 2010, not including renewal option periods that may be available. Paradigm's item processing facility shares a building it owns with its Dayton Clayton Road banking center, and its bank operations department shares a building it owns with its Dayton Downtown banking center. Prosperity anticipates that Paradigm's Medical Center, Dayton Clayton Road and Silver Ridge banking centers will be closed upon completion of the merger or shortly thereafter.

     The following table sets forth the address, ownership status and deposit balances for each of Paradigm's banking centers:

                                                    Owned or                  Deposits at
Facility Location                                    Leased                  March 31, 2002
                                                    --------                 --------------
                                                                         (dollars in thousands)
Aldine Banking Center                                owned                     $  17,270
1906 Aldine Bender, Houston

Copperfield Banking Center                          leased                         6,441
8686 Highway 6 North, Houston

Dayton Downtown Banking Center                       owned                        58,055
106 North Main, Dayton

Dayton Clayton Road Banking Center                   owned                        10,508
1300 West Clayton, Dayton

Galveston Banking Center                            leased                         9,365
2424 Market Street, Galveston

Gladebrook Banking Center                           leased                        34,723(1)
3934 FM 1960 West, Houston

Medical Center Banking Center                       leased                         4,011
St. Edwards Dr. at Judiwood, Houston

Mt. Belvieu Banking Center                           owned                         8,242
10305 Eagle Drive, Mt. Belvieu

Silver Ridge Banking Center                         leased                         9,836
1817 FM 1960 West, Houston

Winnie Banking Center                                owned                         9,949
146 Spur 5, Winnie

Woodcreek Banking Center                             owned                        61,888
2828 FM 1960 East, Houston

Loan Operations Office                              leased                           N/A
22615 Aldine Westfield, Houston

Corporate Office                                    leased                           N/A
3934 FM 1960 W., Ste. 330, Houston

-----------------------

(1) Deposits at the Gladebrook banking center include the transfer of significant deposits from the Woodcreek banking center associated with an executive officer transferred to Gladebrook during 2001, along with the transfer of substantially all of the deposits of our Cy-Fair banking center upon its closure in December 2001.

Employees

         At March 31, 2002, Paradigm had 146 employees, including 40 officers and 29 part-time staff. Paradigm pays a significant portion of the cost of health insurance for its full-time employees, and provides a significant matching contribution with the 401(k) savings plan it offers them. Paradigm considers its relations with its employees to be good. Paradigm is not party to any collective bargaining agreements.

Legal Proceedings

         Paradigm and Paradigm Bank are from time to time parties to or otherwise involved in legal proceedings arising in the normal course of business. Management believes that neither Paradigm nor Paradigm Bank is a party to, nor any of their property the subject of, any material pending or threatened legal proceedings that, if determined adversely, would have a material adverse effect on the consolidated financial condition, results of operations or cash flows of Paradigm.

Supervision and Regulation

         The supervision and regulation of financial holding companies, banks and affiliates is intended primarily for the protections of depositors, borrowers, the deposit insurance funds of the Federal Deposit Insurance Corporation and the banking system as a whole, not for the protection of financial holding company shareholders or creditors. The regulatory authorities have broad enforcement power over financial holding companies and banks, including the power to impose substantial fines and other penalties for violation of laws and regulations.

         The following descriptions summarize some of the laws and regulations to which Paradigm and Paradigm Bank are subject. References herein to applicable statutes and regulations are brief summaries, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Paradigm believes that it is in compliance in all material respects with these laws and regulations.

Paradigm Bancorporation, Inc.

         Paradigm is a financial holding company registered under the Gramm-Leach-Bliley Act, and a bank holding company registered under the Bank Holding Company Act of 1956 as amended (BHCA). Accordingly, Paradigm is subject to supervision, regulation and examination by the Federal Reserve. The Gramm-Leach-Bliley Act, the BHCA and other federal laws subject financial and bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

         Regulatory Restrictions on Dividends; Source of Strength. It is the policy of the Federal Reserve that financial holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that financial holding companies should not maintain a level of cash dividends that undermines the financial holding company's ability to serve as a source of strength to its banking subsidiaries.

         Under the Federal Reserve policy, a financial holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. As discussed below, a financial holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

         In the event of a financial holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

         Scope of Permissible Activities. Under the BHCA, bank holding companies generally may not acquire a direct or indirect interest in or control of more than 5% of the voting shares of any company that is not a bank or bank holding company or engage directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks, except that it may engage in and may own shares of companies engaged in certain activities found by the Federal Reserve to be so closely related to banking or managing and controlling banks as to be a proper incident thereto. These activities include, among others, operating a mortgage, finance, credit card, or factoring company; performing certain data processing operations; providing investment and financial advice; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; and providing certain stock brokerage and investment advisory services. In approving acquisitions or the addition of activities, the Federal Reserve considers whether the acquisition or the additional activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         However, the Gramm-Leach-Bliley Act effective in March 2000, eliminated the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers. Paradigm elected and was approved to become a financial holding company in April of 2000. The Gramm-Leach-Bliley Act permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The Gramm-Leach-Bliley Act defines "financial in nature" generally to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve has determined to be closely related to banking. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature as determined by the Federal Reserve.

         While the Federal Reserve will serve as the umbrella regulator for financial holding companies and has the power to examine banking organizations engaged in new activities, regulation and supervision of activities that are financial in nature or determined to be incidental to such financial activities will be handled along functional lines. Accordingly, activities of subsidiaries of a financial holding company will be regulated by the agency or authorities with the most experience regulating that activity as it is conducted in a financial holding company.

         Safe and Sound Banking Practices. Financial holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve's Regulation Y, for example, generally requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of its consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

         The Federal Reserve has broad authority to prohibit activities of financial holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1 million for each day the activity continues.

         Anti-Tying Restrictions. Financial holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other nonbanking services offered by a holding company or its affiliates.

         Capital Adequacy Requirements. The Federal Reserve has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of financial holding companies. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). Total capital is the sum of Tier 1 and Tier 2 capital. At March 31, 2002, Paradigm's ratio of Tier 1 capital to total risk-weighted assets was 10.37% and Paradigm's total capital to total risk-weighted assets was 11.35%.

         In addition to the risk-based capital guidelines, the Federal Reserve uses a leverage ratio as an additional tool to evaluate the capital adequacy of financial holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total consolidated assets less goodwill and other intangibles. Certain highly rated financial holding companies may maintain a minimum leverage ratio of 3.0%, but other financial holding companies are required to maintain a leverage ratio of at least 4.0%. At March 31, 2002, Paradigm's leverage ratio was 8.14%.

         The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

         Imposition of Liability for Undercapitalized Subsidiaries. Bank regulators are required to take prompt corrective action to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes undercapitalized, it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

         The aggregate liability of the holding company of an undercapitalized bank is limited to the greater of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be adequately capitalized. The bank regulators have greater power in situations where an institution becomes significantly or critically undercapitalized or fails to submit a capital restoration plan. For example, a financial holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

         Acquisitions by Financial Holding Companies. The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by financial holding companies, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the financial holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors.

         Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring control of a financial holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a financial holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute acquisition of control of the holding company.

         In addition, an entity is required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% in the case of an acquiror that is a financial holding company) or more of Paradigm's outstanding common stock, or otherwise obtaining control or a controlling influence over Paradigm.

Paradigm Bank Texas

         Paradigm Bank is a Texas-chartered banking association, the deposits of which are insured by the Bank Insurance Fund (BIF) of the FDIC. Paradigm Bank is not a member of the Federal Reserve System; therefore, it is subject to supervision and regulation by the FDIC and the Texas Banking Department. Such supervision and regulation subjects Paradigm Bank to special restrictions, requirements, potential enforcement actions and periodic examination by the FDIC and the Texas Banking Department. Because the Federal Reserve regulates Paradigm, as the financial holding company parent of Paradigm Bank, the Federal Reserve also has supervisory authority that directly affects Paradigm Bank.

         Equivalence to National Bank Powers. The Texas Constitution, as amended in 1986, provides that a Texas-chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in Texas. To the extent that the Texas laws and regulations may have allowed state-chartered banks to engage in a broader range of activities than national banks, the Federal Deposit Insurance Corporation Improvement Act of 1991

(FDICIA) has operated to limit this authority. FDICIA provides that no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions.

         Branching. Texas law provides that a Texas-chartered bank can establish a branch anywhere in Texas provided that the branch is approved by the Texas Department of Banking and the appropriate federal agency, which in Paradigm's case is the FDIC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of community and consistency with corporate powers.

         Restrictions on Transactions with Affiliates and Insiders. Transactions between banks and their nonbanking affiliates, including holding companies and any nonbanking subsidiaries, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties that are collateralized by our securities or obligations or the securities or obligations of any of our nonbanking subsidiaries.

         Affiliated transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the banks and their affiliates be on terms substantially the same, or at least as favorable to the banks, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

         The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as insiders) contained in the Federal Reserve Act and Federal Reserve Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the FDIC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

         Restrictions on Distribution of Subsidiary Bank Dividends and Assets. Dividends paid by Paradigm Bank have provided a substantial part of Paradigm's operating funds and for the foreseeable future it is anticipated that dividends paid by Paradigm Bank to Paradigm will continue to be Paradigm's principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by Paradigm Bank. Under federal laws, Paradigm Bank cannot pay a dividend if, after paying the dividend, Paradigm Bank will be undercapitalized. The FDIC may declare a dividend payment to be unsafe and unsound even though Paradigm Bank would continue to meet its capital requirement after the dividend.

         Because Paradigm is a legal entity separate and distinct from its subsidiaries, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository institution holding company (such as Paradigm) or any shareholder or creditor thereof.

         Examinations. The FDIC periodically examines and evaluates insured banks. Based on such an evaluation, the FDIC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the FDIC-determined value and the book value of such assets. The Texas Banking Department also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination.

         Capital Adequacy Requirements. The FDIC has adopted regulations establishing minimum requirements for the capital adequacy of insured institutions. The FDIC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

         The FDIC's risk-based capital guidelines generally require state banks to have a minimum ratio of Tier 1 capital to total-risk weighted asset of 4.0% and a ratio of total capital to total risk-weighted assets of 8.0%. The capital categories have the same definitions for banks as for holding companies. At March 31, 2002, Paradigm

Bank's ratio of Tier 1 capital to total risk-weighted assets was 10.05% and its ratio of total capital to total risk-weighted assets was 11.03%.

         The FDIC's leverage guidelines require state banks to maintain Tier 1 capital of no less than 5.0% of average total assets, except in the case of certain highly rated banks for which the requirement is 3.0% of average total assets. The Texas Banking Department has issued a policy that generally requires state chartered banks to maintain a leverage ratio (defined in accordance with federal capital guidelines) of 6.0%. At March 31, 2002, Paradigm Bank's ratio of Tier 1 capital to average total assets (leverage ratio) was 7.96%.

         Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take prompt corrective action with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well capitalized," "adequately capitalized," "under capitalized," "significantly under capitalized," and "critically under capitalized." A "well capitalized" bank has a total risk-based capital ratio of 10.0% or higher; a Tier 1 risk-based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk-based capital ratio of 8.0% or higher; a Tier 1 risk-based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for being a "well capitalized bank". A bank is "under capitalized" if it fails to meet any one of the ratios required to be adequately capitalized. Paradigm Bank is classified as "well capitalized" for purpose of the FDIC's prompt corrective action regulations.

         In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such payment.

         As an institution's capital decreases, the FDIC's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The FDIC has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

         Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

         Deposit Insurance Assessments. Paradigm Bank must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF assessments is between zero and 0.27% of deposits.

         The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. The FDIC can make changes in the rate schedule outside the five-cent range above or below the current schedule only after a full rulemaking with opportunity for public comment.

         In addition to BIF assessments, banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued by the Financing Corporation (FICO) to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The BIF-rate was required to equal one-fifth of the Savings Association Insurance Fund (SAIF) rate through year-end 1999, or until the insurance funds merged, whichever occurred first. Thereafter, BIF and SAIF payers will be assessed pro rata for the FICO bond obligations. With regard to the assessment for the FICO obligation, for the second quarter 2002, both the BIF and SAIF rates were 0.0176% of deposits.

         Enforcement Powers. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject Paradigm or Paradigm Bank, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties.

         The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so: fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan. The Texas Banking Department also has broad enforcement powers over Paradigm Bank, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

         Brokered Deposit Restrictions. Institutions that are only adequately capitalized (as defined for purposes of the prompt corrective action rules described above) cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll over brokered deposits.

         Cross-Guarantee Provisions. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) contains a cross-guarantee provision that generally makes commonly controlled insured depository institutions liable to the FDIC for any losses incurred in connection with the failure of a commonly controlled depository institution.

         Community Reinvestment Act. The Community Reinvestment Act of 1977
(CRA) and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound bank operations. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a financial holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other financial holding company. An unsatisfactory record can substantially delay or block the transaction.

         Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, Paradigm Bank is subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, The Expedited Funds Availability Act, The Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. Paradigm Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

         The USA Patriot Act of 2001. The USA Patriot Act is intended to strengthen U.S. law enforcement's and the intelligence community's ability to work cohesively to combat terrorism on a variety of fronts. The potential impact of the USA Patriot Act on financial institutions of all kinds is significant and wide ranging. The USA Patriot Act requires financial institutions to prohibit correspondent accounts with foreign shell banks, establish an anti-money laundering program that includes employee training and an independent audit, follow minimum standards for identifying customers and maintaining records of the identification information and make regular comparisons of customers against agency lists of suspected terrorists, their organizations and money launderers.

         Privacy. In addition to expanding the activities in which banks and bank holding companies may engage, the Gramm-Leach-Bliley Act also imposed new requirements on financial institutions with respect to customer privacy. The Gramm-Leach-Bliley Act generally prohibits disclosure of customer information to non-affiliated third parties unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually. Financial institutions, however, will be required to comply with state law if it is more protective of customer privacy than the Gramm-Leach-Bliley Act.

Instability and Regulatory Structure

         Various legislation, including proposals to overhaul the bank regulatory system, expand the powers of banking institutions and financial holding companies and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the environment in which Paradigm and its banking subsidiaries operate in substantial and unpredictable ways. Paradigm cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon its financial condition or results of operations or that of its subsidiaries.

Expanding Enforcement Authority

         One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve and the FDIC are possessed of extensive authority to police unsafe and unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution that it determines has engaged in unsafe or unsound practices. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

Monetary Policy

         The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of financial holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans and paid for deposits.

         Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of Paradigm and its subsidiaries cannot be predicted.

                BENEFICIAL OWNERSHIP OF PARADIGM common STOCK BY
                MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PARADIGM

         The following table sets forth certain information as of ________________, 2002 regarding the beneficial ownership of Paradigm common stock by (1) each person who is known by Paradigm to own beneficially more than 5% of the Paradigm common stock, (2) each director and executive officer of Paradigm and (3) all directors and executive officers as a group. Also included is the number of shares and percentage of Prosperity common stock to be owned by such persons and by directors and executive officers as a group upon the exchange of Paradigm common stock for Prosperity common stock pursuant to the merger. Unless otherwise indicated, based on information furnished by such shareholders, management of Paradigm believes that each person has sole voting and dispositive power with respect to all shares of which he or she is the beneficial owner and the address of such shareholder is the same as Paradigm's address.

                                                                                               Pro Forma Amount/
                                                        Amount/(Percent) and Nature        (Percent) and Nature of
                      Name of                           of Beneficial Ownership of         Beneficial Ownership of
                 Beneficial Owner                        Paradigm Common Stock (1)        Prosperity Common Stock(2)
---------------------------------------------------      -------------------------        --------------------------
Significant Shareholder
Marcella Boomer ...................................              244,324(4)
                                                                   (10.3%)

Directors and Executive Officers

Dennis M. Cain ....................................                2,000
                                                                    (*)

Brad Fagan ........................................               43,150(5)
                                                                    (1.8%)

William H. Fagan, M.D. ............................              834,520(6)
                                                                   (35.1%)

Walter G. Finger ..................................               51,875
                                                                    (2.2%)

Peter Fisher ......................................               52,875(7)
                                                                    (2.3%)

Charles J. Howard, M.D. ...........................              406,901(8)
                                                                   (17.1%)

Leah Huffmeister Henderson ........................               15,000(9)
                                                                    (*)

Jay W. Porter, Jr. ................................                5,400(10)
                                                                    (*)

Directors and executive officers of Paradigm.......            1,411,721
(as a group 8 persons)/(3)/                                        (59.4%)

-----------------
* Indicates ownership which does not exceed 1.0%.

(1) The percentage beneficially owned was calculated based on 2,375,020 shares of Paradigm common stock issued and outstanding as of ______________________, 2002 and assumes the exercise by the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.

(2) The percentage beneficially owned was calculated based on _____________ shares of Prosperity common stock issued and outstanding and assumes the issuance of 2,580,649 shares of Prosperity common stock in exchange for each share of Paradigm common stock in connection with the merger.

(3) For each director and executive officer, the amount of beneficial ownership includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain members of the group members' families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers.

(4) Includes 78,000 shares held of record by the James B. Boomer Family Trust, of which Mrs. Boomer is the Trustee, and 54,162 shares held of record by the James B. Boomer Marital Exempt Trust, of which Mrs. Boomer is the Trustee.

(5) Includes 400 shares that may be acquired pursuant to the exercise of fully vested stock options.

(6)     Includes 74,530 shares held of record by the spouse of Dr. Fagan.

(7) Includes 1,000 shares that may be acquired pursuant to the exercise of fully vested stock options.

(8)     Includes 37,392 shares held of record by the spouse of Dr. Howard.

(9) Includes 5,000 shares held of record by Leah Huffmeister Henderson as custodian for her minor daughter.

(10) Includes 400 shares that may be acquired pursuant to the exercise of fully vested stock options.

                  PRINCIPAL HOLDERS OF PROSPERITY COMMON STOCK

     Information regarding ownership of Prosperity common stock by (1) each director and executive officer of Prosperity, (2) all directors and executive officers of Prosperity as a group and (3) each person owning five percent (5%) or more of the outstanding shares of Prosperity common stock is contained in Prosperity's proxy statement dated March 15, 2002 for its annual meeting of shareholders held April 16, 2002, which is incorporated by reference in this proxy statement-prospectus.

                   COMPARATIVE MARKET PRICES AND DIVIDEND DATA

     Market prices. The Prosperity common stock commenced trading on The Nasdaq Stock Market National Market System under the symbol "PRSP" on November 12, 1998. Prior to that date, Prosperity's common stock was privately held and not listed on any public exchange or quotation system or actively traded. Quotations of the sales volume and the closing sales prices of the common stock of Prosperity are listed daily in Nasdaq's national market listings.

     The following table includes the range of high and low sale prices of Prosperity's common stock as quoted by Nasdaq's monthly statistical report, adjusted for the two-for-one stock split effective May 31, 2002:

                                                                    Prosperity
                                                                    ----------
                                                               High            Low
                                                              ------          -----

          2002   First Quarter ..........................   $16.2750        $13.4750
                 Second Quarter..........................

          2001   First Quarter ..........................    11.3125          9.3750
                 Second Quarter .........................    12.6100          8.7500
                 Third Quarter ..........................    13.9350         10.7500
                 Fourth Quarter .........................    13.8700         11.9300

          2000   First Quarter ..........................     8.3445          6.4375
                 Second Quarter .........................     8.4375          6.9690
                 Third Quarter ..........................     9.4375          8.0625
                 Fourth Quarter .........................    10.0000          8.5625

     There has been no active public trading market for shares of Paradigm common stock. It is traded infrequently in private transactions about which Paradigm's management has little reliable information regarding price.

     On May 1, 2002, the last trading day prior to the date of the joint announcement by Prosperity and Paradigm that they had entered into the merger agreement, as reported in The Wall Street Journal, the closing per share sales price of Prosperity common stock was $16.045 The pro forma equivalent per share value of the Paradigm common stock on May 1, 2002 was $17.44 per share. This pro forma equivalent per share value is the quoted Prosperity common stock price multiplied by the assumed total exchange ratio of 1.08658. On ___________, 2002, as reported in The Wall Street Journal, the closing price of Prosperity common stock was $___________. You are urged to obtain current market quotations.

     As of June 10, 2002, Paradigm had approximately 91 shareholders of record and Prosperity had approximately 448 shareholders of record.

     Following the merger, Prosperity common stock will continue to be traded on and quoted by Nasdaq.

     Dividend data. The following table sets forth, for the periods indicated, the cash dividends declared per share of Prosperity common stock and Paradigm common stock:

                                                            Prosperity    Paradigm
                                                            ----------    --------
             2002  First Quarter .........................  $  0.055     $  0.000
                   Second Quarter ........................

             2001  First Quarter .........................     0.045        0.000
                   Second Quarter ........................     0.050        0.060
                   Third Quarter .........................     0.050        0.000
                   Fourth Quarter ........................     0.050        0.000

             2000  First Quarter .........................     0.045        0.000
                   Second Quarter ........................     0.045        0.100
                   Third Quarter .........................     0.045        0.100
                   Fourth Quarter ........................     0.045        0.100

     Until the merger is completed or the merger agreement is terminated, Paradigm is prohibited from declaring or paying any dividends on its capital stock, other than its regular periodic cash dividends per share. However, the parties have agreed that Paradigm may pay a cash dividend of $0.05 per share in July 2002 and, if the merger is not completed prior to the record date for Prosperity's third quarter dividend, Paradigm may pay a cash dividend in an amount equal to the quarterly dividend Paradigm shareholders would receive as shareholders of Prosperity. The declaration and payment of such dividends will be at the discretion of the board of directors of Paradigm and will depend upon future earnings of Paradigm, its general financial condition, the success of its business activities, its capital requirements and general business conditions.

     The principal source of cash revenues to Prosperity is dividends paid by Prosperity Bank with respect to its capital stock. There are certain restrictions on the payment of such dividends imposed by federal and state banking laws, regulations and authorities. As of _____________, 2002, an aggregate of approximately $___ million was available for payment of dividends by Prosperity Bank to Prosperity under applicable restrictions, without regulatory approval. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements.

     As of May 31, 2002, an aggregate of approximately $3.5 million was available for payment of dividends by Paradigm Bank to Paradigm under applicable restrictions, without regulatory approval. If Prosperity and Paradigm do not merge, the board of directors of Paradigm intends to continue to consider the payment of quarterly dividends on the outstanding shares of Paradigm common stock.

                     DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

     Prosperity has authorized two classes of stock: (1) 50,000,000 authorized shares of Prosperity common stock, par value $1.00 per share, 16,254,070 shares of which are issued and outstanding as of May 31, 2002; and (2) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Prosperity.

Prosperity Common Stock

     The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire shares of Prosperity.

     Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

     On liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Preferred Stock

     Prosperity is authorized to issue 20,000,000 shares of preferred stock. The preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

     Moreover, except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

     . dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

     . redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

     . sinking fund provisions, if any, for the redemption or purchase of shares;

     . the amount payable upon shares in the event of voluntary or involuntary liquidation;

     . the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

     .    voting rights.

     The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

     The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity's management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity's securities or the removal of incumbent management.

     The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

     . reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

     . restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

     . dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible "veto" power if the series of preferred stock has class voting rights;

     . dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

     . restrictions on the rights of holders of Prosperity common stock to share in Prosperity's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

                             BUSINESS OF PROSPERITY

     Prosperity is a financial holding company headquartered in Houston, Texas. Prosperity conducts business through its subsidiary First Prosperity Bank. Prosperity operates 32 full-service banking centers located throughout the greater Houston metropolitan area and nine contiguous counties situated to the south and southwest of Houston.

     Prosperity operates under a community banking philosophy and seeks to develop broad customer relationships based on service and convenience while maintaining its conservative approach to lending and strong asset quality. Prosperity offers its customers, primarily consumers and small and medium-sized businesses, a variety of traditional loan and deposit products, which it tailors to the specific needs of customers in a given market.

     Prosperity began operations in 1983 as a vehicle to acquire the former Allied Bank in Edna, which was chartered in 1949, and has grown through a combination of internal growth, the acquisition of community banks and branches and the opening of new banking centers. As of March 31, 2002, Prosperity, on a consolidated basis, had total assets of $1.29 billion, total deposits of $1.14 billion and total shareholders' equity of $92.8 million.

Incorporation of Certain Documents by Reference

     Certain documents filed by and relating to Prosperity are incorporated herein by reference. See "Where You Can Find More Information" on page 101 for a list of these documents.

Interests of Certain Persons

     No director or executive officer of Prosperity has any material direct or indirect financial interest in Paradigm or the merger, except as a director, executive officer or shareholder of Prosperity or its subsidiaries.

                                     EXPERTS

     The consolidated financial statements of Prosperity incorporated in this proxy statement-prospectus by reference from the Prosperity Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Paradigm as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 included in this proxy statement-prospectus have been audited by Harper & Pearson Company, P.C., independent auditors, as stated in their reports appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of Prosperity common stock to be issued by Prosperity and certain matters related to federal income tax consequences of the merger will be passed upon by Bracewell & Patterson, L.L.P., Houston, Texas. Certain legal matters with respect to the merger will be passed upon for Paradigm by Locke Liddell & Sapp LLP, Houston, Texas.

                                  OTHER MATTERS

     As of the date of this proxy statement-prospectus, the board of directors of Paradigm knows of no matters that will be presented for consideration at the special meeting of its shareholders other than as described in this proxy statement-prospectus. However, if any other matters are properly brought before the Paradigm special meeting or any adjournment or postponement of the special meeting and are voted upon, it is intended that holders of the proxies will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

                       WHERE YOU CAN FIND MORE INFORMATION

     Prosperity files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Prosperity, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     The SEC allows Prosperity to "incorporate by reference," which means that Prosperity can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Prosperity incorporates by reference is considered to be part of this proxy statement-prospectus, and later information that Prosperity files with the SEC will automatically update and supersede the information Prosperity included in this proxy statement-prospectus. Prosperity incorporates by reference the documents listed below:

     .    Annual Report on Form 10-K for the year ended December 31, 2001;

     .    Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

     .    Current Report on Form 8-K dated January 16, 2002;

     .    Current Report on Form 8-K dated February 22, 2002;

     .    Current Report on Form 8-K dated May 2, 2002;

     .    Current Report on Form 8-K dated May 8, 2002;

     .    Current Report on Form 8-K dated May 9, 2002; and

     . Proxy Statement dated March 15, 2002, relating to its annual meeting of shareholders held on April 16, 2002.

     Prosperity also incorporates by reference any future filings it makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and before the meeting. Any statement contained in this proxy statement-prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement-prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superceded such statement.

     Upon your written or oral request, Prosperity will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement-prospectus incorporates. Your written or oral requests for copies of this proxy statement-prospectus and documents Prosperity has incorporated by reference should be directed to:

                            Prosperity Bancshares, Inc.
                            4295 San Felipe
                            Houston, Texas 77027
                            Attention: Dan Rollins
                            Telephone (713) 693-9300
                            Facsimile (713) 693-9309

     To obtain timely delivery, you must make a written or oral request for a copy of such information by [five business days prior to meeting] ________, 2002.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

     Prosperity has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Prosperity common stock to be issued to Paradigm shareholders in the merger. This proxy statement-prospectus constitutes the prospectus of Prosperity filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

     You should rely only on the information contained in this proxy statement-prospectus or contained in documents incorporated by reference into this document. Neither Prosperity nor Paradigm have authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement-prospectus is correct as of its date. It may not continue to be correct after this date. Paradigm has supplied all of the information about Paradigm contained in this proxy statement-prospectus and Prosperity supplied all of the information contained in this proxy statement-prospectus about Prosperity and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

     This proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

                        Index to Financial Statements of
                          Paradigm Bancorporation, Inc.

                                                                                                            Page
                                                                                                            ----
Consolidated Statements of Condition as of March 31, 2002 (Unaudited) and December 31, 2001 ............     F-2
Consolidated Statements of Income for the Three Months Ended March 31,
         2002 and 2001 (Unaudited) .....................................................................     F-3
Consolidated Statements of Changes in Stockholders' Equity for the Quarter Ended March 31,
         2002 (Unaudited) and the Years Ended December 31, 2001 and 2000 ...............................     F-4
Consolidated Statements of Cash Flows for the Quarter Ended March 31, 2002
         and 2001 (Unaudited) ..........................................................................     F-5
Notes to Consolidated Financial Statements .............................................................     F-6

Independent Auditors' Report for the Years Ended December 31, 2001
         and 2000 ......................................................................................     F-8
Consolidated Statements of Condition as of December 31, 2001 and 2000 ..................................     F-9
Consolidated Statements of Income for the Years Ended December 31, 2001
         and 2000 ......................................................................................    F-10
Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
         December 31, 2001 and 2000 ....................................................................    F-11
Consolidated Statements of Cash Flows for the for the Years Ended
         December 31, 2001 and 2000 ....................................................................    F-12
Notes to Consolidated Financial Statements .............................................................    F-13

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                            Consolidated Statements of Condition
                                March 31, 2002 (unaudited) and December 31, 2001
--------------------------------------------------------------------------------

                                                                             March 31,         December 31,
                        ASSETS                                                 2002                2001
                                                                        -----------------   -----------------
Cash and due from banks                                                  $    15,633,752     $    15,073,333
Federal funds sold                                                             4,283,526           6,255,461
                                                                         ---------------     ---------------
   Total cash and cash equivalents                                            19,917,278          21,328,794

Interest-bearing deposits in financial institutions                            5,314,037           5,357,902
Securities available for sale, at fair value                                  29,551,950          34,619,619
Securities to be held to maturity, at amortized cost                          13,753,418           9,032,537

Loans                                                                        170,591,305         170,758,122
Less allowance for credit losses                                              (1,928,887)         (1,569,769)
                                                                         ---------------     ---------------
   Loans, net                                                                168,662,418         169,188,353

Accrued interest receivable                                                    1,366,673           1,467,708
Real estate acquired by foreclosure                                              332,733             265,874
Premises and equipment, net                                                   12,067,389          12,255,723
Goodwill, net                                                                  3,309,858           3,309,858
Other assets                                                                   2,461,353           2,435,410
                                                                         ---------------     ---------------
   Total Assets                                                          $   256,737,107     $   259,261,778
                                                                         ===============     ===============

       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits:
     Noninterest-bearing deposits                                        $    86,070,772     $    83,858,012
     Interest-bearing deposits                                                74,325,857          76,403,927
     Interest-bearing, certificates of deposit                                69,891,373          72,112,891
                                                                         ---------------     ---------------
   Total Deposits                                                            230,288,002         232,374,830

   Accrued interest payable                                                      406,062             520,895
   Federal funds purchased                                                             -                   -
   Due to former shareholders                                                    346,011             830,715
   Other liabilities                                                           1,328,170           1,432,155
                                                                         ---------------     ---------------
   Total Liabilities                                                         232,368,245         235,158,595
                                                                         ---------------     ---------------

Commitments and Contingencies

Company obligated mandatorily redeemable trust preferred
   securities of subsidiary trust                                              6,000,000           6,000,000
                                                                         ---------------     ---------------

Stockholders' Equity
   Preferred stock, $10 par value, 10,000,000 shares authorized,
     1 share issued and outstanding                                                   10                  10
   Common stock, $1 par value, 25,000,000 shares authorized,
     2,375,000 shares issued and outstanding                                   2,375,000           2,375,000
   Capital surplus                                                            10,793,381          10,793,381
   Retained earnings                                                           5,137,144           4,783,367
   Accumulated other comprehensive income, net of tax                             63,327             151,425
                                                                         ---------------     ---------------
   Total Stockholders' Equity                                                 18,368,862          18,103,183
                                                                         ---------------     ---------------

   Total Liabilities and Stockholders' Equity                            $   256,737,107     $   259,261,778
                                                                         ===============     ===============

See accompanying notes.
                                       F-2

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                               Consolidated Statements of Income
                              For the Three Months Ended March 31, 2002 and 2001
                                                                       Unaudited
--------------------------------------------------------------------------------

                                                                                   Three Months ended March 31
                                                                           --------------------------------------------
                                                                                  2002                    2001
                                                                           --------------------    --------------------
Interest Income
     Interest and fees on loans                                                 $ 3,018,057            $ 3,224,153
     Investment securities                                                          494,431                621,148
     Federal funds sold                                                              64,137                112,359
                                                                                -----------            -----------
       Total Interest Income                                                      3,576,625              3,957,660

Interest Expense, Deposits and Debt                                                 977,331              1,395,327
                                                                                -----------            -----------

Net Interest Income                                                               2,599,294              2,562,333

Provision for Credit Losses                                                         121,230                215,000
                                                                                -----------            -----------

Net Interest Income after Provision for Credit Losses                             2,478,064              2,347,333
                                                                                -----------            -----------

Non Interest Income
     Customer service fees                                                          979,676              1,050,979
     Gain on sale of securities                                                     206,389                378,327
     Other non interest income (loss)                                               (81,943)               131,053
                                                                                -----------            -----------
       Total Non Interest Income                                                  1,104,122              1,560,359
                                                                                -----------            -----------

           Total Income before non-interest expenses                              3,582,186              3,907,692
                                                                                -----------            -----------

Non Interest Expenses
     Salaries and employee benefits                                               1,456,383              1,467,192
     Net occupancy expense                                                          288,824                278,201
     Outside service fees                                                           211,123                342,290
     Depreciation and amortization                                                  268,488                302,255
     Minority interest expense, company obligated mandatorily
       redeemable trust preferred securities of subsidiary trust                    100,602                139,271
     Other non interest expenses                                                    764,989                696,121
                                                                                -----------            -----------
       Total Non Interest Expenses                                                3,090,409              3,225,330
                                                                                -----------            -----------

Net Income Before Income Tax Expense                                                491,777                682,362

Income Tax Expense                                                                  138,000                211,500
                                                                                -----------            -----------

Consolidated Net Income                                                             353,777                470,862

Other Comprehensive Income (Loss)
     Unrealized gain on available for sale securities                               (88,098)               (43,475)
                                                                                -----------            -----------

Comprehensive Income                                                            $   265,679            $   427,387
                                                                                ===========            ===========


Earnings per Share, Basic and Diluted                                           $      0.15            $      0.20
                                                                                ===========            ===========


Dividends paid per share on common stock                                        $         -            $         -
                                                                                ===========            ===========

See accompanying notes.
                                      F-3

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                      Consolidated Statements of Changes in Stockholders' Equity
                            For the Quarter Ended March 31, 2002 (Unaudited) and
                                          Years Ended December 31, 2001 and 2000
--------------------------------------------------------------------------------

                                                                                                   Accumulated
                                                                                                      Other
                                             Preferred    Common      Capital       Retained      Comprehensive
                                               Stock      Stock       Surplus       Earnings      Income (Loss)      Total
                                          ------------ ------------  ------------  ------------   -------------  ------------
Balance December 31, 1999                 $         10 $  2,375,000  $ 10,793,381  $  2,280,423   $   (201,036)  $ 15,247,778

     Consolidated net income                                                          2,230,599                     2,230,599

     Change in unrealized gain on
      securities, net of income taxes
      of $252,483                                                                                      490,115        490,115

                                                                                                                 ------------
     Total Comprehensive Income                                                                                     2,720,714

     Cash dividends                                                                    (712,213)                     (712,213)

                                          ------------ ------------  ------------  ------------   -------------  ------------
Balance December 31, 2000                           10    2,375,000    10,793,381     3,798,809        289,079     17,256,279


     Consolidated net income                                                          1,127,158                     1,127,158

     Change in Unrealized gain on
        securities, net of income taxes
        of $70,913                                                                                    (137,654)      (137,654)

                                                                                                                 ------------
     Total Comprehensive Income                                                                                       989,504

     Cash dividends                                                                    (142,600)                     (142,600)

                                          -------------------------  ------------  ----------------------------  ------------
Balance December 31, 2001                 $         10 $  2,375,000  $ 10,793,381  $  4,783,367   $    151,425   $ 18,103,183


     Consolidated net income                                                            353,777                       353,777

     Change in Unrealized gain on
        securities, net of income taxes
        of $32,623                                                                                     (88,098)       (88,098)

                                                                                                                 ------------
     Total Comprehensive Income                                                                                       265,679

     Cash dividends                                                                           -                             -
                                          -------------------------  ------------  ----------------------------  ------------
Balance March 31, 2002                    $         10 $  2,375,000  $ 10,793,381  $  5,137,144   $     63,327   $ 18,368,862
                                          =========================  ============  ============================  ============

See accompanying notes.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                           Consolidated Statements of Cash Flows
                                   For the Quarter Ended March 31, 2002 and 2001
                                                                       unaudited

--------------------------------------------------------------------------------

                                                                                              2002                        2001
                                                                                         ------------                ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Consolidated net income                                                             $    353,777                $    470,862
     Adjustments to reconcile consolidated net income to
     net cash provided by operating activities:
         Provision for credit losses                                                          121,230                     215,000
         Depreciation and amortization of fixed assets                                        268,848                     247,010
         Amortization of goodwill                                                                   -                      55,245
         Net amortization/accretion on securities                                              35,666                     (25,733)
         Gain on sales of securities                                                         (206,389)                          -
     Changes in assets and liabilities:
         Accrued interest receivable                                                          101,035                     369,895
         Real estate acquired by foreclosure                                                  (66,859)                    133,000
         Other assets                                                                         (25,943)                   (320,213)
         Accrued interest payable                                                            (114,833)                     29,356
         Other liabilities                                                                   (103,985)                   (264,277)
                                                                                         ------------                ------------
     Net cash provided by operating activities                                                362,547                     910,145

CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from maturities of interest-bearing deposits
        in financial institutions                                                           5,059,902                     689,000
     Purchase of interest-bearing deposits in financial institutions                       (5,016,037)                          -
     Proceeds from maturities, calls and paydowns of securities                             1,324,110                  11,589,503
     Proceeds from sales of securities                                                     11,978,952                  16,126,714
     Purchase of securities                                                               (12,873,649)                (15,710,399)
     Net change in loans                                                                      404,705                  (1,926,866)
     Purchases of premises and equipment, net                                                 (80,514)                   (631,335)
                                                                                         ------------                ------------
     Net cash used by investing activities                                                    797,469                  10,136,617

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net change in deposits                                                                (2,086,828)                  5,337,192
     Change in federal funds purchased                                                              -                  (1,500,000)
     Retirement of trust preferred securities                                                       -                  (5,125,000)
     Issuance of trust preferred securities                                                         -                   6,000,000
     Payments due to former shareholders                                                     (484,704)                    (56,183)
                                                                                         ------------                ------------
     Net cash provided by financing activities                                             (2,571,532)                  4,656,009

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       (1,411,516)                 15,702,771

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                           21,328,794                  15,768,594
                                                                                         ------------                ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                               $ 19,917,278                $ 31,471,365
                                                                                         ============                ============

Supplemental cash flow information
     Cash interest payments                                                              $  1,092,164                $  2,618,397
     Cash paid for income taxes                                                          $    119,000                $    105,000


See accompanying notes.
                                      F-5

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
                                                         March 31, 2002 and 2001
--------------------------------------------------------------------------------

NOTE A    BASIS OF PRESENTATION

          The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the entire year or any interim period. For further information, refer to the consolidated financial statements and notes thereto included in the annual report on Form 10-KSB of Paradigm Bancorporation, Inc. and Subsidiaries for the year ended December 31, 2001. Certain prior period amounts have been reclassified to conform to current period presentation.

NOTE B    EARNINGS PER COMMON SHARE

          Earnings per common share (EPS) were computed based on the following:

                                                               Three months ended March 31
                                                             -------------------------------
      Earnings Per Share Calculation                               2002            2001
      ------------------------------                         --------------- ---------------
      Consolidated net income                                 $    353,777    $    470,862
      Weighted average shares outstanding,
       basic and diluted                                         2,375,000       2,375,000
                                                             --------------- ---------------
          Earnings per share, basic and diluted               $       0.15    $       0.20
                                                             =============== ===============


          Because share prices have been at or below option strike prices, there were no material dilutive securities as of March 31, 2002 and 2001.

NOTE C    SUBSEQUENT EVENT - PROPERTY SALE

          In June 2002, Paradigm received gross proceeds of $1,069,000 from the State of Texas and Harris County as compensation for taking part of the banking center land and parking lot at 2828 FM 1960 East. In June 2002, Paradigm recognized a gain on sale of that property of $427,000, net of the property cost basis, attorney's fees and other transaction costs.

NOTE D    EFFECT OF THE MERGER ON COMPENSATION EXPENSE

          As a result of the proposed merger between Paradigm Bancorporation, Inc. and Prosperity Bancshares, Inc., certain senior officers of Paradigm will receive change in control payments in the aggregate amount of $653,000. The change in control payments will be recorded as compensation expense by Paradigm immediately prior to the closing of the merger.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes to Consolidated Financial Statements
                                                         March 31, 2002 and 2001
--------------------------------------------------------------------------------

NOTE D    EFFECT OF THE MERGER ON COMPENSATION EXPENSE (continued)

          Stock options issued pursuant to the Paradigm Bancorporation, Inc. 1999 Stock Incentive Plan that are outstanding immediately prior to completion of the merger will vest and will automatically be converted into an option to purchase Prosperity common stock and will continue to be governed by the terms of the original plan under which they were issued. Management anticipates that 32,340 stock options will be outstanding at the closing date of the merger.

          Stock Appreciation Rights (SAR) granted pursuant to the Paradigm 1998 Stock Appreciation Rights Plan that are outstanding immediately prior to completion of the merger will be cancelled and automatically convert into the right of each holder to receive for each SAR an amount of cash determined by certain calculations related to the price of Prosperity common stock at the agreed upon exchange rate. Managements' estimate of expense to be recorded by Paradigm immediately prior to the closing of the merger, based upon the market price of Prosperity common stock at May 30, 2002, is $640,000.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Paradigm Bancorporation, Inc.
Houston, Texas


We have audited the accompanying consolidated statements of condition of Paradigm Bancorporation, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Paradigm Bancorporation, Inc. and Subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.



/s/ Harper & Pearson Company, P.C.

Houston, Texas
February 15, 2002

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                            Consolidated Statements of Condition
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

                                ASSETS                                                    2001                      2000
                                                                                     -------------             -------------
Cash and due from banks                                                              $  15,073,333             $  15,768,594
Federal funds sold                                                                       6,255,461                         -
                                                                                     -------------             -------------
     Total cash and cash equivalents                                                    21,328,794                15,768,594

Interest-bearing deposits in financial institutions                                      5,357,902                 1,479,000
Securities available for sale                                                           34,619,619                27,767,213
Securities to be held to maturity                                                        9,032,537                18,983,049

Loans                                                                                  170,758,122               133,468,253
     Less allowance for credit losses                                                   (1,569,769)               (1,136,068)
                                                                                     -------------             -------------
     Loans, net                                                                        169,188,353               132,332,185

Accrued interest receivable                                                              1,467,708                 1,743,799
Goodwill, net                                                                            3,309,858                 3,434,426
Premises and equipment, net                                                             12,255,723                11,406,558
Other real estate owned                                                                    265,874                   450,331
Other assets                                                                             2,435,410                 1,939,282
                                                                                     -------------             -------------

     Total Assets                                                                    $ 259,261,778             $ 215,304,437
                                                                                     =============             =============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
     Deposits:
       Noninterest-bearing                                                           $  83,858,012             $  69,808,920
       Interest-bearing, checking and savings                                           76,403,927                56,177,248
       Interest-bearing, certificates of deposit                                        72,112,891                62,018,694
                                                                                     -------------             -------------
     Total Deposits                                                                    232,374,830               188,004,862

     Due to former shareholders                                                            830,715                 1,305,644
     Federal funds purchased                                                                     -                 1,500,000
     Accrued interest payable                                                              520,895                   596,922
     Other liabilities                                                                   1,432,155                 1,515,730
                                                                                     -------------             -------------
     Total Liabilities                                                                 235,158,595               192,923,158
                                                                                     -------------             -------------

Commitments and Contingencies

Company obligated mandatorily redeemable trust preferred
     securities of subsidiary trust                                                      6,000,000                 5,125,000
                                                                                     -------------             -------------
Stockholders' Equity
     Preferred stock, $10 par value, 10,000,000 shares authorized,
       1 share issued and outstanding                                                           10                        10
     Common stock, $1 par value, 25,000,000 shares authorized,
       2,375,000 shares issued and outstanding                                           2,375,000                 2,375,000
     Capital surplus                                                                    10,793,381                10,793,381
     Retained earnings                                                                   4,783,367                 3,798,809
     Accumulated other comprehensive income                                                151,425                   289,079
                                                                                     -------------             -------------
     Total Stockholders' Equity                                                         18,103,183                17,256,279
                                                                                     -------------             -------------

     Total Liabilities and Stockholders' Equity                                      $ 259,261,778             $ 215,304,437
                                                                                     =============             =============

See accompanying notes.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                               Consolidated Statements of Income
                                          Years Ended December 31, 2001 and 2000
--------------------------------------------------------------------------------

                                                                     2001             2000
                                                                 ------------     ------------
INTEREST INCOME
  Interest and fees on loans                                     $ 12,753,003     $ 12,305,494
  Investment securities                                             2,492,604        3,203,720
  Federal funds sold                                                  455,353          261,947
                                                                 ------------     ------------
   Total Interest Income                                           15,700,960       15,771,161

INTEREST EXPENSE
  Deposits and debt                                                 5,371,872        5,064,978
                                                                 ------------     ------------

NET INTEREST INCOME                                                10,329,088       10,706,183

PROVISION FOR CREDIT LOSSES                                         1,009,592          701,000
                                                                 ------------     ------------

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES               9,319,496       10,005,183
                                                                 ------------     ------------

NON INTEREST INCOME
  Customer service fees                                             4,229,601        3,499,740
  Gain on sale of securities                                          449,781          105,000
  Other income                                                        288,603          153,259
                                                                 ------------     ------------
   Total Non Interest Income                                        4,967,985        3,757,999
                                                                 ------------     ------------

NON INTEREST EXPENSES
  Salaries and employee benefits                                    5,710,921        5,035,514
  Net occupancy expense                                             1,159,365          994,311
  Outside service fees                                              1,165,494          677,614
  Depreciation and amortization                                     1,292,364          915,752
  Minority interest expense, company obligated mandatorily
   redeemable trust preferred securities of subsidiary trust          539,306          531,719
  Other expenses                                                    2,947,686        2,337,324
                                                                 ------------     ------------
   Total Non Interest Expenses                                     12,815,136       10,492,234
                                                                 ------------     ------------

NET INCOME BEFORE INCOME TAX EXPENSE                                1,472,345        3,270,948

INCOME TAX EXPENSE                                                    345,187        1,040,349
                                                                 ------------     ------------

CONSOLIDATED NET INCOME                                             1,127,158        2,230,599

OTHER COMPREHENSIVE (LOSS) INCOME                                    (137,654)         490,115

COMPREHENSIVE INCOME                                             $    989,504     $  2,720,714
                                                                 ============     ============

CONSOLIDATED BASIC AND DILUTED EARNINGS PER SHARE                $       0.47     $       0.94
                                                                 ============     ============

DIVIDENDS PAID PER SHARE ON COMMON STOCK                         $       0.06     $       0.30
                                                                 ============     ============

See accompanying notes.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                      Consolidated Statements of Changes in Stockholders' Equity
                                          Years Ended December 31, 2001 and 2000
--------------------------------------------------------------------------------

                                                                                                       Accumulated
                                                                                                         Other
                                            Preferred       Common         Capital       Retained     Comprehensive
                                              Stock          Stock         Surplus       Earnings      Income (Loss)       Total
                                          ------------   ------------   ------------   ------------    -------------   ------------
Balance - December 31, 1999               $         10   $  2,375,000   $ 10,793,381   $  2,280,423       ($201,036)   $ 15,247,778

Consolidated Net Income                              -              -              -      2,230,599               -       2,230,599

Change in Unrealized Gain on
     Securities, Net of Income
     Taxes of $252,483                               -              -              -              -         490,115         490,115
                                                                                                                       ------------

Total Comprehensive Income                                                                                                2,720,714

Cash Dividends                                       -              -              -       (712,213)              -        (712,213)
                                          ------------   ------------   ------------   ------------    ------------    ------------

Balance - December 31, 2000                         10      2,375,000     10,793,381      3,798,809         289,079      17,256,279

Consolidated Net Income                              -              -              -      1,127,158               -       1,127,158

Change in Unrealized Gain on
     Securities, Net of Income
     Taxes of $70,913                                -              -              -              -        (137,654)       (137,654)
                                                                                                                       ------------

Total Comprehensive Income                                                                                                  989,504

Cash Dividends                                       -              -              -       (142,600)              -        (142,600)
                                          ------------   ------------   ------------   ------------    ------------    ------------

Balance - December 31, 2001               $         10   $  2,375,000   $ 10,793,381   $  4,783,367    $    151,425    $ 18,103,183
                                          ============   ============   ============   ============    ============    ============

See accompanying notes.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                           Consolidated Statements of Cash Flows
                                          Years Ended December 31, 2001 and 2000
--------------------------------------------------------------------------------

                                                                                       2001                      2000
                                                                                 ------------------        -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Consolidated net income                                                          $  1,127,158              $  2,230,599
                                                                                      ------------              ------------
     Adjustments to reconcile consolidated net income to
       net cash provided by operating activities:
         Depreciation and amortization of fixed assets                                   1,097,345                   695,052
         Provision for credit losses                                                     1,009,592                   701,000
         Amortization of goodwill                                                          195,019                   220,700
         Net amortization/accretion on securities                                           25,225                    10,694
         Gain on sales of securities                                                      (449,781)                 (105,000)
     Change in assets and liabilities:
       Accrued interest receivable                                                         276,091                  (247,464)
       Other real estate owned                                                              39,457                    91,412
       Other assets                                                                       (496,128)                 (343,932)
       Accrued interest payable                                                            (76,027)                  163,578
       Other liabilities                                                                   (83,575)                  169,983
                                                                                      ------------              ------------

     Total adjustments                                                                   1,537,218                 1,356,023
                                                                                      ------------              ------------

     Net cash provided by operating activities                                           2,664,376                 3,586,622
                                                                                      ------------              ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from maturities of interest-bearing deposits
        in financial institutions                                                        1,376,000                 4,149,000
     Purchase of interest-bearing deposits in financial institutions                    (5,254,902)                 (587,000)
     Proceeds from maturities, calls and paydowns of securities                         25,291,701                 5,243,531
     Proceeds from sales of securities                                                  22,723,004                   300,000
     Purchase of securities                                                            (44,629,697)                 (195,000)
     Net change in loans                                                               (37,865,760)              (22,468,798)
     Purchases of premises and equipment, net                                           (1,801,510)               (2,138,045)
     Other                                                                                 (70,451)                  (63,850)
                                                                                      ------------              ------------

     Net cash used by investing activities                                             (40,231,615)              (15,760,162)
                                                                                      ------------              ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net change in deposits                                                             44,369,968                 5,962,468
     Payments on due to former shareholders                                               (474,929)               (5,347,507)
     Increase (decrease) in federal funds purchased                                     (1,500,000)                1,500,000
     Retirement of trust preferred securities                                           (5,125,000)                        -
     Issuance of trust preferred securities                                              6,000,000                         -
     Dividends paid on common stock                                                       (142,600)                 (712,213)
                                                                                      ------------              ------------

     Net cash provided by financing activities                                          43,127,439                 1,402,748
                                                                                      ------------              ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     5,560,200               (10,770,792)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                          15,768,594                26,539,386
                                                                                      ------------              ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                              $ 21,328,794              $ 15,768,594
                                                                                      ============              ============

See accompanying notes.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE A     ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING
           POLICIES

           Principles of Consolidation - The accompanying consolidated financial
           ---------------------------
           statements include the accounts of Paradigm Bancorporation, Inc. (Paradigm) and its wholly owned subsidiaries Paradigm Capital Trust I (Trust I), Paradigm Capital Trust II (Trust II), Paradigm Delaware Bancorporation, Inc. (Delaware), and Paradigm Bank Texas (Paradigm Bank or Bank). Paradigm Bank was formed as a result of the merger of Woodcreek Bank (Woodcreek) and Dayton State Bank (Dayton) in 2000. All significant intercompany balances and activity have been eliminated.

           Nature of Operations - Paradigm through its subsidiary, Paradigm
           --------------------
           Bank, provides a broad line of banking products and services for small to medium-sized businesses and for individuals through its community banking offices in Houston, Galveston, Dayton, Winnie and Mt. Belvieu, Texas.

           Purchase of First National Bank of Dayton (First National) - In 1997,
           ----------------------------------------------------------
           Woodcreek acquired the First National Bank of Dayton for about $2,508,000. This was accounted for as a purchase and accordingly, the operating results of First National are included in the results of operations of Paradigm Bank from the date of acquisition. The excess of the consideration paid over the fair value of the net assets acquired was recorded as goodwill of about $794,000. As explained in
           Note I, about $331,000 of goodwill from the purchase of First National was reclassified to deferred tax assets in 2000. The remaining goodwill of about $463,000 from this purchase is being amortized ratably over 15 years. A change in accounting treatment for purchased goodwill will be adopted by Paradigm January 1, 2002 as explained in Note A under Goodwill and Other Intangible Assets.

           Purchase of Dayton State Bank - Effective December 1, 1999, Paradigm
           -----------------------------
           acquired all of the outstanding common stock of Dayton for $17,257,912. This acquisition was accounted for as a purchase and accordingly, the operating results of Dayton are included in Paradigm's results of operations from the date of acquisition. The excess of the consideration paid over the fair value of the net assets acquired was recorded as goodwill of about $3,298,000 and is being amortized ratably over 20 years. Please refer to Goodwill and Other Intangible Assets as included in Note A for a change in this accounting method effective January 1, 2002. In December 2000, Dayton was merged with Woodcreek to form Paradigm Bank.

           To finance the Dayton purchase, Paradigm: (1) sold 875,000 of its common shares for $7,000,000; (2) formed a wholly-owned subsidiary, Paradigm Capital Trust I, which sold 512,500 shares of trust preferred securities for $5,000,000; and (3) upon closing the transaction with the Dayton shareholders, received a $5,600,000 dividend from Dayton which was then paid to Dayton shareholders as part of the purchase price.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE A ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (continued)

           In 2000, Paradigm Capital Trust II (Trust II), a statutory business trust was formed under the laws of the State of Delaware. In February 2001, Trust II then sold 600,000 Floating Rate Cumulative Trust Preferred Securities for $6,000,000 cash. These securities are registered with the Securities and Exchange Commission and are traded in the over the counter market. The trust preferred securities of Trust II have a $10 liquidation preference, provide for quarterly interest payments at the three month LIBOR rate plus 4.5%, and must be redeemed no later than February 14, 2031. The trust preferred securities may be redeemed on or after February 14, 2006 if certain conditions (including approval from the Federal Reserve, if then required) are met. Proceeds of this sale were used primarily to pay off the existing outstanding trust preferred securities of Trust I for $5,201,814, which included accrued interest of about $77,000.

           At December 31, 2001 and 2000, certain of the selling Dayton shareholders had not yet tendered their Dayton shares to Paradigm. Consequently, about $222,000 and $646,000 of the purchase cost was included in due to former shareholders in the accompanying consolidated statements of condition for December 31, 2001 and 2000, respectively. This will be paid to the selling Dayton shareholders upon receipt by Paradigm of the certificates representing the shares of Dayton common stock held by the former Dayton shareholders.

           Pursuant to the terms of the purchase agreement, Paradigm is holding approximately $468,000 in escrow for the benefit of the selling Dayton shareholders. This amount is included in due to shareholders on the consolidated statements of condition. Under this agreement, some or all of this escrow will be paid to the former Dayton shareholders after specified loans have been paid off or deemed to be paying as agreed without risk of loss to the Bank. At the expiration of the escrow agreement, amounts held in escrow specifically assigned to loans that have not paid off and continue to present a risk of loss to the Bank will become the property of Paradigm. The dispensation of the funds held in escrow is described in Note U.

           Summary of Significant Accounting and Reporting Policies - The
           --------------------------------------------------------
           accounting and reporting policies of Paradigm conform to generally accepted accounting principles in the United States (GAAP) and to the prevailing practices within the banking industry. A summary of significant accounting policies is as follows:

           Account Classification - Certain prior year amounts have been
           ----------------------
           reclassified to conform to the current year presentation.

           Use of Estimates - The preparation of financial statements in
           ----------------
           conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE A ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (continued)

           The determination of the adequacy of the allowance for credit losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of the debtors' ability to honor their contracts is dependent on local economic conditions. In connection with the determination of the estimated exposure and risk of loss on loans, management obtains independent appraisals for significant collateral.

           While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

           Cash and Due From Banks - The Bank is required to maintain reserves
           -----------------------
           for the purpose of facilitating the implementation of monetary policy. These reserves may be maintained in the form of balances at the Federal Reserve Bank, a correspondent bank, or by vault cash. Reserve requirements were $5,302,000 and $2,485,000 at December 31, 2001 and 2000, respectively. Accordingly, cash and due from banks balances were restricted to that extent. The Bank's cash in financial institutions exceeded the federally insured deposits limit by approximately $2,460,000 at December 31, 2001. In managing this credit risk, the Bank periodically evaluates the stability of the financial institutions in which it maintains cash balances.

           Investment Securities - Available-for-sale investment securities are
           ---------------------
           carried at fair value. Unrealized gains and losses are excluded from earnings and reported as a separate component of stockholders' equity until realized. Securities within the available-for-sale portfolio may be used as part of the Bank's assets/liability strategy and may be sold in response to changes in interest rate risk, prepayment risk or other similar economic factors.

           Held-to-maturity investment securities are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Management has the positive intent and the Bank has the ability to hold these assets as long-term investments until their estimated maturities. Under certain circumstances (including the significant deterioration of the issuer's creditworthiness or a significant change in tax-exempt status or statutory or regulatory requirements), securities held to maturity may be sold or transferred to another portfolio.

           Premiums and discounts are amortized and accreted to operations using the level yield method of accounting, adjusted for prepayments as applicable. The specific identification method of accounting is used to compute gains or losses on the sale of these assets.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE A ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (continued)

           Loans - Loans are stated at the principal amount outstanding, net of
           -----
           unearned discounts. Unearned discounts relate principally to consumer installment loans and are amortized using a method that approximates the interest method. For other loans, such income is recognized using the simple interest method.

           Nonperforming Loans and Past-Due Loans - Included in the
           --------------------------------------
           nonperforming and past-due loans category are loans which have been categorized by management as nonaccrual because collection of interest is doubtful and loans which have been restructured to provide a reduction in the interest rate or a deferral of interest or principal payments.

           When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. If the decision is made to continue accruing interest on the loan, periodic reviews are made to confirm the accruing status of the loan. When a loan is placed on nonaccrual status, interest accrued during the current year prior to the judgment of uncollectibility is charged to operations. Interest accrued during prior periods is charged to the allowance for credit losses. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

           Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

           Allowance for Credit Losses - The allowance for credit losses is a
           ---------------------------
           valuation allowance available for losses incurred on loans. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is likely to occur. Recoveries are credited to the allowance at the time of recovery.

           Throughout the year, management estimates the likely level of losses to determine whether the allowance for credit losses is adequate to absorb losses inherent in the existing portfolio. Based on these estimates, an amount is charged to the provision for credit losses and credited to the allowance for credit losses in order to adjust the allowance to a level determined to be adequate to absorb such inherent losses.

           Management's judgment as to the level of losses on existing loans involves the consideration of current and anticipated economic conditions and their potential effects on specific borrowers; an evaluation of the existing relationships among loans, potential credit losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management's internal review of the loan portfolio. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. The amounts ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond the Bank's control.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE A ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (continued)

          Estimates of credit losses involve an exercise of judgment. While it is reasonably possible that in the short-term the Bank may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowance for credit losses reflected in the statements of condition is adequate to absorb estimated losses which may exist in the loan portfolio as of the dates of the statements of condition.

          Real Estate Acquired by Foreclosure - The Bank records real estate
          -----------------------------------
          acquired by foreclosure at the lesser of the outstanding loan amount (including accrued interest, if any) or fair value, less estimated costs to sell, at the time of foreclosure. Adjustments are made to reflect declines in value subsequent to acquisition, if any, below the recorded amounts. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other non-interest expense.

          Premises and Equipment - Land is carried at cost. Premises and
          ----------------------
          equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally using the straight-line method of accounting over the estimated useful lives of the assets. Leasehold improvements are amortized straight-line over the periods of the leases or the estimated useful lives, whichever is shorter.

          Goodwill and Other Intangible Assets - The adoption of Statement of
          ------------------------------------
          Financial Accounting Standard (SFAS) No. 142 by Paradigm, effective January 1, 2002, will eliminate the regular amortization of purchased goodwill on the Bank's books. Paradigm recognized amortization expense for purchased goodwill of $195,000 and $221,000 for the years ended December 31, 2001 and 2000, respectively which will not recur in 2002 under this standard. Instead, this new standard will require a regular assessment for impairment of goodwill, and a write down of the goodwill if impairment occurs.

          Income Taxes - Paradigm accounts for and reports income taxes in
          ------------
          accordance with SFAS No. 109, "Accounting for Income Taxes." Applying SFAS No. 109, deferred tax assets and liabilities are recognized for temporary differences caused when the tax basis of an asset or liability differs from that reported in the consolidated financial statements, and for carryforwards for tax credits and tax losses. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is recognized for the change in the asset or liability during the year.

          Earnings Per Share (EPS) - Paradigm accounts for EPS in compliance
          ------------------------
          with SFAS No. 128, Earnings per Share. Under SFAS No. 128, because it has potential common shares, the Company has a complex capital structure and must disclose both basic and diluted EPS. Basic EPS is computed by dividing consolidated net income available to common shareholders by the weighted-average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if all dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the consolidated net income of the Company.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE A ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (continued)

          Weighted-average shares outstanding were 2,375,000 shares for the years ended December 31, 2001 and 2000. Because recent sales have not exceeded the strike price for options, there were no material dilutive securities as of December 31, 2001 and 2000.

          Stock-Based Compensation - The Company accounts for stock-based
          ------------------------
          compensation under SFAS No. 123, Accounting for Stock-Based Compensation. Under the provisions of SFAS No. 123, companies may elect to account for stock-based compensation plans using a fair-value method or may measure compensation expense for those plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. The Company has elected to use the intrinsic value method to account for its stock-based compensation plans. SFAS No. 123 requires companies electing to use the intrinsic value method to make certain pro forma disclosures (see Notes M and N).

          Statements of Cash Flows - Cash and cash equivalents include cash on
          ------------------------
          hand, amounts due from banks, interest-bearing deposits in financial institutions with remaining maturities of 90 days or less, and federal funds sold; generally, federal funds are sold for one-day periods.

          Comprehensive Income - The Company reports comprehensive income in
          --------------------
          accordance with SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information affecting stockholders' equity that is not recognized in the calculation of net income.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE B    INVESTMENT SECURITIES

          Investment securities are classified as available for sale or held to maturity according to management's intent. The amortized cost and estimated market values of investments in debt securities at December 31, 2001 and 2000 are summarized as follows:

                                                                Gross            Gross        Estimated
                                                Amortized     Unrealized       Unrealized       Market
             December 31, 2001                    Cost          Gains            Losses         Value
             -----------------                ---------------------------------------------------------
Securities Available For Sale:
  U.S. Government & Agency Securities         $  3,543,077   $     25,314   $     (7,162)  $  3,561,229
  Mortgage-backed Securities                    19,291,672         29,119        (79,349)    19,241,442
  Municipal Bonds                                8,107,254        292,246              -      8,399,500
  Corporate Bonds                                3,448,184            741        (31,477)     3,417,448
                                              ------------   ------------   ------------   ------------

                                              $ 34,390,187   $    347,420   $   (117,988)  $ 34,619,619
                                              ============   ============   ============   ============

Securities to be Held to Maturity:

  U.S. Government Agency Obligations          $  1,000,000   $          -   $     (2,279)  $    997,721
  Mortgage-backed Securities                     6,047,002              -        (82,618)     5,964,384
  Municipal Bonds                                1,985,535         49,120              -      2,034,655
                                              ============   ============   ============   ============

                                              $  9,032,537   $      9,120   $    (84,897)  $  8,996,760
                                              ============   ============   ============   ============

             December 31, 2000
             -----------------

Securities Available For Sale:
  U.S. Government & Agency Securities         $  3,244,331   $     52,251   $          -   $  3,296,582
  Mortgage-backed Securities                    15,830,328        269,079         (1,697)    16,097,710
  Municipal Bonds                                8,254,556        118,570           (205)     8,372,921
                                              ------------   ------------   ------------   ------------

                                              $ 27,329,215   $    439,900   $     (1,902)  $ 27,767,213
                                              ============   ============   ============   ============

Securities to be Held to Maturity:

  U.S. Government Agency Obligations          $ 16,000,027   $         39   $   (167,764)  $ 15,832,302
  Mortgage-backed Securities                        58,750              -           (931)        57,819
  Municipal Bonds                                2,924,272          6,974         (5,714)     2,925,532
                                              ------------   ------------   ------------   ------------

                                              $ 18,983,049   $      7,013   $   (174,409)  $ 18,815,653
                                              ============   ============   ============   ============

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE B      INVESTMENT SECURITIES (continued)

            The amortized cost and estimated market value of debt securities at December 31, 2001, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          Securities Available for Sale      Securities Held to Maturity
                                        ---------------------------------  -------------------------------
                                           Amortized           Market          Amortized        Market
            Amounts Maturing In:             Cost              Value              Cost          Value
                                        ---------------------------------  -------------------------------
            1 year or less                $          -     $          -      $          -   $          -
            1 year through 5 years           8,500,186        8,578,236         2,719,111      2,756,011
            5 years through 10 years         6,485,897        6,681,942           266,424        276,365
            After 10 years                     112,432          117,999                 -              -
                                          ------------     ------------      ------------   ------------

                                            15,098,515       15,378,177         2,985,535      3,032,376
            Mortgage-backed securities      19,291,672       19,241,442         6,047,002      5,964,384
                                          ------------     ------------      ------------   ------------

                                          $ 34,390,187     $ 34,619,619      $  9,032,537   $  8,996,760
                                          ============     ============      ============   ============

            Investment securities with carrying amounts of approximately $18,895,000 and $29,487,000 at December 31, 2001 and 2000,
            respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE C      LOANS

            The loan portfolio consisted of loans classified by major type as defined by the Bank as of December 31, 2001 and 2000 as follows:

                                                                   2001               2000
                                                             ---------------    ---------------
            Commercial and industrial                         $  49,912,980      $  43,098,566
            Real Estate                                          93,365,135         66,738,906
            Agricultural                                          5,765,347          6,265,402
            Installment                                          22,481,705         18,664,070
                                                              -------------      -------------

                                                                171,525,167        134,766,944
            Less unearned discount                                 (767,045)        (1,298,691)
                                                              -------------      -------------

                                                                170,758,122        133,468,253
            Less allowance for credit losses                     (1,569,769)        (1,136,068)
                                                              -------------      -------------

                                                              $ 169,188,353      $ 132,332,185
                                                              =============      =============

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE C    LOANS (continued)

          Impaired loans were approximately $3,646,000 and $3,733,000 at December 31, 2001 and 2000, respectively. Valuation allowances for credit losses related to impaired loans of about $93,000 and $348,000 have been established and are included in the allowance for loan losses at December 31, 2001 and 2000, respectively. At December 31, 2001, funds set aside as part of the escrow agreement (discussed in Note A and U) that were specifically allocated against certain loans classified as impaired totaled $161,236. Commitments to lend additional funds to borrowers whose loans were classified as impaired were $2,000 at December 31, 2001. There were no commitments to lend additional funds to borrowers whose loans were classified as impaired at December 31, 2001.

          Loan maturities, excluding $21,714,660 of installment loans net of unearned discount, at December 31, 2001 are as follows:

                                               Within 1 Year   1 - 5 Years      After 5 Years        Total
                                              ----------------------------------------------------------------
          Loans at fixed interest rates        $ 21,005,766    $ 35,250,965     $   6,202,227   $   62,458,958
          Loans at variable interest rates       42,218,853      38,232,748         6,132,903       86,584,504
                                               ------------    ------------     -------------   --------------

                                               $ 63,224,619    $ 73,483,713     $  12,335,130   $  149,043,462
                                               ============    ============     =============   ==============

          As of December 31, 2001 and 2000, loans outstanding to directors, officers and their affiliates were $2,414,548 and $2,772,429, respectively. In the opinion of management, all such transactions were entered into between the Bank and such related parties in the ordinary course of business, and were made on the same terms and conditions as similar transactions with unaffiliated persons. At December 31, 2001, unfunded commitments to insiders were $486,844. An analysis of activity with respect to related-party loans is as follows:

                                                   2001                2000
                                             ---------------     ---------------

          Beginning balance                   $   2,772,429       $   1,492,000
          New loans during the year                 672,144           2,322,276
          Repayments during the year             (1,030,025)         (1,041,847)
                                             ---------------     ---------------

          Ending balance                      $   2,414,548       $   2,772,429
                                             ===============     ===============

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE D    NONPERFORMING AND PAST-DUE LOANS

          The following table presents information relating to nonperforming and past due loans:

                                                     2001              2000
                                                --------------   --------------

          Nonaccrual loans                      $    1,110,754   $    1,216,410
                                                ==============   ==============

          90 days or more past due loans        $       23,253   $       83,517
                                                ==============   ==============

          With respect to the above nonperforming loans, the following table presents interest income that would have been earned under the original terms of the loans.

                                                     2001              2000
                                                --------------   --------------

          Foregone income                       $        9,686   $       53,996
                                                ==============   ==============

          Income collected                      $       14,103   $        8,847
                                                ==============   ==============

          There were no restructured loans at December 31, 2001 or 2000. Unfunded commitments to borrowers past due 90 days or on nonaccrual were $2,000 and $0 at December 31, 2001 and 2000, respectively.

NOTE E    ALLOWANCE FOR CREDIT LOSSES

          An analysis of activity in the allowance for credit losses is as follows:


                                                     2001              2000
                                                --------------   --------------
          Balance at beginning of year          $    1,136,068   $      679,791

          Provision charged to income                1,009,592          701,000
          Loan recoveries                              358,921          124,201
          Loans charged off                           (934,812)        (368,924)
                                                --------------   --------------

          Balance at end of year                $    1,569,769   $    1,136,068
                                                ==============   ==============

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE F     OTHER REAL ESTATE OWNED

           An analysis of activity in other real estate owned and acquired by foreclosure for the years ended December 31, 2001 and 2000 is as follows:

                                                                        2001           2000
                                                                  --------------  --------------
           Real Estate Acquired Through Foreclosure
             Balance, beginning of year                            $    450,331    $    396,743
             Acquisitions                                               171,257         175,978
             Sales                                                     (198,584)       (266,012)
             Write-downs                                                (12,130)         (1,655)
             Costs capitalized                                                -             277
                                                                   ------------    ------------

             Total real estate acquired through foreclosure             410,874         305,331

           Real estate held for future bank expansion
             transferred to premises and equipment in 2001             (145,000)        145,000
                                                                   ------------    ------------

           Other Real Estate Owned Balance, end of year            $    265,874    $    450,331
                                                                   ============    ============

NOTE G     PREMISES AND EQUIPMENT

           Premises and equipment are summarized below:

                                                                        2001           2000
                                                                  --------------  --------------
           Land                                                    $  1,709,257    $  1,514,352
           Buildings                                                  8,174,442       8,192,594
           Construction in progress                                     194,665               -
           Leasehold improvements                                     1,458,715         444,811
           Furniture, fixtures and equipment                          4,806,226       4,277,991
           Automobiles                                                   56,449          75,311
                                                                   ------------    ------------

                                                                     16,399,754      14,505,059
           Less accumulated depreciation and amortization            (4,144,031)     (3,098,501)
                                                                   ------------    ------------

           Bank premises and equipment, net                        $ 12,255,723    $ 11,406,558
                                                                   ============    ============

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------


NOTE H    DEPOSITS

          The aggregate amount of time deposits in the amount of $100,000 or more at December 31, 2001 and 2000 was $30,737,568 and $21,168,694,
          respectively. Interest expense for certificates of deposit of $100,000 or more was approximately $1,519,000 and $1,069,000 for the years ended December 31, 2001 and 2000, respectively. The Bank has no brokered deposits and there are no major concentrations of deposits.

          At December 31, 2001, the scheduled maturities of all time deposits are as follows:

           2002                                                                  $ 66,131,916
           2003                                                                     3,467,362
           2004                                                                     1,538,255
           2005                                                                       808,613
           2006 and thereafter                                                        166,745
                                                                                 ------------

                                                                                 $ 72,112,891
                                                                                 ============


NOTE I    INCOME TAXES

          The components of the provision for federal income tax expense are as follows:

                                                                       2001          2000
                                                                   ------------  ------------
           Current                                                 $    534,134  $  1,135,760
           Deferred                                                    (188,947)      (95,411)
                                                                   ------------  ------------

                                                                   $    345,187  $  1,040,349
                                                                   ============  ============


          The provision for federal income taxes differs from the amount computed by applying the federal income tax statutory rate of 34% on earnings as follows:

                                                                       2001          2000
                                                                   ------------  ------------
           Taxes calculated at statutory rate                      $    500,597  $  1,112,122
           Increase (Decrease) resulting from:
             Nondeductible travel, entertainment, dues and other         39,960        44,621
             Nondeductible goodwill amortization                         66,306        50,728
             Nontaxable interest income                                (261,676)     (167,122)
                                                                   ------------  ------------

                                                                   $    345,187  $  1,040,349
                                                                   ============  ============


          Due to its corporate structure, state income taxes were not material for the Company in 2001 or 2000.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------


NOTE I    INCOME TAXES (continued)

          Significant deferred tax assets and liabilities are as follows:

                                                               2001            2000
                                                           ------------    ------------
           Deferred Tax Assets
             Deferred compensation                         $    138,999    $    198,338
             Net operating loss carryforward                    240,918         285,858
             Loan loss reserve                                  248,118               -
             Other                                               73,391          95,257
                                                           ------------    ------------

                                                                701,426         579,453
                                                           ------------    ------------
           Deferred Tax Liabilities
             Loan loss reserve                                        -         (30,193)
             Depreciation                                       (86,941)       (104,750)
             Unrealized gains on securities                     (78,007)       (148,919)
             Other                                              (10,719)        (58,503)
                                                           ------------    ------------

                                                               (175,667)       (342,365)
                                                           ------------    ------------

                                                           $    525,759    $    237,088
           Net Deferred Tax Asset                          ============    ============


          Paradigm acquired federal income tax net operating loss (NOL) carryforwards of about $973,000 in the purchase of First National Bank of Dayton in 1997, which were not recognized prior to December 1999 due to Paradigm's subchapter S tax filing status. The carryforwards were recognized in December 1999 when Paradigm changed from an S corporation to C corporation tax filing status. Also in December 1999, due to the Internal Revenue Code regulations regarding acquired carryforwards and due to uncertainty about the realization of adequate taxable income before the carryforwards expire, a valuation allowance was established for the deferred tax asset related to the carryforwards.

          During 2000, management reevaluated the deferred tax asset related to the acquired NOL carryforwards. Paradigm earned significant taxable income for 2000 and established a stable operating environment after its 1999 purchase of Dayton State Bank, reducing the previous uncertainty regarding realization of sufficient taxable income. Therefore, it is considered more likely than not that the carryforwards will be realized before they expire. Accordingly, the valuation allowance amounting to $330,799 was reversed in 2000 and goodwill was reduced by this amount. No reduction in income tax expense resulted from this valuation allowance reversal.

          At December 31, 2001, Paradigm has NOL carryforwards of about $709,000, which expire during the period 2004 through 2007. Realization of the NOL carryforwards is limited to approximately $132,000 annually.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------


NOTE J    CASH FLOW HEDGE

          In 2000, Paradigm purchased an interest rate floor for $195,000 to hedge against the effect of future declines in interest rates for the floating rate loan portfolio. This hedge was accounted for as a cash flow hedge in compliance with SFAS No. 133, as amended by SFAS No.
          138. The terms of the floor called for seven quarterly payments to Paradigm based on a notional amount of $30 million if the 90-day LIBOR interest rate was below 7% from October 25, 2000 through April 2002. In the fourth quarter of 2000, Paradigm sold this hedge and realized a pre-tax gain of $105,000 over the original purchase price.

NOTE K    EMPLOYEE BENEFITS

          The Company has an employee tax-deferred savings plan (401(k) Plan) under the Internal Revenue Code available to substantially all employees. Funds contributed by employees under the 401(k) Plan are invested in a variety of investment options at the direction of the employee. Contributions made by the Company to the plan are in cash and in such amounts, within certain limitations, as management may authorize. The 401(k) Plan expense totaled $126,583 and $74,717 for the years ended December 31, 2001 and 2000, respectively.

NOTE L    DEFERRED COMPENSATION PLAN

          The Company has deferred compensation agreements with certain employees that provide for payment of $25,000 per year to those employees or their surviving beneficiaries for a period of ten years beginning at retirement. For these employees, the Company has whole life insurance policies to provide a cash value to cover part of the deferred compensation payments, or in case of the employee's death, to pay the beneficiaries.

          Deferred compensation expense is recorded over the estimated remaining period of employment. The liability for services previously performed totaled approximately $194,000 and $360,000 at December 31, 2001 and 2000, respectively, and is included in other liabilities in the accompanying statements of condition. Cash value of about $485,000 and $611,000 accumulated in the life insurance policies purchased for these agreements as of December 31, 2001 and 2000, respectively, is included in other assets on the accompanying statements of condition.

NOTE M    STOCK APPRECIATION RIGHTS

          Paradigm maintains a stock appreciation rights (SAR) program to offer eligible employees an opportunity to acquire or increase their proprietary interests in Paradigm and provide additional incentive to contribute to its performance and growth. The Board of Directors had reserved 150,000 shares under the Plan, however, during 2000 the Board elected to discontinue issuing any additional stock appreciation rights under this program.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE M    STOCK APPRECIATION RIGHTS (CONTINUED)

                                                                                          Option           Weighted
                                                                      Number of            Price           Average
          Stock Appreciation Rights Summary                             Shares             Range        Exercise Price
          -------------------------------------------------------------------------------------------------------------
          Rights Outstanding at December 31, 1999                       61,000         $4.64 - $6.42          $5.11
          Rights Granted in 2000                                        12,000         $6.42 - $6.57          $6.55
          Rights Exercised in 2000                                       5,000                 $4.64          $4.64
                                                                    ----------
          Rights Outstanding at December 31, 2000                       68,000         $4.64 - $6.57          $5.41
          Rights Exercised in 2001                                       1,600                 $6.42          $6.42
          Rights Forfeited in 2001                                       6,400                 $6.42          $6.42
                                                                    ----------
          Rights Outstanding at December 31, 2001                       60,000         $4.64 - $6.57          $5.27
                                                                    ==========

          Exercisable at December 31, 2001                              31,800         $4.64 - $6.57          $5.00

          Available for future grant at December 31, 2001                    -
                                                                    ==========
          Weighted-average remaining contractual life in
          years at December 31, 2001                                      7.10
                                                                    ==========

          Weighted-average fair value
           of each SAR at grant date
            2000                                                    $     4.79
                                                                    ==========
            2001 (none granted)                                     $        -
                                                                    ==========


          Paradigm has reported compensation costs for SARs of $68,000 and $79,000 in salaries and employee benefits for the years ended December 31, 2001 and 2000, respectively. Reported compensation cost for SARs is measured as the vested portion of the excess, if any, of the market price of Paradigm stock at the reporting date over the amount an employee must pay to exercise the SARs.

          The pro forma SARs compensation expense computed under SFAS No. 123 equaled $40,000 and $41,000 for 2001 and 2000, respectively. The pro forma change in net earnings, if this compensation expense had been recorded instead of the amounts actually reported, would be an increase in net earnings after tax of about $18,000 and $24,000 for 2001 and 2000, respectively. Assumptions used to compute the pro forma SARs values using the Black-Scholes pricing model for options granted in 2000 are as follows:

                                                                 2000
                                                            ---------------

          Dividend Yield                                           3%
          Expected Volatility                                     71%
          Risk Free Interest Rates                              5.85%
          Expected Life in Years                                    9

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE N    STOCK OPTIONS

          In 1999, the Board of Directors and shareholders approved a Stock Option Plan (the Plan), which authorizes the issuance of up to 200,000 shares of common stock for nonqualified and incentive stock options to employees and nonqualified stock options to non-employee directors. Outstanding options become exercisable cumulatively in five equal annual installments commencing one year from the grant date, or completely upon certain changes in control of the Company or the Bank. The options generally must be exercised within 10 years of the date of grant or no later than three months after the grantee's termination of employment, if earlier.

          The Plan also provides for the granting of restricted stock awards, stock appreciation rights, performance awards and phantom stock awards. Of these other awards, only stock appreciation rights have been granted (see Note M).

                                                                                                 Weighted
                                                                                Number of         Average
           Stock Option Summary                                                  Shares        Exercise Price
           ------------------------------------------------------------------------------------------------------
           Options Outstanding at December 31, 1999                                     -               -
           Options Granted in 2000                                                 32,200          $11.63
           Options Exercised in 2000                                                    -               -
                                                                               ----------
           Options Outstanding at December 31, 2000                                32,000          $11.63
           Options Granted in 2001                                                  7,000          $10.71
           Options Exercised in 2001                                                    -               -
           Options Forfeited in 2001                                               (6,100)         $10.78
                                                                               ----------
           Options Outstanding at December 31, 2001                                33,100          $11.59
                                                                               ==========

           Exercisable at December 31, 2001                                         6,525          $11.83
                                                                               ==========

           Available for future grant at December 31, 2001                        166,900
                                                                               ==========

           For shares outstanding at December 31, 2001:

                                                                                                Weighted
                                                                                Weighted         Average
                                                          Number of              Average        Remaining
           Range of Exercise Prices                         Shares            Exercise Price       Life
           --------------------------------------------------------------------------------------------------
           $ 9.00                                               5,000          $    9.00             8.6
           $10.00                                               5,000          $   10.00             9.4
           $12.50                                              23,100          $   12.50             8.9
                                                       --------------
           $ 9.00 - $12.50                                     33,100                               8.90
                                                       ==============

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE N       STOCK OPTIONS (continued)

             The weighted average fair value of each option granted in 2001 was $6.57. The pro forma effects of reporting stock options using the fair value approach under SFAS No. 123 for the years ended December 31, 2001 and 2000 are shown below:

                                               2001                2000
                                          ------------------  ------------------
             Net Earnings
               As reported                $  1,127,158          $ 2,230,599
               Pro Forma                  $  1,087,576          $ 2,229,239

             Net Earnings Per Share
               As reported                $       0.47          $      0.94
               Pro Forma                  $       0.46          $      0.94

             The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2001 and 2000.

                                               2001                2000
                                          ------------------  ------------------

             Dividend Yield                          6%                   3%
             Expected Volatility                    70%                  71%
             Risk Free Interest Rates             2.22%                5.85%
             Expected Life in Years                  9                    9

NOTE O       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

             To meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Bank is party to various financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of condition. The contract or notional amounts of the instruments reflect the extent of the Bank's involvement in particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

             The following is a summary of the various financial instruments whose contract amounts represent credit risk:

                                               2001                2000
                                          ------------------  ------------------

             Commitments to extend credit $ 23,070,831          $17,605,072

             Standby letters of credit    $    373,230          $   282,870

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE O       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (continued)

             Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

             The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.

             Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to their customers.

NOTE P       OPERATING LEASES

             The Bank leases banking and office facilities under operating leases with terms expiring at various dates, some of which contain renewal options. A summary of non-cancelable future operating lease commitments follows:

             Year ending December 31,
             ------------------------

             2002                                         $    260,748
             2003                                              193,244
             2004                                              175,284
             2005                                              115,663
             2006                                               50,896
             Thereafter                                        179,768
                                                         -------------

                                                          $    975,603
                                                         =============

             It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other property or equipment. Rent expense under all non-cancelable operating lease obligations totaled about $315,000 and $191,000 for 2001 and 2000, respectively.

NOTE Q       COMMITMENTS AND CONTINGENCIES

             Litigation - Various lawsuits are pending against Paradigm arising
             ----------
             in the normal course of business. Paradigm management, after reviewing these lawsuits with outside legal counsel, considers that the aggregate liabilities, if any, will not be material to the consolidated financial statements.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE R            REGULATORY MATTERS

                  Paradigm and the Bank are subject to various regulatory capital requirements administered by their primary federal regulators. The regulations include, but are not limited to, the payment of dividends and minimum capital requirements. The payment of dividends by the Bank is limited to the sum of the current year's earnings plus undistributed earnings from the prior two years. As of December 31, 2001, Paradigm had approximately $2,469,000 of retained earnings that could be paid under this restriction without regulatory approval.

                  Any institution that fails to meet its minimum capital requirements is subject to certain mandatory and possibly discretionary actions by regulators that could have a direct material effect on the financial statements of the Company and the Bank. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines based on the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                  To meet the capital adequacy requirements, the Company and the Bank must maintain minimum capital amounts and ratios as defined in the regulations. Management believes, as of December 31, 2001, that the Company and the Bank met all capital adequacy requirements to which it was subject.

                  As of December 31, 2001, the most recent notifications from the Federal Deposit Insurance Corporation which occurred in the year 2001, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk- based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                  The following is a summary of the capital ratios at December 31, 2001 and 2000 for the Company and the Bank:

                                                                                To Be Well Capitalized
                                                             For Capital        Under Prompt Corrective
                                       Actual             Adequacy Purposes        Action Provisions
                              --------------------------------------------------------------------------
         Company 2001             Amount      Ratio        Amount      Ratio       Amount      Ratio
         ------------         --------------------------------------------------------------------------
Total Risk Based Capital        $21,686,000   11.7%      $14,838,000    8.0%       N/A          N/A
  (to Risk Weighted Assets)
Tier I Capital                  $20,100,000   10.8%      $ 7,419,000    4.0%       N/A          N/A
  (to Risk Weighted Assets)
Tier I Capital                  $20,100,000    7.9%      $10,143,000    4.0%       N/A          N/A
  (to Adjusted Total Assets)

          Bank 2001
          ---------

Total Risk Based Capital        $20,960,000   11.3%      $14,786,000    8.0%     $18,482,000    10.0%
  (to Risk Weighted Assets)
Tier I Capital                  $19,390,000   10.5%      $ 7,393,000    4.0%     $11,089,000     6.0%
  (to Risk Weighted Assets)
Tier I Capital                  $19,390,000    7.7%      $10,105,000    4.0%     $12,632,000     5.0%
  (to Adjusted Total Assets)

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------

NOTE R    REGULATORY MATTERS (Continued)

                                                                                          To Be Well Capitalized
                                                                                               Under Prompt
                                                                       For Capital              Corrective
                                                 Actual             Adequacy Purposes        Action Provisions
                                        --------------------------------------------------------------------------
                   Company 2000             Amount      Ratio        Amount      Ratio       Amount      Ratio
                   ------------         --------------------------------------------------------------------------
          Total Risk Based Capital       $19,612,000     13.0%     $12,077,000     8.0%      N/A         N/A
            (to Risk Weighted Assets)
          Tier I Capital                 $18,476,000     12.2%     $ 6,038,000     4.0%      N/A         N/A
            (to Risk Weighted Assets)
          Tier I Capital                 $18,476,000      8.8%     $ 8,380,000     4.0%      N/A         N/A
            (to Adjusted Total Assets)

                    Bank 2000
                    ---------

          Total Risk Based Capital       $19,384,000     13.3%     $11,707,000     8.0%      $14,634,000  10.0%
            (to Risk Weighted Assets)
          Tier I Capital                 $18,248,000     12.5%     $ 5,854,000     4.0%      $ 8,780,000   6.0%
            (to Risk Weighted Assets)
          Tier I Capital                 $18,248,000      8.6%     $ 8,473,000     4.0%      $10,591,000   5.0%
            (to Adjusted Total Assets)

NOTE S    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

          Cash paid during the year for:                 2001          2000
                                                     -----------   -----------

          Interest paid                              $ 5,447,900   $ 4,901,400

          Income taxes paid                          $   537,000   $   545,000

NOTE T    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by management using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

          Cash and Cash Equivalents - For these short-term instruments, the
          -------------------------
          carrying amount is a reasonable estimate of fair value.

          Investment Securities - For securities held as investments, fair value
          ---------------------
          equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using the quoted market price for similar securities.

                                  PARADIGM BANCORPORATION, INC. AND SUBSIDIARIES
                                      Notes To Consolidated Financial Statements
                                                      December 31, 2001 and 2000
--------------------------------------------------------------------------------


NOTE T    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

          Loan Receivables - The fair value of loans is estimated by discounting
          ----------------
          the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

          Deposit Liabilities - The fair value of demand deposits, savings
          -------------------
          accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

          Due to Former Shareholders and Other Liabilities - The fair value of
          ------------------------------------------------
          due to former shareholders and other liabilities is the amount payable on demand at the reporting date. Because it is anticipated that these amounts will be paid in the near term, the carrying value is a reasonable estimate of fair value.

          The estimated fair values of financial instruments are as follows (in thousands):

                                                         2001                                2000
                                            ------------------------------      ----------------------------
                                                Carrying          Fair             Carrying          Fair
                                                 Amount          Values             Amount          Values
                                            -------------    -------------      ------------     -----------
                  Financial Assets
                  ----------------
          Cash and cash equivalents           $   21,329       $   21,329         $   15,769     $    15,769
          Investment securities                   49,010           48,979             48,229          48,062
          Loans                                  169,188          173,922            132,332         132,575
                                              ----------       ----------         ----------     -----------

                                              $  239,527       $  244,230         $  196,330     $   196,406
                                              ==========       ==========         ==========     ===========
                Financial Liabilities
                ---------------------
          Deposits                            $  232,375       $  233,085         $  188,005     $   189,019
          Due to former shareholders
            and other liabilities                  2,784            2,784              4,918           4,918
                                              ----------       ----------         ----------     -----------

                                              $  235,159       $  235,869         $  192,923     $   193,937
                                              ==========       ==========         ==========     ===========

          The fair value estimates are based on pertinent information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

NOTE U    SUBSEQUENT EVENT

          Escrow Agreement - In January 2002, the funds held in escrow and
          ----------------
          included in the amount due to former shareholders, pursuant to the terms of the purchase agreement between Paradigm and the selling Dayton shareholders, were distributed according to the terms of the escrow agreement. As agreed upon by Paradigm and the escrow agent, the funds were disbursed according to the payment status of the loans subject to this agreement. Of the approximate $468,000 held in escrow by Paradigm, $212,000 was distributed to the former Dayton shareholders and $256,000 was retained by Paradigm and the funds were added to the Bank's reserve for credit losses as stipulated by the terms of the escrow agreement.

                                                                    Appendix A
                                                                    ----------


                ------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                           PROSPERITY BANCSHARES, INC.

                                       And

                          PARADIGM BANCORPORATION, INC.

                             Dated as of May 1, 2002

                ------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                    Page
I.       THE MERGER ..............................................................................................    A-2

         Section 1.1           The Merger ........................................................................    A-2

         Section 1.2           Articles of Incorporation, Bylaws and Facilities of Continuing Company ............    A-2

         Section 1.3           Effect of Merger ..................................................................    A-2

         Section 1.4           Liabilities of Continuing Company .................................................    A-3

         Section 1.5           Ratification by Shareholders ......................................................    A-3

         Section 1.6           Tax Consequences ..................................................................    A-3

II.      MERGER CONSIDERATION AND EXCHANGE PROCEDURES ............................................................    A-3

         Section 2.1           Merger Consideration ..............................................................    A-3

         Section 2.2           Determination and Adjustment of Exchange Ratio ....................................    A-4

         Section 2.3           Conversion of Paradigm Stock Options ..............................................    A-5

         Section 2.4           Stock Appreciation Rights .........................................................    A-6

         Section 2.5           Dissenting Shares .................................................................    A-6

         Section 2.6           Exchange Agent ....................................................................    A-6

         Section 2.7           Exchange Procedures ...............................................................    A-7

         Section 2.8           Paradigm Shareholder Representative ...............................................    A-8

III.     REPRESENTATIONS AND WARRANTIES OF PARADIGM ..............................................................   A-10

         Section 3.1           Organization and Authority ........................................................   A-10

         Section 3.2           Capitalization ....................................................................   A-11

         Section 3.3           Authority; Approvals ..............................................................   A-12

         Section 3.4           Investments .......................................................................   A-12

         Section 3.5           Financial Statements ..............................................................   A-13

         Section 3.6           Real Property Owned or Leased .....................................................   A-13

         Section 3.7           Personal Property .................................................................   A-14

         Section 3.8           Environmental Laws ................................................................   A-14

         Section 3.9           Litigation and Other Proceedings ..................................................   A-15

         Section 3.10          Taxes and Tax Returns .............................................................   A-16

         Section 3.11          Loan Portfolio ....................................................................   A-18

         Section 3.12          Certain Loans and Related Matters .................................................   A-18

         Section 3.13          Contracts and Commitments .........................................................   A-19

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                              Page
         Section 3.14          Insurance ...................................................................  A-20

         Section 3.15          No Conflict With Other Instruments ..........................................  A-21

         Section 3.16          Laws and Regulatory Filings .................................................  A-21

         Section 3.17          Absence of Certain Changes ..................................................  A-22

         Section 3.18          Employment Relations ........................................................  A-23

         Section 3.19          Employee Benefit Plans ......................................................  A-23

         Section 3.20          Brokers and Finders .........................................................  A-24

         Section 3.21          Community Reinvestment Act ..................................................  A-24

         Section 3.22          Accounting Controls .........................................................  A-24

         Section 3.23          Derivative Contracts ........................................................  A-24

         Section 3.24          Deposits ....................................................................  A-24

         Section 3.25          Securities and Exchange Commission Reporting Obligations ....................  A-25

         Section 3.26          Certain Interests ...........................................................  A-25

         Section 3.27          Outstanding Trust Preferred Securities of Subsidiary Trust ..................  A-25

         Section 3.28          Intellectual Property Rights ................................................  A-26

IV.      REPRESENTATIONS AND WARRANTIES OF PROSPERITY ......................................................  A-26

         Section 4.1           Organization ................................................................  A-26

         Section 4.2           Capitalization ..............................................................  A-27

         Section 4.3           Approvals; Authority ........................................................  A-28

         Section 4.4           No Conflict With Other Instruments ..........................................  A-28

         Section 4.5           Litigation and Other Proceedings ............................................  A-28

         Section 4.6           Brokers and Finders .........................................................  A-29

         Section 4.7           Financial Statements ........................................................  A-29

         Section 4.8           Securities and Exchange Commission Reporting Obligations ....................  A-29

         Section 4.9           Prosperity Employee Benefit Plans ...........................................  A-30

         Section 4.10          Regulatory Approvals ........................................................  A-30

         Section 4.11          Taxes .......................................................................  A-30

         Section 4.12          Insurance ...................................................................  A-30

         Section 4.13          Laws and Regulatory Filings .................................................  A-31

         Section 4.14          Employment Relations ........................................................  A-31

         Section 4.15          Community Reinvestment Act ..................................................  A-31

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                              Page
V.       COVENANTS OF PARADIGM .............................................................................  A-31

         Section 5.1           Approval of Paradigm Shareholders ...........................................  A-31

         Section 5.2           Activities of Paradigm Pending Closing ......................................  A-32

         Section 5.3           Access to Properties and Records ............................................  A-34

         Section 5.4           Information for Regulatory Applications and SEC Filings .....................  A-35

         Section 5.5           Attendance at Certain Paradigm Meetings .....................................  A-35

         Section 5.6           No Solicitation .............................................................  A-35

         Section 5.7           Termination Fee .............................................................  A-37

         Section 5.8           Voting Agreement ............................................................  A-38

         Section 5.9           Termination of Data Processing Contracts ....................................  A-38

         Section 5.10          Affiliates' Letters .........................................................  A-38

         Section 5.11          Assumption of Paradigm Stock Options ........................................  A-38

         Section 5.12          Conforming Accounting Adjustments ...........................................  A-38

         Section 5.13          Consents to Assign and Use Leased Premises ..................................  A-39

         Section 5.14          Trust Preferred Securities ..................................................  A-39

         Section 5.15          Environmental Investigation; Rights to Terminate Agreement ..................  A-39

VI.      COVENANTS OF PROSPERITY ...........................................................................  A-40

         Section 6.1           Best Efforts ................................................................  A-40

         Section 6.2           Information for Regulatory Applications and Proxy Solicitation ..............  A-40

         Section 6.3           Registration Statement ......................................................  A-41

         Section 6.4           Nasdaq Listing ..............................................................  A-41

         Section 6.5           Rule 144 Compliance .........................................................  A-41

         Section 6.6           Indemnification; Insurance ..................................................  A-41

         Section 6.7           Access to Properties and Records ............................................  A-42

         Section 6.8           Assumption of Paradigm Stock Options ........................................  A-43

         Section 6.9           Supplemental Indenture ......................................................  A-43

         Section 6.10          Appointment of Directors ....................................................  A-43

         Section 6.11          Regulatory and Other Approvals ..............................................  A-44

VII.     MUTUAL COVENANTS OF PARADIGM AND PROSPERITY .......................................................  A-44

         Section 7.1           Notification; Updated Disclosure Schedules ..................................  A-44

         Section 7.2           Employee Benefit Plans ......................................................  A-44

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                             Page
         Section 7.3           Confidentiality .............................................................  A-45

         Section 7.4           Publicity ...................................................................  A-45

         Section 7.5           Restrictions on Trading in Prosperity Common Stock ..........................  A-45

VIII.    CLOSING ...........................................................................................  A-45

         Section 8.1           Closing .....................................................................  A-45

         Section 8.2           Effective Time ..............................................................  A-46

IX.      TERMINATION .......................................................................................  A-46

         Section 9.1           Termination .................................................................  A-46

         Section 9.2           Effect of Termination .......................................................  A-48

X.       CONDITIONS TO OBLIGATIONS OF PROSPERITY ...........................................................  A-48

         Section 10.1          Compliance with Representations and Covenants ...............................  A-49

         Section 10.2          Performance of Obligations ..................................................  A-49

         Section 10.3          Absence of Material Adverse Changes .........................................  A-49

         Section 10.4          Legal Opinion ...............................................................  A-49

         Section 10.5          Tax Opinion .................................................................  A-49

         Section 10.6          Releases ....................................................................  A-49

         Section 10.7          Affiliates' Letters .........................................................  A-49

         Section 10.8          Conversion of Paradigm Stock Options ........................................  A-50

         Section 10.9          Acknowledgment of SAR Cancellation ..........................................  A-50

         Section 10.10         Employment Issues ...........................................................  A-50

XI.      CONDITIONS TO OBLIGATIONS OF PARADIGM .............................................................  A-50

         Section 11.1          Compliance with Representations and Warranties ..............................  A-50

         Section 11.2          Performance of Obligations ..................................................  A-50

         Section 11.3          Absence of Material Adverse Changes .........................................  A-50

         Section 11.4          Legal Opinion ...............................................................  A-51

         Section 11.5          Opinion of Financial Advisor ................................................  A-51

         Section 11.6          Tax Opinion .................................................................  A-51

         Section 11.7          Employment and Non-Competition Agreement ....................................  A-51

XII.     MUTUAL CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY AND PARADIGM ............................  A-51

         Section 12.1          Government Approvals ........................................................  A-51

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                      Page
         Section 12.2    Shareholder Approval ......................................  A-52

         Section 12.3    Registration of Prosperity Common Stock ...................  A-52

         Section 12.4    Listing of Prosperity Common Stock ........................  A-52

XIII.    MISCELLANEOUS .............................................................  A-52

         Section 13.1    Definitions ...............................................  A-52

         Section 13.2    Non-Survival of Representations and Warranties ............  A-52

         Section 13.3    Amendments ................................................  A-53

         Section 13.4    Expenses ..................................................  A-53

         Section 13.5    Notices ...................................................  A-53

         Section 13.6    Governing Law .............................................  A-54

         Section 13.7    Headings ..................................................  A-54

         Section 13.8    Modifications or Waiver ...................................  A-54

         Section 13.9    Severability ..............................................  A-54

         Section 13.10   Assignment ................................................  A-54

         Section 13.11   Entire Agreement ..........................................  A-55

         Section 13.12   Counterparts ..............................................  A-55

         Section 13.13   Binding on Successors .....................................  A-55

         Section 13.14   Gender ....................................................  A-55

         Section 13.15   Disclosures ...............................................  A-55

         Section 13.16   Delivery of Disclosure Schedules ..........................  A-55

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (the "Agreement") dated as of May 1, 2002, is by and between Prosperity Bancshares, Inc., a Texas corporation and registered financial holding company under the Gramm-Leach-Bliley Act ("GLB Act") ("Prosperity"), and Paradigm Bancorporation, Inc., a Texas corporation and registered financial holding company under the GLB Act ("Paradigm").

         WHEREAS, Paradigm desires to affiliate with Prosperity and Prosperity desires to affiliate with Paradigm in the manner provided in this Agreement; and

         WHEREAS, Prosperity and Paradigm believe that the merger of Paradigm into Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

         WHEREAS, Prosperity and Paradigm intend the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; and

         WHEREAS, the respective Boards of Directors of Prosperity and Paradigm have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below:

                                  INTRODUCTION

         A. This Agreement provides for the merger of Paradigm with and into Prosperity with Prosperity as the survivor (the "Merger"), all pursuant to this Agreement and a Plan of Merger by and between Prosperity and Paradigm, a copy of which is attached hereto as Exhibit A and all of the terms of which are incorporated by reference for all purposes. In connection with the Merger, Prosperity will acquire all of the issued and outstanding shares of common stock, $1.00 par value, of Paradigm ("Paradigm Common Stock") for an aggregate consideration as set forth in this Agreement.

         B. After the Effective Time (as hereinafter defined) of the Merger and on the same date as the Merger, Paradigm Delaware Bancorporation, Inc., a Delaware corporation and wholly-owned subsidiary of Paradigm ("Paradigm Delaware"), shall be merged with and into Prosperity Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Prosperity ("Delaware Company"), (the "Delaware Merger"), all pursuant to an Agreement of Merger by and between the Delaware Company and Paradigm Delaware, a copy of which is attached hereto as Exhibit B.

         C. After the Effective Time of the Merger and on the same date as the Merger, Paradigm Bank Texas, a Texas banking association and wholly-owned subsidiary of Paradigm Delaware (the "Bank"), shall be merged with and into Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Delaware Company ("PRSP Bank") (the "Bank Merger"), all pursuant to a Plan of Merger by and between the Bank and PRSP Bank, a copy of which is attached hereto as Exhibit C.

                                 I. THE MERGER

         Section 1.1 The Merger. Paradigm shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as "Continuing Company" whenever reference is made to it at or after the Effective
Time) under the Articles of Incorporation of Prosperity pursuant to the provisions of, and with the effect provided in Article 5 of the Texas Business Corporation Act ("TBCA").

         Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Company. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Company shall be the Articles of Incorporation of Prosperity as in effect immediately prior to the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Company, the Bylaws of Continuing Company shall be the Bylaws of Prosperity as in effect immediately prior to the Effective Time. The established offices and facilities of Paradigm immediately prior to the Merger shall become established offices and facilities of the Continuing Company. Unless and until changed by the Board of Directors of Continuing Company, the main office of Prosperity as of the Effective Time shall become the main office of the Continuing Company. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Company, all corporate acts, plans, policies, contracts, approvals and authorizations of Paradigm and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon as the same were with respect to the Paradigm and Prosperity, respectively, as of the Effective Time.

         Section 1.3 Effect of Merger. At the Effective Time, the corporate existence of Paradigm and Prosperity shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Continuing Company, and Continuing Company shall be deemed to be a continuation in entity and identity of Paradigm and Prosperity. All rights, franchises and interests of Paradigm and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Company by virtue of such Merger without any deed or other transfer. Continuing Company, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interest, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent or registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates and lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Paradigm and Prosperity, respectively, as of the Effective Time.

         Section 1.4 Liabilities of Continuing Company. At the Effective Time, Continuing Company shall be liable for all liabilities of Paradigm and Prosperity. All debts, liabilities, obligations and contracts of Paradigm and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Paradigm or Prosperity, as the case may be, shall be those of Continuing Company and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Paradigm or Prosperity shall be preserved unimpaired subsequent to the Merger.

         Section 1.5 Ratification by Shareholders. Subject to the terms of this Agreement, this Agreement shall be submitted to the shareholders of Paradigm in accordance with applicable provisions of law and the Articles of Incorporation and Bylaws of Paradigm. Paradigm and Prosperity shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission ("SEC"), Board of Governors of the Federal Reserve System ("Federal Reserve"), the Federal Deposit Insurance Corporation ("FDIC") and the Texas Department of Banking (the "Banking Department.")

         Section 1.6 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

                II. MERGER CONSIDERATION AND EXCHANGE PROCEDURES

         Section 2.1   Merger Consideration.

                (a) Each share of the Paradigm Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 2.5 of the Agreement), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive, upon surrender of the certificate representing such share, that number of shares of common stock, $1.00 par value, of Prosperity ("Prosperity Common Stock") equal to the Total Exchange Ratio or, if applicable, the Adjusted Total Exchange Ratio, as set forth in Section 2.2 (the "Merger Consideration"), without interest thereon; provided, however, that a portion of such shares will be distributed in trust subject to the holdback rights set forth in Section 2.2(d) hereof.

                (b) Each share of Paradigm Common Stock held in the treasury of Paradigm and each share of Paradigm Common Stock owned by any direct or indirect wholly owned Subsidiary of Paradigm immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

                (c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional shares of Prosperity Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of Paradigm Common Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the average closing price per share of Prosperity Common Stock on The Nasdaq Stock Market, Inc. National Market System ("Nasdaq") (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) on the trading day immediately prior to the day during which the Effective Time occurs by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

     Section 2.2   Determination and Adjustment of Exchange Ratio.

            (a) The aggregate number of shares of Prosperity Common Stock to be exchanged for each share of Paradigm Common Stock shall be adjusted appropriately to reflect any change in the number of shares of Prosperity Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Stock, received or to be received by holders of Prosperity Common Stock, when the record date or payment occurs prior to the Effective Time.

            (b) Unless otherwise adjusted as provided in Section 2.2(c), each share of Paradigm Common Stock outstanding prior to the Effective Time of the Merger shall be converted into and exchanged for the right to receive up to
0.54329 shares of Prosperity Common Stock (the "Total Exchange Ratio") in the following manner: (i) each shareholder will receive 0.52745 shares of Prosperity Common Stock at Closing (the "Closing Exchange Ratio") and (ii) each shareholder will have the right to receive up to 0.01584 shares of Prosperity Common Stock which will be distributed in trust as further provided in Section 2.2(d) (the "Holdback Exchange Ratio"). Subject to any adjustment as provided in Section 2.2(c), (i) an aggregate of 1,252,687 shares of Prosperity Common Stock, less any shares that would otherwise be distributed to shareholders who exercise dissenters' rights, shall be distributed to shareholders of Paradigm at closing (collectively, the "Closing Shares") and (ii) an aggregate of up to 37,635 shares of Prosperity Common Stock, less any shares that would otherwise be distributed to shareholders who exercise their dissenters' rights, shall be distributed in trust for possible future issuance (collectively, the "Holdback Shares") as set forth in Section 2.2(d).

            (c) The Total Exchange Ratio may, at the option of Prosperity, be adjusted ("Adjusted Total Exchange Ratio") if (i) the average of the closing price per share of Prosperity Common Stock ("Measurement Price") on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) during the period of the ten consecutive trading days ending on the third trading day immediately prior to the Closing Date ("Price Measurement Period") is less than $24.41 per share and
(ii) the percentage difference between $32.55 and the Measurement Price is greater than 10% lower than the percentage decrease between the closing price of the KBW Bank Index on April 26, 2002 and the average closing price of the KBW Bank Index during the Price Measurement Period. If adjusted, each share of Paradigm Common Stock outstanding immediately prior to the Effective Time will be converted and exchanged into the number of shares of Prosperity Common Stock determined by dividing the Adjusted Prosperity Shares by the number of shares of Paradigm Common Stock then outstanding. The "Adjusted Prosperity Shares" shall be a number equal to $31,500,000 divided by the Measurement Price. If Prosperity elects not to adjust the Total

Exchange Ratio, Paradigm may terminate this Agreement as provided in Section 9.1(d) hereof. If Prosperity elects to adjust the Total Exchange Ratio, the Closing Exchange Ratio and the Holdback Exchange Ratio shall be adjusted accordingly.

               (d) The Holdback Shares shall be distributed in trust to PRSP Bank Trust Department, as trustee ("PRSP Trustee"), to be held (the "Escrow") for possible future distribution to Paradigm shareholders or to be returned to Prosperity for cancellation, as described in the Holdback Escrow Agreement referred to in Section 2.8 hereof. Each former Paradigm shareholder (other than any shareholder who has validly exercised such shareholder's dissenters' rights) shall be entitled to receive a distribution of Holdback Shares equal to the number of Holdback Shares to be distributed multiplied by a fraction the numerator of which is the number of shares of Paradigm Common Stock held by that shareholder immediately prior to the Effective Time, and the denominator of which is the total number of Paradigm shares outstanding immediately prior to Effective Time (excluding for these purposes any shares attributable to shareholders who have validly exercised their dissenters' rights). The rights under the trust, including the right to receive any Holdback Shares, will not be transferable or assignable by the Paradigm shareholders other than by will or by the laws of descent and distribution in the case of a natural person, or in the case of a trust or entity, to any successor trustee or successor entity, including without limitation, the distribution to the beneficial owners in accordance with the terms of the governing documents or under applicable law. The Holdback Shares are being distributed in trust in part to protect Prosperity from any actual or potential losses arising out of or in any manner related to losses incurred by Prosperity in connection with any of the loans of Paradigm set forth in Schedule 2.2(d). As of the date hereof, the aggregate outstanding balance of the Scheduled Loans is $1,877,839 and the value of the Holdback Shares, based on a price of $32.55 per share, was $1,225,000 ("Holdback Share Value").

               (e) For purposes of this Agreement, the aggregate number of Closing Shares and Holdback Shares as stated in Section 2.2(b) (including for these purposes any shares that would be distributed to Paradigm shareholders but for their exercise of dissenters' rights of appraisal), prior to any adjustment pursuant to Section 2.2(c), and whether or not all Holdback Shares are in fact actually distributed, is referred to herein as the "Aggregate Maximum Number of Shares."

          Section 2.3 Conversion of Paradigm Stock Options. (a) At the Effective Time, each option to acquire shares of Paradigm Common Stock which is outstanding and unexercised immediately prior thereto ("Paradigm Stock Option") pursuant to the Paradigm Bancorporation, Inc. 1999 Stock Incentive Plan ("Paradigm Stock Option Plan") shall, in accordance with its terms, be converted (automatically and without any action on the part of the holder thereof) into an option to purchase shares of Prosperity Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Paradigm Stock Option Plan and agreements evidencing the grants thereunder):

                      (i) The number of shares of Prosperity Common Stock to be subject to the new option shall be equal to the number of shares of Paradigm Common Stock subject to the original option multiplied by the Total Exchange Ratio or, if applicable, the Total Adjusted Exchange Ratio; and

                       (ii) The exercise price per share of Prosperity Common Stock under the new option shall be equal to the exercise price per share of Paradigm Common Stock under the original option divided by the Total Exchange Ratio or, if applicable, the Adjusted Total Exchange Ratio.

               (b) The adjustment provided herein with respect to any options which are "incentive stock options" as defined in Section 422 of the Internal Revenue Code, shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option except that all references to Paradigm shall be deemed to be references to Prosperity.

          Section 2.4  Stock Appreciation Rights.

               (a) Immediately prior to the Effective Time, all rights with respect to the Stock Appreciation Rights ("Paradigm SARs") granted pursuant to the Paradigm 1998 Stock Appreciation Rights Plan ("Paradigm SAR Plan") which are listed and described (including exercise prices, vesting schedules, expiration dates, holders of and numbers of SARs) in Schedule 2.4(a), which are outstanding immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time and shall be converted into the right of each holder thereof to receive for each Paradigm SAR cash in an amount equal to the difference between (i) the average of the high and low sale prices of a share of Prosperity Common Stock on Nasdaq on the second trading day immediately prior to the Closing Date multiplied by the Total Exchange Ratio, or if applicable, the Adjusted Total Exchange Ratio and (ii) the exercise price of each Paradigm SAR under such holder's SAR Agreement.

               (b) Paradigm shall procure from each holder of Paradigm SARs, and shall deliver to Prosperity at the Closing, an executed acknowledgement of the treatment and disposition of such holder's Paradigm SARs as provided for under this Section 2.4 and Section 10.9.

          Section 2.5 Dissenting Shares. Each share of Paradigm Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a "Dissenting Share." Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

          Section 2.6 Exchange Agent. Immediately prior to the Closing Date, Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc., Denver, Colorado (the "Exchange Agent") (i) certificates representing shares of Prosperity Common Stock and (ii) cash, each in an aggregate amount estimated to be sufficient to make the payments of the Merger Consideration set forth in Section 2.1 of this Agreement and to make the appropriate cash payments (A) to holders of Dissenting Shares pursuant to Section 2.5 hereof, if any, and (B) holders of a fraction of a share of Prosperity Common Stock (such amounts being hereinafter referred to as the "Exchange Fund"). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

          Section 2.7   Exchange Procedures.

               (a) At least ten (10) days prior to the Closing Date, Paradigm shall deliver to Prosperity a list of Paradigm's shareholders which shall include each shareholder's name, address and the number of shares of Paradigm Common Stock owned.

               (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented shares of Paradigm Common Stock (the "Certificates"), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Prosperity Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Stock, as requested by the Exchange Agent, for the number of shares provided in Section 2.1 or, if applicable, Section 2.2 hereof. No interest will be paid or accrued with respect to cash payable upon surrender of the Certificate in accordance with this
Article II. Until surrendered in accordance with the provisions of this Section 2.7, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

               (c) Former shareholders of Paradigm shall be entitled to vote after the Effective Time at any meeting of Prosperity's shareholders the number of shares of Prosperity Common Stock into which their shares are converted, regardless of whether such shareholders of Paradigm have surrendered their Certificates in exchange therefor.

               (d) No dividends or other distributions declared after the Effective Time with respect to shares of Prosperity Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this
Section 2.7. After the surrender of a Certificate in accordance with this
Section 2.7, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Prosperity Common Stock represented by such Certificate. Any dividends (including stock dividends) or other amounts attributable to Holdback Shares held in trust pursuant to Section 2.2(d) hereof, shall accrue during the holdback period set forth in the Holdback Escrow Agreement and shall be distributed to Paradigm shareholders, without interest thereon, at the same time and in the same proportion as any Holdback Shares are distributed to

Paradigm shareholders. No dividends will be paid with respect to any Holdback Shares which are not distributed to Paradigm shareholders.

               (e) After the Effective Time, the stock transfer ledger of Paradigm shall be closed and there shall be no transfers on the stock transfer books of Paradigm of the shares of Paradigm Common Stock which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.7.

               (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Paradigm for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.7(b) shall be delivered to Prosperity upon demand, and any shareholders of Paradigm who have not theretofore complied with the exchange procedures in this Article II shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

               (g) If any certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

               (h) None of Prosperity, Paradigm, the Exchange Agent or any other person shall be liable to any former holder of shares of Paradigm Common Stock for any Prosperity Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (i) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against the Continuing Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Prosperity Common Stock and cash in lieu of a fractional share interest deliverable in respect thereof pursuant to this Agreement.

      Section 2.8  Paradigm Shareholder Representative.

               (a) Walter G. Finger (the "Paradigm Shareholder Representative") is hereby irrevocably appointed as the attorney in fact and agent of the Paradigm shareholders effective immediately prior to Closing (other than Paradigm shareholders who properly and fully exercise their dissenters' rights) and any person to whom rights to the Holdback Shares have been properly assigned under Section 2.2(d) (individually, a "Holdback Beneficial Owner" and collectively, the "Holdback Beneficial Owners") for all purposes of the Holdback Escrow Agreement, attached hereto as Exhibit D and made a part hereof, to act as agent for the Paradigm shareholders to facilitate the consummation of the transactions herein described and to facilitate distribution of consideration to the Holdback Beneficial Owners. Prosperity shall be entitled to rely upon the Paradigm Shareholder Representative's authority to act on behalf of the Holdback Beneficial Owners in his capacity as such agent. The Paradigm Shareholder Representative shall have authority on behalf of the Paradigm shareholders, and shall promptly and completely exercise such authority in a timely fashion to:

               (i) participate in, represent and bind the Holdback Beneficial Owners in all respects with respect to any arbitration or legal proceeding relating to the Holdback Escrow Agreement, including, without limitation, the defense and settlement of any matter, and the calculation thereof for every purpose thereunder, consent to jurisdiction, to enter into any settlement, and to entry of judgment, each with respect to any or all of the Holdback Beneficial Owners; provided, however, the Paradigm Shareholder Representative shall have no authority under this Agreement or the Holdback Escrow Agreement to bind any Holdback Beneficial Owner to pay or return any money or property other than the money and/or Holdback Shares that are then being held by the PRSP Trustee under the Holdback Escrow Agreement;

               (ii) receive, accept and give notices and other communications relating to the Holdback Escrow Agreement;

               (iii) take any action that the Paradigm Shareholder Representative deems necessary or desirable in order to fully effectuate the transactions contemplated by the Holdback Escrow Agreement; and

               (iv) execute and deliver any instrument or document that the Representative deems necessary or desirable in the exercise of his authority under this Section 2.8.

          (b) Those Holdback Beneficial Owners who have the right to receive a majority of the Prosperity Common Stock that may distributed to the Holdback Beneficial Owners out of the Escrow (a "Majority in Interest"), may at any time and by written action delivered to Prosperity, remove the Paradigm Shareholder Representative or any successor thereto, but such removal shall be effective only upon the replacement of such Paradigm Shareholder Representative or successor by a new Paradigm Shareholder Representative designated, by written notice delivered to Prosperity, by those Holdback Beneficial Owners who hold a Majority in Interest; provided, however, that any such notice shall be only effective upon actual receipt by Prosperity. Any such written notice shall be delivered to Prosperity in accordance with the notice provisions set forth herein. If any Paradigm Shareholder Representative shall have died, become incapacitated or unable to serve, those Holdback Beneficial Owners who, as of immediately prior to the Effective Date, hold a Majority in Interest shall promptly designate by written notice delivered to Prosperity, a replacement Paradigm Shareholder Representative. Any reasonable costs and expenses incurred by the Paradigm Shareholder Representative in connection with actions taken pursuant to or permitted by this section will be borne, directly or indirectly, by the Holdback Beneficial Owners and paid or reimbursed to the Paradigm Shareholder Representative pro rata. If a Holdback Beneficial Owner does not pay or reimburse such costs and expenses, the Paradigm Shareholder Representative may require that Holdback Shares or other property which would otherwise be distributed to such Holdback Beneficial Owners pursuant to the Holdback Escrow Agreement be distributed to the Paradigm Shareholder Representative at any time in connection with such reimbursement.

          (c) The foregoing authority is granted and conferred in consideration for the various agreements and covenants of Prosperity contained herein. In consideration of the foregoing, and subject to the successorship provisions of this section, this authorization granted to the Paradigm Shareholder Representative shall not be terminated by any act of any of the Paradigm shareholders or by operation of law, whether by death or incompetence of any Holdback Beneficial Owner or by the occurrence of any other event. If after the execution hereof, any such Holdback Beneficial Owners shall die or become incompetent, the Paradigm Shareholder Representative is nevertheless authorized and directed to exercise the authority granted in this section as if such death or incompetence had not occurred and regardless of notice thereof. In addition to the authority granted to the Shareholder Representative as attorney in fact and agent for the Holdback Beneficial Owners, all the powers, rights and responsibilities are also given to the Shareholder Representative directly under the terms of this Agreement and the Holdback Escrow Agreement, and he or she shall have all such powers, rights and responsibilities whether or not he or she is or deemed to be the actual attorney in fact or agent for any Holdback Beneficial Owner. The rights of each Paradigm Shareholder to the Holdback Shares is subject to this Section 2.8 and the other terms and conditions of this Agreement and the Holdback Escrow Agreement. The Paradigm Shareholder Representative shall have no liability to any Holdback Beneficial Owner for any act or omission or obligation hereunder, provided that such action or omission is taken by the Paradigm Shareholder Representative in good faith and without willful misconduct.

                 III. REPRESENTATIONS AND WARRANTIES OF PARADIGM

     Paradigm represents and warrants to Prosperity, that each of the statements made in this Article III are true and correct in all material respects. Paradigm agrees that, at the Closing (as defined in Section 8.1 of this Agreement), it shall provide Prosperity with supplemental Schedules reflecting any material changes in the information contained in the Schedules which have occurred in the period from the date of delivery of such Schedules to the date of Closing.

     Section 3.1  Organization and Authority.

            (a) Paradigm is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended ("BHC Act") and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Paradigm owns 100% of the issued and outstanding shares of common stock, $1.00 par value, of Paradigm Delaware ("Paradigm Delaware Stock"). Paradigm Delaware, a Delaware corporation and a bank holding company registered under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Paradigm Delaware owns 100% of the issued and outstanding shares of common stock, $0.40 par value, of the Bank (the "Bank Stock"). The Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. Paradigm, Paradigm Delaware and the Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 13.1(b) hereof) on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results hereinafter collectively referred to as the "Condition") of Paradigm.

            (b) The Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Banking Department. The Bank does not conduct trust activities.

            (c) True and complete copies of the Articles of Incorporation and Bylaws of Paradigm, the Certificate of Incorporation and Bylaws of Paradigm Delaware and the Articles of Association and Bylaws of the Bank, each as amended to date (collectively, "Paradigm Constituent Documents"), have been delivered or made available to Prosperity.

            (d) Except as set forth in Schedule 3.1(d), neither Paradigm nor any of its Subsidiaries (as defined in Section 13.1(c) hereof), (i) has any Subsidiaries or Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Paradigm.

            (e) The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

     Section 3.2  Capitalization.

            (a) The authorized capital stock of Paradigm consists of 25,000,000 shares of Paradigm Common Stock, 2,375,000 of which are issued and outstanding and 37,140 of which are reserved for issuance upon the exercise of stock options granted pursuant to the Paradigm Stock Option Plan as of the date of this Agreement, and 10,000,000 shares of preferred stock, $1.00 par value, one of which is issued and outstanding. The authorized capital stock of Paradigm Delaware consists of 1,000 shares of Paradigm Delaware Stock, all of which are issued and outstanding. The authorized capital stock of the Bank consists of 1,500,000 shares of the Bank Stock, all of which are issued and outstanding. All of the issued and outstanding shares of Paradigm Common Stock, Paradigm Delaware Stock and the Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

            (b) Schedule 3.2(b) will contain a list of the exercise prices, vesting schedules, expiration dates, holders of and numbers of shares subject to all such Paradigm Stock Options outstanding. Except as set forth in Schedule 3.2(b), all Paradigm Stock Options have been duly authorized and all Paradigm Stock Options (i) were granted at a per share price which was not less than the fair market value per share of Paradigm Common Stock at the date of grant and
(ii) all Paradigm Stock Options intended to qualify as "incentive" stock options under Section 422(b) of the Internal Revenue Code met all the requirements under the Internal Revenue Code for such qualification.

            (c) Except for the Paradigm Stock Options and except as set forth in Schedule 3.2(c), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating Paradigm or any of its Subsidiaries to issue any authorized and unissued Paradigm Common Stock, Paradigm Delaware Stock or the Bank Stock nor does Paradigm or any of its Subsidiaries have any outstanding commitment or obligation to repurchase, reacquire or redeem any of their outstanding capital stock.

            (d) Except as disclosed in Schedule 3.2(d), there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Paradigm Common Stock, Paradigm Delaware Stock or the Bank Stock.

     Section 3.3  Authority; Approvals.

            (a) Paradigm has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Paradigm and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the respective shareholders of Paradigm, Paradigm Delaware and the Bank, all actions or proceedings on the part of Paradigm and each of its Subsidiaries necessary to approve this Agreement (and any related documents) and to consummate the contemplated transactions have been taken.

            (b) The Board of Directors of Paradigm has duly and validly approved this Agreement and the transactions contemplated herein and no further corporate proceedings of Paradigm are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Paradigm and, is a duly authorized, valid, legally binding agreement of Paradigm enforceable against Paradigm in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

     Section 3.4 Investments. Paradigm has furnished to Prosperity a complete list, as of March 31, 2002, of all securities, including municipal bonds, owned by Paradigm (the "Securities Portfolio"). Except as set forth in Schedule 3.4, all such securities are owned by Paradigm (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of Paradigm equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

     Section 3.5  Financial Statements.

            (a) Paradigm has furnished or made available to Prosperity true and complete copies of (i) Paradigm's audited consolidated balance sheets as of December 31, 2001, 2000 and 1999, and the related audited consolidated statements of income, statements of cash flow and statements of shareholders' equity for the years then ended, together with the notes thereto and (ii) Paradigm's unaudited consolidated balance sheet as of March 31, 2002, and the related unaudited consolidated statements of income, statements of cash flow and statements of shareholders' equity for the three months then ended. Paradigm has also delivered to Prosperity a true and correct copy of the Consolidated Reports of Condition and Income ("Call Reports") filed by the Bank as of and for the years ended December 31, 2001, 2000 and 1999. The audited and unaudited financial information and Call Reports referred to in this Section 3.5 are collectively referred to herein as the "Paradigm Financial Statements."

            (b) Each of the Paradigm Financial Statements fairly present the financial position and results of operations of Paradigm at the dates and for the periods indicated in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, except for the Call Reports which are in compliance with regulatory accounting principles.

            (c) Except as set forth in Schedule 3.5(c), since March 31, 2002, Paradigm has not had any obligations or liabilities, fixed or contingent, that
(i) have or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Condition of Paradigm or (ii) are not fully shown or provided for in the Paradigm Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Prosperity. Since March 31, 2002, there have been no material changes in the financial condition, assets, liabilities or business of Paradigm, other than changes in the ordinary course of business, which individually or in the aggregate have not had a Material Adverse Effect on the Condition of Paradigm.

            (d) Except as set forth in Schedule 3.5(d), Paradigm has not changed its independent auditing firm since December 31, 1997, and there has been no disagreement (as such term is used in Item 304 of Regulation S-K under the Securities Act) between Paradigm and its independent auditing firm since December 31, 1997 concerning any aspect of the manner in which Paradigm maintains its books and records or the manner in which it has reported upon its financial condition and results of operations during such period.

     Section 3.6  Real Property Owned or Leased.

            (a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.6(a) contains a true, correct and complete list of all real property owned or leased by Paradigm, Paradigm Delaware and the Bank (the "Paradigm Real Property"). True and complete copies of all of its deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 3.6(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Prosperity.

            (b) Except as set forth in Schedule 3.6(b), no lease with respect to any Paradigm Real Property and no deed with respect to any Paradigm Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Paradigm Real Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by Paradigm, Paradigm Delaware and the Bank or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

            (c) Except as set forth in Schedule 3.6(c), to the knowledge of Paradigm, none of the buildings and structures located on any Paradigm Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Paradigm Real Property, except for those violations and encroachments which in the aggregate would not reasonably be expected to cause a Material Adverse Effect on the Condition of Paradigm. No condemnation proceeding is pending or, to Paradigm's knowledge, threatened, which would preclude or materially impair the use of any Paradigm Real Property in the manner in which it is currently being used.

            (d) Except as set forth in Schedule 3.6(d), Paradigm and its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee's interest in, all Paradigm Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

            (e) All buildings and other facilities used in the business of Paradigm are adequately maintained and, are free from defects which would be reasonably likely to materially interfere with the current or future use of such facilities.

     Section 3.7 Personal Property. Paradigm and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of their business (the "Paradigm Personalty"), free and clear of all liens, charges or other encumbrances, except
(a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as to not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Paradigm Personalty. Subject to ordinary wear and tear, the Paradigm Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

     Section 3.8 Environmental Laws. To the knowledge of Paradigm, Paradigm and its Subsidiaries, and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in material compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder. Except as set forth in Schedule 3.8, (a) neither Paradigm nor any of its Subsidiaries has received notice of or has knowledge of any material violation of any Environmental Laws or of any placement, disposal or release of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws in a manner that would result in a material claim or lien against any of them under any Environmental Laws; (b) during the term of ownership by Paradigm or any of its Subsidiaries no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Paradigm or its Subsidiaries, or owned, operated or leased by Paradigm or its Subsidiaries within the five years preceding the date of this Agreement, has, to the knowledge of Paradigm, been designated by applicable governmental authorities as requiring any environmental cleanup or response action by Paradigm or any of its Subsidiaries to comply with Environmental Laws, or has been the site of release of any Hazardous Materials; (c) to the knowledge of Paradigm or any Subsidiary, no friable asbestos was used in the construction of any portion of Paradigm's or any Subsidiaries' facilities; and (d) to the knowledge of Paradigm or any Subsidiary, no real property currently owned by Paradigm or any Subsidiary is, or has been a landfill.

     "Environmental Laws," as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, the protection of human health or safety, the environment, or emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, handling, or transport of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.(S) 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C.(S) 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. (S) 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.(S) 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C.(S) 2601, et seq.; the Clean Air Act, 42 U.S.C.(S) 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C.(S) 300f, et seq.

     "Hazardous Materials," as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) greater than 500 mg/l, and radon gas in levels above 4 picocures/liter; (b) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic as of the date hereof by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials.

     Schedule 3.9   Litigation and Other Proceedings. Except as set forth in
Schedule 3.9, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Paradigm, threatened before any court or administrative body in any manner against Paradigm or any of its Subsidiaries, or any of their properties or capital stock, which is reasonably likely to have a Material Adverse Effect on the Condition of Paradigm or the transactions proposed by this Agreement. To Paradigm's knowledge, there is no basis on which any litigation or proceeding could be brought which is reasonably likely to have a Material Adverse Effect on the Condition of Paradigm or which would reasonably be likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Paradigm nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 3.10  Taxes and Tax Returns.

            (a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

     "Affiliated Group" means any affiliated group within the meaning of the Internal Revenue Code of 1986, as amended (the "Code")(S) 1504(a).

     "Deferred Intercompany Transaction" has the meaning set forth in Treasury Regulation ("Reg.")(S) 1.1502-13.

     "Excess Loss Account" has the meaning set forth in Reg.(S) 1.1502-19.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that Paradigm or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

     "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            (b) Paradigm and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Paradigm or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes owed by Paradigm or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either Paradigm or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid with respect to periods or any portion of a period ending on or before the Closing Date. Neither Paradigm nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where Paradigm or any Subsidiary does not file Tax Returns that Paradigm or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Paradigm or any Subsidiary to pay any Tax.

            (c) Paradigm and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

            (d) No director or officer (or employee responsible for Tax matters) of either of Paradigm or any Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Paradigm or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of Paradigm or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.10(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to Paradigm or any Subsidiary for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Paradigm has delivered to the Prosperity correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Bank with respect to all periods beginning after December 31, 1998.

            (e) Paradigm has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (f) Paradigm has not filed a consent under Code (S) 341(f) concerning collapsible corporations. Paradigm has not been a United States real property holding corporation within the meaning of Code (S) 897(c)(2) during the applicable period specified in Code (S) 897(c)(1)(A)(ii). Paradigm has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code (S) 6662. Except as set forth in Schedule 3.10(f), neither Paradigm nor any of its Subsidiaries is (i) a party to any Tax allocation or sharing agreement,
(ii) has been a
member of an Affiliated Group filing a consolidated federal income Tax Return or
(iii) has any Liability for the Taxes of any Person under Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (g) Schedule 3.10(g) sets forth the following information with respect to Paradigm and its Subsidiaries as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing Date giving effect to the consummation of the transactions contemplated hereby): (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Bank; and
(ii) the amount of any deferred gain or loss allocable to Paradigm and it Subsidiaries arising out of any Deferred Intercompany Transaction.

            (h) The unpaid Taxes of Paradigm and its Subsidiaries (i) did not, as of December 31, 2001, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Paradigm Financial Statements (rather than in any notes thereto) and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Paradigm in filing its Tax Returns.

            (i) Except as set forth in Schedule 3.10(i), neither Paradigm nor any of its Subsidiaries is required to make any adjustment under Code (S) 481(a) by reason of a change in accounting method or otherwise.

            (j) Paradigm has validly terminated its election and that of its Subsidiaries to operate as a Subchapter "S" corporation for federal income tax purposes, and there are no current or anticipated liabilities related to such termination.

     Section 3.11 Loan Portfolio. Except as set forth in Schedule 3.11, (i) all evidences of indebtedness in original principal amount in excess of $15,000 reflected as assets in the Paradigm Financial Statements as of and for the three months ended March 31, 2002, were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowance for loan losses shown on the Paradigm Financial Statements as of and for the three months ended March 31, 2002, was, and the allowance for loan losses to be shown on the Paradigm Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of Paradigm, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Paradigm and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) the allowance for loan losses described in (ii) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

     Section 3.12  Certain Loans and Related Matters.

            (a) Except as set forth in Schedule 3.12(a), neither Paradigm nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $15,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof;
(ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Paradigm or any Subsidiary or any regulatory agency with supervisory jurisdiction over Paradigm or any Subsidiary, should have been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Paradigm or any Subsidiary, or any 10% or greater shareholder of the Paradigm, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Paradigm or any Subsidiary including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Paradigm or any Subsidiary and which violation could have a Material Adverse Effect on the Condition of Paradigm.

            (b) Schedule 3.12(b) contains the "watch list of loans" of the Bank ("Watch List") as of March 31, 2002. Except as set forth in Schedule 3.12(b), to the knowledge of Paradigm, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with Paradigm's past practices and prudent banking principles.

     Section 3.13  Contracts and Commitments.

            (a) Except as set forth in Schedule 3.13, neither Paradigm nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

                   (i) employment contract, severance arrangement, change-in-control agreement or parachute (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by Paradigm or its Subsidiaries on less than sixty (60) days' notice without payment of any amount on account of such termination;

                   (ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement;

                   (iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

                   (iv)   contract or commitment for capital expenditures;

                   (v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days from the date of this Agreement;

                 (vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

                 (vii) contract, agreement or letter with respect to the management or operations of Paradigm or any of its Subsidiaries imposed by any bank regulatory authority having supervisory jurisdiction over Paradigm or any of its Subsidiaries;

                 (viii) agreement, contract or indenture related to the borrowing by Paradigm or its Subsidiaries of money other than those entered into in the ordinary course of business;

                 (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

                 (x) agreement with or extension of credit to any executive officer or director of Paradigm or any of its Subsidiaries or holder of more than ten percent (10%) of the issued and outstanding Paradigm Common Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or

                 (xi) contracts, other than the foregoing, with annual payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by Paradigm to Prosperity.

          (b) Paradigm and its Subsidiaries have in all material respects performed all material obligations required to be performed by them to date and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could result in default under any material indenture, mortgage, contract, lease or other agreement to which Paradigm or any of its Subsidiaries is a party or by which Paradigm or any of its Subsidiaries is bound or under any provision of the Paradigm Constituent Documents.

   Section 3.14  Insurance.

          (a) A true, correct and complete list of all insurance policies owned or held by or on behalf of either Paradigm or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, exclusions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 is set forth in Schedule 3.14(a).

          (b) All policies of general liability, theft, life, fire, workers' compensation, health, directors and officers, and other forms of insurance owned or held by Paradigm or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) to Paradigm's knowledge, are sufficient for compliance with all requirements of applicable laws and of all agreements to which Paradigm or any of its

Subsidiaries is a party; (iii) are adequate for the business conducted by Paradigm and its Subsidiaries in respect of amounts, types and risks insured;
(iv) are, to Paradigm's knowledge, valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) to Paradigm's knowledge, will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither Paradigm nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. Neither Paradigm nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

          Section 3.15 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement by the Paradigm, and the consummation or performance by the Paradigm and its Subsidiaries of the transactions contemplated hereby, will not (i) violate any provision of the Paradigm Constituent Documents, or (ii) assuming the consents and approvals contemplated by Section 3.3(a) hereof and as set forth in Schedule 3.15 are duly obtained,
(A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Paradigm or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or Paradigm to become subject to or liable for the payment of any tax, or result in the creation of any Encumbrance upon any of the properties or assets of Paradigm under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Paradigm is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Paradigm.

          Section 3.16 Laws and Regulatory Filings. Except as set forth in
Schedule 3.16, Paradigm and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Paradigm and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Paradigm and its Subsidiaries in connection with the execution, delivery and performance by Paradigm of this Agreement and the transactions contemplated hereby. Paradigm and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the Banking Department or any other regulatory authority having supervisory jurisdiction over Paradigm and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Paradigm and its Subsidiaries, true and correct in all material respects.

     Section 3.17 Absence of Certain Changes. Except as set forth in Schedule 3.17, since March 31, 2002, Paradigm has not:

          (a) declared, paid or set aside of any dividend or distribution (whether in cash, stock or property) in respect of the Paradigm Common Stock or issued or sold any of its capital stock or any warrants, rights or options to acquire, or any securities convertible into shares of its capital stock or corporate debt obligations;

          (b) discharged or satisfied any encumbrance or paid any obligation or liability (fixed or contingent), other than accruals, accounts and notes payable included in the Paradigm Financial Statements, accruals, accounts and notes payable incurred since March 31, 2002 in the ordinary course of business and accruals, accounts and notes payable incurred in connection with the transactions contemplated by this Agreement;

          (c) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business;

          (d) made any general or individual wage or salary increase (including increases in directors' or consultants' fees) other than in accordance with past practices, paid any bonus, granted or paid any perquisites such as automobile allowance, club membership or dues or other similar benefits, entered into any employment contract or made any accrual or arrangement for or payment of bonuses or special compensation of any kind or severance or termination pay to any present or former officer or salaried employee or instituted any employee welfare, retirement or similar plan or arrangement other than in accordance with past practices;

          (e) suffered any physical damage, destruction or casualty loss, whether or not covered by insurance, which may have a Material Adverse Effect on the Condition of Paradigm;

          (f) made any or acquiesced with any change in accounting methods, principles and practices except as may be required by GAAP;

          (g) excluding loan commitments made and certificates of deposit issued, entered into any contract, agreement or commitment which obligates Paradigm or any of its Subsidiaries for an amount in excess of $10,000 over the term of any such contract, agreement or commitment;

          (h) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of their assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; or

          (i) incurred any change or any event involving a prospective change in the Condition of Paradigm which has had, or is reasonably likely to have, a Material Adverse Effect on the Condition of Paradigm generally, including, without limitation any change in the administrative or supervisory standing or rating of Paradigm or any Subsidiary with any regulatory agency having jurisdiction over Paradigm or any Subsidiary, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

     Section 3.18 Employment Relations. The relations of Paradigm and its Subsidiaries with their employees are generally satisfactory, and neither Paradigm nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of their employees. Each of Paradigm and its Subsidiaries has materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker's compensation insurance and social security and similar taxes, and, except as set forth in Schedule 3.18, no person has asserted that Paradigm or its Subsidiaries is liable for any arrearages of wages, worker's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

     Section 3.19 Employee Benefit Plans.

          (a) Schedule 3.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of Paradigm or any of its Subsidiaries that are sponsored or maintained by Paradigm or any of its Subsidiaries to which Paradigm or any of its Subsidiaries contributes or is obligated to contribute on behalf of employees or former employees of Paradigm or any of its Subsidiaries, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan.

          (b) No employee benefit plans of Paradigm or its ERISA Affiliates (as defined below) (the "Paradigm Plans") are "multiemployer plans" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plans"). None of Paradigm or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Paradigm, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

          (c) There does not now exist, nor, to the knowledge of Paradigm or any Subsidiary, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of Paradigm now or following the Closing. "Controlled Group Liability" means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations; (ii) with respect to any Paradigm Plan any other material liability under Title I of ERISA or Chapter 43 or 68 of the Code, and (iii) except as set forth in Schedule 3.19(c), material unfunded liabilities under any non-qualified deferred compensation plan for the benefit of any employee or former employee of Paradigm or any Subsidiary.

          (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of Paradigm or any of its Affiliates that, individually or in the aggregate, could give rise to the payment by Paradigm or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the

Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, neither Paradigm nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any employee or former employee of Paradigm or any Subsidiary.

          (e) "ERISA Affiliates" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     Section 3.20 Brokers and Finders. Except as set forth in Schedule 3.20, neither Paradigm nor its Subsidiaries nor any of their officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Mergers contemplated herein.

     Section 3.21 Community Reinvestment Act. The Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. (S) 2901 et seq.) and all regulations promulgated thereunder ("CRA"). The Bank has a rating of "satisfactory" as of its most recent CRA compliance examination and, knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the FDIC, Banking Department or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

     Section 3.22 Accounting Controls. Paradigm has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Paradigm; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Paradigm or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of Paradigm is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Paradigm; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

     Section 3.23 Derivative Contracts. Paradigm is not a party to nor has it agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Paradigm Financial Statements which is a financial derivative contract (including various combinations thereof).

     Section 3.24 Deposits. Except as set forth in Schedule 3.24, to the knowledge of Paradigm, none of the deposits of Paradigm is a "brokered" deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

     Section 3.25 Securities and Exchange Commission Reporting Obligations. Paradigm has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 3.26 Certain Interests. Except as set forth in Schedule 3.26, to Paradigm's knowledge: (a) no officer, director, employee or agent of Paradigm or any Subsidiary, any of their respective family members, any corporation or organization (other than Paradigm or any Subsidiary) of which any of the foregoing persons is an officer, director or beneficial owner of 10% or more of any class of its equity securities, or any trust or other estate in which any of the foregoing persons has a substantial beneficial interest or as to which such person serves as a trustee or in a similar capacity, nor any Affiliate (unless otherwise stated, when used in this Agreement, "Affiliate" has the meaning given it in Rule 405 promulgated under the Securities Act of 1933, as amended ("Securities Act") of Paradigm or any Subsidiary, nor any current or former beneficial owner of 5% or more of any of the outstanding stock of Paradigm has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Paradigm or any Subsidiary or in any transaction or series of similar transactions to which Paradigm or any Subsidiary is a party; (b) no such person included in clause (a) hereto is indebted to Paradigm or any Subsidiary except for (i) normal business expense advances and (ii) loans that have been entered into in the ordinary course of business on terms no less favorable to such person, or the lender, as the case shall be, than if the loan had been entered into on an arm's length basis pursuant to normal commercial terms and conditions and in compliance with applicable law; (c) neither Paradigm nor any Subsidiary is indebted to any such person except for amounts due under normal salary or reimbursement or ordinary business expenses; and (d) no such person is a party to an agreement (other than a plan or agreement already disclosed in a Schedule to this Agreement) with Paradigm or any Subsidiary. Except as set forth in Schedule 3.26, to Paradigm's knowledge, none of the persons or entities described in clause (a) hereto has any other relationship or has engaged or proposes to engage in any other transaction or series of transactions that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

     Section 3.27 Outstanding Trust Preferred Securities of Subsidiary Trust. Paradigm has issued and has presently outstanding an aggregate of $6,186,000 in aggregate principal amount of Floating Rate Junior Subordinated Debentures issued by Paradigm to Paradigm Capital Trust II pursuant to the Indenture dated as of February 20, 2001 between Paradigm and First Union Trust Company, National Association ("First Union") ("Indenture"). Paradigm Capital Trust II has issued and outstanding $6,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Amended and Restated Trust Agreement dated February 20, 2001 among Paradigm, First Union, as Property Trustee and as Delaware Trustee, and the Administrative Trustees named therein (such issuance of securities and all documents and instruments related thereto being herein referred to as the "Trust Preferred Issue"). In connection with the Trust Preferred Issue, Paradigm hereby represents, warrants and agrees as follows:

          (a) All representations and warranties as made by Paradigm in the documents related to the Trust Preferred Issue were true in all material respects when made, and continue to be true and correct in all material respects. The Trust Preferred Issue was created, offered and sold in compliance with the applicable legal requirements in all material respects.

          (b) Paradigm shall upon execution hereof notify First Union, or any successor trustee named for purposes of the Trust Preferred Issue, of the execution of this Agreement and shall use every reasonable effort to obtain from such trustee confirmation that (i) no Default or Event of Default (as those terms are defined in the Indenture and the Trust Preferred Securities Guarantee Agreement dated February 20, 2001) exists or is continuing; (ii) no Default or Event of Default will occur as a result of the execution, delivery and performance by Paradigm of its obligations under the terms of this Agreement; and (iii) Paradigm has not elected to exercise its right to commence an Extended Interest Payment Period as that term is defined in the Indenture and the Trust Preferred Securities Guarantee Agreement.

          (c) Paradigm has filed prior to the date hereof, and will continue to file between the date hereof and the Closing, all required reports, information and documents which Paradigm is required to file with the trustees or any other person under the terms of the documents related to the Trust Preferred Issue.

     Section 3.28 Intellectual Property Rights. Schedule 3.28 will contain a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Paradigm or any Subsidiary or used under license by them in the conduct of their business (the "Intellectual Property"). Paradigm or its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Except as set forth in Schedule 3.28, neither Paradigm nor any Subsidiary is infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Paradigm or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

     To Paradigm's knowledge, neither Paradigm or any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of Paradigm or any Subsidiary or the Continuing Company to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

                IV. REPRESENTATIONS AND WARRANTIES OF PROSPERITY

     Prosperity represents and warrants to Paradigm that the statements contained in this Article III are true and correct in all material respects. Prosperity agrees that, at the Closing, it shall provide Paradigm with supplemental schedules reflecting any material changes in the information contained in the Schedules which have occurred in the period from the date of delivery of such Schedules to the date of Closing.

     Section 4.1  Organization.

          (a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the issued and outstanding shares of common stock, $1.00 par value, of Delaware Company ("Delaware Stock"). Delaware Company, a Delaware corporation and a bank holding company registered under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of PRSP Bank ("PRSP Bank Stock"). PRSP Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. Prosperity, Delaware Company and PRSP Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Condition of Prosperity.

          (b) PRSP Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Banking Department, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act. PRSP Bank conducts trust activities.

          (c) True and complete copies of the Articles of Incorporation and Bylaws of Prosperity, the Certificate of Incorporation and Bylaws of Delaware Company and the Articles of Association and Bylaws of PRSP Bank, each as amended to date (collectively, the "Prosperity Constituent Documents"), have been delivered or made available to Paradigm.

          (d) Except as otherwise disclosed in Schedule 4.1(c), neither Prosperity, Delaware Company nor PRSP Bank (i) has any Subsidiaries or Affiliates, (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Prosperity.

     Section 4.2  Capitalization.

          (a) The authorized capital stock of Prosperity consists of 50,000,000 shares of Prosperity Common Stock, 8,123,611 of which are issued and 8,120,035 of which are outstanding as of the date of this Agreement and 812,090 of which are reserved for issuance upon the exercise of stock options, and 20,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. The authorized capital stock of Delaware Company consists of 10,000 shares of Delaware Stock, 1,000 of which are issued and outstanding. The authorized capital stock of PRSP Bank consists of 130,000 shares of PRSP Bank Stock, 130,000 of which are issued and outstanding. All of the issued and outstanding shares of Prosperity Common Stock, Delaware Stock and PRSP Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. The shares of Prosperity Common Stock to be issued to Paradigm shareholders pursuant to the provisions of this Agreement have been duly authorized, will be validly issued, fully paid and nonassessable and will not be issued in violation of the preemptive rights of any person. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Company Stock or the PRSP Bank Stock, or to Prosperity's knowledge, the Prosperity Common Stock.

          (b) At the Effective Time, the shares of Prosperity Common Stock issued pursuant to the Merger will be dully authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights.

     Section 4.3  Approvals; Authority.

          (a) Prosperity has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Prosperity and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the respective shareholders of Delaware Company and PRSP Bank, all actions or proceedings on the part of Prosperity and each of its Subsidiaries necessary to approve this Agreement (and any related documents) and to consummate the contemplated transactions have been taken.

          (b) The Board of Directors of Prosperity has duly and validly approved this Agreement and the transactions contemplated herein and no further corporate proceedings of Prosperity are needed to execute and deliver this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles.

     Section 4.4 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of Prosperity or (ii) assuming all required shareholder and regulatory consents and approvals are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of Prosperity under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on the Condition of Prosperity.

     Section 4.5 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of

     Prosperity, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on the Condition of Prosperity or the transactions proposed by this Agreement. To Prosperity's knowledge, there is no basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on the Condition of Prosperity or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Prosperity is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 4.6 Brokers and Finders. Except as set forth in Schedule 4.6, neither Purchaser nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement.

     Section 4.7  Financial Statements.

          (a) Prosperity has furnished or made available to Paradigm true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2001 ("Annual Report"), as filed with the SEC, which contains Prosperity's audited balance sheet as of December 31, 2001 and 2000, and the related statements of income and statements of changes in shareholders' equity and cash flow for the years ended December 31, 2001, 2000 and 1999 and (ii) its unaudited balance sheets and related statements of income and statements of changes in shareholders' equity and cash flows as of and for the three months ended March 31, 2002 and 2001. The financial statements referred to above included in the Annual Report and the unaudited financial statements are collectively referred to herein as the "Prosperity Financial Statements."

          (b) The Prosperity Financial Statements fairly present the financial position and results of operation of Prosperity at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

          (c) Since December 31, 2001, Prosperity has not had any obligations or liabilities, fixed or contingent, which are material and are not fully shown or provided for in the Prosperity Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Paradigm. Since December 31, 2001, there have been no material changes in the financial condition, assets, liabilities or business of Prosperity, other than changes in the ordinary course of business, which individually or in the aggregate have not had a Material Adverse Effect on the Condition of Prosperity.

     Section 4.8 Securities and Exchange Commission Reporting Obligations. Since January 1, 1999, Prosperity has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     Section 4.9 Prosperity Employee Benefit Plans. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the "Prosperity Plans") in effect at Prosperity and its Subsidiaries have all been operated in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto. None of the Prosperity Plans nor any of their respective related trusts have been terminated (except the termination of any Prosperity Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Prosperity), and there has been no "reportable event," as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Prosperity Plans nor their respective related trusts have incurred any "accumulated funding deficiency," as such term is defined in
Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Prosperity Plans are the only employee pension benefit plans covering employees of Prosperity and its Subsidiaries. Prosperity and its Subsidiaries will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Prosperity Plans, and as of the date hereof the actuarial present value of Prosperity Plan assets of each Prosperity Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

     Section 4.10 Regulatory Approvals. Prosperity has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement.

     Section 4.11 Taxes. Prosperity and its Subsidiaries have filed with the appropriate federal, state and local governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments shown to be due and payable thereon. At the time of filing, all such Tax Returns were correct in all material respects. Neither Prosperity nor any of its Subsidiaries has executed or filed with the Internal Revenue Service any agreement extending the period for assessment and collection of any federal income Tax. None of Prosperity, or any Subsidiary is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Prosperity or any Subsidiary. All Taxes which Prosperity or any Subsidiary is or was required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper authorities to the extent due and payable, or segregated and set aside for such payment and, if so segregated and set aside will be so paid by Prosperity or any Subsidiary, as required by applicable law.

     Section 4.12 Insurance. Prosperity currently maintains insurance in amounts reasonably necessary for its operations. In the judgment of the Board of Directors of Prosperity, such insurance policies in respect of amounts, types and risks insured are adequate to insure against risks to which Prosperity and its assets are normally exposed in the operation of its business, subject to customary deductibles and policy limits. Prosperity has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Prosperity.

     Section 4.13 Laws and Regulatory Filings. Prosperity and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the Banking Department or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Prosperity and its Subsidiaries, true and correct in all material respects.

     Section 4.14 Employment Relations. The relations of Prosperity and its Subsidiaries with their employees are generally satisfactory, and neither Prosperity nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of their employees. Each of Prosperity and its Subsidiaries has materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker's compensation insurance and social security and similar taxes, and no person has asserted that Prosperity or its Subsidiaries is liable for any arrearages of wages, worker's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

     Section 4.15 Community Reinvestment Act. PRSP Bank is in material compliance with the CRA and all regulations promulgated thereunder. PRSP Bank has a rating of "satisfactory" as of its most recent CRA compliance examination and, knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the FDIC, Banking Department or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the PRSP Bank under the CRA.

                            V. COVENANTS OF PARADIGM

     Paradigm covenants and agrees with Prosperity as follows:

     Section 5.1 Approval of Paradigm Shareholders.

          (a) Paradigm shall duly call a meeting of its shareholders ("Paradigm Shareholders' Meeting") at such time as may be mutually agreed to be the parties for the purpose of considering and approving the Agreement and all other matters necessary to consummate the transactions contemplated by the Agreement. The Board of Directors of Paradigm will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Paradigm will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

          (b) If the transaction is approved by the Paradigm shareholders, Paradigm shall take all reasonable action to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Prosperity reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

     Section 5.2  Activities of Paradigm Pending Closing.

          (a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, Paradigm shall and shall cause each of its Subsidiaries to:

               (i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

               (ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

               (iii) fully perform, according to the terms thereof, their respective liabilities, debts and obligations, including any liabilities and obligations for borrowed money indebtedness and any outstanding liabilities and obligations described in or incurred pursuant to the Junior Subordinated Debentures in the aggregate amount of $6,186,000 created pursuant to the Indenture by and between Paradigm and First Union Trust Company, and other obligations incurred, created and sold pursuant to the Amended and Restated Trust Agreement of Paradigm Capital Trust II and the related Underwriting Agreement, Trust Preferred Securities Guarantee Agreement and Subscription Agreement;

               (iv) promptly give written notice to Prosperity of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over Paradigm or any of its Subsidiaries, (c) the institution or threat of any material litigation against Paradigm, or (d) any event or condition that would cause any of the representations or warranties of Paradigm contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on the Condition of Paradigm; and

               (v) except as required by law or regulation, take no action which would adversely affect or delay the ability of Prosperity or its Subsidiaries to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its and agreements under this Agreement.

          (b) From the date hereof to and including the Closing Date, except as required by law or regulation or as permitted or required under the Agreement, as long as this Agreement remains in effect or unless Prosperity otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), Paradigm shall not, and shall not permit any of its Subsidiaries, to:

               (i) make or agree to make or renew any loans or other extensions of credit to any borrower in excess of $350,000 (except (A) pursuant to commitments made prior to the date of this Agreement, (B) loans fully secured by a certificate of deposit at the Bank and (C) renewals, extensions and consolidations of any loans other than those loans listed in Schedules 2.2(d) and 3.12); provided, however, that Paradigm shall consult and advise Prosperity in writing prior to making or renewing any loans or extensions of credit to any borrower in excess of $350,000. Prosperity shall notify Paradigm in writing within three (3) business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify Paradigm with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit;

               (ii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock, except upon the exercise and conversion of Paradigm Stock Options as provided in
Section 2.3 hereof;

               (iii) grant any stock appreciation rights or other form of incentive compensation;

               (iv) open or close any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Prosperity with respect to basic policies relating to branching, site location and relocation;

               (v) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

               (vi) grant any severance or termination pay (other than pursuant to Paradigm's policies in effect on the date hereof, if any) to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Paradigm or any of its Subsidiaries, either individually or as part of a class of similarly situated persons;

               (vii) except for the payment of dividends from any of its Subsidiaries to Paradigm, cause or allow any of the things listed in Section
3.17 to occur (except with respect to Section 3.17(e), the Bank shall use its best efforts to not cause or allow any of the things listed therein to occur);

               (viii) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein;

               (ix) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Prosperity of a Phase I environmental review thereof;

               (x) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Paradigm's past practices;

               (xi)   establish any new Subsidiary;

               (xii) voluntarily make any material change in the interest rate risk profile of the Bank from that as of March 31, 2002;

               (xiii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets,
(B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement;

               (xiv) amend or change any provision of Paradigm's Constituent Documents;

               (xv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $100,000, other than pursuant to binding commitments existing on December 31, 2001 and disclosed in Schedule 5.2(b)(xv) and other than expenditures necessary to maintain existing assets in good repair;

               (xvi) excluding deposits, certificates of deposit, FHLB advances and borrowings consistent with past practices, undertake any additional borrowings in excess of ninety (90) days; or

               (xvii) modify any outstanding loan or acquire any loan participation, unless such modification is made in the ordinary course of business, consistent with past practice.

     Section 5.3 Access to Properties and Records. To the extent permitted by applicable law, including, without limitation, banking laws and regulations and antitrust laws and regulations, Paradigm shall, and shall cause each of its Subsidiaries to, (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity full access upon reasonable notice to Paradigm's properties, books and records and other documents and data in order that Prosperity may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Paradigm, and (ii) furnish Prosperity with such additional financial and operating data and other information as to its business and properties as Prosperity shall, from time to time, reasonably request. As soon as practicable after they become available, Paradigm will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of Paradigm and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to Paradigm all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

     Section 5.4 Information for Regulatory Applications and SEC Filings. To the extent permitted by law, Paradigm will furnish Prosperity with all information concerning Paradigm required for inclusion in (a) any application, statement or document to be made or filed by Prosperity or any Subsidiary with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any filings with the SEC, including a Registration Statement on Form S-4, and any applicable state securities authorities and (c) any proxy materials to be furnished to shareholders of Paradigm in connection with their consideration of the Merger. Paradigm represents and warrants that all information so furnished for such applications and filings shall, to Paradigm's knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Paradigm agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to Paradigm contained in any report or other application or statement referred to in Sections 5.1(b) or 5.4 of this Agreement, and confirming that the information with respect to Paradigm contained in such document or draft was furnished by Paradigm expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Paradigm expressly for use therein.

     Section 5.5 Attendance at Certain Paradigm Meetings. In order to facilitate the continuing interaction of Prosperity with Paradigm, and in order to keep Prosperity fully advised of all ongoing activities of Paradigm, subject to the limitation in this Section 5.5, Paradigm agrees and shall cause its Subsidiaries to agree to allow Prosperity to designate two representatives (who shall be officers of Prosperity Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset liability management committees of Paradigm and each of its Subsidiaries (including, but not limited to, meetings of the officers' loan committee of the Bank). Paradigm shall promptly give Prosperity prior notice by telephone of all called meetings. Such representative shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed
(a) matters involving this Agreement, (b) information or material which Paradigm or any of its Subsidiaries is required or obligated to maintain as confidential under applicable laws or regulations or other legal agreements, or (c) pending or threatened litigation or investigations if, in the opinion of counsel to Paradigm, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by representatives of Prosperity at board meetings under this Section 5.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Paradigm made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Prosperity's designees will no longer be entitled to notice of and permission to attend such meetings.

     Section 5.6  No Solicitation.

          (a) So long as this Agreement is in effect, neither Paradigm nor any Subsidiary nor any of their respective directors or officers shall initiate, solicit, encourage or otherwise facilitate any inquiries, provide any information to or negotiate with any other party any proposal or offer that constitutes, or may reasonably be expected to lead to an Acquisition Proposal, or (ii) enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or
(iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their directors or officers to take any such action and Paradigm shall notify Prosperity orally (within one business day) and in writing (as promptly as practicable) of any such inquiries and proposals received by Paradigm or any Subsidiary or any of their respective directors or officers, relating to any of such matters; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of Paradigm from (A) furnishing information to, or engaging in discussions or negotiations with, any person in response to an unsolicited bona fide written Acquisition Proposal; or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the shareholders of Paradigm, if and only to the extent that (w) the Board of Directors of Paradigm concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal would constitute a Superior Proposal (as defined below), and (x) the Board of Directors of Paradigm determines in good faith (after consultation with outside legal counsel) that the failure to take such action would result in a breach by the Board of Directors of Paradigm of its fiduciary duties to Paradigm's shareholders under applicable laws, and (y) prior to furnishing such information to, or entering into discussions or negotiations with, such person Paradigm provides prompt written notice to Prosperity to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person (which notice shall identify the nature and material terms of the proposal), and (z) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, the Board of Directors of Paradigm receives from such person an executed confidentiality agreement. Subject to the requirements of any applicable law, Paradigm agrees to keep Prosperity fully and timely informed of the status of any discussions, negotiations, furnishing of non-public information, or other activities relating to an Acquisition Proposal.

          (b) For purposes of this Agreement, "Acquisition Proposal" means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the Paradigm Common Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving Paradigm or any
Subsidiary: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or equity securities or deposits of, Paradigm or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Paradigm or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (c) For purposes of this Agreement, "Superior Proposal" means a bona fide Acquisition Proposal made by a third person that the Board of Directors of Paradigm determines in its good faith judgment to be more favorable to Paradigm's shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of Paradigm's independent financial advisor that the value of the consideration to Paradigm's shareholders provided for in such proposal exceeds the value of the consideration to Paradigm's shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Paradigm (taking into account, in good faith, the written advice of Paradigm's independent financial advisor), is reasonably capable of being obtained by such third person.

          (d) Nothing contained in this Section 5.6 shall prohibit Paradigm from making any disclosure to Paradigm's shareholders which, in the good faith judgment of the Board of Directors of Paradigm taking into account, in good faith, the advice of outside counsel, is required under applicable law; provided that Paradigm does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless Paradigm and its Board of Directors has complied with all provisions of this Section 5.6.

     Section 5.7 Termination Fee. To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, Paradigm and Prosperity agree as follows:

          (a) Provided that Prosperity shall not be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by Paradigm specifying in reasonable detail the basis of such alleged breach), Paradigm shall pay to Prosperity the sum of $2,500,000 (the "Termination Fee") if this Agreement is terminated (i) by Paradigm under the provisions of Section 9.1(g), (ii) by either Prosperity or Paradigm under the provisions of Section 9.1(e) due to the failure of Paradigm's shareholders to approve and adopt this Agreement and the Merger, if at the time of such failure to so approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to Paradigm and, within nine months of the termination of this Agreement, Paradigm enters into a definitive agreement with any third party with respect to any Acquisition Proposal with respect to Paradigm or (iii) by Prosperity under the provisions of Section 9.1(h).

          (b) Any payment required by paragraph (a) of this Section 5.7 shall become payable within two (2) business days after termination of this Agreement.

          (c)  Paradigm acknowledges that the agreements contained in this
Section 5.7 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Prosperity would not enter into this Agreement; accordingly, if Paradigm fails to promptly pay the Termination Fee when due, Paradigm shall in addition thereto pay to Prosperity all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee together with interest on the amount of the Termination Fee (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Prosperity at the prime rate as reported in The Wall Street Journal as in effect from time to time during such period.

     Section 5.8 Voting Agreement. Paradigm acknowledges that the directors and 10% or greater shareholders of Paradigm as of the date hereof have agreed to vote their shares of Paradigm Common Stock in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals, pursuant to a Voting Agreement substantially in the form of Exhibit E to this Agreement which has been executed as of the date of this Agreement.

     Section 5.9 Termination of Data Processing Contracts. Paradigm will timely take any and all actions necessary, including but not limited to notifying appropriate parties, to ensure that its current data processing contracts will if the Merger occurs, be terminated.

     Section 5.10 Affiliates' Letters. No later than the fifteenth (15/th/) day following the date of execution of this Agreement, Paradigm shall deliver to Prosperity, after consultation with legal counsel, a list of names and addresses of those persons who are then "affiliates" of Paradigm with respect to the Merger within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Prosperity identifies (by written notice to Paradigm within three business days after receipt of such list) as possibly being a person who may be deemed to be an "affiliate" of Paradigm within the meaning of Rule 144. Paradigm shall cause each person identified as an "affiliate" to deliver, to Prosperity, not later than the thirtieth (30th) day following the date of execution of this Agreement, an agreement dated as of the date of delivery thereof in the form of Exhibit F attached hereto.

     Section 5.11 Assumption of Paradigm Stock Options. Paradigm will use its best efforts to cause each of the holders of Paradigm Stock Options as of the Execution Date to execute and deliver to Prosperity, at least ten (10) days prior to the Closing Date, an acknowledgment that such holder's Paradigm Stock Option shall be converted, in accordance with its terms, into an option to purchase a number of shares of Prosperity Common Stock equal to the number of shares of Paradigm Common Stock subject to the original option multiplied by the Total Exchange Ratio or, if applicable, the Adjusted Total Exchange Ratio, at an exercise price per share equal to the exercise price per share of the original option divided by the Total Exchange Ratio or, if applicable, the Adjusted Total Exchange Ratio, consistent with the provisions of Section 2.3 hereof.

     Section 5.12 Conforming Accounting Adjustments. Paradigm shall, if requested by Prosperity, consistent with GAAP, immediately prior to Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of Paradigm to the accounting policies and practices of Prosperity. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by Paradigm (i) of any adverse circumstances for purposes of determining whether the conditions to Prosperity's obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity's obligations under this Agreement set forth in Section
10.3 hereof or (iii) that such adjustment has any bearing on the number of shares of Prosperity Common Stock issuable hereunder. No adjustment required by Prosperity shall (a) require any prior filing with any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to Paradigm.

     Section 5.13 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.6(a), the Paradigm will, or will cause its Subsidiaries to, obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of the Paradigm and its Subsidiaries to Prosperity and to permit the use and operation of the leased premises by Prosperity.

     Section 5.14 Trust Preferred Securities. Prosperity shall have received evidence that all notices required to be given and any consents required to be obtained pursuant to any document or instrument related to the Trust Preferred Issue have in fact been given or obtained by Paradigm. Prosperity shall have received the confirmation referred to in Section 3.27 hereof.

     Section 5.15 Environmental Investigation; Rights to Terminate Agreement.

          (a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that Paradigm or its Subsidiaries has such right, but not the obligation or responsibility, to inspect any property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses including soil and ground sampling ("Environmental Inspections") at any time on or prior to thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation ("secondary investigation") including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify Paradigm of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, and (ii) conclude such secondary investigation, on or prior to sixty (60) days after the date of this Agreement. Prosperity shall give reasonable notice to Paradigm of such secondary investigations, and Paradigm may place reasonable time and place restrictions on such secondary investigations.

          (b) Paradigm agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, or to the extent such damage or injury is attributable to the negligent actions or negligent omissions of Paradigm or their respective agents. Prosperity agrees to indemnify and hold harmless Paradigm for any claims for damage to property, or injury or death to persons, to the extent attributable to the negligent actions or omissions of Prosperity or its agents in performing any Environmental Inspection or secondary investigation. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by Paradigm and not by Prosperity. Prosperity shall make no such report prior to Closing unless required to do so by law, and in such case will give Paradigm reasonable prior notice of Prosperity's intentions.

          (c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the

Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that would have or are reasonably likely to have a Material Adverse Effect on the Condition of Paradigm; (ii) any past or present event, condition or circumstance that would require remedial or cleanup action under Environmental Laws involving an expenditure in excess of $500,000 or having a Material Adverse Effect on the Condition of Paradigm; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a legal right to compel cleanup; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any property, the removal of which would have a Material Adverse Effect on the Condition of Paradigm.

                (d) Paradigm agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other material relating to environmental conditions of any property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of Paradigm. Paradigm also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity's cost, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.

                          VI. COVENANTS OF PROSPERITY

     Prosperity covenants and agrees with Paradigm as follows:

     Section 6.1 Best Efforts. Prosperity will take all reasonable action to aid and assist in the consummation of this Agreement and the transactions contemplated hereby, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

     Section 6.2 Information for Regulatory Applications and Proxy Solicitation. To the extent permitted by law, Prosperity will furnish Paradigm with all information concerning Prosperity required for inclusion in (a) any application, statement or document to be made or filed by Paradigm with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (b) any proxy materials to be furnished to the shareholders of Paradigm in connection with their consideration of the Merger. Prosperity represents and warrants that all information so furnished for such statements and applications shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Prosperity agrees, upon the request of Paradigm, to furnish to

Paradigm a written letter or statement confirming to the best of its knowledge the accuracy of the information with respect to Prosperity and its Subsidiaries contained in any report or other application or statement referred to in Sections 6.1 or 6.2 of this Agreement, and confirming that the information with respect to Prosperity contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Prosperity expressly for use therein.

     Section 6.3 Registration Statement. Within thirty (30) days after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and any other applicable documents, relating to the shares of Prosperity Common Stock to be delivered to the shareholders of Paradigm pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. Paradigm and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to Paradigm and the Paradigm meeting of shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to Paradigm's shareholders and at the time of the Paradigm Shareholders' Meeting held to approve the Merger, the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Prosperity (the "Proxy Statement/Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Proxy Statement/Prospectus made in reliance upon and in conformity with information furnished by Paradigm for use in the Registration Statement or the Proxy Statement/Prospectus.

     Section 6.4 Nasdaq Listing. Prosperity will file all documents required to be filed to have the shares of Prosperity Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its best efforts to effect said listing.

     Section 6.5 Rule 144 Compliance. For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for "affiliates" of Paradigm to sell shares of Prosperity Common Stock in accordance with Rule 145 of the Securities Act), Prosperity shall use its best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act.

     Section 6.6    Indemnification; Insurance.

                (a) For a period of three (3) years from and after the Effective Time, Prosperity (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of Paradigm and its Subsidiaries determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation whether civil or criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent to which such Indemnified Parties were entitled under the Paradigm Constituent Documents. The indemnification provisions currently contained in the Paradigm Constituent Documents shall not be amended after the date of this Agreement.

                (b) Any Indemnified Party wishing to claim indemnification under this section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.

                (c) Prosperity shall use its commercially reasonable efforts to maintain its existing policy of directors and officers liability insurance (or comparable coverage) for a period of not less than three (3) years after the Effective Time; which policy shall be amended, however, to include the directors and officers of Paradigm currently covered under the policy held by Paradigm, and which shall be a "claims made" policy providing coverage for (among other things) acts or omissions occurring prior to the Effective Time.

                (d) In the event that Prosperity or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Agreement, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

     Section 6.7 Access to Properties and Records. To the extent permitted by applicable laws and any applicable contractual obligations, Prosperity will (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Paradigm full access upon reasonable notice to the properties, books and records of Prosperity in order that Paradigm may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity, and (ii) furnish Paradigm with such additional financial and operation data and other information as to the business and properties of Prosperity as Paradigm shall, from time to time, reasonably request. As soon as practicable after they become available, Prosperity will deliver or make available to Paradigm all unaudited quarterly financial statements prepared for the internal use of management of Prosperity and all Call Reports filed by PRSP Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Paradigm will return to Prosperity all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

     Section 6.8    Assumption of Paradigm Stock Options.

                (a) At the Effective Time, each outstanding and unexercised Paradigm Stock Option shall be assumed by Prosperity as provided in Section 2.3 hereof.

                (b) Prosperity shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Prosperity Common Stock for delivery upon exercise of Paradigm Stock Options assumed by Prosperity in accordance with Section 2.3. As soon as practicable after the Effective Time, Prosperity shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Prosperity Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Prosperity shall administer the Paradigm Stock Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Paradigm Stock Option Plan complied with such rule prior to the Merger.

     Section 6.9 Supplemental Indenture. Prosperity agrees that at or prior to the Effective Time it will enter into a supplemental indenture to the Indenture dated February 20, 2001 by and between Paradigm and First Union, as trustee (the "Indenture"), assuming the obligations and performance of the covenants of Paradigm under the Indenture at the Effective Time in accordance with Section 12.1 of the Indenture.

     Section 6.10   Appointment of Directors.

                (a) Prosperity agrees, at the Effective Time, to take all actions necessary to (i) increase by two (2) the number of positions on the Prosperity Board of Directors and (ii) cause each of William H. Fagan, MD and Charles J. Howard, MD to be elected or appointed as a director of Prosperity at the Effective Time, if each is still a member of the Paradigm Board of Directors immediately prior to the Effective Time and if each is willing and eligible to serve as a director of Prosperity.

                (b) Prosperity agrees, at the Effective Time, to take all actions necessary to (i) increase by two (2) the number of positions on the PRSP Bank Board of Directors and (ii) cause each of Peter E. Fisher and Leah Huffmeister to be elected or appointed as a director of PRSP Bank at the Effective Time, if each is still a member of the Paradigm Bank Board of Directors immediately prior to the Effective Time and if each is willing and eligible to serve as a director of PRSP Bank. Prosperity agrees to appoint Mr. Fisher to serve as Vice Chairman of the Board of Directors of PRSP Bank.

     Section 6.11 Regulatory and Other Approvals. Prosperity shall promptly, but in no event later than forty-five (45) days after the date of this Agreement, file or cause to be filed applications for all regulatory approvals required to be obtained by Prosperity, Delaware Company or PRSP Bank in connection with this Agreement and the other agreements contemplated hereby. Prosperity shall promptly furnish Paradigm with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Prosperity shall use its best efforts to obtain all such regulatory approvals and any other approvals from third parties, at the earliest practicable time.

                VII. MUTUAL COVENANTS OF PARADIGM AND PROSPERITY

     Section 7.1 Notification; Updated Disclosure Schedules. Paradigm shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Paradigm, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     Section 7.2 Employee Benefit Plans. Paradigm shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any employee benefit plan of Paradigm or any of its Subsidiaries on terms satisfactory to Prosperity and in accordance with applicable law and effective as of the Closing Date. Prosperity agrees that the employees of Paradigm and its Subsidiaries who continue their employment after the Closing Date (the "PBT Employees") will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and its Subsidiaries, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the PBT Employees in such plans and programs from and after the Closing Date, subject to the following:

                (a) Each PBT Employee will be entitled to credit for prior service with the Bank for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than stock option plans), sponsored by Prosperity and PRSP Bank to the extent Paradigm or the Bank sponsored a similar type of plan in which the PBT Employees participated immediately prior to the Closing Date. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each PBT Employee and their eligible dependents. For purposes of determining PBT Employee's benefit for the calendar year in which the Merger occurs under Prosperity's vacation program, any vacation taken by the PBT Employee immediately preceding the Effective Time for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such PBT Employee for such calendar year. Prosperity further agrees to credit each PBT Employee and their eligible dependents for the year during which coverage under Prosperity's group health plan begins, with any deductibles already incurred during such year, under Paradigm's group health plan.

               (b) Each PBT Employee shall be entitled to credit for past service with the Bank for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity's employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity's 401(k) Profit Sharing Plan).

     Section 7.3 Confidentiality. Neither Prosperity nor Paradigm will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral ("Subject Information") acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term "Subject Information" does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

     Section 7.4 Publicity. Except as otherwise required by applicable law or the rules of the Nasdaq, as long as this Agreement is in effect, neither Prosperity nor Paradigm shall, nor shall they permit any of their respective Subsidiaries and Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process. The parties agree that they will make a good faith effort to reach agreement expeditiously on such press releases, announcements or other public statements.

     Section 7.5 Restrictions on Trading in Prosperity Common Stock. Neither Prosperity, Paradigm, any of their respective Subsidiaries nor any director or executive officer of Prosperity, Paradigm or their respective Subsidiaries shall directly or indirectly purchase or sell on the Nasdaq any shares of Prosperity Common Stock, or any options, warrants, rights or other securities convertible into or exercisable for shares of Prosperity Common Stock during the fifteen trading days ending on and including the third trading day preceding the Effective Time.

                                 VIII. CLOSING

     Section 8.1 Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date ("Closing Date") as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

               (a) the receipt of all requisite shareholder approvals and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger, the Delaware Merger and the Bank Merger; or

               (b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or Paradigm, pursuant to
Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and Paradigm, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and Paradigm shall elect whether or not such proceeding has been brought to a conclusion;

     A meeting ("Closing") will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

     The Closing shall take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

     Section 8.2 Effective Time. Prosperity and Paradigm shall, in accordance with Section 5.04 of the TBCA, file Articles of Merger with the Secretary of State of Texas regarding the Merger. The Merger shall become effective as of the close of business on the date on which such filing has been completed and the Secretary of State of Texas has issued a Certificate of Merger with respect to the Merger (the "Effective Time"). The parties hereto shall take all such other and further actions as may be required by applicable law to make the Merger, the Delaware Merger and the Bank Merger effective on the same date.

                                IX. TERMINATION

     Section 9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

               (a) by the Board of Directors of Prosperity or Paradigm at any time prior to the Effective Time if:

                   (i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

                   (ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

                   (iii) the Merger shall not have become effective on or before November 27, 2002, the two hundred and tenth (210th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Prosperity and Paradigm; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

               (b) by the Board of Directors of Paradigm if (i) Prosperity shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Prosperity contained herein shall be inaccurate in any material respect or (ii) any of the conditions set forth in Article XI have not been met or waived by Paradigm. In the event the Board of Directors of Paradigm desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in (i) above, such Board of Directors must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Paradigm (which approval shall not be unreasonably withheld or delayed);

               (c) by action of the Board of Directors of Prosperity if (i) Paradigm shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Paradigm contained herein shall be inaccurate in any material respect, (ii) if the conditions set forth in Article X have not been met or waived by Prosperity or (iii) the Board of Directors of Prosperity reasonably concludes, after consulting with counsel, that Prosperity will be unable to obtain any regulatory approval required in order to consummate the Merger, the Delaware Merger or the Bank Merger or any such approval is accompanied by terms or conditions which materially and adversely impact the financial consequences of the Merger, the Delaware Merger or the Bank Merger to Prosperity. In the event the Board of Directors of Prosperity desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in (i) above, the Board of Directors must notify Paradigm in writing of its intent to terminate stating the cause therefor. Paradigm shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Prosperity (which approval shall not be unreasonably withheld or delayed);

               (d) by Paradigm if the average closing bid price of a share of Prosperity Common Stock on the Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) during the Price Measurement Period is less than $24.41 per share and (ii) the percentage difference between $32.55 and the Measurement Price is less than 10% lower than the percentage difference between the closing price of the KBW Bank Index on April 26, 2002 and the average closing price of the KBW Bank Index during the Price Measurement Period. To terminate this Agreement pursuant to this Section 9.1(d), Paradigm must provide to Prosperity written notice of its intent to terminate within two business days following the end of the Price Measurement Period ("Termination Notice"). For a period of five business days from the date of receipt of the Termination Notice, Prosperity shall have the option, but not the obligation, to increase the aggregate number of shares of Prosperity Common Stock into which shares of Paradigm Common Stock will be converted at the Effective Time as set forth in Section 2.2 hereof ("Walkaway Counter Offer").

In the event that Prosperity elects to make the Walkaway Counter Offer, the Termination Notice previously sent by Paradigm shall be null and void and of no effect, and Paradigm shall no longer have the right to terminate the Agreement pursuant to this Section 9.1(d). If Prosperity does not elect to make the Walkaway Counter Offer, this Agreement shall terminate;

               (e) by the Board of Directors of either Paradigm or Prosperity if the conditions set forth in Article XII have not been met or waived by the other party;

               (f) by mutual written consent of the Board of Directors of Prosperity and Paradigm;

               (g) by Paradigm if (i) there shall not have been a breach of any covenant or agreement on the part of Paradigm or any Subsidiary under this Agreement and (ii) prior to the Effective Time, Paradigm shall have received a bona fide Acquisition Proposal and the Paradigm Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of independent legal counsel and as to financial matters on the written opinion of an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee required by Section 5.7 hereof; and

               (h) by Prosperity if the Paradigm Board of Directors shall have
(i) resolved to accept a Superior Proposal, (ii) recommended to the shareholders of Paradigm that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to the Paradigm shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to the foregoing.

       Section 9.2 Effect of Termination. In the event of abandonment of the Merger and termination of this Agreement by either Prosperity or Paradigm as provided under Section 9.1 hereof without breach by any party hereto, this Agreement shall become void and have no effect, without any liability, except as specifically contemplated in Section 9.1, on the part of any party or its directors, officers, agents, representatives or shareholders, except that the provisions of this Section 9.2, Section 7.3, Section 5.7 and Section 13.4 shall survive any such termination and abandonment. Nothing contained in this Section
9.2 shall relieve any party of any liability for a breach of this Agreement.

                   X. CONDITIONS TO OBLIGATIONS OF PROSPERITY

     The obligations of Prosperity under this Agreement are subject to the satisfaction, at or prior to the Closing Date of all of the following conditions, which may be waived by Prosperity in its sole discretion:

      Section 10.1 Compliance with Representations and Covenants. Each of the representations and warranties made by Paradigm in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Prosperity shall have received a certificate signed on behalf of Paradigm by the chief executive officer of Paradigm to that effect.

     Section 10.2 Performance of Obligations. Paradigm shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Prosperity shall have received a certificate signed by the by the chief executive officer of Paradigm to that effect.

     Section 10.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Paradigm or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Condition of Paradigm or the transactions contemplated hereby, nor shall any event have occurred which, with the lapse of time, will cause or result in a Material Adverse Effect on the Condition of Paradigm; provided, however, that such a change for purposes of this Section 10.3, does not include a change with respect to, or effect on, Paradigm resulting from (i) a change in law, rule, regulation or GAAP, (ii) as a result of entering into this Agreement or complying with the terms of this Agreement or (iii) from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Paradigm more adversely than other similarly situated financial institutions.

     Section 10.4 Legal Opinion. Prosperity shall have received an opinion of counsel to Paradigm, dated as of the Closing Date, in form and substance satisfactory to counsel for Prosperity.

     Section 10.5 Tax Opinion. Prosperity shall have received an opinion of Bracewell & Patterson, L.L.P. to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Prosperity, Paradigm and others.

     Section 10.6 Releases. Each of the officers (with a title of senior vice president or above as of the date hereof) and directors of Paradigm and the Bank shall deliver to Prosperity an instrument in the form of Exhibit G dated as of the Closing Date releasing Paradigm and Prosperity from any and all claims of such directors and officers (except as described in such instrument).

     Section 10.7 Affiliates' Letters. Each person who is an "affiliate" (as defined in Rule 144 under the Securities Act) of Paradigm shall have delivered to Prosperity an executed copy of the Affiliate Letter contemplated by Section
5.10 hereof.

     Section 10.8 Conversion of Paradigm Stock Options. Each of the holders of Paradigm Stock Options shall have executed and delivered to Prosperity the acknowledgment contemplated by Section 5.11 hereof.

     Section 10.9 Acknowledgment of SAR Cancellation. Each Paradigm Stock Appreciation Right shall be canceled and terminated as of the Effective Time as provided for in Section 2.4 hereof, and each holder of a Paradigm SAR outstanding immediately prior to the Effective Time shall have executed and delivered to Prosperity such instruments as Prosperity, with the advice of counsel, may deem necessary to effectuate the cancellation and termination of such Paradigm SARs and the release of rights under the Paradigm SARs and the Paradigm SAR Plan.

     Section 10.10 Employment Issues. The employment agreements between Paradigm or any Subsidiary and each of Peter E. Fisher, Brad Fagan and Jay W. Porter shall be terminated and any change in control payments due with respect to such agreements shall have been paid by Paradigm immediately prior to the Effective Time. Each of Messrs. Fisher, Fagan and Porter shall have executed a release with respect to the payment of any benefits to them pursuant to their respect employment agreements.

                   XI. CONDITIONS TO OBLIGATIONS OF PARADIGM

     The obligations of Paradigm under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Paradigm in its sole discretion:

     Section 11.1 Compliance with Representations and Warranties. Each of the representations and warranties made by Prosperity in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Paradigm shall have received a certificate signed on behalf of Prosperity by the chief executive officer of Prosperity to that effect.

     Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Paradigm shall have received a certificate signed by the by the chief executive officer of Prosperity to that effect.

     Section 11.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity which, individually or in he aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Condition of Prosperity or the transactions contemplated hereby; provided, however, that for purposes of this Section 11.3, such a change will not include a change with respect to, or effect on, Prosperity resulting (i) from a change in law, rule, regulation or GAAP or (ii) from any other matter affecting federally-insured depository institutions generally (including without limitation, their holding companies), including, without limitation, changes in general economic conditions and changes in prevailing interest or deposit rates; provided, any such change does not impact Prosperity more adversely than other similarly situated financial institutions.

     Section 11.4 Legal Opinion. Paradigm shall have received an opinion of counsel to Prosperity, dated as of the Closing Date and in form and substance satisfactory to counsel for Paradigm.

     Section 11.5 Opinion of Financial Advisor. Paradigm shall have received a written opinion from a financial advisor dated as of the date of the Prospectus/Proxy Statement that the Merger Consideration is fair to the Paradigm shareholders from a financial point of view and such opinion shall not have been withdrawn.

     Section 11.6 Tax Opinion. Paradigm shall have received an opinion of counsel satisfactory to Paradigm to the effect that on the basis of certain facts, representations and opinions set forth in such opinion that the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Paradigm, Prosperity and others.

     Section 11.7 Employment and Non-Competition Agreement. Peter E. Fisher shall have entered into an employment and non-competition agreement with PRSP Bank substantially in the form set forth in Schedule 11.7.

               XII. MUTUAL CONDITIONS TO RESPECTIVE OBLIGATIONS OF
                             PROSPERITY AND PARADIGM

     The respective obligations of Prosperity and Paradigm under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and Paradigm, respectively, in their sole discretion:

     Section 12.1 Government Approvals. Prosperity and Paradigm shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve, the FDIC, the Banking Department and any other regulatory agency whose approval must be received in order to consummate the Merger, which approvals shall not impose any restrictions on the operations of the Continuing Company which would reduce the benefits of the transactions contemplated by this Agreement in such a material manner that Prosperity in its good faith and reasonable judgment, would not have entered into this Agreement had such restrictions been known at the date hereof; provided, however, that any branch divestiture required by any governmental agency shall not be deemed to impose unacceptable restrictions on the operations of Prosperity, and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters' rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or Paradigm may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

     Section 12.2 Shareholder Approval. The holders of at least 50% of the outstanding shares of Paradigm Common Stock entitled to vote at the Paradigm Shareholders' Meeting shall have approved this Agreement and the transactions contemplated by this Agreement.

     Section 12.3 Registration of Prosperity Common Stock. The Registration Statement covering the Prosperity Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state's securities laws relating to the issuance or trading of the Prosperity Common Stock to be issued in the Merger shall have been received.

     Section 12.4 Listing of Prosperity Common Stock. The shares of Prosperity Common Stock to be delivered to the shareholders of Paradigm pursuant to this Agreement shall have been authorized for listing on Nasdaq.

                              XIII. MISCELLANEOUS

     Section 13.1 Definitions. Except as otherwise provided herein, the capitalized term set forth below shall have the following meanings:

               (a) "Affiliate" means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified

               (b) "Material Adverse Effect," with respect to any party shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse impact on (i) the financial position, business or results of operations or financial performance of such party and their respective Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

               (c) "Subsidiary" shall mean, in the case of either Prosperity or Paradigm, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

     Section 13.2 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and Paradigm contained in this Agreement shall terminate at the Closing, other than covenants that by their terms are to be performed after the Effective Time (including, Sections 2.2(d), 6.2, 6.5, 6.6 and 6.8), which shall survive the Closing.

     Section 13.3 Amendments. To the extent permitted by applicable law, this Agreement may be amended only by a writing signed by Prosperity and Paradigm at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Paradigm pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

     Section 13.4 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other parties against any cost, expense or liability (including reasonable attorneys' fees) in respect of any claim made by any party for a broker's or finder's fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

     Section 13.5 Notices. Except as explicitly provided herein, any notice or communication given hereunder shall be in writing and shall be delivered in person or mailed by certified or first class mail, postage prepaid or sent by courier or by facsimile to the persons at the addresses set forth below (or at other address as may be provided hereunder):

     If to Prosperity:

     Prosperity Bancshares, Inc.
     4295 San Felipe
     Houston, Texas 77027
     Facsimile:  (713) 693-9309

     Attention:  Mr. David Zalman

     With a copy to:

     Bracewell & Patterson, L.L.P.
     711 Louisiana Street, Suite 2900
     Houston, Texas  77002-2781
     Facsimile:  (713) 221-1212

     Attention:  Mr. William T. Luedke IV

     If to Paradigm:

     Paradigm Bancorporation, Inc.
     3934 F.M. 1960 West, Suite 330
     Houston, Texas 77068
     Facsimile:

     Attention:  Mr. Peter E. Fisher

     With a copy to:

     Winstead, Sechrest & Minick, P.C.
     2400 Bank One Center
     910 Travis
     Houston, Texas 77002
     Facsimile:  (713) 650-2400

     Attention:  Mr. James Doyle

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices, including notices of changes of address, shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

     Section 13.6 Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

     Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

     Section 13.8 Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

     Section 13.9 Severability. If any term or other provision of this Agreement is prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction, such term or provision shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

     Section 13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party hereto without the prior written consent of the other parties.

     Section 13.11 Entire Agreement. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

     Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

     Section 13.13 Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

     Section 13.14 Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

     Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto.

     Section 13.16 Delivery of Disclosure Schedules. In order to provide for the prompt execution of this Agreement, the parties hereto agree that with respect to the schedules to this Agreement:

               (a) Full and complete originals of all of the schedules to this Agreement described in this Agreement shall be delivered to Prosperity pursuant to Section 13.5 as soon as possible following execution of this Agreement, but in no event later than ten (10) business days following the date of this Agreement.

               (b) Prosperity will have five (5) business days after receipt of the schedules to this Agreement to review such schedules to determine whether they are in form and substance satisfactory to Prosperity in its sole discretion. No later than five (5) business days following the date of Prosperity's receipt of the schedules, Prosperity shall notify the Paradigm whether (i) Prosperity accepts the schedules and this Agreement remains in full force and effect, (ii) Prosperity objects to certain disclosures contained in the schedules or (iii) Prosperity objects to the schedules. Prosperity shall have the unconditional right to terminate this Agreement and all of its obligations hereunder by providing Paradigm notice of such termination in accordance with the terms of Section 13.5 of the Agreement no later than 6:00 p.m., Houston, Texas time on the fifth business day after receipt of the schedules to this Agreement. If Prosperity objects to any disclosure contained in the schedules, the Paradigm shall, within one business day of its receipt of such objection, notify Prosperity as to whether Paradigm will remedy such matter. If Paradigm notifies Prosperity that Paradigm is unwilling to delete or modify such disclosure item, Prosperity shall have one additional business day after receipt of such notification to either terminate this Agreement or accept such disclosure.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                           PROSPERITY BANCSHARES, INC.


ATTEST:                                    By:/s/ David Zalman
                                              ----------------------------------
By:/s/ H. E. Timanus, Jr.                  Name:   David Zalman
   -------------------------------         Title:  President and Chief Executive
                                                   Officer


                                           PARADIGM BANCORPORATION, INC.


ATTEST:                                    By:/s/ Peter E. Fisher
                                              ----------------------------------
By:/s/ Jay W. Porter, Jr.                  Name:   Peter E. Fisher
   -------------------------------         Title:  President and Chief Executive
                                                   Officer


            [Signature Page to Agreement and Plan of Reorganization]

                                                                      Appendix B
                                                                      ----------

                                    HOLDBACK
                                ESCROW AGREEMENT

         THIS HOLDBACK ESCROW AGREEMENT dated as of ________________, 2002 (the "Escrow Agreement") is entered into by and among Prosperity Bancshares, Inc. ("Prosperity"), Paradigm Bancorporation, Inc. ("Paradigm") and Prosperity Bank, the Trust Department of which will serve as the escrow agent (the "Escrow Agent").

         Walter G. Finger joins in the execution hereof to evidence his agreement to serve as the initial representative for the shareholders of Paradigm listed on Schedule 1 and any person to which rights to the Holdback Shares have been properly assigned under Section 4, (each a "Beneficial Owner" and collectively the "Beneficial Owners"). Walter G. Finger or any successor appointed as the Shareholder Representative for the Beneficial Owners pursuant to the terms hereof is herein referred to as the "Shareholder Representative."

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Prosperity and Paradigm entered into that certain Agreement and Plan of Reorganization dated as of May 1, 2002 (the "Merger Agreement"), pursuant to which Paradigm will be merged with and into Prosperity (the "Merger") and the holders of the common stock of Paradigm, par value $1.00 per share (the "Paradigm Common Stock"), shall receive consideration in the form of shares of common stock of Prosperity, par value $1.00 per share ("Prosperity Common Stock") and cash in lieu of fractional shares, in accordance with such Merger Agreement (the "Merger Consideration");

         WHEREAS, Section 2.2 of the Merger Agreement provides for the escrow of a portion of the shares of Prosperity Common Stock (along with all shares of Prosperity Common Stock received as a result of a stock split, stock dividends or other similar transaction and any securities received in exchange for the Prosperity Common Stock as a result of a merger, stock exchange, sale of substantially all of the assets of Prosperity or other corporate reorganization) (collectively, the "Holdback Shares") and cash to be distributed to Beneficial Owners, and such Holdback Shares and cash shall be distributed either to Prosperity, to the Beneficial Owners, or to both Prosperity and the Beneficial Owners as more particularly described herein; and

         WHEREAS, Prosperity, Paradigm and the Escrow Agent believe it is in their respective best interests and the best interests of the shareholders of Prosperity and Paradigm to enter into this Escrow Agreement;

         NOW, THEREFORE, in consideration of the premises and covenants contained herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

         1. Definitions. Except as herein defined, capitalized terms used in
            -----------
this Holdback Escrow Agreement have the meanings set forth in the Merger Agreement.

         2. Appointment of Escrow Agent. Prosperity Bank is hereby appointed as
            ---------------------------
Escrow Agent under this Holdback Escrow Agreement to perform the services described herein, and the Escrow Agent hereby accepts such appointment.

         3. Loan Portfolio. Attached hereto as Schedule 2 is a list of certain
            --------------
loans in Paradigm's loan portfolio as of the Closing Date (the "Scheduled Loans"), setting forth the principal amount and outstanding balance as of the date of the Merger Agreement. As of the date of the Merger Agreement, the aggregate outstanding balance of the Scheduled Loans was $1,877,839 and the aggregate value of the Holdback Shares, based on a price of $16.275 per share, was $1,225,000 ("Holdback Share Value").

         4. Holdback Shares Deposited into Escrow. Pursuant to the terms of the
            -------------------------------------
Merger Agreement, Prosperity shall deposit or cause to be deposited 75,270 shares of Prosperity Common Stock, subject to adjustment as provided in Section 2.2(c) of the Merger Agreement, into an account maintained by the Escrow Agent ("Escrow Account") on the Closing Date. All Holdback Shares and all dividends earned on the Holdback Shares, shall remain in the Escrow Account, subject only to disbursement in accordance with Section 5 of this Escrow Agreement, and such shares shall not be disbursed in any other manner.

         At all times during which any Holdback Shares are held pursuant to this Holdback Escrow Agreement, the Beneficial Owners shall be treated as the beneficial owners of the Holdback Shares and as the beneficial owners of any dividends thereon and any other proceeds thereof, in each case subject to the rights of Prosperity under this Holdback Escrow Agreement to require that such Holdback Shares and dividends thereon be distributed to Prosperity in payment of Covered Losses (as herein defined) attributable to one or more Scheduled Loans. The Beneficial Owners shall have no right to substitute other property for the Holdback Shares. The Shareholder Representative shall be entitled to vote the allocated Holdback Shares in any action requiring a vote of the shareholders of Prosperity, until such time as such Holdback Shares are distributed to Prosperity or to the Beneficial Owners as set out herein. The rights of the Beneficial Owners hereunder, including any interest in or right to receive Holdback Shares and dividends thereon held by any Beneficial Owner, are not transferable or assignable by the Beneficial Owners other than by will or by the laws of descent and distribution in the case of a natural person, or in the case of a trust or entity, to any successor trustee or successor entity, including, without limitation, the distribution to the beneficial owners in accordance with the terms of the governing documents or under applicable law.

         5. Investment of Escrowed Funds. Pending distribution of any cash held
            ----------------------------
in the Escrow Account, the Escrow Agent shall invest and reinvest all cash balances in the Escrow Account. The cash balances shall be invested in the discretion of the Escrow Agent, provided that the Escrow Agent shall invest such cash balances in a money market account providing an annual percentage yield comparable to money market mutual funds to the extent prudent and practicable. The Escrow Agent in its discretion may hold any portion of the funds held in the Escrow Account in cash pending investment without liability for interest, provided that the Escrow Agent shall not hold any portion of the funds held in the Escrow Account uninvested for any period of time greater than the time reasonably required to settle the sale or liquidation of any investment and to settle the subsequent purchase of an investment as required herein. The Escrow Agent will use its best efforts to collect investments at maturity but assumes no responsibility for failure to do so as a result of any factor beyond its control and shall not be obligated to institute or participate in any legal proceedings relative thereto. The Escrow Agent shall not be responsible for any loss resulting from any investment made in accordance with the provisions hereof or any loss resulting from any such sale, absent the Escrow Agent's gross negligence or willful misconduct. The Escrow Agent shall have no authority or obligation to sell or liquidate any Holdback Shares held in the Escrow Account under any circumstance.

         6. Disbursement From Escrow. The Holdback Shares shall be disposed of
            ------------------------
as follows:

            (a) Within ten (10) business days following the earlier of (i) the third anniversary of the Closing Date or (ii) the date on which all Scheduled Loans have been paid in full or upgraded as set forth below ("Holdback Payment Date"), Prosperity shall deliver to the Escrow Agent and the Shareholder Representative a written accounting (the "Notice") setting forth (i) any Scheduled Loans (A) that have paid-off during such three-year period or (B) that have been deemed by Prosperity's management, in its sole discretion, to no longer be a Scheduled Loan based on the performance of the loan and the financial stability of the borrower (collectively, "Satisfactory Loans"); provided, that renewed or restructured loans shall not be considered paid off loans and (ii) the amount of any losses arising in the Scheduled Loans (including all costs and expenses, including, without limitation, legal fees, expenses, reasonable research time (as published by Prosperity) incurred in investigating, attempting to collect or enforce the same) (the "Covered Losses") incurred by Prosperity or its successor on or after the Closing Date.

            (b) Fifteen (15) business days after receipt of the Notice, the Escrow Agent shall distribute to the Beneficial Owners (i) the aggregate number of the Holdback Shares equal to (A) the Holdback Share Value less (x) the Covered Losses and (y) the outstanding balance of Scheduled Loans on the Holdback Payment Date, divided by (B) $16.275, or, if adjusted pursuant to
Section 2.2(c) of the Merger Agreement, by $12.205, (ii) any dividends with respect to the Holdback Shares and (iii) an accompanying pro rata portion of the cash paid in lieu of fractional shares (collectively, the "Holdback Distribution"). Immediately prior to distribution of the Holdback Shares, Prosperity shall deposit with the Escrow Agent cash sufficient to pay any fractional shares and upon payment therefor such fractional shares shall be returned to Prosperity. After the Holdback Distribution to the Beneficial Owners, all of Prosperity's and the Escrow Agent's liabilities and obligations to the Beneficial Owners in connection with the Holdback Shares, any dividends with respect thereto, and cash, shall terminate.

            (c) Five (5) business days after the Holdback Distribution to the Beneficial Owners, the Escrow Agent shall distribute the remaining Holdback Shares and remaining dividends thereon and cash in the Escrow Account to Prosperity. In the event of any return of Holdback Shares to Prosperity pursuant to this Holdback Escrow Agreement, such Holdback Shares shall be deemed repurchased by Prosperity as treasury stock as of the date of return of the Holdback Shares. After all Holdback Shares have been distributed out `of the Escrow Account, this Escrow Agreement shall terminate, whereupon all of the Escrow Agent's liabilities and obligations in connection with the Holdback Shares and cash shall terminate.

         7. Dividends or Other Proceeds. Dividends or other distributions paid
            ---------------------------
to the Escrow Agent with respect to the Holdback Shares then being held by the Escrow Agent shall be allocated, distributed and paid to the Beneficial Owners at the same time and in the same proportion as distribution of the Holdback Shares, if any, along with dividends on the fractional shares that are returned to Prosperity. No dividends or other proceeds will be paid to Beneficial Owners with respect to any Holdback Shares that are distributed to Prosperity other than those that relate to fractional shares.

         8.  Changes to Capital Structure or Ownership. In the event that the
             -----------------------------------------
Prosperity Common Stock is changed into any shares of any other class, or if Prosperity's capital structure is otherwise modified in a manner that reclassifies the Prosperity Common Stock, then the Escrow Agent shall be given full power and authority to tender any Holdback Shares for exchange or modification, and thereafter such securities as have been received in exchange shall be held as Holdback Shares for purposes of this Section 8.

         9.  Distributions to Beneficial Owners. Subject to Section 5 hereof,
             ----------------------------------
the Holdback Shares shall be distributed to the Beneficial Owners as follows:

             (a) Each Beneficial Owner will receive his or her pro rata share (rounded to the nearest whole share) of any distribution made of the Holdback Shares, and will receive an accompanying pro rata portion of the cash received in lieu of any fractional share interest. Prosperity shall pay to each Beneficial Owner otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the average closing price per share of Prosperity Common Stock on The Nasdaq Stock Market, Inc. National Market System ("Nasdaq") (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Prosperity) on the trading day immediately prior to the day during which the Effective Time occurs by (ii) the fraction of a share of Prosperity Common Stock which such holder would otherwise be entitled to receive. For purposes of the first sentence in this paragraph, each Beneficial Owner's pro rata share of the Holdback Shares shall be determined by the number of Holdback Shares to be distributed multiplied by a fraction the numerator of which is the number of shares of Paradigm Common Stock held by that Beneficial Owner immediately prior to the Closing Date, and the denominator of which is the total number of Paradigm shares outstanding on the Closing Date (excluding for these purposes any shares attributable to shareholders who have validly exercised their dissenters' rights). In the event the Escrow Agent shall have any questions regarding the amount to be paid to any Beneficial Owner, the Escrow Agent shall promptly refer such questions to the Shareholder Representative for resolution. The Escrow Agent shall be entitled to rely on the instructions and decisions of the Shareholder Representative with respect to the amount to be paid to any Beneficial Owner, and the Escrow Agent shall have no duty to determine or confirm the accuracy of any calculations or other information provided to the Escrow Agent by the Shareholder Representative.

             (b) Each Beneficial Owner shall provide the Escrow Agent with all information and shall execute all documents deemed necessary or advisable by the Escrow Agent as to the Holdback Shares. The Escrow Agent shall not be obligated to make distributions to a Beneficial Owner until all such information and documentation has been supplied to the Escrow Agent.

             (c) Each Beneficial Owner shall be responsible for complying with Federal income tax laws as they relate to him or her.

         10. Shareholder Representative.
             --------------------------

             (a) Walter G. Finger shall be the initial representative for the Beneficial Owners and shall have and exercise the responsibility and authority set forth in this Escrow Agreement and shall have such authority on behalf of the Beneficial Owners, and shall promptly and completely exercise such authority in a timely manner to:

                (i) participate in, represent and bind the Beneficial Owners in all respects with respect to any arbitration or legal proceeding relating to this Escrow Agreement, including, without limitation, the defense and settlement of any matter, and the calculation thereof for every purpose thereunder, consent to jurisdiction, to enter into any settlement, and to entry of judgment, each with respect to any or all of the Beneficial Owners; provided, however, the Shareholder Representative shall have no authority under the Merger Agreement or this Escrow Agreement to bind any Beneficial Owner to pay or return any money or property other than the money and/or Holdback Shares that are then being held by the Escrow Agent under this Escrow Agreement;

                (ii) receive, comment on, accept and give notices and other communications relating to this Escrow Agreement;

                (iii) take any action that the Shareholder Representative deems necessary or desirable in order to fully effectuate the transactions contemplated by this Escrow Agreement;

                (iv) vote the Holdback Shares in any action requiring a vote of the shareholders of Prosperity until such Holdback Shares are distributed to Prosperity or to the Beneficial Owners as set out herein; and

                (v) execute and deliver any instrument or document that the Shareholders Representative deems necessary or desirable in the exercise of his authority under this Escrow Agreement.

            (b) Those Beneficial Owners who have the right to receive a majority of the Prosperity Common Stock that may be distributed to the Beneficial Owners out of the Escrow (a "Majority in Interest"), may at any time and by written action delivered to the Escrow Agent, remove the Shareholder Representative or any successor thereto, but such removal shall be effective only upon the replacement of such Shareholder Representative or successor by a new Shareholder Representative designated, by written notice delivered to the Escrow Agent by those Beneficial Owners who hold a Majority in Interest; provided, however, that any such notice shall be only effective upon actual receipt by the Escrow Agent. Any such written notice shall be delivered to the Escrow Agent in accordance with the notice provisions set forth herein. If any Shareholder Representative shall have died, become incapacitated or unable to serve or resigned, those Beneficial Owners who, as of immediately prior to the Effective Date, hold a Majority in Interest shall promptly designate by written notice delivered to the Escrow Agent, a replacement Shareholder Representative.

            (c) Any reasonable costs and expenses incurred by the Shareholder Representative in connection with actions taken pursuant to or permitted by this section will be borne, directly or indirectly, by the Beneficial Owners and paid or reimbursed to the Shareholder Representative pro rata. If a Beneficial Owner does not pay or reimburse such costs and expenses, the Shareholder Representative may require that Holdback Shares or other property which would otherwise be distributed to such Beneficial Owners pursuant to this Escrow Agreement be distributed to the Shareholder Representative at any time in connection with such reimbursement. Any such claims for reimbursement shall be delivered to the Escrow Agent on or before the date of notice required pursuant to Section 6(a) hereof.

            (d) All parties hereto shall be entitled to rely on all actions and communications of any such Shareholder Representative as being genuine and binding on all of the Beneficial Owners.

              (e) The Shareholder Representative shall have no liability to any Beneficial Owner for any act or omission or obligation hereunder, provided that such action or omission is taken by the Shareholder Representative in good faith and without willful misconduct.

         11.  The Escrow Agent's Responsibilities.

              (a)  The Escrow Agent's Responsibilities. The Escrow Agent's sole
                   -----------------------------------
responsibilities with respect to the Holdback Shares and cash shall be for the receipt and holding of the Holdback Shares in the Escrow Account, and the disbursement thereof in accordance with this Escrow Agreement. The Escrow Agent shall have no other responsibility or obligation of any kind, and shall not be required to take any other action with reference to any matters that might arise, in connection with the Holdback Shares and cash in the Escrow Account, any dividends with respect thereto, or this Escrow Agreement. The Escrow Agent may in accordance with this Escrow Agreement act upon (and shall be fully protected in acting upon) any written instruction or other instrument that the Escrow Agent in good faith believes to be genuine and what it purports to be. The Escrow Agent shall not be liable to any person for anything that the Escrow Agent may do or refrain from doing in accordance with this Escrow Agreement, unless such action or inaction results from the Escrow Agent's gross negligence or willful misconduct.

              The Escrow Agent has no duty to determine or inquire into any happening or occurrence or any performance or failure of performance of the Shareholder Representative with respect to agreements or arrangements with any other party. The Escrow Agent shall not be required to determine the validity or sufficiency, whether in form or in substance, of any instrument, document, certificate, statement or notice referred to in this Escrow Agreement or contemplated hereby, and it shall be sufficient if any writing purporting to be such instrument, document, certificate, statement or notice is delivered to the Escrow Agent and purports on its face to be correct in form and signed or otherwise executed by the party or parties required to sign or execute the same under this Escrow Agreement.

              The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of Texas upon fiduciaries.

              No shares of Prosperity Common Stock or monies with respect thereto shall be disbursed by the Escrow Agent until it has collected such shares and funds. The Escrow Agent shall act as a depository only, and the Escrow Agent is not a party to, and is not bound by or charged with notice of, any agreement out of which this escrow may arise, other than this Escrow Agreement.

              (b)  Possible Disagreements. If any disagreement should arise
                   ----------------------
among any of the parties hereto or any other party (and the Escrow Agent is notified in writing of such disagreement) with respect to the Holdback Shares or cash held in the Escrow Account, any dividends with respect thereto, or this Escrow Agreement, or if the Escrow Agent in good faith is in doubt as to what action should be taken hereunder, the Escrow Agent shall have the absolute right (but not the obligation) as its election to do either or both of the following:

                   (i) withhold or stop all further performance under this Escrow Agreement and all notices or instructions received in connection herewith until the Escrow Agent is satisfied that such disagreement or such doubt has been resolved; or

                   (ii) file a suit in interpleader and obtain an order from a court of appropriate jurisdiction requiring all persons involved to litigate in such court, at their own expense, their respective claims arising out of or in connection with the Holdback Shares and cash held in the Escrow Account and any dividends with respect thereto (the right of the Escrow Agent to institute such bill of interpleader, however, shall not be deemed to modify the manner in which the Escrow Agent is entitled to make disbursements of the Holdback Shares and cash held in the Escrow Account and any dividends with respect thereto as herein above set forth, other than to tender the Holdback Shares into a registry of such court).

         12.  Reimbursement of Expenses. The Escrow Agent will be reimbursed by
              -------------------------
Prosperity for the costs and expenses incurred by the Escrow Agent in connection with the operation, administration and enforcement of this Escrow Agreement; provided, however, that the Escrow Agent shall not have any right to reimbursement for any such costs or expenses incurred as a result of the Escrow Agent's acting outside the scope of its responsibilities and duties hereunder or as a result of the Escrow Agent's gross negligence or willful misconduct.

         13.  Hold Harmless. The Shareholder Representative, on behalf of all of
              -------------
the Beneficial Owners, hereby releases, acquits and discharges the Escrow Agent and agrees to hold the Escrow Agent and its officers, directors, employees, agents and attorneys (collectively, the "Indemnitee") harmless from any and all losses, costs, damages, expenses, claims and attorneys' fees suffered or incurred by the Shareholder Representative or the Beneficial Owners as a result of, in connection with or arising from or out of the acts or omissions of an Indemnitee in performance of or pursuant to this Escrow Agreement, except such acts or omissions as may result from such Indemnitee's willful misconduct or gross negligence. All protections and indemnities benefiting the Escrow Agent (and any other Indemnitee) are cumulative of any other rights it (or they) may have by law or otherwise, and shall survive the termination of the Escrow Agreement.

         14.  Miscellaneous.

              (a)  Notices. Any and all notices, requests, instructions and
                   -------
other communications required or permitted to be given under this Escrow Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (i) in the case of personal delivery or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 12(a). All communications must be in writing and addressed as follows:

         If to Prosperity:

         Prosperity Bancshares, Inc.
         4295 San Felipe
         Houston, Texas 77027
         Fax No.: (713) 693-9309

         Attention:        Mr. David Zalman

         With a copy to:

         Bracewell & Patterson, L.L.P.
         South Tower Pennzoil Place
         711 Louisiana Street, Suite 2900
         Houston, Texas 77002-2781
         Fax No.: (713) 221-1212

         Attention:        Mr. William T. Luedke IV

         If to Paradigm:

         Paradigm Bancorporation, Inc.
         3934 FM 1960 West, Suite 330
         Houston, Texas 77068
         Fax No.: (832) 249-7606

         Attention:        Mr. Peter E. Fisher

         With a copy to:

         Locke Liddell & Sapp LLP
         JP Morgan Chase Tower
         600 Travis Street, Suite 3400
         Houston, Texas 77002
         Fax No.:  (713) 223-3717

         Attention:        Mr. Donald E. Wood

         If to Beneficial Owners or the Shareholder
         Representative:

         Walter G. Finger
         5858 Westheimer, Suite 800
         Houston, Texas 77057
         Fax No.:  (713) 266-1873

         If to Escrow Agent:

         Prosperity Bank
         4295 San Felipe
         Houston, Texas 77027
         Fax No.: (713) 693-9369

         Attention:  Mr. Kent Smith

         (b) Binding Agreement. This Escrow Agreement shall be binding upon and
             -----------------
inure to the benefit of the parties hereto and their respective successors, personal representatives and assigns. Nothing in this Escrow Agreement is intended or shall be construed to give any party, other than the parties hereto, any legal or equitable rights, remedy or claim under or in respect of this Escrow Agreement or any provision contained herein.

         (c) Specific Performance. The parties to this Escrow Agreement hereby
             --------------------
declare that it may be impossible to measure in money the damages that will accrue to a party to this Escrow Agreement, his legal representatives, successors or assigns by reason of a failure to perform any of the obligations under this Escrow Agreement. Therefore, if a party hereto, his legal representatives, successors or assigns shall institute any action or proceeding to enforce the provisions of this Escrow Agreement, any person against whom such action or proceeding is brought hereby agrees that specific performance may be sought and obtained for any breach of this Escrow Agreement without the necessity or providing actual damages.

         (d) Attorney's Fees. If any action at law or in equity, including an
             ---------------
action for declaratory relief, is brought to enforce or interpret the provisions of this Escrow Agreement, including an action to compel the other party to give any notice that is reasonably required under the terms of this Section 13 of this Escrow Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

         (e) Assignment. This Escrow Agreement shall not be assigned by
             ----------
operation of law or otherwise. No portion of the Holdback Shares shall be subject to interference or control by any creditor of the Shareholder Representative or the Escrow Agent or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Escrow Agreement. This Escrow Agreement and the Merger Agreement constitute the entire agreement among the parties and there are no agreements, understandings, representations or warranties among the parties on the subject matter hereof other than those set forth herein and therein.

         (f) Headings. The section headings contained herein are for the
             --------
purposes of convenience only and are not intended to define or limit the contents of said sections.

         (g) Further Cooperation. Each party hereto shall cooperate, shall take
             -------------------
such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Escrow Agreement.

         (h) Counterparts. This Escrow Agreement may be executed in one or more
             ------------
counterparts, all of which taken together shall be deemed one original.

         (i) APPLICABLE LAW. THIS ESCROW AGREEMENT SHALL BE GOVERNED BY AND
             --------------
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES, EXCEPT THAT THE PROVISIONS OF THE TEXAS TRUST CODE, SECTION 111.001, ET SEQ. OF THE PROPERTY CODE, V.A.T.S. CONCERNING
                       -- ---
FIDUCIARY DUTIES AND LIABILITIES OF TRUSTEES SHALL NOT APPLY TO THIS ESCROW AGREEMENT. THE PARTIES EXPRESSLY WAIVE SUCH DUTIES AND LIABILITIES, IT BEING THEIR INTENT TO CREATE SOLELY AN AGENCY RELATIONSHIP AND HOLD THE ESCROW AGENT LIABLE ONLY IN THE EVENT OF ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

         (j) Amendment. This Escrow Agreement may be amended only by a written
             ---------
instrument executed by Paradigm, the Escrow Agent and the Shareholder Representative; provided, however, that no amendment that reduces the amount that any Beneficial Owner will receive under this Agreement shall be effective without such Beneficial Owners' consent, unless it effects all of the Beneficial Owners proportionately.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have duly caused this Escrow Agreement to be executed as of the date first written.

                              PROSPERITY BANCSHARES, INC.



                              By:_______________________________________________
                                   David Zalman
                                   President and Chief Executive Officer


                              PARADIGM BANCORPORATION, INC.



                              By:_______________________________________________
                                   Peter E. Fisher
                                   President and Chief Executive Officer

                              "ESCROW AGENT"

                              PROSPERITY BANK

                              By:_______________________________________________
                                   Kent Smith
                                   Senior Vice President and Trust Officer


                              "SHAREHOLDER REPRESENTATIVE"


                              __________________________________________________
                              Walter G. Finger, Shareholder Representative


                  [Signature Page to Holdback Escrow Agreement]

                                   Schedule 1

                             Shareholder Information

                                   Schedule 2

                                 Scheduled Loans

                 [Letterhead of Hoefer & Arnett, Incorporated]


                                                                      Appendix C
                                                                      ----------


June 25, 2002


Members of the Board of Directors
Paradigm Bancorporation, Inc.
3934 F.M. 1960, Suite 330
Houston, Texas 77068

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Paradigm Bancorporation, Inc., Houston, Texas ("Paradigm") of the consideration to be paid in connection with the proposed merger of Paradigm with and into Prosperity Bancshares, Inc., Houston, Texas ("Prosperity") in accordance with the terms and conditions of the Agreement and Plan of Reorganization, dated as of May 1, 2002, (the "Agreement"). Pursuant to the Agreement and subject to the terms and conditions therein, each share of Paradigm common stock outstanding prior to the effective time of the merger will be converted into and exchanged for the right to receive, for each share of Paradigm common stock they own, up to 1.08568 shares of Prosperity common stock unless the exchange ratio is adjusted upward under certain conditions. Of this amount, Paradigm shareholders will be entitled to receive a minimum of 1.05489 shares of Prosperity common stock upon completion of the merger and an additional 0.03169 shares of Prosperity common stock will be deposited in a holdback escrow for possible future distributions to Paradigm shareholders as provided in the Agreement. Subject to any adjustment, (1) an aggregate of 2,505,379 shares of Prosperity common stock, less any shares that would otherwise be distributed to shareholders who exercise dissenters' rights, will be distributed to shareholders of Paradigm upon completion of the merger and (2) an aggregate of up to 75,270 shares of Prosperity common stock, less any shares that would otherwise be distributed to shareholders who exercise their dissenters' rights, will be distributed in the holdback escrow for possible future issuance as set forth in the Agreement.

Based on 2,375,020 common shares outstanding at Paradigm, the issuance of 2,505,379 shares of Prosperity common stock and a market price of $16.65 per share for Prosperity common stock at June 5, 2002, the transaction value equals $41,714,560. On a per share basis, each Paradigm shareholder shall be entitled to receive 1.05489 shares of Prosperity common stock or a transaction value equivalent to $17.56 per share. We have assumed that none of the 75,270 holdback shares will be distributed to Paradigm shareholders. A transaction value of $41,714,560 or $17.56 per share represents a price to stated book value at March 31, 2002 of 2.27x, a price to tangible book value at March 31, 2002 of 2.82x, a price to 2001 earnings multiple of 37.01x and a price to estimated 2002 earnings multiple of 21.18x.

As part of its investment banking business, Hoefer & Arnett, Incorporated is regularly engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Hoefer & Arnett, is familiar with Paradigm, having provided certain financial advice from time to time, including having provided financial advisory services to Paradigm in September 1999 in connection with the acquisition of Dayton State Bank and in connection with the terms of a common stock and trust preferred securities offering. Paradigm paid Hoefer & Arnett $48,000 for such services. In February of 2001, Hoefer and Arnett acted as Paradigm's co-underwriter in the offering of $6,000,000 trust preferred securities. In connection with this underwriting, Paradigm allowed Hoefer & Arnett a selling commission of $96,824. In November of 1998, Hoefer & Arnett acted as Prosperity's co-underwriter in the offering of $20,601,396 of common stock. In connection with this underwriting, Prosperity allowed Hoefer & Arnett a selling commission of $394,792. Hoefer & Arnett Incorporated provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of Prosperity for its own account and for the accounts of customers.

In connection with this assignment, we have reviewed and analyzed, among other things, the following: (i) the Agreement and Plan of Reorganization dated May 1, 2002; (ii) Annual Report on Form 10-KSB to shareholders of Paradigm for the year ended December 31, 2001; Quarterly reports on Form Y-9C for the quarters ended March, 31, 2002, December 31, 2001, September 30, 2001, June 30, 2001, March 31,
2001 and December 31, 2000; and internal financial statements as of April 30, 2002 (iii) Annual Reports to Shareholders and Annual Reports on Form 10-K of Prosperity for December 31, 2001, December 31, 2000 and December 31, 1999; Quarterly Reports on Form 10-Q of Prosperity for the quarters ended March 31, 2002, September 30, 2001, June 30, 2001 and March 31, 2001; (iv) certain other publicly available financial and other information concerning Paradigm and Prosperity; (v) publicly reported historical prices and trading activity for Prosperity common stock; and (vi) the nature and terms of certain other merger and acquisition transactions we believe relevant to our inquiry. We have held discussions with senior management of Paradigm and Prosperity concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. We have conducted such other financial studies, analyses and investigations, as we deemed appropriate for purposes of this opinion.

In conducting our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of Paradigm as to the reasonableness of the financial and operating forecasts, projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of the management of Paradigm. Hoefer & Arnett relied on First Call consensus earnings per share estimates for Prosperity for the years 2002 and 2003. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowance for loan losses for Paradigm and Prosperity is adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Paradigm or Prosperity, nor have we examined any individual loan credit files. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the common shares of Paradigm of the terms of the proposed merger of Paradigm with and into Prosperity and does not address Paradigm's underlying business decision to proceed with the transaction.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Paradigm and Prosperity, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Paradigm and Prosperity; (ii) the assets and liabilities of Paradigm and Prosperity, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger and acquisition transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed merger of Paradigm with and into Prosperity are fair, from a financial point of view, to the holders of shares of Paradigm common stock.

Our opinion is directed to the Board of Directors of Paradigm for its information and assistance in connection with its consideration of the financial terms of the transaction contemplated by the Agreement and does not constitute a recommendation to any shareholder of Paradigm as to how such shareholder should vote on the proposed transaction. We hereby consent to the reference to our firm in the proxy statement related to the transaction and to the inclusion of our opinion as an exhibit to the proxy statement related to the transaction.


Respectfully Submitted,

/s/ Hoefer & Arnett, Incorporated

Hoefer & Arnett, Incorporated

                                                                      Appendix D


                PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                              RELATING TO RIGHTS OF
                             DISSENTING SHAREHOLDERS

                             (Articles 5.11 - 5.13)

Article 5.11. Rights of Dissenting Shareholders in the Event of Certain
              Corporate Actions

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

               (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

               (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without goodwill, of a corporation requiring the special authorization of the shareholders as provided by this Act;

               (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

               (a) listed on a national securities exchange;

               (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

               (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

                 (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                      (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                      (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                      (iii) held of record by not less than 2,000 holders;

                 (b) cash in lieu of fractional shares otherwise entitled to be received; or

                 (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Article 5.12.  Procedure for Dissent by Shareholders as to Said Corporate
               Actions

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty
(20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

         (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

         (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected, and in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

         B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service or a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation

(foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

         C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

         D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of their value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was affected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

         E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

         F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

         G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Article 5.13.  Provisions Affecting Remedies of Dissenting Shareholders

         A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

         B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

         C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 of 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholders shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                          -----------------------------

                                  FORM OF PROXY

                          PARADIGM BANCORPORATION, INC.


                         Special Meeting of Shareholders

                               ____________, 2002

            This Proxy is Solicited by the Board of Directors for use at the Special Meeting of Shareholders on ____________, 2002

                         ------------------------------

     The undersigned shareholder of Paradigm Bancorporation, Inc. ("Paradigm") hereby constitutes and appoints ____________ and ___________, and each of them, attorneys, agents and proxies with full power of substitution, to vote the number of shares of common stock of Paradigm which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Paradigm to be held at _________, local time, on _________, 2002, and at any adjournments thereof (the "Meeting"), with respect to the proposals described in the Proxy Statement-Prospectus and the Notice of Special Meeting of Shareholders, which is part of the Registration Statement on Form S-4 of Prosperity Bancshares, Inc. ("Prosperity") both dated __________, 2002, timely receipt of which is acknowledged, in the manner specified below.

     1. Approval of the Agreement and Plan of Reorganization (the "Agreement") dated as of May 1, 2002 by and between Prosperity and Paradigm pursuant to which Paradigm will merge into Prosperity, and shareholders of Paradigm will be entitled to receive, in exchange for each share of Paradigm common stock they own, up to 1.08658 shares of Prosperity common stock, subject to adjustment. Of this amount, Paradigm shareholders will receive 1.05489 shares of Prosperity common stock at the closing and an additional 0.03169 shares of Prosperity common stock will be deposited into the holdback escrow on their behalf for possible future distribution as more specifically described in the Proxy Statement-Prospectus.

                [ ] For        [ ] Against       [ ] Abstain

     2. In their sole discretion on such other matters as may properly come before the Meeting or any adjournments thereof.

                     [ ] Authorized      [ ] Withhold Authority

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" Proposal 1 and with discretionary authority on all other matters that may properly come before the Meeting or any adjournments thereof.

     Please date and sign exactly as your name appears on the certificate(s) representing your share(s) of common stock of Paradigm. If shares are held jointly, each shareholder must sign. When signing as attorney, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.


                                 --------------------------------------------
                                 (Signature of Shareholder)


                                 --------------------------------------------
                                 (Print Name of Shareholder)


                                 --------------------------------------------
                                 (Signature of Shareholder)


                                 --------------------------------------------
                                 (Print Name of Shareholder)

                                 Dated ________________, 2002

THIS PROXY IS SOLICITED ON BEHALF OF PARADIGM'S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE. PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY PROMPTLY.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

         The Registrant's Articles of Incorporation and Bylaws require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Article 2.02-1 of the Business Corporation Act of the State of Texas (the "TBCA"). The Articles of Incorporation and Bylaws of the Registrant are filed as Exhibit 3.1 and 3.2 to the Registration Statement. Generally, Article 2.02-1 of the TBCA permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests; and/or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successfully in defending on the merits.

         The Registrant's Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

         The Registrant may provide liability insurance for each director and officer for certain losses arising from claims or changes made against them while acting in their capabilities as directors or officers of the Registrant, whether or not the Registrant would have the power to indemnify such person against such liability, as permitted by law.

Item 21. Exhibits and Financial Statements and Schedules

(a)      Exhibits

                  The following documents are filed as exhibits to this Registration Statement:

              Exhibit
               Number                  Description of Exhibit
              -------                  ----------------------

                2.1 Agreement and Plan of Reorganization dated as of May 1, 2002 by and between Prosperity Bancshares, Inc. and Paradigm Bancorporation, Inc. (included as Appendix A to the proxy statement-prospectus, which forms a part of this Registration Statement on Form S-4)

                2.2 Stock Purchase Agreement dated as of February 22, 2002 by and between Prosperity Bancshares, Inc. and American Bancorp of Oklahoma, Inc. (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002)

                2.3 Agreement and Plan of Reorganization dated as of April 26, 2002 by and among Prosperity Bancshares, Inc., Prosperity Bank and The First State Bank (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002)

                2.4 Agreement and Plan of Reorganization by and between the Prosperity Bancshares, Inc. and Commercial Bancshares, Inc. dated November 8, 2000 (incorporated herein by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-4 (Registration No. 333-52342 ))

           2.5 Agreement and Plan of Reorganization by and between Prosperity Bancshares, Inc. and South Texas Bancshares, Inc. dated June 17, 1999 (incorporated herein by reference to Exhibit 2.1 to the Company's Form 10-Q for the quarter ended June 30, 1999)

           2.6 Agreement and Plan of Reorganization dated June 5, 1998 by and among Prosperity, First Prosperity Bank and Union State Bank (incorporated herein by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267) (the "Registration Statement"))

           3.1 Amended and Restated Articles of Incorporation of Prosperity (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

           3.2 Amended and Restated Bylaws of Prosperity (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

           4.1 Form of certificate representing shares of Prosperity common stock (incorporated herein by reference to Exhibit 4 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

           4.2 Form of Indenture by and between Prosperity Bancshares, Inc. and First Union Trust Company, N.A. with respect to the Junior Subordinated Debentures of Prosperity Bancshares, Inc. (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-1 (Registration No. 333-89481))

           4.3 Form of Amended and Restated Trust Agreement of Prosperity Capital Trust I (incorporated herein by reference from Exhibit
                 4.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-89481))

           4.4 Form of Trust Preferred Securities Guarantee Agreement by and between Prosperity and First Union Trust Company, N.A. (incorporated herein by reference to Exhibit 4.7 of the Company's Registration Statement on Form S-1 (Registration No. 333-89481))

           4.5 Indenture dated as of July 31, 2001 by and between Prosperity Bancshares, Inc., as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, with respect to the Floating Rate Junior Subordinated Deferrable Interest Debentures of Prosperity Bancshares, Inc. (incorporated herein by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

           4.6 Amended and Restated Declaration of Trust of Prosperity Statutory Trust II dated as of July 31, 2001 (incorporated herein by reference to Exhibit 4.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

           4.7 Guarantee Agreement dated as of July 31, 2001 by and between Prosperity Bancshares, Inc. and State Street Bank and Trust Company of Connecticut, National Association (incorporated herein by reference to Exhibit 4.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

           5.1* Opinion of Bracewell & Patterson, L.L.P. as to the legality of the shares being registered

           8.1* Opinion of Bracewell & Patterson, L.L.P. as to certain tax matters

           10.1+ Prosperity Bancshares, Inc. 1995 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

           10.2+ Prosperity Bancshares, Inc. 1998 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

           10.3+ Form of Employment Agreements (incorporated herein by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

           10.4 Loan Agreement dated December 27, 1997 between Prosperity and Norwest Bank Minnesota, National Association (incorporated herein by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

           10.5+ Form of Employment Agreement by and between First Prosperity Bank and H. E. Timanus, Jr. (incorporated herein by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-4 (Registration No. 333-52342))

           10.6+ Commercial Bancshares, Inc. Incentive Stock Option Plan for Key Employees (incorporated herein by reference to Exhibit
                   4.5 to the Company's Registration Statement on Form S-8 (Registration No. 333-57238))

           10.7+ Form of Stock Option Agreement under the Commercial Bancshares, Inc. Incentive Stock Option Plan for Key Employees (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-8 (Registration No. 333-57238))

           21.1 Subsidiaries of Prosperity (incorporated herein by reference to Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

           23.1* Consent of Deloitte & Touche LLP, independent auditors of Prosperity

           23.2* Consent of Harper & Pearson Company, P.C., independent auditors of Paradigm

           23.3* Consent of Bracewell & Patterson, L.L.P. (included in the opinion to be filed as Exhibit 5.1)

           23.4* Consent of Bracewell & Patterson, L.L.P. (included in the opinion to be filed as Exhibit 8.1)

           24.1 Powers of Attorney of directors and officers of Prosperity. Included on the signature page of this Form S-4 and incorporated herein by reference.

           99.1*   Consent of William H. Fagan, M.D.

           99.2*   Consent of Charles J. Howard, M.D.

           99.3*   Consent of Hoefer & Arnett, Incorporated

      -------------------------------------

      *    Filed herewith
      +    Management contract or compensatory plan or arrangement

(b)     Financial Statements and Schedules

Either not applicable or shown in the financial statements or notes thereto.

(c)     Opinion of Financial Advisor

Furnished as Appendix C to the proxy statement-prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.  Undertakings

(a)     The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

        (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on June 26, 2002.

                                                     PROSPERITY BANCSHARES, INC.
                                                     (Registrant)


                                                     By: /s/ David Zalman
                                                         ----------------------
                                                     Name:  David Zalman
                                                     Title: President and Chief
                                                            Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints David Zalman and Ned S. Holmes, with full power to each of them to act without the other, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities (until revoked in writing), to sign this Registration Statement and any and all amendments (including post-effective amendments) thereto, to file the same, together with all exhibits thereto and documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities authorities, granting unto said attorney-in-fact and agent, or his or their substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, thereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated above.

        Signature                                     Title                              Date
        ---------                                     -----                              ----

/s/ David Zalman                          President and Chief Executive Officer       June 26, 2002
-------------------------------
David Zalman                              (principal executive officer)


/s/ David Hollaway                        Chief Financial Officer
-------------------------------
David Hollaway                            (principal financial officer;               June 26, 2002
                                          principal accounting officer)


/s/ Ned S. Holmes                         Chairman of the Board;                      June 26, 2002
-------------------------------
Ned S. Holmes                             Director


/s/ Harry Bayne                           Director                                    June 26, 2002
-------------------------------
Harry Bayne

/s/ James A. Bouligny                     Director                                    June 26, 2002
-------------------------------
James A. Bouligny

/s/ Charles A. Davis, Jr.                            Director                            June 26, 2002
----------------------------------
Charles A. Davis, Jr.


/s/ Perry Mueller, Jr.                               Director                            June 26, 2002
----------------------------------
Perry Mueller, Jr.


/s/ A. Virgil Pace, Jr.                              Director                            June 26, 2002
----------------------------------
A. Virgil Pace, Jr.


/s/ Tracy T. Rudolph                                 Director                            June 26, 2002
----------------------------------
Tracy T. Rudolph

                                                     Director                            June 26, 2002
----------------------------------
Charles M. Slavik

/s/ Harrison Stafford II                             Director                            June 26, 2002
----------------------------------
Harrison Stafford II

/s/ Robert Steelhammer                               Director                            June 26, 2002
----------------------------------
Robert Steelhammer

/s/ H.E. Timanus, Jr.                                Director                            June 26, 2002
----------------------------------
H. E. Timanus, Jr.

     Exhibit
     Number                         Description of Exhibit
     ------                         ----------------------

     2.1 Agreement and Plan of Reorganization dated as of May 1, 2002 by and between Prosperity Bancshares, Inc. and Paradigm Bancorporation, Inc. (included as Appendix A to the proxy statement-prospectus, which forms a part of this Registration Statement on Form S-4)

     2.2 Stock Purchase Agreement dated as of February 22, 2002 by and between Prosperity Bancshares, Inc. and American Bancorp of Oklahoma, Inc. (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31,
              2002)

     2.3 Agreement and Plan of Reorganization dated as of April 26, 2002 by and among Prosperity Bancshares, Inc., Prosperity Bank and The First State Bank (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002)

     2.4 Agreement and Plan of Reorganization by and between the Prosperity Bancshares, Inc. and Commercial Bancshares, Inc. dated November 8, 2000 (incorporated herein by reference to Exhibit 2.1 to the Company's Registration Statement on Form S-4 (Registration No. 333-52342 ))

     2.5 Agreement and Plan of Reorganization by and between Prosperity Bancshares, Inc. and South Texas Bancshares, Inc. dated June 17, 1999 (incorporated herein by reference to Exhibit 2.1 to the Company's Form 10-Q for the quarter ended June 30, 1999)

     2.6 Agreement and Plan of Reorganization dated June 5, 1998 by and among Prosperity, First Prosperity Bank and Union State Bank (incorporated herein by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267) (the "Registration Statement"))

     3.1 Amended and Restated Articles of Incorporation of Prosperity (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

     3.2 Amended and Restated Bylaws of Prosperity (incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

     4.1 Form of certificate representing shares of Prosperity common stock (incorporated herein by reference to Exhibit 4 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

     4.2 Form of Indenture by and between Prosperity Bancshares, Inc. and First Union Trust Company, N.A. with respect to the Junior Subordinated Debentures of Prosperity Bancshares, Inc. (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-1 (Registration No. 333-89481))

     4.3 Form of Amended and Restated Trust Agreement of Prosperity Capital Trust I (incorporated herein by reference from Exhibit 4.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-89481))

     4.4 Form of Trust Preferred Securities Guarantee Agreement by and between Prosperity and First Union Trust Company, N.A. (incorporated herein by reference to Exhibit

              4.7 of the Company's Registration Statement on Form S-1 (Registration No. 333-89481))

     4.5 Indenture dated as of July 31, 2001 by and between Prosperity Bancshares, Inc., as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, with respect to the Floating Rate Junior Subordinated Deferrable Interest Debentures of Prosperity Bancshares, Inc. (incorporated herein by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

     4.6 Amended and Restated Declaration of Trust of Prosperity Statutory Trust II dated as of July 31, 2001 (incorporated herein by reference to Exhibit 4.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

     4.7 Guarantee Agreement dated as of July 31, 2001 by and between Prosperity Bancshares, Inc. and State Street Bank and Trust Company of Connecticut, National Association (incorporated herein by reference to Exhibit 4.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)

     5.1* Opinion of Bracewell & Patterson, L.L.P. as to the legality of the shares being registered

     8.1*     Opinion of Bracewell & Patterson, L.L.P. as to certain tax matters

     10.1+ Prosperity Bancshares, Inc. 1995 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

     10.2+ Prosperity Bancshares, Inc. 1998 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

     10.3+ Form of Employment Agreements (incorporated herein by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

     10.4 Loan Agreement dated December 27, 1997 between Prosperity and Norwest Bank Minnesota, National Association (incorporated herein by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-1 (Registration No. 333-63267))

     10.5+ Form of Employment Agreement by and between First Prosperity Bank and H. E. Timanus, Jr. (incorporated herein by reference to Exhibit 10.5 to the Company's Registration Statement on Form S-4 (Registration No. 333-52342))

     10.6+ Commercial Bancshares, Inc. Incentive Stock Option Plan for Key Employees (incorporated herein by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-8 (Registration No. 333-57238))

     10.7+ Form of Stock Option Agreement under the Commercial Bancshares, Inc. Incentive Stock Option Plan for Key Employees (incorporated herein by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-8 (Registration No. 333-57238))

     21.1 Subsidiaries of Prosperity (incorporated herein by reference to Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)

         23.1* Consent of Deloitte & Touche LLP, independent auditors of Prosperity

         23.2* Consent of Harper & Pearson Company, P.C., independent auditors of Paradigm

         23.3* Consent of Bracewell & Patterson, L.L.P. (included in the opinion to be filed as Exhibit 5.1)

         23.4* Consent of Bracewell & Patterson, L.L.P. (included in the opinion to be filed as Exhibit 8.1)

         24.1 Powers of Attorney of directors and officers of Prosperity. Included on the signature page of this Form S-4 and incorporated herein by reference.

         99.1*   Consent of William H. Fagan, M.D.

         99.2*   Consent of Charles J. Howard, M.D.

         99.3*   Consent of Hoefer & Arnett, Incorporated

-----------------------------
*   Filed herewith.
+   Management contract or compensatory plan or arrangement.